As filed with the Securities and Exchange Commission on September 16, 2003

Registration No. 333-107843

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLIANT CORPORATION

(Exact name of registrant as specified in its charter)

Utah	2673	87-0496065
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

PLIANT CORPORATION INTERNATIONAL

(Exact name of registrant as specified in its charter)

Utah	2673	87-0473075
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

PLIANT FILM PRODUCTS OF MEXICO, INC.

(Exact name of registrant as specified in its charter)

Utah	2673	87-0500805
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

PLIANT SOLUTIONS CORPORATION

(Exact name of registrant as specified in its charter)

Utah	2673	87-0563872
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

PLIANT PACKAGING OF CANADA, LLC

(Exact name of registrant as specified in its charter)

Utah	2673	87-0580929
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

UNIPLAST HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	2673	13-3999589
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

UNIPLAST U.S., INC.

(Exact name of registrant as specified in its charter)

Delaware	2673	04-3199066
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

TUREX, INC.

(Exact name of registrant as specified in its charter)

Rhode Island	2673	05-0354901
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

PIERSON INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	2673	04-2692382
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

UNIPLAST MIDWEST, INC.

(Exact name of registrant as specified in its charter)

Indiana	2673	98-0166923
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1475 Woodfield Road, Suite 700

Schaumburg, Illinois 60173

(847) 969-3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward A. Lapekas

Chief Executive Officer

1475 Woodfield Road, Suite 700

Schaumburg, Illinois 60173

(847) 969-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Diane Pappas, Esq. Pliant Corporation 1475 Woodfield Road, Suite 700 Schaumburg, Illinois 60173 (847) 969-3300	Rosa A. Testani, Esq. O’Melveny & Myers LLP 30 Rockefeller Plaza New York, New York 10112 (212) 408-2400

Approximate date of commencement of proposed sale to the public:  As promptly as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box.  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such a date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 16, 2003

Prospectus

Pliant Corporation

Offer to exchange all outstanding 11 1/8% Senior Secured Notes due 2009 issued May 30, 2003 for 11 1/8% Senior Secured Notes due 2009 which have been registered under the Securities Act of 1933

The exchange offer

•	We will exchange all Old Notes that are validly tendered and not validly withdrawn for an equal principal amount of New Notes that are freely tradable.

•	You may withdraw tenders of Old Notes at any time prior to the expiration of this exchange offer.

•	This exchange offer expires at 5:00 p.m., New York City time, on 2003, unless we extend the offer.

The New Notes

•	The terms of the New Notes to be issued in this exchange offer are substantially identical to the Old Notes, except that the New Notes will be freely tradable by persons who are not affiliated with us.

•	No public market currently exists for the Old Notes. We do not intend to list the New Notes on any securities exchange and, therefore, no active public market is anticipated.

•	The New Notes, like the Old Notes, and the note guarantors’ obligations under the note guarantees will be secured, on a second-priority basis by our assets and those of our note guarantors that secure our obligations under our credit facilities on a first-priority basis.

•	The New Notes, like the Old Notes, will rank equally in right of payment with all of our existing and future senior debt and senior to all of our existing and future subordinated debt.

See “Risk factors” beginning on page 16 of this prospectus for a discussion of certain risks that you should consider before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003

EXPLANATORY NOTE

This registration statement covers the registration of $250,000,000 aggregate principal amount of our 11 1/8% Senior Secured Notes due 2009. These registered notes will be referred to as the New Notes and will be guaranteed by the note guarantors. The New Notes may be exchanged for an equal aggregate principal amount of our outstanding 11 1/8% Senior Secured Notes due 2009 issued May 30, 2003. The outstanding notes are referred to as the Old Notes and are also guaranteed by the note guarantors. The Old Notes, together with the New Notes, will be referred to as the Senior Secured Notes.

This registration statement also covers the registration of the Senior Secured Notes for resale by J.P. Morgan Securities Inc. in market-making transactions. The complete prospectus relating to this exchange offer for the Senior Secured Notes follows this explanatory note. Following this exchange offer prospectus are certain pages of the prospectus relating solely to the market-making transactions for the Senior Secured Notes, including an alternate front cover page, a section entitled “Risk factors—An active trading market may not develop for the Senior Secured Notes, which may make the Senior Secured Notes illiquid and adversely affect the market price quoted for the Senior Secured Notes” to be used in lieu of the section entitled “Risk factors—Your ability to transfer the New Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the New Notes,” and alternate sections entitled “Use of proceeds,” “Plan of distribution,” and “Legal matters.” In addition, the market-making prospectus will not include the following captions (or the information set forth under those captions) in this exchange offer prospectus: “Summary—Summary of the terms of the exchange offer,” “Risk factors—If you do not participate in this exchange offer, you will continue to hold unregistered Old Notes that are subject to transfer restrictions,” “The exchange offer,” “Description of the Senior Secured Notes—Registration rights” and “Certain United States federal income tax consequences.” All other sections of this exchange offer prospectus will be included in the market-making prospectus.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Market and industry data

All industry data presented in this prospectus are for the year ended December 31, 2002. Unless otherwise indicated, the market share and industry data used throughout this prospectus were obtained primarily from internal company surveys and management estimates based on these surveys and our management’s knowledge of the industry. We have not independently verified any of the data from third-party sources. Similarly, internal company surveys and management estimates, while we believe them to be reliable, have not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions “Risk factors” and “Disclosure regarding forward-looking statements” in this prospectus. Some of the industry data presented in this prospectus were obtained from the Flexible Packaging Association. Jack E. Knott II, our former Chief Executive Officer, was chairman of the Flexible Packaging Association at the time such industry data was prepared.

Important information

This prospectus refers to documents that are not delivered with this prospectus. These documents are available without charge to our security holders upon written or oral request. Security holders may request copies of documents referred to in this prospectus by writing or calling us at the following address or phone number:

Pliant Corporation

1475 Woodfield Road, Suite 700

Schaumburg, Illinois 60173

(847) 969-3300

Attention:  Corporate Secretary

i

SUMMARY

The following summary highlights certain material information contained elsewhere in this prospectus but does not contain all the information that may be important to you. You should read this entire prospectus and the documents to which we refer you before making an investment decision. You should carefully consider the information set forth under “Risk factors.” In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Disclosure regarding forward-looking statements.” In this prospectus, “we,” “us” and “our” refer to Pliant Corporation and its consolidated subsidiaries, unless the context otherwise references.

The company

We are one of North America’s leading manufacturers of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. We offer some of the most diverse product lines in the film industry and have achieved leading positions in many of these product lines. We operate 26 manufacturing and research and development facilities worldwide and we currently have approximately 1.0 billion pounds of annual production capacity. For the twelve months ended June 30, 2003, we generated net sales of $918.6 million and a net loss of $69.5 million.

The markets in which we operate are highly competitive, and our financial performance can be affected by economic downturns and other factors beyond our control, including fluctuations in interest rates, unscheduled plant shutdowns, increased operating costs, prices and supply of raw materials, product prices and regulatory developments. Further, as a result of our substantial indebtedness, a large portion of the cash provided by our operations must be used to pay interest expense. We have experienced losses in each of our last three fiscal years, including a net loss of $43.4 million in 2002, $2.1 million in 2001 and $50.8 million in 2000. In addition to the factors described above, our losses reflect significant restructuring charges, which we incurred in an effort to improve the efficiency of our operations.

Our products are sold into numerous markets for a wide variety of end uses. Our operations consist of four operating segments: Pliant U.S., Pliant Flexible Packaging, Pliant International and Pliant Solutions.

•	Our Pliant U.S. segment manufactures and sells films and other packaging products primarily in the United States. Our Pliant U.S. segment accounted for 61.0%, 63.2% and 63.1% of our net sales in 2002, 2001 and 2000, respectively. The principal products of our Pliant U.S. segment include personal care and medical films, converter films, agricultural films, stretch films and PVC films.

•	Our Pliant Flexible Packaging segment manufactures and sells printed film and packaging products primarily in the United States. Our Pliant Flexible Packaging segment accounted for 23.5%, 24.4% and 26.2% of our net sales in 2002, 2001 and 2000, respectively. The principal products of our Pliant Flexible Packaging segment include printed products and barrier films.

•	Our Pliant International segment manufactures and sells films and other flexible packaging products. The Pliant International segment has manufacturing operations located in Australia, Brazil, Canada, Germany and Mexico. These operations service Australia, Southeast Asia, Latin America, Canada, Europe and Mexico. In addition, our operation in Mexico provides the film for our Pliant Solutions segment. Our Pliant International segment accounted for 12.3%, 12.4% and 10.7% of our net sales in 2002, 2001 and 2000, respectively. The principal products of our Pliant International segment vary depending on the particular country or region and include personal care films, converter films, printed products, barrier films, stretch and shrink films and PVC films.

•	Our Pliant Solutions segment consists primarily of the consumer products business we acquired from Decora Industries, Inc. and its operating subsidiary, Decora Incorporated, in May 2002. Net sales of the Pliant Solutions segment since the acquisition date accounted for 3.2% of our net sales in 2002. Our Pliant Solutions segment markets and distributes decorative and surface coverings, including self-adhesive and non-adhesive coverings, primarily in the United States and Canada. We market these consumer products primarily under the Con-Tact® brand name, which is considered to be the most recognized brand of consumer decorative and surface coverings.

Our principal executive offices are located at 1475 Woodfield Road, Suite 700, Schaumburg, Illinois 60173, and our telephone number is (847) 969-3300.

Industry overview

We manufacture and sell a variety of plastic films and flexible packaging products. Flexible packaging is the largest end market for plastic films. The plastic film industry serves a variety of flexible packaging markets, as well as secondary packaging and non-packaging end use markets, including pharmaceutical, medical, personal care, household, industrial and agricultural film markets. According to the Flexible Packaging Association, the North American market for flexible packaging was approximately $20.4 billion in 2002 and has grown at a compound annual growth rate, or CAGR, of approximately 3.9% from 1992 to 2002. Many of our plastic films are flexible packaging products as defined by the Flexible Packaging Association. However, the flexible packaging market, as defined by the Flexible Packaging Association, does not include certain of the products we sell, such as agricultural films, and includes certain products we do not sell, such as wax papers and aluminum foils. We believe, however, that trends affecting the flexible packaging industry also affect the markets for many of our other products.

Flexible packaging is used to package a variety of products, particularly food, which accounts for approximately half of all flexible packaging shipments. Recent advancements in film extrusion and resin technology have produced new, sophisticated films that are thinner and stronger and have better barrier and sealant properties than other materials or predecessor films. These technological advances have facilitated the replacement of many traditional forms of rigid packaging with film-based, flexible packaging that is lighter, is lower in cost and has enhanced performance characteristics. For example, in consumer applications, stand-up pouches that use plastic films are now often used instead of paperboard boxes, glass jars and metal cans. In industrial markets, stretch and shrink films are often used instead of corrugated boxes and metal strapping to unitize, bundle and protect items during shipping and storage.

Our competitive strengths

Strong market positions.    We have leading market positions in many of our product lines. We are North America’s largest supplier of converter and frozen food films, its second largest supplier of films for the bread and bakery goods market and its third largest supplier of PVC films. We also maintain significant market shares in personal care and stretch films in North America. We attribute our market leadership primarily to our broad and innovative product lines, low-cost manufacturing capabilities, technological capabilities and well-established customer relationships.

Superior manufacturing capability.    We have modern and efficient manufacturing facilities. During the past three fiscal years, excluding acquisitions, we have invested a total of $171.3 million to expand, upgrade and maintain our asset base and information systems. With 26 plants, we are often able to allocate lines to specific products, resulting in fewer change-overs and more efficient use of production capacity. Our combination of manufacturing flexibility and efficiency enhances our ability to bring new technologies to the marketplace and meet the ever-increasing performance needs of our customers in a cost-effective manner.

Low-cost production.    We believe that our manufacturing costs are among the lowest in the industry because of: (a) economies of scale provided by our high volume production; (b) high plant utilization; (c) highly competitive pricing for resin and other raw materials, based on our significant purchasing requirements; (d) modern manufacturing equipment that minimizes resin requirements and waste; and (e) capital investment that has improved our technical capabilities and operating efficiencies.

Industry leading technology and product development capabilities.    Our research and development group provides the latest resin and extrusion technology to our manufacturing facilities and allows us to test new resins and process technologies. Our technical center in Newport News, Virginia has a pilot plant that allows the technical center to run commercial “scale-ups” for new products. We are able to use our broad product offerings and technology to transfer technological innovations from one market to another.

Well-established customer relationships.    Our films are components of flexible packaging for some of the largest food companies in the world, including household names such as General Mills, Interstate Bakeries (Wonder Bread), Kraft/Nabisco, Kroger, and Safeway. Our customers also include many of North America’s largest flexible packaging converters, such as Lawson Mardon, Pechiney, Printpack and Sonoco, and the largest national distributors of industrial films, Bunzl, Unisource, and Xpedx. In addition, we manufacture and supply film to some of the largest non-food film consumers in North America, including 3M, Baxter, Becton-Dickinson, Goodyear, Johnson & Johnson, Kimberly-Clark and Tyco/Kendall Healthcare.

Proven and committed management team.    We have assembled an outstanding management team at both our corporate and operating levels. At the corporate level, our senior management has extensive and varied experience in identifying, acquiring and integrating strategic businesses and in allocating capital, developing corporate strategy and bringing financial discipline to such businesses. At the operating level, our Executive and Senior Vice Presidents have an average of more than 20 years of industry experience.

Strategy

In order to continue to expand our business and increase our profitability, we continue to focus on developing new products and new markets and enhancing customer relationships. We have brought innovative technological advances to the marketplace through acquisitions, internal product development and purchasing or licensing technology from other film companies. We have long-standing relationships with customers who value product innovation and reliable supply and, consequently, exercise great care in establishing and maintaining their supplier relationships. We intend to continue to focus on meeting the increasingly complex packaging needs of our customers with our wide array of film and flexible packaging products and product development capabilities.

History

We were founded in 1992. We have combined strategic acquisitions, internal growth, product innovation and operational improvements to grow our business from net sales of $447.7 million in 1997 to $879.2 million in 2002. We have acquired and integrated numerous film and flexible packaging operations since 1992, including, most recently:

•	the August 2002 acquisition of the business of Roll-O-Sheets Canada Limited;

•	the May 2002 acquisition of the business of Decora Industries, Inc. and its operating subsidiary, Decora Incorporated; and

•	the July 2001 acquisition of Uniplast Holdings Inc. and its operating subsidiaries.

On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000 among us, our then existing stockholders and Southwest Industrial Films, LLC, an affiliate of J.P. Morgan Partners, LLC, whereby Southwest Industrial Films acquired majority control of our common stock. The total consideration paid in the recapitalization was approximately $1.1 billion, including transaction costs. In connection with the recapitalization, we restructured our indebtedness. We refinanced all amounts outstanding under our then existing credit facility and replaced it with amended and restated secured credit facilities.

As a result of the recapitalization and subsequent investments, J.P. Morgan Partners (BHCA), L.P. and its affiliates own approximately 55% of our outstanding common stock, 75% of our preferred stock warrants to purchase common stock and 59% of our outstanding preferred stock, subject to certain preemptive rights with respect to 10,000 shares of preferred stock issued on March 25, 2003. J.P. Morgan Partners (BHCA), L.P. and its affiliates have invested a total of approximately $238.0 million in our common and preferred stock (including warrants).

Recent developments

Issuance of Old Notes.    On May 30, 2003, we completed the sale of $250 million aggregate principal amount of 11 1/8% Senior Secured Notes due 2009 (the “Old Notes”). The Old Notes are our senior secured obligations and are guaranteed on a senior secured basis by all of our domestic restricted subsidiaries. The net proceeds from the sale of the Old Notes were used to repay borrowings under our credit facilities, which were amended in connection with the sale of the Old Notes.

Amendment to our credit facilities.    In connection with the issuance of the Old Notes, we entered into an amendment to our credit facilities, which permitted the issuance of the Senior Secured Notes and the second-priority liens securing the Senior Secured Notes and, among other things:

•	required the prepayment of revolving loans with the net proceeds received from the issuance of the Old Notes until $75.0 million (or, if less, all) of the revolving loans were paid;

•	required the prepayment of the tranche A term loans in an amount equal to 50% of the portion of such net proceeds not applied to the revolving loans and the prepayment of the tranche B term loans in an amount equal to 50% of the portion of such net proceeds not applied to the revolving loans (subject to the right of the tranche B term lenders to reject such prepayment, to the extent tranche A term loans remained, in which case such rejected prepayments were instead applied to the tranche A term loans); (A) with respect to the tranche A term loans, first, in direct order of maturities to reduce scheduled repayments of such loans through 2004, second, to reduce scheduled repayments of such loans ratably for 2005, and third, with the balance of such portion, if any, to reduce the remaining scheduled repayments of such loans ratably; and (B) with respect to the tranche B term loans, to reduce the remaining scheduled repayments of such loans ratably;

•	added Uniplast Holdings Inc. and its United States subsidiaries as borrowers under our credit facilities for up to $9.4 million of loans;

•	adjusted the terms pursuant to which J.P. Morgan Partners is required to purchase up to $25 million of additional equity securities to the extent necessary to enable us to meet certain leverage ratios;

•	added a new financial covenant based on the ratio of indebtedness under our credit facilities and certain qualified receivables financings to consolidated EBITDA; and

•	adjusted certain financial and negative covenants, including the leverage and interest coverage ratios.

We prepaid a total of $75.0 million of our revolving loans and $165 million of our term loans with the proceeds from the issuance of the Old Notes. Proposed tranche B payments of $22.8 million were rejected by tranche B lenders and applied to tranche A term loans. Accordingly, a total of $105.3 million was applied to tranche A term loans and $59.7 million was applied to tranche B term loans.

See “Description of credit facilities and other indebtedness—The credit facilities” for additional information about our credit facilities, as amended.

Senior management changes. On August 25, 2003, Edward A. Lapekas was appointed as our interim Chief Executive Officer, replacing Jack E. Knott as our Chief Executive Officer. We have entered into a consulting agreement with Mr. Lapekas and a separation agreement with Mr. Knott. In addition, on August 29, 2003, Elise H. Scroggs resigned as our Executive Vice President. We also entered into a separation agreement with Ms. Scroggs. See “Management—Employment Agreements.”

Summary of the terms of the exchange offer

On May 30, 2003, we completed the private offering of $250,000,000 aggregate principal amount of our 11 1/8% Senior Secured Notes due 2009. We and those of our subsidiaries that guaranteed the Old Notes entered into an exchange and registration rights agreement with the initial purchasers of the Old Notes. Under that agreement, we and our subsidiaries that guaranteed the Old Notes agreed to deliver to you this prospectus and to complete this exchange offer prior to 190 days after the date of original issuance of the Old Notes. You are entitled to exchange in this exchange offer your Old Notes for New Notes which are identical in all material respects to the Old Notes except that:

•	the New Notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the New Notes are not entitled to certain rights which are applicable to the Old Notes under the exchange and registration rights agreement; and

•	certain liquidated damages provisions are no longer applicable.

The exchange offer	We are offering to exchange up to $250,000,000 aggregate principal amount of our 11 1/8% Senior Secured Notes due 2009 which have been registered under the Securities Act for up to $250,000,000 aggregate principal amount of our 11 1/8% Senior Secured Notes which were issued on May 30, 2003 in the private offering. Old Notes may be exchanged only in integral multiples of $1,000.

Resales	Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the New Notes issued pursuant to this exchange offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you

	•	are acquiring the New Notes in the ordinary course of business, and have not engaged in, do not intend to engage in, and

	•	have no arrangement or understanding with any person to participate in, a distribution of the New Notes.

Each participating broker-dealer that receives New Notes for its own account pursuant to this exchange offer in exchange for the Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See “Plan of distribution.”

Any holder of the Old Notes who

	•	is our affiliate,

	•	does not acquire the New Notes in the ordinary course of its business, or

	•	tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of New Notes, cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.

Expiration date; Withdrawal of tender:
This exchange offer will expire at 5:00 p.m., New York City time, on , 2003 or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of Old Notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Conditions to this exchange offer	This exchange offer is subject to customary conditions, some of which we may waive. See “The exchange offer—Conditions to exchange offer.”

Procedures for tendering Old Notes
If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing and agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any New Notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

• if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such New Notes; and

• you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed delivery procedures
If you wish to tender your Old Notes and your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in this prospectus under “The exchange offer—Guaranteed delivery procedures.”

Effect on holders of Old Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the exchange and registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the exchange and registration rights agreement. If you are a holder of Old Notes and do not tender your Old Notes in this exchange offer, you will continue to hold such Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes in the indenture relating to the Old Notes, except for any rights under the exchange and registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Consequences of failure to exchange
All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the indenture relating to the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the Old Notes under the Securities Act.

Certain Federal income tax considerations	The exchange of Old Notes for New Notes in this exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain United States federal income tax consequences.”

Use of proceeds	We will not receive any cash proceeds from the issuance of the New Notes in this exchange offer.

Exchange agent	Wilmington Trust Company is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The exchange offer—Exchange agent.”

Summary of the terms of the Senior Secured Notes

The following summary contains basic information about the Senior Secured Notes and is not intended to be complete. For a more complete understanding of the Senior Secured Notes, please refer to the section entitled “Description of the Senior Secured Notes” in this prospectus.

Issuer	Pliant Corporation.

New Notes Offered	$250,000,000 aggregate principal amount of 11 1/8% Senior Secured Notes due 2009.

Maturity	September 1, 2009.

Interest payment dates

March 1 and September 1

Holders of Old Notes whose Old Notes are accepted for exchange in this exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from September 1, 2003, the most recent date to which interest on the Old Notes was paid, to the date of issuance of the New Notes. Interest on the New Notes will accrue from September 1, 2003, the most recent date to which interest on the Old Notes was paid. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on March 1, 2004, which will be the first interest payment date following consummation of this exchange offer, that they would have received if they had not accepted this exchange offer.

Optional redemption	On or after June 1, 2007, we may redeem some or all of the Senior Secured Notes at the redemption prices listed in the section entitled “Description of the Senior Secured Notes—Optional redemption.” Prior to such date, we may not redeem the Senior Secured Notes, except as described in the following paragraph.

At any time prior to June 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the Senior Secured Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 111.125% of the principal amount thereof, plus accrued interest, so long as (a) at least 65% of the original aggregate amount of the Senior Secured Notes remains outstanding after each such redemption and (b) any such redemption by us is made within 120 days of such equity offering.

Guarantees	The Senior Secured Notes will be fully and unconditionally guaranteed, on a senior secured basis, by each of our existing and future domestic restricted subsidiaries and, to the extent that they also guarantee any debt (other than a foreign subsidiary that guarantees debt of another foreign subsidiary), by each of our existing and future foreign restricted subsidiaries. If we fail to make payments on the Senior Secured Notes, our subsidiaries that are note guarantors must make them instead.

Collateral	Our obligations under the Senior Secured Notes and the note guarantors’ obligations under the note guarantees will be secured, on a second-priority lien basis by:

• all of the capital stock or other equity interests of our existing and future domestic subsidiaries and 65% of the capital stock or other equity interests of our existing and future first-tier foreign subsidiaries owned directly by us or our domestic subsidiaries but, in each case, only to the extent that the aggregate principal amount, par value, book value as carried by us or market value (whichever is greatest), of any capital stock, equity interests or other securities of any such subsidiary is not greater than 19.99% of the aggregate principal amount of Senior Secured Notes outstanding; and

•	substantially all of the other assets that are held by us or any of the note guarantors, but only to the extent that any of our or any such note guarantor’s obligations under our credit facilities, certain interest rate protection and other hedging agreements and certain cash management arrangements or any designated future indebtedness are secured by a first-priority lien thereon.

The lenders under our credit facilities and the holders of certain interest rate protection and other hedging obligations and certain cash management obligations benefit from, and all other indebtedness that we incur in the future and designate as first-priority lien indebtedness will benefit from, first-priority liens on the collateral. See “Description of the Senior Secured Notes—Security.”

Intercreditor agreement	Pursuant to an intercreditor agreement, the liens securing the Senior Secured Notes will be expressly second in priority to all liens that secure (1) obligations under our senior bank facilities, (2) any other future indebtedness permitted to be incurred under the indenture governing the Senior Secured Notes that we designate as first-priority lien indebtedness and (3) certain obligations under interest rate protection and other hedging agreements and certain cash management obligations. Pursuant to the intercreditor agreement, the second-priority liens securing the Senior Secured Notes may not be enforced at any time when any obligations secured by first-priority liens are outstanding, except for certain limited exceptions. Any release of all first-priority liens upon any collateral approved by holders of the first-priority liens shall also release the second-priority liens securing the Senior Secured Notes on the same collateral (subject to certain limited exceptions); provided, that after giving effect to the release, obligations secured by the first-priority liens on the remaining collateral remain outstanding. Amendments or waivers of the first-priority lien collateral documents approved by the holders of the first-priority liens shall also be effective as to the second-priority lien collateral documents securing the Senior Secured Notes. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full in cash and the commitments with respect thereto are terminated.

Sharing of second-priority lien
In addition to the additional indebtedness that may be secured by the first-priority liens on the collateral as described above, any future indebtedness permitted to be incurred under the indenture governing the Senior Secured Notes may be secured by liens upon any or all of the collateral securing the Senior Secured Notes, on an equal and ratable basis with the second-priority liens securing the Senior Secured Notes.

Ranking	The Senior Secured Notes will rank:

• equally in right of payment to all of our existing and future senior debt, including debt under our credit facilities;

• senior in right of payment to all of our existing and future subordinated indebtedness;

•	effectively junior to (i) our obligations under our credit facilities and any other existing and future obligations secured by a first-priority lien on the collateral securing the Senior Secured Notes to the extent of the value of such collateral and (ii) our obligations under our credit facilities and any other existing and future obligations that are secured by a lien on assets that are not part of the collateral securing the Senior Secured Notes, to the extent of the value of such assets; and

	•	structurally subordinated to all liabilities, including trade payables, of our subsidiaries that are not guarantors, which generated 15.4% of our net sales in 2002.

Similarly, the note guarantees will rank:

	•	equally in right of payment to all of the applicable guarantor’s existing and future senior debt, including obligations of the applicable guarantor under our credit facilities;

	•	senior in right of payment to all of the applicable guarantor’s existing and future subordinated debt; and

	•	effectively junior to (i) the applicable guarantor’s obligations under our credit facilities and any other existing and future obligations secured by a first-priority lien on the collateral securing the Senior Secured Notes to the extent of the value of such collateral and (ii) the applicable guarantor’s obligations under our credit facilities and any other existing and future obligations that are secured by a lien on assets that are not part of the collateral securing the Senior Secured Notes, to the extent of the value of such assets.

As of June 30, 2003, including the issuance of the Senior Secured Notes and the use of proceeds therefrom:

	•	we had approximately $469.6 million of senior debt including the Senior Secured Notes, of which $219.6 million principal amount was secured by first-priority liens on the collateral (which amount does not include the remaining availability of $88.3 million under our revolving credit facility after giving effect to outstanding letters of credit and current borrowing limitations under our indentures);

	•	we had $320 million principal amount of subordinated debt, consisting of our 13% Senior Subordinated Notes due 2010 (referred to herein as the “Senior Subordinated Notes”); and

	•	our subsidiaries that are not guarantors of the Senior Secured Notes would have had $50.8 million of liabilities, including trade payables, excluding liabilities owed to us.

Subject to certain conditions, the indenture relating to the Senior Secured Notes permits us to incur additional debt, including debt that may be secured by first-priority and second-priority liens on the collateral.

Change of control	Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the Senior Secured Notes as described above, you will have the right to require us to repurchase all or a portion of your Senior Secured Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. See “Description of the Senior Secured Notes—Change of control” and “Risk factors.”

Certain covenants	We will issue the New Notes under the same indenture governing the Old Notes. The indenture governing the Senior Secured Notes contains covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:

	•	borrow money;

	•	make distributions, redeem equity interests or redeem subordinated debt;

	•	make investments;

	•	use assets as security in other transactions;

	•	sell assets;

	•	guarantee other debt;

	•	enter into agreements that restrict dividends from subsidiaries;

	•	sell capital stock of subsidiaries;

	•	incur liens;

	•	merge or consolidate; and

	•	enter into transactions with affiliates.

These covenants are subject to a number of important exceptions. For more details, see “Description of the Senior Secured Notes—Certain covenants.”

Risk factors

Investing in the Senior Secured Notes involves substantial risk. You should carefully consider all the information contained in this prospectus and, in particular, should consider carefully the factors set forth under the caption “Risk factors” before making an investment in the Senior Secured Notes.

Summary financial data

The following table sets forth summary financial data for the fiscal years ended December 31, 2000, 2001 and 2002, for the six months ended June 30, 2002 and as of and for the six months ended June 30, 2003 and for the twelve months ended June 30, 2003. The summary financial data for the years ended December 31, 2000, 2001 and 2002 have been summarized from our consolidated financial statements and are qualified in their entirety by reference to our consolidated financial statements. The summary financial data for the six months ended June 30, 2002 and as of and for the six months ended June 30, 2003 and for the twelve months ended  June 30, 2003 have been derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for those periods. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year or any future period. You should read the following summary financial data together with “Capitalization,” “Selected financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

(Dollars in millions)	Years ended December 31,				Six months ended June 30,			Twelve months ended June 30,
	2000	2001		2002	2002		2003	2003(7)
					(unaudited)			(unaudited)
Statement of operations data:
Net sales	$843.8	$840.4		$879.2	$427.7		$467.1	$918.6
Cost of sales	696.7	665.1		714.5	340.4		388.1	762.1

Gross profit	147.1	175.3		164.7	87.3		79.0	156.5
Total operating expenses(1)	132.7	101.1		136.6	50.6		54.9	141.0

Operating income	14.4	74.2		28.1	36.7		24.1	15.5
Interest expense(2)	(68.5)	(76.0)		(75.3)	(35.9)		(47.2)	(86.6)
Loss on extinguishment of debt(3)	(18.7)	—		—	—		—	—
Other income (expense), net	0.3	6.5		2.3	1.0		1.8	3.1

Income (loss) before income taxes	(72.5)	4.7		(44.9)	1.8		(21.3)	(68.0)
Income tax expense (benefit)	(21.7)	6.8		(1.5)	1.9		4.9	(1.5)

Net income (loss)	$(50.8)	$(2.1)		$(43.4)	$(0.1)		$(26.2)	$(69.5)

Other financial data:
EBITDA(4)	$35.5	$127.7		$77.3	$60.6		$50.5	$67.1
Net cash provided by (used in) operating activities	60.3	30.3		43.6	20.6		(33.2)	(10.2)
Net cash provided by (used in) investing activities	(65.6)	(87.3)		(55.2)	(42.5)		(10.7)	23.4
Net cash provided by (used in) financing activities	0.3	55.0		12.4	28.5		46.0	29.9
Depreciation and amortization	39.5	47.0		46.9	22.9		24.5	48.5
Restructuring and other costs(1)	19.4	(4.6)		43.1	6.2		8.6	45.5
Non-cash stock-based compensation expense	2.6	7.0		—	—		—	—
Capital expenditures	65.6	56.4		49.2	22.0		10.7	38.0
Ratio of earnings to fixed charges(5)	—	1.1	x	—	1.1	x	—	—

(Dollars in millions)
Balance sheet data at June 30, 2003 (unaudited):
Cash and cash equivalents	$5.1
Working capital	105.0
Total assets	870.3
Total debt	782.6
Total liabilities	989.5
Redeemable preferred stock(6)	173.6
Redeemable common stock	13.0
Stockholders’ equity (deficit)	(305.7)

(1)	Total operating expenses for the six months ended June 30, 2003 include $8.6 million for restructuring and other costs. These costs include $5.3 million for plant closing costs related to the closure of our facilities in Merced, California and Shelbyville, Indiana, production rationalization costs for our plant in Toronto, Canada and the relocation costs of certain lines from our Merced plant and Fort Edward plant to other facilities. These costs also include $3.3 million related to the present value of future lease payments on two buildings that we do not currently occupy. In connection with the 2001 restructuring plan, we vacated and subleased these facilities in 2001. During the first quarter of 2003, the sublessees defaulted on the subleases. Total operating expenses for the six months ended June 30, 2002 include $6.2 million for restructuring and other costs. These costs primarily include costs of relocating production lines from the plants acquired and closed as a result of the acquisition of Uniplast Holdings, Inc.
Total operating expenses for 2002 include $43.1 million of restructuring and other costs, including $19.2 million related to the closure of our plant in Merced, California, a portion of our plant in Shelbyville, Indiana, a part of our plant in Toronto, Canada, one of our plants in Mexico, and our Fort Edward, New York facility (acquired as part of the Decora acquisition). In addition, these costs reflect $7.9 million for the costs of relocating several of our production lines related to plant closures and costs associated with production rationalizations at several plants. Total operating expenses for 2002 also include $7.4 million related to severance costs, including benefits for several company-wide workforce reduction programs that were completed in 2002. An $8.6 million charge for the impairment of goodwill on our Pliant International segment is also reflected in total operating expenses for 2002.
Total operating expenses for 2001 include $7.0 million of non-cash stock-based compensation expense, $3.0 million of restructuring and other costs, $4.0 million for expenses related to the relocation of our corporate headquarters, $6.0 million of fees and expenses relating to our supply chain cost initiative, and a $3.0 million increase in depreciation expenses relating primarily to the purchase of a new computer system. In addition, total operating expenses for 2001 include a credit for $7.6 million related to the reversal of the previously accrued charge for the closure of our Harrington plant. In 2001, we decided not to proceed with our previously announced closure of our Harrington plant. Total operating expenses for 2000 include $10.8 million of costs related to the recapitalization and related transactions, $10.8 million of fees and expenses relating to our supply chain cost initiative, $19.4 million of restructuring and other costs, $7.1 million of costs related to the relocation of our corporate headquarters and a reduction in force, and $2.6 million of non-cash stock-based compensation expense.
(2)	After giving effect to the issuance of the Senior Secured Notes and the use of proceeds therefrom, we would have had interest expense of $92.0 million for the twelve months ended June 30, 2003. The estimated issuance costs of $10.0 million relating to the issuance of the Senior Secured Notes will be amortized to interest expense as a non-cash charge on an effective interest method basis until the maturity of the Senior Secured Notes.
(3)	In 2000, we refinanced most of our long-term debt and recorded a loss to write-off unamortized deferred debt issuance costs. In addition, during 2000, we recorded a loss related to our tender offer for our 9 1/8% senior subordinated notes due 2007. The amount presented has been reclassified from an extraordinary item due to the adoption of SFAS 145.
(4)	EBITDA reflects income before interest expense, income taxes, depreciation and amortization. We believe that EBITDA information enhances an investor’s understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to utilize cash for other purposes. EBITDA does not represent and should not be considered as an alternative to net income or cash flows from operating activities as determined by U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies. In addition, there may be contractual, legal, economic or other reasons which may prevent us from satisfying principal and interest obligations with respect to our indebtedness and may require us to allocate funds for other purposes. A reconciliation of EBITDA to net cash provided by operating activities as set forth in our consolidated statements of cash flows is as follows:

	Years ended December 31,			Six months ended June 30,		Twelve months ended June 30,
(Dollars in millions)	2000	2001	2002	2002	2003	2003
				(unaudited)		(unaudited)
EBITDA	$35.5	$127.7	$77.3	$60.6	$50.5	$67.1
Adjustments:
Interest expense	(68.5)	(76.0)	(75.3)	(35.9)	(47.2)	(86.6)
Income tax (expense) benefit	21.7	(6.8)	1.5	(1.9)	(4.9)	(1.5)
Amortization/write-off of deferred financing costs	1.4	2.7	3.7	1.4	7.6	10.0
Deferred income taxes	(25.8)	3.0	(5.4)	(1.6)	1.0	(2.8)
Change in provision for accounts receivable	(0.2)	0.3	2.6	—	—	2.9
Non-cash compensation expense related to stock options	2.6	7.0	—	—	—	—
Discount on stockholder note receivable	0.3	—	—	—	—	—
Non-cash plant closing costs	14.8	(7.6)	14.2	—	3.3	17.5
Write-down of impaired goodwill	—	—	8.6	—	—	8.6
(Gain) loss on disposal of assets	0.5	(0.4)	0.4	(0.1)	0.1	0.6
Loss on extinguishment of debt	18.7	—	—	—	—	—
Minority interest	—	0.3	(0.1)	—	—	(0.2)
Change in operating assets and liabilities, net of effects of acquisitions	59.3	(19.9)	16.1	(1.9)	(43.6)	(25.8)

Net cash provided by (used in) operating activities	$60.3	$30.3	$43.6	$20.6	$(33.2)	$(10.2)

EBITDA for the periods shown includes extraordinary items, restructuring and other costs, non-cash compensation costs, inventory writedowns and other non-cash charges, relocation and workforce reduction expenses, company-wide supply chain costs initiative and costs related to the 2000 recapitalization transaction. See “Management’s discussion and analysis of financial condition and results of operations.”

(5)	For purposes of this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and (iii) an allocation of one-third of the rental expense from operating leases, which we consider to be a reasonable approximation of the interest factor of operating lease payments. For the six months ended June 30, 2003, earnings were insufficient to cover fixed charges by approximately $21.4 million. In 2000 and 2002, earnings were insufficient to cover fixed charges by approximately $72.5 million and $44.9 million, respectively. For the twelve months ended June 30, 2003, earnings were insufficient to cover fixed charges by approximately $68.0 million.
(6)	The amount presented includes proceeds of $141.0 million from the issuance of preferred stock in 2000, 2001 and 2003, plus the accrued and unpaid dividends of $62.5 million, less the unamortized discount due to detachable preferred stock warrants and unamortized issuance costs totaling $29.9 million.
(7)	The summary financial data for the twelve months ended June 30, 2003 was derived from our unaudited financial statements for the quarters ended September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003.

Risk factors

The risks below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. All of the following risks could affect our business, financial condition or results of operations. In such a case, you may lose all of or a part of your original investment. You should carefully consider the risks described below as well as other information and data included in this prospectus before participating in this exchange offer.

Risks related to the Senior Secured Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the Senior Secured Notes.

We are highly leveraged, which means that we have a large amount of indebtedness relative to our stockholders’ deficit. We are highly leveraged particularly in comparison to some of our competitors.

As of June 30, 2003, we had the following credit statistics:

As of June 30, 2003
(dollars in millions)
Total debt	$782.6
Redeemable preferred stock	173.6
Redeemable common stock	13.0
Stockholders’ equity (deficit)	(305.7)

Our ratio of earnings to fixed charges is a broad measure of how well our earnings from operations cover interest expense and other fixed charges. For purposes of this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and (iii) an allocation of one-third of the rental expense from operating leases, which we consider to be a reasonable approximation of the interest factor of operating lease payments. For the six months ended June 30, 2003, earnings were insufficient to cover fixed charges by approximately $21.4 million. On a pro forma basis, after giving effect to the issuance of the Senior Secured Notes and the use of proceeds therefrom, our earnings for the six months ended June 30, 2003 were insufficient to cover fixed charges by approximately $28.2 million. In 2000 and 2002, our earnings were insufficient to cover fixed charges by approximately $72.5 million and $44.9 million, respectively. For the twelve months ended June 30, 2003, earnings were insufficient to cover fixed charges by approximately $68.0 million. These deficits indicate that it may be difficult for us to generate sufficient earnings to cover fixed charges in future years.

Our high degree of leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the Notes;

•	certain of our borrowings, including borrowings under our credit facilities, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and to withstand competitive pressures, putting us at a competitive disadvantage; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth and productivity improvement programs.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Senior Secured Notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

After giving effect to payments made through June 30, 2003, our estimated debt service for the remainder of 2003 is approximately $38.4 million, consisting solely of interest payments.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. These factors include:

•	fluctuations in interest rates;

•	unscheduled plant shutdowns;

•	increased operating costs;

•	prices and supply of raw materials; and

•	product prices and regulatory developments.

We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Disclosure regarding forward-looking statements” and “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Senior Secured Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit facilities and indentures restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of credit facilities and other indebtedness” and “Description of the Senior Secured Notes.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.

Certain of our borrowings, including borrowings under our credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. After giving effect to the issuance of the Senior Secured Notes and the use of the proceeds therefrom and after accounting for the effect of our interest rate hedge agreements, an increase of 1.0% in the interest rates payable on our variable rate indebtedness would increase our 2003 estimated debt service requirements by approximately $0.2 million.

Accordingly, an increase in interest rates from current levels could cause our annual debt service obligations to increase significantly.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the Senior Secured Notes.

Any default under the agreements governing our indebtedness, including a default under our credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Senior Secured Notes and substantially decrease the market value of the Senior Secured Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indentures and our credit facilities), we could be in default under the terms of the agreements governing such indebtedness, including our credit facilities and our indentures governing the Senior Subordinated Notes and the Senior Secured Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. For the third quarter ended September 30, 2000, we entered into an amendment to our credit facilities to avoid being in default under our leverage ratio financial covenant. Effective April 2, 2002, we entered into an amendment to our credit facilities which, among other changes, further revised our leverage and interest coverage ratio financial covenants. Effective September 30, 2002, we entered into an amendment to our credit facilities which, among other changes, further revised our leverage and interest coverage ratio financial covenants. Effective March 24, 2003, we entered into an amendment to our credit facilities which, among other changes, further adjusted the leverage and interest coverage ratios, required us to issue $10 million of equity securities and use the proceeds to reduce our term debt and required us to obtain a commitment for the purchase of up to $25 million of additional equity securities to the extent necessary to enable us to comply with our leverage ratio or the target senior debt leverage ratio specified in the amendment at the end of any calendar quarter or fiscal year ending on or before December 31, 2004. Effective May 22, 2003, we entered into an amendment to our credit facilities which, among other things, further revised our leverage ratio and interest coverage ratio to ease our covenant obligations, added a first-lien leverage ratio covenant and adjusted the terms pursuant to which J.P. Morgan Partners is required to purchase the additional equity securities referenced above. If our operating performance declines we may in the future need to obtain waivers from the required lenders under our credit facilities to avoid being in default. If we breach our covenants under the credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the credit facilities and the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of credit facilities and other indebtedness” and “Description of the Senior Secured Notes.”

We may not be able to repurchase the Senior Secured Notes upon a change of control.

We may not be able to repurchase the Senior Secured Notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our credit facilities from repurchasing all of the Old Notes tendered by holders upon a change of control. Upon a change of control, we must offer to repurchase all of the outstanding Senior Secured Notes at 101% of the principal amount thereof, plus accrued interest to the date of repurchase. This change of control provision may not necessarily protect holders of the Senior Secured Notes if we engage in a highly leveraged transaction or certain other transactions involving us or our subsidiaries. See “Description of credit facilities and other indebtedness” and “Description of the Senior Secured Notes—Change of control.”

We will rely significantly on the funds received from our subsidiaries to meet our debt service obligations on the Senior Secured Notes, but our subsidiaries may not be able to distribute sufficient funds to us.

Although we are an operating company, a significant amount of our revenue is generated by our subsidiaries. For the year ended December 31, 2002, 21% of our net sales was generated by our subsidiaries. As a result, our ability to pay interest on the Senior Secured Notes and to satisfy our other debt service obligations will depend significantly on our receipt of dividends or other intercompany transfers of funds from our operating subsidiaries. The payment of dividends to us by our subsidiaries is contingent upon the earnings of those subsidiaries and subject to various business considerations as well as certain contractual provisions which may restrict the payment of dividends and distributions and the transfer of assets to us. See “Description of credit facilities and other indebtedness” and “Description of the Senior Secured Notes—Certain covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries.” In the event of bankruptcy, liquidation or reorganization of our subsidiaries, claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims as the holder of the equity of our subsidiaries.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

The holders of the Senior Secured Notes have the benefit of the full and unconditional guarantees of the guarantors. However, the guarantees by our subsidiary guarantors are limited to the maximum amount which the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of the guarantors. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under the guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular subsidiary guarantee if it is released under certain circumstances described under “Description of the Senior Secured Notes—The note guarantees.”

Releases of the guarantees of the Senior Secured Notes may be controlled by the collateral agent under our credit facilities.

The Senior Secured Notes will be guaranteed by each of our existing and future domestic restricted subsidiaries and, to the extent that they also guarantee any debt (other than a foreign subsidiary that guarantees debt of another foreign subsidiary), by each of our existing and future foreign restricted subsidiaries. Under the terms of the indenture, a guarantee of the Senior Secured Notes made by a note guarantor will be released without any action on the part of the trustee or any holder of Senior Secured Notes if the collateral agent under our credit facilities releases the guaranty of the obligations under our credit facilities made by that note guarantor (unless the note guarantor remains a guarantor of our other debt). Additional releases of the guarantees of the Senior Secured Notes are permitted under some circumstances. See ”Description of the Senior Secured Notes—note guarantees.”

There may not be sufficient collateral to pay all or any of the Senior Secured Notes.

Indebtedness under our credit facilities, certain interest rate protection and other hedging agreements, certain obligations in respect of cash management services and any other future indebtedness permitted to be incurred by us or the note guarantors under the indenture that is designated by us as first-priority lien secured indebtedness (referred to herein as the “First Priority Lien Obligations”) are secured on a first-priority basis, by substantially all of our assets and the assets of our domestic subsidiaries, 100% of the capital stock and other equity interests of all of our existing and future domestic subsidiaries and 65% of the capital stock and other equity interests of all of our existing and future first-tier foreign subsidiaries. The Senior Secured Notes are secured by a second-priority lien on the assets that secure the First Priority Lien Obligations, except that the Senior Secured Notes may only be secured by a portion of the capital stock and other equity interests that secure the First Priority Lien Obligations. In addition, the second-priority lien securing the Senior Secured Notes on such collateral is subject to release as described more fully below. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future domestic subsidiary, the assets that are pledged as shared collateral securing the First Priority Lien Obligations and the Senior Secured Notes must be used first to pay the First Priority Lien Obligations in full before making any payments on the Senior Secured Notes.

At June 30, 2003, after giving pro forma effect to the issuance of the Senior Secured Notes and the use of proceeds therefrom, there would have been $219.6 million of indebtedness outstanding relating to the First Priority Lien Obligations. The indenture governing the Senior Secured Notes allows an unlimited amount of indebtedness to be secured by a lien on the collateral securing the Senior Secured Notes on either a first-priority basis or on an equal and ratable basis with the Senior Secured Notes, provided that, in each case, such indebtedness or other obligation could be incurred under the indenture. Any additional obligations secured by a lien on the collateral securing the Senior Secured Notes (whether senior to or equal with the second- priority lien of the Senior Secured Notes) will dilute the value of the collateral securing the Senior Secured Notes.

In addition, because a portion of the collateral consists of pledges of a portion of the stock of our first-tier foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the Senior Secured Notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the first-priority liens.

No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the Senior Secured Notes could be impaired in the future as a result of the changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the Senior Secured Notes, in full or at all, after first satisfying our obligations in full under the First Priority Lien Obligations and any other obligations secured by a first-priority lien on the collateral.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Senior Secured Notes. Any claim for the difference between the amount, if any realized by holders of the Senior Secured Notes from the sale of the collateral securing the Senior Secured Notes and the obligations under the Senior Secured Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Holders of Senior Secured Notes will not control decisions regarding collateral.

The holders of the First Priority Lien Obligations control substantially all matters related to the collateral securing the First Priority Lien Obligations and the Senior Secured Notes pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, at any time that the First Priority Lien Obligations are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the First Priority Lien Obligations, and the trustee on behalf of the holders of the Senior Secured Notes, will not have the ability to control or direct such actions, even if the rights of the holders of the Senior Secured Notes are adversely affected. Additional releases of collateral from the second-priority lien securing the Senior Secured Notes are permitted under some circumstances. Any release of all first-priority liens upon any collateral approved by the holders of the first-priority liens shall also release the second-priority liens securing the Senior Secured Notes on the same collateral; provided that, after giving effect to the release, obligations secured by the first-priority liens on the remaining collateral remain outstanding. See “Description of the Senior Secured Notes—Security” and “Description of the Senior Secured Notes—Amendment, supplement and waiver.”

Furthermore, the security documents allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the Senior Secured Notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the second priority lien securing the Senior Secured Notes only to the extent such proceeds would otherwise constitute “collateral” securing the Senior Secured Notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the Senior Secured Notes would be reduced and the Senior Secured Notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the Senior Secured Notes and, with the proceeds from such sale, purchase assets in Mexico which we transfer to one of our foreign subsidiaries, the holders of the Senior Secured Notes would not receive a security interest in the assets purchased in Mexico and transferred to our foreign subsidiary because the pool of assets which constitutes collateral securing the Senior Secured Notes under the security documents excludes assets owned by our foreign subsidiaries.

The capital stock and assets securing the Senior Secured Notes will automatically be released from the second priority lien and no longer be deemed to be collateral to the extent the pledge of such collateral would require the filing of separate financial statements for any of our subsidiaries with the SEC.

The indenture governing the Senior Secured Notes and the security documents will provide that, to the extent that any rule is adopted, amended or interpreted which would require the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that such subsidiary’s capital stock, other securities or assets secure the Senior Secured Notes, then such capital stock, other securities or assets will automatically be deemed not to be part of the collateral securing the Senior Secured Notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of Senior Secured Notes, to the extent necessary to release the second priority liens on such capital stock, other securities or assets. As a result, holders of the Senior Secured Notes could lose all or a portion of their security interest in the collateral if any such rule comes into effect.

Rights of holders of Senior Secured Notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the Senior Secured Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of the repossession of disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Secured Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Senior Secured Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Senior Secured Notes after first paying First Priority Lien Obligations, the holders of the Senior Secured Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Rights of holders of Senior Secured Notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interests in the collateral securing the Senior Secured Notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that we will inform the trustee or the collateral agent of the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The Trustee will not monitor the future acquisition of property and rights that constitute collateral, or take action to perfect the security interest in such acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Senior Secured Notes against third parties.

The Senior Secured Notes are structurally subordinated in right of payment to the indebtedness of those of our subsidiaries that are not guaranteeing the Senior Secured Notes and, if the guarantees are deemed unenforceable, to those of our guarantor subsidiaries, and the remaining assets of such subsidiaries may not be sufficient to make any payments on the Senior Secured Notes.

The Senior Secured Notes are effectively subordinated to all liabilities of our subsidiaries which are not guarantors. In addition, although the guarantees provide the holders of the Senior Secured Notes with a direct claim as a creditor against the assets of the subsidiary guarantors, the guarantees may not be enforceable as described in more detail below. If the guarantees by the subsidiary guarantors are not enforceable, the Senior Secured Notes would be effectively subordinated to all liabilities of the subsidiary guarantors, including trade payables. As a result of being effectively subordinated to the liabilities of a subsidiary, if there was a dissolution, bankruptcy, liquidation or reorganization of such subsidiary, the holders of the Senior Secured Notes would not receive any amounts with respect to the Senior Secured Notes until after the payment in full of the claims of creditors of such subsidiary.

Our subsidiaries that are not guarantors generated 15.4% of our net sales for the year ended December 31, 2002. As of December 31, 2002, our subsidiaries that are not guarantors accounted for 12.2% of our total assets and had total liabilities (excluding liabilities owed to us) of $57.1 million. As of June 30, 2003, our subsidiaries that are not guarantors would have had total liabilities (excluding liabilities owed to us) of $50.8 million and our subsidiaries that are guarantors would have had total liabilities (excluding liabilities owed to us and guarantees of our credit facilities, the Senior Subordinated Notes and the Senior Secured Notes) of $14.7 million.

Federal and state fraudulent transfer laws permit a court to void the Senior Secured Notes and the guarantees, and if that occurs, you may not receive any payments on the Senior Secured Notes.

Our issuance of the Senior Secured Notes and the issuance of the Guarantees by our subsidiary guarantors may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Senior Secured Notes or a Guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our subsidiary guarantors were or was insolvent, or rendered insolvent, by reason of such transactions;

•	paying the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, be unable to pay debts as they matured.

If a court were to find that the issuance of the Senior Secured Notes or a Guarantee was a fraudulent conveyance, the court could avoid the payment obligations under the Senior Secured Notes or such guarantee or further subordinate the Senior Secured Notes or such guarantee to presently existing and future indebtedness of ours or of such guarantor, or require the holders of the Senior Secured Notes to repay any amounts received with respect to the Senior Secured Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Senior Secured Notes. Further, the avoidance of the Senior Secured Notes could result in an event of default with respect to our other debt and that of our subsidiaries, which could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts was greater than the fair value of all its assets;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities as they become due; or

•	it cannot pay its debts as they become due.

Your ability to transfer the New Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the New Notes.

The New Notes are a new issue of securities for which there is no established public market. We do not intend to have the New Notes listed on a national securities exchange or automated dealer quotation system. J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Credit Suisse First Boston LLC have advised us that they intend to make a market in the New Notes as permitted by applicable laws and regulations; however, they are not obligated to make a market in the New Notes, and they may discontinue their market-making activities at any time without notice. In addition, because J.P. Morgan Securities Inc. is our affiliate, it will be required to deliver a market-making prospectus when effecting offers and sales of the New Notes. If we are unable to maintain a current market-making prospectus, J.P. Morgan Securities Inc. may be required to discontinue its market-making activities without notice. Therefore, we cannot assure you that an active market for the New Notes will develop or, if developed, that it will continue. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. We cannot assure you that the market, if any, for the New Notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your New Notes.

If you do not participate in this exchange offer, you will continue to hold unregistered Old Notes that are subject to transfer restrictions.

We will only issue New Notes in exchange for Old Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you are eligible to participate in this exchange offer and do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate this exchange offer, you will continue to hold Old Notes that are subject to the existing transfer restrictions and you will no longer have any registration rights or be entitled to any additional interest with respect to the Old Notes. In addition:

•	if you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes; and

•	if you are broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those New Notes,

We have agreed that, for a period of 180 days after this exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the New Notes. After this exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes outstanding.

Risks related to our business

A sudden increase in resin prices or the loss of a key resin supplier could lead to increased costs and lower profit margins.

We use large quantities of polyethylene, PVC, polypropylene and other resins in manufacturing our products. For the year ended December 31, 2002 and the six months ended June 30, 2003, resin costs comprised approximately 62% and 65%, respectively, of our total manufacturing costs. Significant increases in the price of resins would increase our costs, reduce our operating margins and impair our ability to service our debt unless we were able to pass all of the increase on to our customers. The price of resins is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas feedstocks. Since the resins used by us are derived from petroleum and natural gas, the instability in the world markets for petroleum and natural gas could adversely affect the prices of our raw materials and their general availability. We may not be able to pass such increased costs on to customers. In addition, we rely on certain key suppliers of resin for most of our resin supply. Some of this resin has characteristics proprietary to the supplier. The loss of a key source of supply, our inability to obtain resin with desired proprietary characteristics, or a delay in shipments could adversely affect our revenues and profitability and force us to purchase resin in the open market at higher prices. We may not be able to make such open market purchases at prices that would allow us to remain competitive. See “Management’s discussion and analysis of financial condition and results of operations” and “Business—Raw materials.”

Over the past several months, we have experienced a period of extreme uncertainty with respect to resin supplies and prices. High crude oil and natural gas pricing, resulting in part from harsh winter weather conditions in the eastern United States and uncertainties regarding the situation with Iraq, have had a significant impact on the price and supply of resins. During the same period, many major suppliers of resin have announced price increases to cover their increases in feedstock costs. While the prices of our products generally fluctuate with the price of resins, certain of our customers have contracts that limit our ability to pass the full cost of higher resin pricing through to our customers immediately. Further, competitive conditions in our industry may make it difficult for us to sufficiently increase our selling prices for all customers to reflect the full impact of increases in raw material costs. If this period of high resin pricing continues, we may be unable to pass on the entire effect of these price increases to our customers, which would adversely affect our profitability and working capital. In addition, further increases in crude oil and natural gas prices could make it difficult for us to obtain an adequate supply of resin from manufacturers affected by these factors.

We operate in highly competitive markets and our customers may not continue to purchase our products, which could lead to our having reduced revenues and loss of market share.

The markets in which we operate are highly competitive on the basis of service, product quality, product innovation and price. Small and medium-sized manufacturers that compete primarily in regional markets service a large portion of the film and flexible packaging market, and there are relatively few large national manufacturers. In addition to competition from many smaller competitors, we face strong competition from a number of large film and flexible packaging companies. Some of our competitors are substantially larger, are more diversified, and have greater resources than we have, and, therefore, may have certain competitive advantages.

If we lose one or more of our major customers, our results of operations and our ability to service our indebtedness could be adversely affected.

Although no single customer accounted for more than 10% of our net sales for the year ended December 31, 2002, we are dependent upon a limited number of large customers with substantial purchasing power for a significant percentage of our sales. Our top ten customers accounted for approximately 27.6% of our net sales in 2002. Several of our largest customers satisfy some of their film requirements by manufacturing film themselves. The loss of one or more major customers, or a material reduction in sales to these customers as a result of competition from other film manufacturers, insourcing of film requirements or other factors, would have a material adverse effect on our results of operations and on our ability to service our indebtedness. See “Management’s discussion and analysis of financial condition and results of operations” and “Business—Products, markets and customers.”

Our ongoing efforts to achieve cost savings may not improve our operating results.

We regularly evaluate our operations in order to identify potential cost savings. From time to time, we implement plant restructurings or other initiatives designed to improve the efficiency of our operations and reduce our costs. These initiatives may not result in cost savings, however, particularly if our estimates and assumptions relating to the anticipated cost savings prove to be incorrect. Further, even if a cost savings initiative is successful, we may not be able to improve our operating results as a result of other factors discussed in the prospectus, many of which are beyond our control, such as a reduction in the demand for our products or increases in raw material costs.

We may not be able to adequately protect our intellectual property, which could cause our revenues to decrease.

We rely on patents, trademarks and licenses to protect our intellectual property, which is significant to our business. We also rely on unpatented proprietary know-how, continuing technological innovation and other trade secrets to develop and maintain our competitive position. We routinely seek to protect our patents, trademarks and other intellectual property, but our precautions may not provide meaningful protection against competitors or protect the value of our trademarks. In addition to our own patents, trade secrets and proprietary know-how, we license from third parties the right to use some of their intellectual property. We routinely enter into confidentiality agreements to protect our trade secrets and proprietary know-how. However, these agreements may be breached, may not provide meaningful protection or may not contain adequate remedies for us if they are breached.

Future acquisitions may not be successfully integrated with our business and could cause our revenues to decrease, operating costs to increase or reduce cash flows, which in turn could adversely affect our ability to service our indebtedness.

We expect to continue to make acquisitions as opportunities arise within the constraints of our credit facilities, as amended. However, without the consent of the lenders under our credit facilities, we cannot make an acquisition under the terms of our credit facilities unless our leverage ratio will be equal to or less than 4.0 to 1.0 after the acquisition is completed. Our efforts to integrate businesses acquired in the future may not result in increased profits. Difficulties encountered in any transition and integration process for newly acquired companies could cause revenues to decrease, operating costs to increase or reduce cash flows, which in turn could adversely affect our ability to service our indebtedness.

Our operations outside of the United States are subject to additional currency exchange, political, investment and other risks that could hinder us from making our debt service payments, increase our operating costs and adversely affect our results of operations.

We operate facilities and sell products in several countries outside the United States. Our operations outside the United States include plants and sales offices in Mexico, Canada, Germany, Australia and Brazil. As a result, we are subject to risks associated with selling and operating in foreign countries which could have an adverse affect on our financial condition and results of operations, our operating costs and our ability to make payments on our debt obligations, including our ability to make payments on the Senior Secured Notes and certain borrowings under our credit facilities. These risks include devaluations and fluctuations in currency exchange rates, unstable political conditions, imposition of limitations on conversion of foreign currencies into U.S. dollars and remittance of dividends and other payments by foreign subsidiaries. The imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, hyperinflation in certain foreign countries, and restrictions on investments and other restrictions by foreign governments could also have a negative effect on our business and profitability.

We are controlled by J.P. Morgan Partners, LLC and its interests as an equity holder may conflict with yours as a creditor.

As of September 1, 2003, affiliates of J.P. Morgan Partners, LLC owned approximately 55% of our outstanding common stock, 75% of our preferred stock warrants to purchase common stock and 59% of our outstanding preferred stock, subject to certain preemptive rights with respect to 10,000 shares of preferred stock issued on March 25, 2003. Subject to certain limitations contained in the stockholders’ agreement among us, our stockholders, and holders of our preferred stock warrants, J.P. Morgan Partners, LLC, through its affiliate, controls us. The interests of J.P. Morgan Partners, LLC may not in all cases be aligned with your interests as a holder of the Senior Secured Notes.

If we do not maintain good relationships with our employees, our business could be adversely affected by a loss of revenues, increased costs or reduced profitability.

Although we consider our current relations with our employees to be good, if major work disruptions were to occur, our business could be adversely affected by, for instance, a loss of revenues, increased costs or reduced profitability. As of June 30, 2003, we had approximately 3,200 employees, of which approximately 1,000 employees were subject to a total of 12 collective bargaining agreements that expire on various dates between February 19, 2004 and March 7, 2007. We have had one labor strike in the United States in our history, which occurred at our Chippewa Falls, Wisconsin plant in March 2000 and lasted approximately two weeks. In October 2001, we entered into a five year agreement with the union representing the approximately 150 employees at our Chippewa Falls, Wisconsin manufacturing plant. We also had a temporary work stoppage at our Australia facility in 2001 that lasted approximately 30 days.

The cost of complying with federal and state environmental laws could be significant and increase our operating costs.

Complying with existing and future environmental laws and regulations that affect our business could impose material costs and liabilities on us. Our manufacturing operations are subject to certain federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to periodic environmental inspections and monitoring by governmental enforcement authorities. We could incur substantial costs, including fines and civil or criminal sanctions, as a result of actual or alleged violations of environmental laws. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal. Violations of environmental permits can also result in substantial fines and civil or criminal sanctions. The ultimate costs under environmental laws and the timing of such costs are difficult to predict and potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future.

Risks related to our prior auditors

Arthur Andersen LLP, our former auditors, audited certain financial information included in this prospectus. In the event such financial information is later determined to contain false statements, you may be unable to recover damages from Arthur Andersen LLP.

Arthur Andersen LLP completed its audit of our financial statements as of December 31, 2001 and for the two years then ended and issued its report with respect to such financial statements on January 28, 2002. Subsequently, Arthur Andersen was convicted of obstruction of justice for activities relating to its previous work for Enron Corp.

In May 2002 both our audit committee and our board of directors approved the appointment of Ernst & Young LLP as our independent public accountants to audit our financial statements for fiscal year 2002. Ernst & Young replaced Arthur Andersen, which had served as our independent auditors since 1997. We had no disagreements required to be disclosed pursuant to Item 304 of Regulation S-K with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure. Arthur Andersen audited the financial statements that we include in this prospectus as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, as set forth in its report herein. We include these financial statements in reliance on the authority of Arthur Andersen as experts in giving said reports.

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion in this prospectus of its report with respect to the consolidated financial statements and financial statement schedule of Pliant Corporation included in this prospectus as of December 31, 2001 and for the two years then ended, as required by Section 7 of the Securities Act of 1933. Accordingly, we have dispensed with the requirement to file such consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion of its report in this prospectus, you may have no effective remedy against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen, or any omissions to state a material fact required to be stated therein.

Arthur Andersen has stopped conducting business before the SEC and has limited assets available to satisfy the claims of creditors. As a result, you may be limited in your ability to recover damages from Arthur Andersen under federal or state law if it is later determined that there are false statements contained in this prospectus relating to or contained in financial data audited by Arthur Andersen.

Disclosure regarding forward-looking statements

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings “Summary,” “Management’s discussion and analysis of financial condition and results of operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. But, management’s expectations, beliefs and projections may not result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading “Risk factors.” As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

•	general economic and business conditions, particularly an economic downturn;

•	industry trends;

•	increases in our leverage;

•	interest rate increases;

•	changes in our ownership structure;

•	raw material costs and availability, particularly resin;

•	competition;

•	the loss of any of our major customers;

•	changes in demand for our products;

•	new technologies;

•	changes in distribution channels or competitive conditions in the markets or countries where we operate;

•	costs of integrating any future acquisitions;

•	loss of our intellectual property rights;

•	foreign currency fluctuations and devaluations and political instability in our foreign markets;

•	changes in our business strategy or development plans;

•	availability, terms and deployment of capital;

•	availability of qualified personnel; and

•	increases in the cost of compliance with laws and regulations, including environmental laws and regulations.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Use of proceeds

We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange Old Notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

The net proceeds of the issuance and sale of the Old Notes was approximately $240 million after deducting fees and expenses. We used the proceeds to repay indebtedness outstanding under our credit facilities as follows:

•	$105.3 million on the tranche A term loans which would have matured on May 31, 2006 (of which $114.9 million was outstanding as of May 12, 2003) and bore interest at the rate of 5.375% per annum;

•	$59.7 million on the tranche B term loans which would have matured on May 31, 2008 (of which $245.5 million was outstanding as of May 12, 2003) and bore interest at the rate of 6.125% per annum; and

•	$75.0 million under our revolving credit facility which matures on May 31, 2006 (of which $75.4 million was outstanding at May 12, 2003) and bore interest at a weighted average rate of 6.6% per annum.

Capitalization

The following table sets forth our capitalization as of June 30, 2003.

June 30, 2003 (unaudited)
(Dollars in millions)
Cash and cash equivalents	$5.1

Total debt:
Credit facilities
Revolving credit facility(1)	$—
Tranche A facility and Mexico facility	33.8
Tranche B facility	185.8
13% Senior subordinated notes due 2010	312.0
11 1/8% Senior secured notes due 2009	250.0
Obligations under capital leases and other	1.0

Total debt	782.6
Redeemable preferred stock	173.6
Redeemable common stock	13.0
Stockholders’ deficit	(305.7)

Total capitalization	$663.5

(1)	The amount shown does not include $6.4 million of outstanding letters of credit that reduce available borrowings under our revolving credit facility.

The exchange offer

Purpose and effect of this exchange offer

We and the guarantors of the Old Notes have entered into an exchange and registration rights agreement with the initial purchasers in the private placement offering of the Old Notes in which we and the note guarantors agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the Old Notes for New Notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to cause this exchange offer to be consummated within 190 days following the date of original issuance of the Old Notes. The New Notes will have terms substantially identical to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the exchange and registration rights agreement. The Old Notes were issued on May 30, 2003.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Old Notes and keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if pursuant to any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC do not permit us to effect this exchange offer as contemplated by the exchange and registration rights agreement;

•	if any Old Notes validly tendered in this exchange offer are not exchanged for New Notes within 190 days after the original issuance date of the Old Notes;

•	if the initial purchasers of the Old Notes so request (but only with respect to any Old Notes not eligible to be exchanged for New Notes in this exchange offer);

•	if any holder of the Old Notes is not permitted to participate in this exchange offer; or

•	if any holder of New Notes received in this exchange offer notifies us that it must deliver a prospectus in connection with any resale of the New Notes and this prospectus is not legally available for delivery.

Each holder of Old Notes that wishes to exchange Old Notes for transferable New Notes in this exchange offer will be required to make the following representations:

•	any New Notes will be acquired in the ordinary course of its business;

•	such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes; and

•	such holder is not our “affiliate,” as defined in Rule 405 of the Securities Act.

Resale of New Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that New Notes issued in this exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such New Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such New Notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of New Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned “Plan of distribution” for more details regarding the transfer of New Notes.

Terms of this exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes surrendered under this exchange offer. Old Notes may be tendered only in integral multiples of $1,000.

The form and terms of the New Notes will be substantially identical to the form and terms of the Old Notes except the New Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the exchange and registration rights agreement to file, and cause to be effective, a registration statement. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Notes. Consequently, both series will be treated as a single class of debt securities under the indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $250,000,000 aggregate principal amount of the Old Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old Notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Old Notes.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us and delivering New Notes to such holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain conditions to the exchange offer.”

Holders who tender Old Notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. It is important that you read the section labeled “—Fees and expenses” below for more details regarding fees and expenses incurred in this exchange offer.

Expiration date; Extensions; Amendments

This exchange offer will expire at 5:00 p.m., New York City time on             , 2003, unless we extend it in our sole discretion.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify, in writing or by public announcement, the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes;

•	to extend this exchange offer or to terminate this exchange offer and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under “—Certain conditions to the exchange offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the exchange and registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Notes. If we amend this exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain conditions to the exchange offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and we may terminate this exchange offer as provided in this prospectus before accepting any Old Notes for exchange if in our reasonable judgment:

•	the New Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made:

•	the representations described under “—Purpose and effect of the exchange offer”, “—Procedures for tendering” and “Plan of distribution”, and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the New Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any Old Notes by giving oral or written notice of such extension to the registered holders of the Old Notes. During any such extensions, all Old Notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of this exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for tendering

Only a holder of Old Notes may tender such Old Notes in this exchange offer. To tender in this exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive Old Notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Old Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Old Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or Old Notes to the Issuer. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Notes; either:

•	make appropriate arrangements to register ownership of the Old Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of Old Notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Note tendered pursuant thereto is tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Old Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the Old Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal or transmitting the agent’s message, each tendering holder of Old Notes will represent to us that, among other things:

•	any New Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the New Notes;

•	if the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such New Notes; and

•	the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of ours.

Book entry transfer

The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their Old Notes according to the guaranteed delivery procedures described below.

Guaranteed delivery procedures

Holders wishing to tender their Old Notes but whose Old Notes are not immediately available or who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered Old Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under “— Exchange agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn (including the principal amount of such Old Notes); and

•	where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “— Procedures for tendering” above at any time on or prior to the expiration date.

Exchange agent

Wilmington Trust Company has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Overnight Delivery

Wilmington Trust Company

Corporate Trust Reorg Services

1100 North Market Street

Wilmington, Delaware 19890-1615

Attn: Aubrey Rosa

For Delivery by Registered or Certified Mail:

Wilmington Trust Company

Corporate Trust Reorg Services

PO Box 8861

Wilmington, Delaware 19899-8861

Attn: Aubrey Rosa

For Delivery by Hand:

Wilmington Trust Company

Corporate Trust Reorg Services

1100 North Market Street

Wilmington, Delaware 19890-1615

Attn: Aubrey Rosa

By Facsimile Transmission

(for eligible institutions only):

(302) 636-4145

Confirm facsimile by telephone only:

(302) 636-6472

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

•	certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their Old Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of failure to exchange

Holders of Old Notes who do not exchange their Old Notes for New Notes under this exchange offer will remain subject to the restrictions on transfer applicable to the Old Notes:

•	as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the Old Notes.

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, New Notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the New Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the New Notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will record the direct incremental expenses of this exchange offer as debt issuance costs. This exchange offer is being completed as a result of a requirement in the indenture and the exchange and registration rights agreement entered into at the time of the original issuance of the Old Notes and, as such, is a continuation of the debt issuance costs of the Old Notes issuance. Incremental costs will consist of attorney and accounting fees incurred as a result of completing this exchange offer and will be capitalized as debt issuance costs and amortized over the life of the Senior Secured Notes.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

Selected financial data

The following table sets forth selected financial data as of and for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 and as of and for the six months ended June 30, 2002 and 2003. The selected financial data have been summarized from our consolidated financial statements and are qualified in their entirety by reference to, and should be read in conjunction with, such consolidated financial statements, “Capitalization” and “Management’s discussion and analysis of financial condition and results of operations.” The selected financial data as of and for the six months ended June 30, 2002 and 2003 have been derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for those periods. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year or any future period.

	Years ended December 31,					Six months ended June 30,
(Dollars in millions)	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Statement of operations data:
Net sales	$681.1	$813.7	$843.8	$840.4	$879.2	$427.7	$467.1
Cost of sales	561.6	655.7	696.7	665.1	714.5	340.4	388.1

Gross profit	119.5	158.0	147.1	175.3	164.7	87.3	79.0
Total operating expenses(1)	70.1	82.0	132.7	101.1	136.6	50.6	54.9

Operating income	49.4	76.0	14.4	74.2	28.1	36.7	24.1
Interest expense(2)	(37.5)	(44.0)	(68.5)	(76.0)	(75.3)	(35.9)	(47.2)
Loss on extinguishment of debt(3)	—	—	(18.7)	—	—	—	—

Other income (expense), net	(0.8)	0.4	0.3	6.5	2.3	1.0	1.8

Income (loss) before income taxes and discontinued operations	11.1	32.4	(72.5)	4.7	(44.9)	1.8	(21.3)
Income tax expense (benefit)	8.6	14.1	(21.7)	6.8	(1.5)	1.9	4.9

Income (loss) before discontinued operations	2.5	18.3	(39.5)	(2.1)	(43.4)	(0.1)	(26.2)
Income from discontinued operations(4)	0.6	—	—	—	—	—	—
Gain on sale of discontinued operations(4)	5.2	—	—	—	—	—	—
Net income (loss)	$8.3	$18.3	$(50.8)	$(2.1)	$(43.4)	$(0.1)	$(26.2)

Other financial data:
EBITDA(5)	$81.5	$111.4	$35.5	$127.7	$77.3	$60.6	$50.5
Net cash provided by operating activities	45.5	51.4	60.3	30.3	43.6	20.6	(33.2)
Net cash used in investing activities	(314.8)	(46.0)	(65.6)	(87.3)	(55.2)	(42.5)	(10.7)
Net cash provided by financing activities	275.9	(16.7)	0.3	55.0	12.4	28.5	46.0
Depreciation and amortization	27.1	35.0	39.5	47.0	46.9	22.9	24.5
Restructuring and other costs(1)	4.9	2.5	19.4	(4.6)	43.1	6.2	8.6
Non-cash stock-based compensation expense	—	0.8	2.6	7.0	—	—	—
Capital expenditures	52.1	35.7	65.6	56.4	49.2	(22.0)	(10.7)
Ratio of earnings to fixed charges(6)	1.3x	1.7x	—	1.1x	—	1.1x	—

	December 31,					June 30,
(Dollars in millions)	1998	1999	2000	2001	2002	2002	2003
						(unaudited)	(unaudited)
Balance sheet data (at period end):
Cash and cash equivalents	$19.2	$9.1	$3.1	$4.8	$1.6	$12.1	$5.1
Working capital	93.4	103.8	57.6	58.4	45.8	85.3	105.0
Total assets	734.3	769.0	785.0	851.7	853.2	901.8	870.3
Total debt	524.9	510.4	687.4	713.3	736.4	741.7	782.6
Total liabilities	662.5	675.4	885.9	903.0	960.1	957.1	989.5
Redeemable preferred stock(7)	—	—	88.7	126.1	150.8	138.1	173.6
Redeemable common stock	1.2	2.9	16.5	16.8	13.0	16.3	13.0
Stockholders’ equity (deficit)	70.6	90.7	(206.0)	(194.5)	(270.9)	(209.8)	(305.7)

(1)	Total operating expenses for the six months ended June 30, 2003 include $8.6 million for restructuring and other costs. These costs include $5.3 million for plant closing costs related to the closure of our facilities in Merced, California and Shelbyville, Indiana, production rationalization costs for our plant in Toronto, Canada and the relocation costs of certain lines from our Merced plant and Fort Edward plant to other facilities. These costs also include $3.3 million related to the present value of future lease payments on two buildings that we do not currently occupy. In connection with the 2001 restructuring plan, we vacated and subleased these facilities in 2001. During the first quarter of 2003, the sublessees defaulted on the subleases. Total operating expenses for the six months ended June 30, 2002 include $6.2 million for restructuring and other costs. These costs primarily include costs of relocating production lines from the plants acquired and closed as a result of the acquisition of Uniplast Holdings, Inc.
Total operating expenses for 2002 include $43.1 million of restructuring and other costs, including $19.2 million related to the closure of our plant in Merced, California, a portion of our plant in Shelbyville, Indiana, a part of our plant in Toronto, Canada, one of our plants in Mexico, and our Fort Edward, New York facility (acquired as part of the Decora acquisition). In addition, these costs reflect $7.9 million for the costs of relocating several of our production lines related to plant closures and costs associated with production rationalizations at several plants. Total operating expenses for 2002 also include $7.4 million related to severance costs, including benefits for several company-wide workforce reduction programs that were completed in 2002. A $8.6 million charge for the impairment of goodwill on our Pliant International segment is also reflected in total operating expenses for 2002.
Total operating expenses for 2001 include $7.0 million of non-cash stock-based compensation expense, $3.0 million of restructuring and other costs, $4.0 million for expenses related to the relocation of our corporate headquarters, $6.0 million of fees and expenses relating to our supply chain cost initiative, and a $3.0 million increase in depreciation expenses relating primarily to the purchase of a new computer system. In addition, total operating expenses for 2001 include a credit for $7.6 million related to the reversal of the previously accrued charge for the closure of our Harrington plant. In 2001, we decided not to proceed with our previously announced closure of our Harrington plant. Total operating expenses for 2000 include $10.8 million of costs related to the recapitalization and related transactions, $10.8 million of fees and expenses relating to our supply chain cost initiative, $19.4 million of restructuring and other costs, $7.1 million of costs related to the relocation of our corporate headquarters and a reduction in force, and $2.6 million of non-cash stock-based compensation expense.
(2)	After giving effect to the issuance of the Senior Secured Notes and the use of proceeds therefrom, we would have had interest expense of $92.0 million for the twelve months ended June 30, 2003. The estimated issuance costs of $10.0 million relating to the issuance of the Senior Secured Notes will be amortized to interest expense as a non-cash charge on an effective interest method basis until the maturity of the Senior Secured Notes.
(3)	In 2000, we refinanced most of our long-term debt and recorded a loss to write-off unamortized deferred debt issuance costs. In addition, during 2000, we recorded a loss related to our tender offer for our 9 1/8% senior subordinated notes due 2007. The amount presented has been reclassified from an extraordinary item due to the adoption of SFAS 145.
(4)	In 1998, we sold our entire interest in our foam products operations, which were operated exclusively in Europe. The financial position and results of operations of this separate business segment are reflected as discontinued operations for the applicable years presented.

(5)	EBITDA reflects income before interest expense, income taxes, depreciation and amortization. We believe that EBITDA information enhances an investor’s understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and to utilize cash for other purposes. EBITDA does not represent and should not be considered as an alternative to net income or cash flows from operating activities as determined by U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies. In addition, there may be contractual, legal, economic or other reasons which may prevent us from satisfying principal and interest obligations with respect to our indebtedness and may require us to allocate funds for other purposes. A reconciliation of EBITDA to net cash provided by operating activities as set forth in our consolidated statements of cash flows is as follows:

	Years ended December 31,					Six months ended June 30,
(Dollars in millions)	1998	1999	2000	2001	2002	2002	2003
						(unaudited)	(unaudited)
EBITDA	$81.5	$111.4	$35.5	$127.7	$77.3	$60.6	$50.5
Adjustments:
Interest expense	(37.5)	(44.0)	(68.5)	(76.0)	(75.3)	(35.9)	(47.2)
Income tax (expense) benefit	(8.6)	(14.1)	21.7	(6.8)	1.5	(1.9)	(4.9)
Amortization of deferred financing costs	—	—	1.4	2.7	3.7	1.4	7.6
Deferred income taxes	7.0	7.1	(25.8)	3.0	(5.4)	(1.6)	1.0
Change in provision for accounts receivable	(1.7)	(0.5)	(0.2)	0.3	2.6	—	—
Non-cash compensation expense related to stock options	—	0.8	2.6	7.0	—	—	—
Discount on stockholder note receivable	—	—	0.3	—	—	—	—
Non-cash plant closing costs	—	—	14.8	(7.6)	14.2	—	3.3
Write-down of impaired goodwill and property, plant and equipment	1.3	1.4	—	—	8.6	—	—
(Gain) loss on disposal of assets and discontinued operations	(4.9)	—	0.5	(0.4)	0.4	(0.1)	0.1
Loss on extinguishment of debt	—	—	18.7	—	—	—	—
Minority interest	—	—	—	0.3	(0.1)	—	—
Change in operating assets and liabilities, net of effects of acquisitions	8.4	(10.7)	59.3	(19.9)	16.1	(1.9)	(43.6)

Net cash provided by (used in) operating activities	$45.5	$51.4	$60.3	$30.3	$43.6	$20.6	$(33.2)

EBITDA for the periods shown includes extraordinary items, restructuring and other costs, non-cash compensation costs, inventory writedowns and other non-cash charges, relocation and workforce reduction expenses, company-wide supply chain costs initiative and costs related to the 2000 recapitalization transaction. See “Management’s discussion and analysis of financial condition and results of operations.”

(6)	For purposes of this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and (iii) an allocation of one-third of the rental expense from operating leases, which we consider to be a reasonable approximation of the interest factor of operating lease payments. For the six months ended June 30, 2003, earnings were insufficient to cover fixed charges by approximately $21.4 million. In 2000 and 2002, earnings were insufficient to cover fixed charges by approximately $72.5 million and $44.9 million, respectively.
(7)	The amount presented for June 30, 2003 includes proceeds of $141.0 million from the issuance of preferred stock in 2000, 2001 and 2003, plus the accrued and unpaid dividends of $62.5 million, less the unamortized discount due to detachable preferred stock warrants and unamortized issuance costs totaling $29.9 million.

Management’s discussion and analysis of  financial condition and results of operations

The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations. This analysis should be read in conjunction with the consolidated financial statements and notes which appear elsewhere in this prospectus. This section contains certain “forward-looking statements” within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under “Disclosure regarding forward-looking statements” and “Risk factors” and elsewhere in this prospectus.

All references in this section to the consolidated financial statements or condensed consolidated financial statements and related notes included elsewhere in this prospectus refer to those of Pliant Corporation and its subsidiaries.

General

We generate our revenues, earnings and cash flows from the sale of film and flexible packaging products throughout the world. We manufacture these products at 26 facilities located in the United States, Australia, Brazil, Canada, Germany and Mexico. Our sales have grown primarily as a result of strategic acquisitions made over the past several years, increased levels of production at acquired facilities, return on capital expenditures and the overall growth in the market for film and flexible packaging products. In addition, as discussed below under “Acquisitions in 2002 and 2001,” we recently acquired a consumer products business that manufactures and sells products under the Con-Tact® brand name.

Acquisitions in 2002 and 2001

In August 2002, we purchased substantially all of the assets and assumed certain liabilities of the business of Roll-O-Sheets Canada Limited (“Roll-O-Sheets”). The Roll-O-Sheets business consists of one plant in Barrie, Canada engaged in the conversion and sale of PVC and polyethylene film for the food industry. In addition, the business includes the distribution of purchased polyester film, polypropylene food trays and other food service products.

In May 2002, we acquired substantially all of the assets and assumed certain liabilities of Decora Industries, Inc. and its operating subsidiary, Decora Incorporated (collectively, “Decora”), a New York based manufacturer and reseller of printed, plastic films, including plastic films and other consumer products sold under the Con-Tact® brand name. Our purchase of Decora’s assets was approved by the United States Bankruptcy Court. The initial purchase price was approximately $18 million. The purchase price was negotiated with the creditors committee and was paid in cash using borrowings from our existing revolving credit facility. The assets purchased consisted of one plant in Fort Edward, New York, and related equipment used by Decora primarily to print, laminate and convert films into adhesive shelf liner. We have substantially completed the process of closing the Decora plant in Fort Edward, New York and have moved the production to our facilities in Mexico and Danville, Kentucky. The final purchase price after adjustments totaled $23.2 million.

In July 2001, we acquired 100% of the outstanding stock of Uniplast Holdings, Inc. (“Uniplast”), a manufacturer of multi-layer packaging films, industrial films and cast-embossed films, with operations in the United States and Canada, for an initial purchase price of approximately $56.0 million in cash and equity. In connection with the acquisition of Uniplast, we announced a plan to close three of Uniplast’s six plants, move certain purchased assets to other locations and terminate certain of the sales, administration and technical employees of Uniplast. All three of these plants were closed in 2001 and sold in the first six months of 2002. The final purchase price after adjustments totaled $59.3 million.

We expect to continue to make acquisitions as opportunities arise within the constraints of our credit facilities, as amended. However, without the consent of the lenders under our credit facilities, we cannot make an acquisition under the terms of our amended credit facilities unless our leverage ratio will be equal to or less than 4.0 to 1.0 after the acquisition is completed.

Critical accounting policies

In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial position in the preparation of financial statements in conformity with generally accepted accounting principles. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe the following discussion addresses our most critical accounting policies. These policies require management to exercise judgments that are often difficult, subjective and complex due to the necessity of estimating the effect of matters that are inherently uncertain.

Revenue recognition.    Sales revenue is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the price is fixed and determinable and collection of the related receivable is probable, which is generally at the time of shipment.

We have several rebate programs with certain of our customers and a cash discount program on accounts receivable. These costs are estimated at the time of sale and are reported as a reduction to sales revenue. Periodic adjustments are made as a part of our ongoing evaluation of all receivable related allowances.

Accounts receivable.    We evaluate accounts receivable on a quarterly basis and review any significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience. Although there is a greater risk of uncollectibility in an economic downturn, we believe, based on past history and proven credit policies, that the net accounts receivable as of June 30, 2003 are of good quality.

Goodwill and other identifiable intangible assets.    Goodwill associated with the excess purchase price over the fair value of assets acquired is currently not amortized. We have determined that certain of our trademarks have indefinite lives, and thus they are not amortized. This is in accordance with Statements of Financial Accounting Standards No. 142 effective for fiscal years beginning after December 15, 2001. Goodwill and trademarks are currently tested annually for impairment or more frequently if circumstances indicate that they may be impaired. Other identifiable intangible assets, such as customer lists, and other intangible assets are currently amortized on the straight-line method over their estimated useful lives. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may be less than the undiscounted cash flows.

Retirement plans.    We value retirement plan assets and liabilities based on assumptions and actuarial valuations. Assumptions for the retirement plans are subject to the occurrence of future events, which are out of our control and could differ materially from the amounts currently reported.

Insurance.    Our insurance for worker’s compensation and employee-related health care benefits are covered using high deductible insurance policies. A third-party administrator is used to process such claims. We require all worker’s compensation claims to be reported within 24 hours. As a result, we accrue our worker’s compensation liability based upon the claim reserves established by the third-party administrator each month. Our employee health insurance benefit liability is based on our historical claims experience rate. Our earnings would be impacted to the extent actual claims vary from historical experience. We review our accruals associated with the exposure to these liabilities for adequacy at the end of each reporting period.

Deferred taxes.    We record deferred tax assets and liabilities for the differences in the carrying amounts of assets and liabilities for financial and tax reporting purposes. Deferred tax assets include amounts for net operating loss, foreign tax credit and alternative minimum tax credit carryforwards. Valuation allowances are recorded for amounts that management believes are not recoverable in future periods.

Recent accounting pronouncements

In April 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Under Statement 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Upon adoption of Statement No. 145, gains and losses on the extinguishment of debt will no longer be classified as an extraordinary item and any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Accounting Principles Board Opinion 30 for classification as an extraordinary item shall be reclassified. The provisions of this Statement related to the rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. We adopted this Statement on January 1, 2003 and reclassified amounts related to the extinguishment of debt in 2000 that were previously reported as an extraordinary item in the consolidated financial statements.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The primary difference between this Statement and Issue No. 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. We adopted this Statement on January 1, 2003. This Statement did not have any impact on our consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51” (the “Interpretation”). The Interpretation introduces a new consolidation model which determines control and consolidation based on potential variability in gains and losses of the entity being evaluated for consolidation. The Interpretation applies to variable interest entities created after January 31, 2003, and to variable interest entities in which a company obtains an interest after that date. The Interpretation applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which a company holds a variable interest that it acquired before February 1, 2003. We are currently evaluating the impact of the Interpretation on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This standard is effective for financial instruments entered into or modified after May 31, 2003. We are currently evaluating the impact of this Statement on our consolidated financial statements.

Results of operations

The following table sets forth the amount of certain statement of operations items and such amounts as a percentage of net sales, for the periods indicated.

	Six months ended June 30,				Year ended December 31,
(Dollars in millions)	2003		2002		2002		2001		2000
Net sales	$467.1	100.0%	$427.7	100.0%	$879.2	100.0%	$840.4	100.0%	$843.8	100.0%
Cost of sales	388.1	83.1	340.4	79.5	714.5	81.3	665.1	79.2	696.7	82.6

Gross profit	79.0	16.9	87.3	20.5	164.7	18.7	175.3	20.8	147.1	17.4
Operating expenses before restructuring and other costs	46.3	9.9	44.4	10.4	93.5	10.6	105.7	12.6	113.3	13.4
Restructuring and other costs	8.6	1.8	6.2	1.4	43.1	4.9	(4.6)	(0.6)	19.4	2.3

Total operating expenses	54.9	11.7	50.6	11.8	136.6	15.5	101.1	12.0	132.7	15.7

Operating income	$24.1	5.2%	$36.7	8.7%	$28.1	3.2%	$74.2	8.8%	$14.4	1.7%

Six Months Ended June 30, 2003 Compared with the Six Months Ended June 30, 2002

Net sales.    Net sales increased by $39.4 million, or 9.2%, to $467.1 million for the six months ended  June 30, 2003 from $427.7 million for the six months ended June 30, 2002. The increase was primarily due to  a 10.9% increase in average selling prices and an additional 4-1/2 months of sales from our Pliant Solutions business. The increase in net sales was partially offset by a 2.7% aggregate decrease in sales volume, excluding our Pliant Solutions business. Our average selling prices increased primarily due to increases in our raw material costs. See “Operating Segment Review” below for a detailed discussion of sales volumes and selling prices by segment and division.

Gross profit.    Gross profit decreased by $8.3 million, or 9.5%, to $79.0 million for the six months ended June 30, 2003, from $87.3 million for the six months ended June 30, 2002. This decrease was primarily due to lower sales volumes. See “Operating Segment Review” below for a detailed discussion of the sales volumes by segment.

Total operating expenses before restructuring and other costs.    Total operating expenses before restructuring and other costs increased $1.9 million, or 4.3%, to $46.3 million for the six months ended June 30, 2003 from $44.4 million for the six months ended June 30, 2002. This increase was principally due to increased lease expenses resulting from a sale-leaseback of equipment we entered into during the third quarter of 2002, as well as increases in legal, consulting, and commissions expense. The increase in total operating expenses was partially offset by reduction in travel expenses.

Restructuring and other costs.    Restructuring and other costs increased by $2.4 million to $8.6 million for the six months ended June 30, 2003 from $6.2 million for the six months ended June 30, 2002. The costs for the six months ended June 30, 2003 include $3.3 million of future lease payments on two buildings we do not currently occupy, $2.8 million related to the closure and transfer of the production from our facility in Fort Edward, New York to our facilities in Mexico and Danville, Kentucky, $0.4 for severance expenses in our Pliant Solutions segment, $1.3 million related to the closure and transfer of production from our Merced facility and other costs related to the closure of our Shelbyville facility. The costs for the six months ended June 30, 2002 included $2.7 million related to the closure of our Salt Lake City Corporate office, $0.5 million of severance in our Pliant International segment, $2.7 million related to the transfer of production from certain facilities acquired as part of the Uniplast acquisition to other facilities, and other costs related to the closure of our Birmingham facility.

Operating income.    Operating income decreased by $12.6 million, or 34.3%, to $24.1 million for the six months ended June 30, 2003 from $36.7 million for the six months ended June 30, 2002, due to the factors discussed above.

Interest expense.    Interest expense increased by $11.3 million, or 31.5%, to $47.2 million for the six months ended June 30, 2003 from $35.9 million for the six months ended June 30, 2002. Interest expense for 2003 included a $5.3 million charge in the second quarter for expensing a portion of previously capitalized financing fees incurred in connection with our credit facilities. We prepaid a total of $75.0 million of revolving loans and $165 million of our term loans with the net cash proceeds from the issuance of $250 million of senior secured notes. In addition, interest expense increased due to the issuance of $100 million of senior subordinated notes in April 2002 and the issuance of the $250 million of senior secured notes in May 2003. These notes have higher interest rates than the borrowings repaid under our credit facilities. The increase in interest expense was partially offset by the decrease in interest cost on our credit facilities due to the decrease in LIBOR.

Other income.    Other income was $1.8 million for the six months ended June 30, 2003, as compared to $1.0 million for the six months ended June 30, 2002. Other income for 2003 included $0.6 million currency gain, $0.2 million royalty income, $0.2 million rental income, and other less significant items. Other income for 2002 included $0.6 million related to a settlement with a customer in our Pliant International segment and other less significant items.

Income tax expense (benefit).    Income tax expense for the six months ended June 30, 2003 was $4.9 million on pretax losses of $21.4 million as compared to an income tax expense of $1.9 million on pretax income of $1.7 million for the same period in 2002. See Note 5 to the condensed consolidated financial statements included elsewhere in this report for a discussion of the change in the effective income tax rate.

Year ended December 31, 2002 compared with the year ended December 31, 2001

Net sales.    Net sales increased by $38.8 million, or 4.6%, to $879.2 million for 2002 from $840.4 million for 2001. An increase in sales volume of 7.2% was partially offset by a decrease in selling prices of 2.4 cents per pound, or 2.4%. See “—Operating segment review” below for a detailed discussion of sales volumes and selling prices by segment and division.

Gross profit.    Gross profit decreased by $10.6 million, or 6.0%, to $164.7 million for 2002 from $175.3 million for 2001. This decrease was primarily due to lower margins, partially offset by the effect of higher sales volumes. See “—Operating segment review” below for a detailed discussion of the margin variances by segment.

Operating expenses before restructuring and other costs.    Operating expenses before restructuring and other costs decreased $12.2 million, or 11.5%, to $93.5 million for 2002 from $105.7 million for 2001. This decrease was due primarily to stock based compensation expenses of $7.0 million in 2001, and reductions in operating expenses due to cost reduction programs implemented in 2002. In addition, expenses for 2001 included $6.0 million related to fees and expenses incurred in connection with a company-wide supply chain cost initiative. These decreases were partially offset by additional selling and general expenses of $5.9 million related to the Decora acquisition (the Pliant Solutions segment) and a $2.6 million charge for bad debts in 2002.

Restructuring and other costs.    Restructuring and other costs increased to $43.1 million for 2002 from a credit of $4.6 million in 2001. Restructuring and other costs for 2002 reflect approximately $13.2 million related to the partial closure of our Shelbyville, Indiana facility (including non-cash charges of $12.2 million related to impaired assets), $3.7 million related to the closure of our Merced, California facility (including non-cash charges of $0.7 million related to impaired assets), $3.9 million related to costs associated with moving production lines purchased in the Uniplast acquisition, approximately $7.4 million related to severance costs related to several company-wide workforce reduction programs implemented in 2002, approximately $2.3 million related to costs associated with moving production equipment from our Fort Edward, New York facility to our Mexico facility (including the costs associated with the closure of the Fort Edward plant acquired in the Decora acquisition), a non-cash charge of $1.0 million related to the impairment of certain manufacturing assets in our U.S. plants, a non-cash charge of $8.6 million related to the impairment of goodwill in our International segment and approximately $3.0 million related to other costs associated with re-alignment of production resources at several other plants. See Note 4 to the consolidated financial statements included elsewhere in this prospectus.

Due to our decision not to proceed with the previously announced closure of our Harrington plant, approximately $7.6 million of the costs accrued for plant closures in 2000 was credited to plant closing costs in 2001. This credit was partially offset by $3.0 million of plant closing costs incurred during the fourth quarter of 2001, related primarily to the relocation of production lines as a result of the Uniplast acquisition.

Operating income.    Operating income decreased $46.1 million, or 62.1%, to $28.1 million for 2002 from $74.2 million for 2001 for the reasons discussed above.

Interest expense.    Interest expense decreased $0.7 million, or 1%, to $75.3 million for 2002 from $76.0 million for 2001. The decrease in interest expense, which resulted from lower outstanding term loans, due to repayments, and lower interest rates applicable to our term debt and revolving credit facilities, due to a decrease in LIBOR, was partially offset by higher interest costs from the issuance of an additional $100 million of subordinated debt in April 2002.

Other income (expense).    Other income decreased $4.2 million to $2.3 million in 2002 from $6.5 million for 2001. The decrease reflects an amount of other income for the 2001 period that was primarily due to the proceeds and assets received from a settlement with a potential customer in the second quarter of 2001.

Income tax expense (benefit).    In 2002 our income tax benefit was $1.5 million, compared to an income tax expense of $6.8 million in 2001. These amounts represent effective tax rates of (3.3)% and 143.8% for the years ended December 31, 2002 and 2001, respectively. The fluctuation in income tax expense (benefit) relates primarily to the fluctuation in our income (loss) before income taxes for the years presented. The fluctuation in the effective tax rate is principally the result of foreign tax rate differences, the provision for valuation allowances and the amortization of goodwill in 2001. These differences increase the effective tax rate in years in which we have pretax profit and decrease our effective tax rate in years in which we have pretax loss. Pretax loss in 2002 was $44.9 million as compared to pretax income of $4.7 million in 2001. As of December 31, 2002, our deferred tax assets totaled approximately $79.1 million, of which $46.2 million related to net operating loss carryforwards. Our deferred tax liabilities totaled approximately $84.0 million. Due to uncertainty regarding the timing of the future reversals of existing deferred tax liabilities we have recorded a valuation allowance of approximately $3.8 million to offset the deferred tax asset relating to the net operating loss carryforwards. Due to uncertainty regarding the realization of our foreign tax credit carryforwards, we have recorded a valuation allowance of approximately $7.0 million to offset all of our foreign tax credit carryforwards.

Year ended December 31, 2001 compared with the year ended December 31, 2000

Net sales.    Net sales decreased by $3.4 million, or 0.4%, to $840.4 million for 2001 from $843.8 million for 2000. A decrease in selling prices of 6.0 cents per pound, or 5.9%, was partially offset by an increase in sales volume of 5.8%. See “—Operating segment review” below for a detailed discussion of sales volumes and selling prices by segment and division.

Gross profit.    Gross profit increased by $28.2 million, or 19.2%, to $175.3 million for 2001 from $147.1 million for 2000. This increase was primarily due to the effect of higher sales volumes and improved margins. See “—Operating segment review” below for a detailed discussion of the margin variances by segment.

Operating expenses before restructuring and other costs.    Operating expenses before restructuring and other costs decreased $7.6 million, or 6.7%, to $105.7 million for 2001 from $113.3 million for 2000. As a percentage of sales, our operating expenses were relatively high in both periods due to several unusual items in 2001 and 2000.

The unusual items in 2001 included:

•	$7.0 million of non-cash stock compensation costs;

•	$4.0 million related to the relocation of our corporate offices from Salt Lake City, Utah to Schaumburg, Illinois;

•	$6.0 million related to fees and expenses incurred in connection with a company-wide supply chain cost initiative; and

•	$3.0 million increase in depreciation expenses due primarily to new computer systems.

The unusual items in 2000 included:

•	$10.8 million of costs related to the recapitalization;

•	$10.8 million related to fees and expenses incurred in connection with a company-wide supply chain cost initiative;

•	$7.1 million related to a company-wide work force reduction program; and

•	$2.6 million of non-cash stock compensation costs.

Restructuring and other costs.    Restructuring and other costs for 2001 consisted of a credit of $4.6 million as compared to restructuring and other expenses of $19.4 million in 2000. Due to our decision not to proceed with the previously announced closure of our Harrington plant, approximately $7.6 million of the costs accrued for plant closures in 2000 were credited to plant closing costs in 2001. This credit was partially offset by $3.0 million of plant closing costs incurred during the fourth quarter of 2001, related primarily to the relocation of production lines as a result of the Uniplast acquisition. The restructuring and other costs for 2000 included costs related to the closure of our facilities in Birmingham, Alabama and Dallas, Texas. In addition, the restructuring and other costs for 2000 included costs for the expected closure of our Harrington facility.

Operating income.    Operating income increased $59.8 million to $74.2 million for 2001 from $14.4 million for 2000 for the reasons discussed above.

Interest expense.    Interest expense increased by $7.5 million, or 11%, to $76.0 million for 2001 from $68.5 million for 2000. This increase was principally a result of the recapitalization in May 2000. The increased interest expense attributable to increased borrowings was partially offset by a reduction in LIBOR, which decreased the variable interest rate on our term debt.

Income tax expense (benefit).    In 2001, our income tax expense was $6.8 million, compared to an income tax benefit of $21.7 million in 2000. These amounts represent effective tax rates of 143.8% and (30.0%) for the years ended December 31, 2001 and 2000, respectively. The fluctuation in income tax expense (benefit) relates primarily to the fluctuation in our income (loss) before income taxes for the years presented. The fluctuation in the effective tax rate is principally the result of foreign tax rate differences and amortization of goodwill, which are relatively fixed and therefore have a greater impact on the effective rate in years in which our pre-tax income or loss is relatively low. Pretax income in 2001 was $4.7 million as compared to a pre-tax loss of $72.5 million in 2000. As of December 31, 2001, our deferred tax assets totaled approximately $47.9 million of which $30.6 million related to net operating loss carryforwards. Our deferred tax liabilities totaled $69.6 million. Due to uncertainty regarding the realization of our foreign tax credit carryforwards, we have recorded a valuation allowance of approximately $1.9 million to offset all of our foreign tax credit carryforwards.

Operating segment review

General

Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. We evaluate the performance of our operating segments based on net sales (excluding intercompany sales) and segment profit. The segment profit reflects income before discontinued operations, interest expense, income taxes, depreciation, amortization, restructuring and other costs and other non-cash charges. For more information on our operating segments, including a reconciliation of segment profit to income before taxes, see Note 14 to the consolidated financial statements and Note 8 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

During the first quarter of 2003, we reorganized our operations under four operating segments. On August 12, 2003 we filed our quarterly report on Form 10-Q for the period ended June 30, 2003 reflecting four operating segments: Pliant U.S., Pliant Flexible Packaging, Pliant International and Pliant Solutions. Segment information with respect to 2002, 2001 and 2000 has been restated to reflect the operating segments as of June 30, 2003 for comparative purposes.

Six months ended June 30, 2003 compared with the six months ended June 30, 2002

Summary of segment information (in millions of dollars):

	Pliant U.S.	Pliant Flexible Packaging	Pliant International	Pliant Solutions	Unallocated Corporate Expenses	Total
Six Months ended June 30, 2003
Net sales	$288.6	$105.3	$55.7	$17.5	$—	$467.1

Segment profit	$48.6	$15.4	$6.3	$(1.6)	$(9.6)	$59.1

Six Months ended June 30, 2002
Net sales	$267.2	$98.2	$55.8	$6.5	$—	$427.7

Segment profit	$49.8	$15.3	$9.8	$0.6	$(8.8)	$66.7

Pliant U.S.

Net sales.    The net sales of our Pliant U.S. segment increased $21.4 million, or 8.0%, to $288.6 million for the six months ended June 30, 2003 from $267.2 million for the same period in 2002. This increase was primarily due to an 11.2% increase in our average selling prices, primarily due to the pass-through of raw material price increases, partially offset by a decrease in sales volumes of 2.9%. The decrease in sales volumes is discussed for each Pliant U.S. division below.

Net sales in our Industrial Films division increased $13.8 million, or 18.1%, to $90.0 million for the first six months of 2003 from $76.2 million for the second quarter of 2002. This increase was principally due to an increase in our average selling prices of 17.7%, principally due to the pass-through of raw material price increases, and a 0.3% increase in our sales volumes. Net sales in our Specialty Films division increased $11.5 million, or 14.4%, to $90.9 million for the first six months of 2003 from $79.4 million for the same period in 2002. This increase was principally due to an increase in our sales volume of 10.3%, an increase in our average selling prices of 3.7%. The increase in sales volume was primarily the result of incremental sales from a new film line at our Washington, Georgia plant and the transfer of business from our Converter Films division. Excluding the transfer of this business from our Converter Films division, sales volume of our Specialty Films division increased 5.3% for the six months ended June 30, 2002 as compared to the same period in 2002. Average selling prices increased due to the pass-through of raw material price increases and improvements in our sales mix. Net sales in our Converter Films division decreased $3.9 million, or 3.4%, to $107.7 million for the first six months of 2003 from $111.6 million for the same period in 2002. This decrease was principally due to a decrease in our sales volume of 14%, partially offset by an increase in our average selling prices of 12.3% principally due to the pass-through of raw material price increases. The sales volumes decreased primarily as a result of the slowdown in the economy and the transfer of business to our Specialty Films division. Excluding the transfer of business to the Specialty Films division, sales volume of the Converter Films division decreased 10.8 % for the first six months of 2003 as compared to the same period in 2002.

Segment profit.    The Pliant U.S. segment profit was $48.6 million for the first six months of 2003, as compared to $49.8 million for the same period in 2002. This decrease was principally due to the decrease in sales volumes discussed above and a slight decrease in gross margins. For the six months ended June 30, 2003 our raw material prices increased 27.4% as compared to the same period in 2002. This increase on a per pound basis was essentially recovered through higher selling prices, except in the Specialty Films division. In the Specialty Films division, incremental volumes at lower margins and the competitive environment in the personal care business resulted in less than complete recovery of the increase in raw material prices.

Pliant Flexible Packaging

Net sales.    The net sales of our Pliant Flexible Packaging segment increased $7.1 million, or 7.2%, to $105.3 million for the first six months of 2003 from $98.2 million for the same period in 2002. This increase was principally due to an increase in our sales volumes of 3.7%, primarily due to incremental sales from a new printing press and a new extrusion line, and an increase in our average selling prices of 3.4%.

Segment profit.    The Pliant Flexible Packaging segment profit increased $0.1 million, to $15.4 million for the first six months of 2003 from $15.3 million for the same period of 2002. This increase in segment profit was primarily due to the effect of the increase in sales volume discussed above, partially offset by a decrease in gross margins. The decrease in gross margins was principally due to the fact that higher selling prices were not sufficient to offset the increase in raw material prices. Our raw material costs for this segment increased 17.9%, for the first six months of 2003 as compared to the same period in 2002.

Pliant International

Net sales.    The net sales of our Pliant International segment decreased $0.1 million, or 0.2%, to $55.7 million for the first six months of 2003 from $55.8 million for the same period in 2002. This decrease was principally due to a decrease in our sales volumes of 8.9%, partially offset by a 9.6% increase in our average selling prices. Among other factors, our sales volumes were adversely affected by a reduction in sales of personal care films sold into Latin America. Average selling prices increased due to the pass-through of raw material price increases and improvements in our sales mix.

Segment profit.    The Pliant International segment profit decreased $3.5 million to $6.3 million for the first six months of 2003 from $9.8 million for the same period in 2002. The decrease was due principally to the decrease in sales volume discussed above and a decrease in gross margins. The decrease in gross margins was principally due to the fact that the higher selling prices discussed above were not sufficient to offset the increase in raw material prices. Our raw material costs for this segment increased 24.5% for the first six months of 2003 as compared to the same period in 2002. This increase is primarily due to a sales mix change for our Pliant Solutions business, currency fluctuations and resin price increases.

Pliant Solutions

Our Pliant Solutions segment was created following the Decora acquisition in May 2002. Therefore, a discussion of results of operations for this segment as compared to the second quarter of 2002 is not presented.

Pliant Solutions had net sales of $17.5 million and a segment loss of $1.6 million for the first six months of 2003.

Unallocated Corporate Expenses

Unallocated corporate expenses increased $0.8 million or 9.0% to $ 9.6 million for the first six months of 2003 from $ 8.8 million for the same period in 2002. This increase was principally due to increased lease expenses based on a sale-leaseback of equipment we entered into during the third quarter of 2002, as well as increases in legal, consulting, and commission expenses partially offset by reduction in travel expenses.

Summary for years ended December 31, 2002, 2001 and 2000

Summary of segment information (in millions of dollars):

	Pliant U.S.	Pliant Flexible Packaging	Pliant International	Pliant Solutions	Unallocated Corporate Expenses	Total
Year ended December 31, 2002
Net sales	$535.6	$207.0	$108.3	$28.3	$—	$879.2

Segment profit(1)	85.5	32.5	15.6	2.7	(14.7)	121.6

Year ended December 31, 2001
Net sales	$530.8	$205.3	$104.3	—	$—	$840.4

Segment profit(1)	97.9	38.6	19.4	—	(14.1)	141.8

Year ended December 31, 2000
Net sales	$532.4	$220.8	$90.6	—	$—	$843.8

Segment profit(1)	82.8	27.6	17.1	—	(19.9)	107.6

(1)	See Note 14 to the consolidated financial statements included elsewhere in this prospectus for a reconciliation of segment profit to income before taxes.

Year ended December 31, 2002 compared with the year ended December 31, 2001

Pliant U.S.

Net sales.    The net sales of our Pliant U.S. segment increased $4.8 million, or 0.9%, to $535.6 million for 2002 from $530.8 million for 2001. This increase was primarily due to a 4.3% increase in our sales volumes, partially offset by a decrease in our average selling prices of 3.0 cents per pound, or 3.3%. The increase in sales volumes is discussed for each Pliant U.S. division, below, and the decrease in our average selling prices is discussed under “—Segment profit,” below.

Net sales in our Industrial Films division decreased $2.8 million, or 1.7%, to $158.7 million for 2002 from $161.5 million for 2001. This decrease was principally due to a decrease in our average selling prices of 5.2 cents per pound, or 6.8%, partially offset by a 5.4% increase in sales volumes. The increase in sales volume was primarily the result of incremental sales from new stretch film production lines at our Lewisburg plant. Net sales in our Specialty Films division decreased $2.8 million, or 1.8%, to $155.9 million for 2002 from $158.7 million for 2001. This decrease was principally due to a decrease in our average selling prices of 4.3 cents per pound, or 4.0%, partially offset by a 0.3% increase in sales volumes. Net sales in our Converter Films division increased $10.4 million, or 4.9%, to $221.0 million for 2002 from $210.6 million for 2001. This increase was principally due to an increase in our sales volumes of 6.0%, primarily as a result of the Uniplast acquisition in July 2001, partially offset by a decrease in our average selling prices of 1.0 cent per pound, or 1.0%.

Segment profit.    The Pliant U.S. segment profit decreased $12.4 million, or 12.7%, to $85.5 million for 2002 from $97.9 million for 2001, primarily due to a decrease in gross margins. The decrease in gross margins was principally a result of lower selling prices, partially offset by the effect of the increase in sales volumes discussed above.

Our average raw material costs for 2002 as a whole were comparable to average raw material costs in 2001. However, there was a significant fluctuation in raw material costs during the two year period. Raw material costs were relatively high at the beginning of 2001 and declined throughout 2001 and the first quarter of 2002. Raw material costs sharply increased throughout the second and third quarters of 2002. As raw material costs declined in 2001, our average selling prices also declined to reflect lower raw material costs partially offset by a lag of contractual selling prices. As raw material costs began to sharply increase, lagging contractual prices and a competitive pricing environment resulted in a compression between our average selling prices and average raw material costs. The lagging contractual prices were the result of specific agreements with certain customers that in some cases delayed the implementation of price increases and decreases as raw material costs changed. As a result of these factors, our average selling prices continued to remain low during the second half of 2002 while our average raw material costs increased. A change in our sales mix toward lower margin products, in part resulting from the slowdown in the economy, also contributed to a decrease in our average selling prices. Segment profit was also adversely affected by a $2.6 million charge related to bad debts.

Pliant Flexible Packaging

Net sales.    Net sales of our Flexible Packaging segment increased $1.7 million, or 0.8%, to $207.0 million for 2002 from $205.3 million for 2001. This increase was principally due to an increase in our sales volumes of 7.1%, primarily due to incremental sales from a new printing press, partially offset by a decrease in our average selling prices of 8.9 cents per pound, or 5.9%.

Segment Profit.    The Pliant Flexible Packaging segment profit decreased $6.1 million, or 15.8%, to $32.5 million for 2002 from $38.6 million for 2001, primarily due to a decrease in gross margins. The decrease in gross margins was principally a result of lower selling prices, partially offset by the effect of the increase in sales volumes discussed above. See Pliant U.S. “—Segment profit” above for a discussion on the effect of raw material prices on segment profits.

Pliant International

Net sales.    The net sales of our Pliant International segment increased $4.0 million, or 3.8%, to $108.3 million for 2002 from $104.3 million for 2001. This increase was principally due to a 13.9% increase in our sales volume, primarily due to the Uniplast acquisition in July 2001, partially offset by a decrease in our average selling prices of 9 cents per pound, or 8.9%. Among other factors, our average selling prices were adversely affected by a reduction in sales of our higher value personal care film sold in Mexico and Argentina, each of which has experienced economic turmoil.

Segment profit.    The Pliant International segment profit decreased $3.8 million, or 19.6%, to $15.6 million for 2002 from $19.4 million for 2001. The decrease was due principally to lower gross margins as a result of lower selling prices as discussed above.

Pliant Solutions

Our Pliant Solutions segment was created in 2002 following the Decora acquisition. Therefore, a discussion of results of operations for this segment as compared to 2001 is not presented. Pliant Solutions had net sales of $28.3 million and segment profit of $2.7 million from the date of acquisition in May 2002 to December 31, 2002.

Unallocated Corporate Expenses

Unallocated corporate expenses increased $0.6 million, or 4.3%, to $14.7 million for 2002 from $14.1 million for 2001.

Year ended December 31, 2001 compared with the year ended December 31, 2000

Pliant U.S.

Net sales.    The net sales of our Pliant U.S. segment decreased $1.6 million, or 0.3%, to $530.8 million for 2001 from $532.4 million for 2000. This decrease was primarily due to a decrease in our average selling prices of 5.0 cents per pound, or 5.2%, partially offset by an increase in our sales volumes of 5.2%. The increase in sales volumes is discussed for each Pliant U.S. division, below, and the decrease in our average selling prices is discussed under “—Segment profit,” below.

Net sales in our Industrial Films division increased $15.6 million, or 10.7%, to $161.5 million for 2001 from $145.9 million for 2000. This increase was principally due to a 16.9% increase in sales volumes partially offset by a decrease in our average selling prices of 4.2 cents per pound, or 5.3%. The increase in sales volume was primarily the result of increased sales of stretch film. Net sales in our Specialty Films division decreased $30.0 million, or 15.9%, to $158.7 million for 2001 from $188.7 million for 2000. This decrease was principally due to a decrease in sales volumes of 14.7% and a decrease in our average selling prices of 2.5 cents per pound, or 2.3%. The sales volumes decreased due to a significant reduction in sales at our Harrington plant, which was downsized in 2001, and a reduction in sales volume at our Washington plant due to a decrease in sales of our personal care films. Net sales in our Converter Films division increased $12.8 million, or 6.5%, to $210.6 million for 2001 from $197.8 million for 2000. This increase was principally due to an increase in our sales volumes of 10.6%, primarily as a result of the Uniplast acquisition in July 2001, partially offset by a decrease in our average selling prices of 3.7 cents per pound, or 3.7%.

Segment profit.    The Pliant U.S. segment profit increased $15.1 million, or 18.2%, to $97.9 million for 2001 from $82.8 million for 2000. The increase was primarily due to the increase in sales volumes, discussed above, and an increase in gross margins. The increase in gross margins was principally a result of lower raw material prices that were only partially offset by lower selling prices during 2001.

Pliant Flexible Packaging

Net sales.    Net sales of our Flexible Packaging segment decreased $15.5 million, or 7.0%, to $205.3 million for 2001 from $220.8 million for 2000. This decrease was principally due to a decrease in sales volumes of 5.7% due to the closure of our Birmingham, Alabama plant, substantial downsizing of our Shelbyville, Indiana plant and a decrease in our average selling prices of 2.4 cents per pound, or 1.6%.

Segment profit.    The Pliant Flexible Packaging segment profit increased $11.0 million, or 39.9%, to $38.6 million for 2001 from $27.6 million for 2000. The increase was primarily due to an increase in gross margins partially offset by the effect of lower sales volumes discussed above. The increase in gross margins was principally a result of lower raw material prices that were only partially offset by lower selling prices during 2001.

Pliant International

Net sales.    The net sales of our Pliant International segment increased $13.7 million, or 15.1%, to $104.3 million for 2001 from $90.6 million for 2000. This increase was principally due to a 31.2% increase in our sales volume, primarily due to the Uniplast acquisition in July 2001, partially offset by a decrease in our average selling prices of 14.2 cents per pound, or 12.2%. Our average selling prices decreased due to a change in sales mix.

Segment profit.    The Pliant International segment profit increased $2.3 million, or 13.5%, to $19.4 million for 2001 from $17.1 million for 2000. The increase was due principally to the effect of higher sales volume discussed above, partially offset by lower gross margins as a result of lower selling prices discussed above.

Pliant Solutions

Our Pliant Solutions segment was created in 2002 following the Decora acquisition. Therefore, a discussion of results of operations for this segment is not presented.

Unallocated Corporate Expenses

Unallocated corporate expenses decreased $5.8 million, or 29.1%, to $14.1 million for 2001 from $19.9 million for 2000. Unallocated corporate expenses were relatively high in both periods due to several unusual items in 2001 and 2000. For a discussion of these items see “Year ended December 31, 2001 compared with the year ended December 31, 2000 – Operating expenses before restructuring and other costs.”

Liquidity and capital resources

Our principal sources of funds are cash generated by our operations and borrowings under our credit facilities. In addition, we have raised funds through the issuance of our Senior Subordinated Notes and the sale of shares of our preferred stock.

Credit facilities

As amended, our credit facilities consist of:

•	tranche A term loans in an aggregate principal amount of $9.6 million outstanding as of June 30, 2003;

•	Mexico term loans in an aggregate principal amount of $24.2 million outstanding as of June 30, 2003;

•	tranche B term loans in an aggregate principal amount of $185.8 million outstanding as of June 30, 2003; and

•	revolving credit facility in an aggregate principal amount of up to $100 million.

•	Up to $30.0 million (plus an additional amount up to $40.0 million to support certain borrowings by our principal Mexican subsidiary) of the revolving credit facility is available in the form of letters of credit.

The interest rates under the revolving credit facility, the tranche A facility and the Mexico facility are, at our option, Adjusted LIBOR or ABR, plus a spread determined by reference to our leverage ratio. In accordance with the March 24, 2003 amendment to our credit facilities described below, the spread will not exceed 4.0% for Adjusted LIBOR or 3.0% for ABR. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the higher of the lender’s prime rate or the federal funds effective rate plus 1/2 of 1%. The interest rates under the tranche B facility are, at our option, Adjusted LIBOR or ABR, plus a spread determined by reference to our leverage ratio. As amended, our credit facilities provide that the spread will not exceed 4.75% for Adjusted LIBOR or 3.75% for ABR. We may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings. The calculation of interest is on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest is payable at the end of each interest period and, in any event, at least every three months.

Compliance with financial covenants

Our credit facilities currently require us to maintain certain key financial ratios on a quarterly basis. These key ratios include a leverage ratio and an interest coverage ratio. Effective March 24, 2003, we entered into an amendment (the “Amendment”) of our credit facilities to, among other things, permit us to issue up to $50 million of our common stock, qualified preferred stock, warrants to acquire our common stock or qualified preferred stock, or any combination of our common stock, qualified preferred stock or warrants, or other capital contributions with respect to our common stock or qualified preferred stock. The Amendment also adjusted certain financial covenants, including the leverage and interest coverage ratios. As a condition to the effectiveness of the Amendment, we agreed to issue 10,000 shares of our Series A preferred stock and warrants to purchase 43,962 shares of our common stock to J.P. Morgan Partners (BHCA), L.P. (“J.P. Morgan Partners”), and J.P. Morgan Partners agreed to purchase such shares and warrants for $10 million. We completed this sale on March 25, 2003. All of the proceeds of this sale were used to reduce our term debt. In addition, the Amendment allows us to issue an additional $40 million of equity securities between March 25, 2003 and March 31, 2005 in order to obtain cash to reduce the revolving borrowings and/or term borrowings under our credit facilities. J.P. Morgan Partners is required to purchase up to $25 million of such additional equity securities to the extent necessary to enable us to meet our leverage ratio or the target senior debt leverage ratio specified in the Amendment at the end of any calendar quarter or fiscal year ending on or before December 31, 2004. Any such additional issuance of Series A preferred stock to J.P. Morgan Partners will also include warrants to purchase 4.3962 shares of our common stock for every $1,000 face amount of preferred stock issued. Our obligations to issue, and J.P. Morgan Partners’ obligation to purchase such equity securities are set forth in a Securities

Purchase Agreement dated as of March 25, 2003. Generally, if we are required to issue any portion of such $25 million of equity securities under the Amendment with respect to any fiscal quarter in 2003, we must use 50% of the net proceeds from the issuance of any such equity securities to reduce our revolving borrowings, and 50% to reduce our term borrowings. If we are required to issue any such equity securities under the Amendment with respect to any fiscal quarter in 2004, we must use 100% of the net proceeds to reduce our term borrowings. The issuance of the remaining $15 million of equity securities is voluntary on our part, and neither J.P. Morgan Partners nor any other person is required to purchase such equity securities. We incurred an amendment fee of $2.2 million in connection with the Amendment. We also incurred approximately $0.5 million of legal and administrative expenses in connection with negotiating the Amendment and the issuance of 10,000 shares of Series A preferred stock and related warrants.

On May 22, 2003, we entered into an additional amendment to our credit facilities, which permitted us to issue $250 million of Senior Secured Notes, as described below, and, among other things:

•	required the prepayment of revolving loans with the net proceeds received from the issuance of the Senior Secured Notes until $75.0 million (or, if less, all) of the revolving loans were paid;

•	required the prepayment of the tranche A term loans in an amount equal to 50% of the portion of such net proceeds not applied to the revolving loans and the prepayment of the tranche B term loans in an amount equal to 50% of the portion of such net proceeds not applied to the revolving loans (subject to the right of the tranche B term lenders to reject such prepayment, to the extent tranche A term loans remained, in which case such rejected prepayments were instead applied to the tranche A term loans); (A) with respect to the tranche A term loans, first, in direct order of maturities to reduce scheduled repayments of such loans through 2004, second, to reduce scheduled repayments of such loans ratably for 2005, and third, with the balance of such portion, if any, to reduce the remaining scheduled repayments of such loans ratably; and (B) with respect to the tranche B term loans, to reduce the remaining scheduled repayments of such loans ratably;

•	added Uniplast Holdings Inc. and its United States subsidiaries as borrowers under our credit facilities for up to $9.4 million of loans;

•	adjusted the terms pursuant to which J.P. Morgan Partners is required to purchase up to $25 million of additional equity securities to the extent necessary to enable us to meet certain leverage ratios;

•	added a new financial covenant based on the ratio of indebtedness under the credit facilities and certain qualified receivables financings to consolidated EBITDA; and

•	adjusted certain financial and negative covenants, including the leverage and interest coverage ratios.

We prepaid a total of $75.0 million of our revolving loans and $165 million of our term loans with the proceeds from the issuance of the Old Notes. Proposed tranche B payments of $22.8 million were rejected by tranche B lenders and applied to tranche A term loans. Accordingly, a total of $105.3 million was applied to tranche A term loans and $59.7 million was applied to tranche B term loans.

Based on our current earnings forecast, our cash flow forecast and the proceeds received from the sale of $10 million of Series A preferred stock, as described above, we believe that we will comply with the covenants contained in our credit facilities, as amended, during 2003. Further, J.P. Morgan Partners’ commitment to purchase additional equity securities will allow us to raise up to $25 million of additional funds, as described above, to the extent necessary to enable us to comply with the financial covenants if we do not meet our earnings and cash flow forecast. However, if our actual earnings and cash flow are significantly below expectations and we are unable to raise enough funds to maintain compliance with the financial covenants through the sale of equity securities to J.P. Morgan Partners, we may not be able to comply with our financial covenants. Absent a waiver or further amendment of our credit facilities, the failure to comply with our financial covenants would cause us to be in default under our credit facilities. Any such default would have a material adverse effect on our liquidity and financial condition.

We are required to make annual mandatory prepayments of the term loans under our credit facilities within 90 days following the end of each year in an amount equal to the amount by which 100% of excess cash flow for such year (or 50% of excess cash flow if our leverage ratio at the end of such year is less than or equal to 4.0 to 1.0) exceeds the aggregate amount of voluntary prepayments made since the last excess cash flow payment, subject to certain adjustments. In addition, the term loan facilities are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of equity and debt issuances by us or any of our restricted subsidiaries, and (b) 100% of the net cash proceeds of asset sales or other dispositions of property by us or any of our restricted subsidiaries, in each case subject to certain exceptions. See “Description of credit facilities and other indebtedness.”

Senior Secured Notes

On May 30, 2003, we completed the sale of $250 million aggregate principal amount of our Senior Secured Notes. The Senior Secured Notes mature on September 1, 2009, and interest is payable on March 1 and September 1 of each year. The net proceeds from the sale of the Senior Secured Notes were used to repay borrowings under our credit facilities in accordance with the amendment to our credit facilities, described above. The Senior Secured Notes rank equally with our existing and future senior debt and rank senior to our existing and future subordinated indebtedness, including the Senior Subordinated Notes. The Senior Secured Notes are secured, on a second-priority lien basis, by a substantial portion of our assets. Due to this second-priority status, the Senior Secured Notes effectively rank junior to (1) our obligations under our credit facilities and any other existing and future obligations secured by a first-priority lien on the collateral securing the Senior Secured Notes to the extent of the value of such collateral, and (2) our obligations under our credit facilities and any other existing and future obligations that are secured by a lien on assets that are not part of the collateral securing the Senior Secured Notes, to the extent of the value of such assets. The Senior Secured Notes are guaranteed by some of our subsidiaries.

Prior to June 1, 2007, we may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Secured Notes with the net cash proceeds of one or more equity offerings by us at a redemption price equal to 111.125% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, we may not redeem the Senior Secured Notes prior to June 1, 2007. On or after that date, we may redeem some or all of the Senior Secured Notes at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest: 105.563% if redeemed prior to June 1, 2008; 102.781% if redeemed prior to June 1, 2009; and 100% if redeemed on or after June 1, 2009. See “Description of the Senior Secured Notes.”

Senior Subordinated Notes

In 2000, we issued $220 million aggregate principal amount of 13% Senior Subordinated Notes due 2010. In 2002, we issued an additional $100 million of 13% Senior Subordinated Notes due 2010. The Senior Subordinated Notes mature on June 1, 2010, and interest on the Senior Subordinated Notes is payable on June 1 and December 1 of each year. The Senior Subordinated Notes are subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt, and rank senior to any future subordinated debt. The Senior Subordinated Notes are guaranteed by some of our subsidiaries. The Senior Subordinated Notes are unsecured. Prior to June 1, 2003, we may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Subordinated Notes with the net cash proceeds of one or more equity offerings by us at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, we may not redeem the Senior Subordinated Notes prior to June 1, 2005. On or after that date, we may redeem the Senior Subordinated Notes, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest: 106.5% if redeemed prior to June 1, 2006; 104.333% if redeemed prior to June 1, 2007; 102.167% if redeemed prior to June 1, 2008; and 100% if redeemed on or after June 1, 2008.

Preferred stock

We have approximately $141 million of Series A Cumulative Exchangeable Redeemable Preferred Stock outstanding. The Series A preferred stock accrues dividends at the rate of 14% per annum; however, our board of directors has never declared or paid any dividends on the Series A preferred stock. Unpaid dividends accumulate and are added to the liquidation amount of the Series A preferred stock. After May 31, 2005 the annual dividend rate increases to 16% unless we pay dividends in cash. The dividend rate also increases to 16% if we fail to comply with certain of our obligations or upon certain events of bankruptcy. The Series A Preferred Stock is mandatorily redeemable on May 31, 2011. See Note 10 to the consolidated financial statements included elsewhere in this prospectus.

Net cash provided by (used in) operating activities

Net cash used in operating activities was $33.2 million for the six months ended June 30, 2003, a decrease of $53.8 million, as compared to net cash provided by operations of $20.6 million for the same period in 2002. This decrease was largely due to a decrease in operating results and changes in working capital items, including increases in accounts receivable and significant decreases in accounts payable and accrued liabilities. Accounts receivable increased principally due to increases in selling prices for our products. Accounts payable and accrued liabilities decreased principally due to revised payment terms with our raw material suppliers due to the increased liquidity as a result of the recent financing.

Net cash provided by operating activities was $43.6 million for the year ended December 31, 2002, an increase of $13.3 million, or 43.9%, from $30.3 million in 2001. The increase was primarily due to changes in working capital items, changes in restructuring and other costs and changes in operating earnings. Working capital improved principally due to lower accounts receivable at December 31, 2002, as compared to December 31, 2001, as a result of improved collections and lower sales volumes in 2002. In addition, other liabilities increased primarily due to the increase in accrued long-term pension liabilities.

Net cash used in investing activities

Net cash used in investing activities was $10.7 million for the six months ended June 30, 2003, as compared to $42.5 million for the same period in 2002. Capital expenditures for the first six months of 2003 were principally for ongoing maintenance. Capital expenditures in the first six months of 2002 were primarily for expansion projects as well as ongoing maintenance costs. In addition, net cash used in investing activities for the six month ended June 30, 2002 included $20.6 million for the purchase of the Decora business.

Net cash used in investing activities was $55.2 million for the year ended December 31, 2002, compared to $87.3 million for the same period in 2001. Capital expenditures were $49.2 million and $56.4 million for the years ended December 31, 2002 and 2001, respectively. Capital expenditures in both periods were primarily for major expansion projects in all of our product lines, costs for upgrading our information systems, and for company-wide maintenance projects. We received $17.1 million and $7.9 million as part of sale-leaseback transactions of newly-acquired machinery and equipment in 2002 and 2001, respectively. In addition, we invested $23.2 million consisting of investments in the Decora and Roll-O-Sheets acquisitions and additional adjustments to the Uniplast acquisition in 2002 and invested $38.8 million in cash in the Uniplast acquisition in 2001.

Net cash provided by financing activities

Net cash provided by financing activities was $46.0 million for the six months ended June 30, 2003, as compared to net cash provided by financing activities of $28.5 million for the six months ended June 30, 2002. The activity for the first six months of 2003 includes the net proceeds from the issuance of $10 million of Series A preferred stock and warrants, the net proceeds from the issuance of $250 million principal amount of senior secured notes in May 2003, and the use of these proceeds to repay term debt. In addition, we paid $9.7 million in financing fees for a related amendment to our credit facilities and the issuance of the Series A preferred stock and warrants. The activity for both periods also includes scheduled principal payments on our term loans and borrowings and repayments under our revolving credit facility.

Net cash provided by financing activities was $12.4 million in 2002, as compared with $55.0 million in 2001. The 2002 activity represents principally the net proceeds from the issuance of $100 million of 13% Senior Subordinated Notes due 2010, partially offset by repayments of term debt and revolving debt under our credit facilities. The activity in 2001 represents the proceeds of $31.0 million from the issuance of shares of preferred stock and preferred stock warrants used to fund the Uniplast acquisition and scheduled repayments of term debt, net of borrowings and repayments under our revolving credit facility.

Liquidity

As of June 30, 2003, we had approximately $105.0 million of working capital. As of June 30, 2003, we had approximately $88.3 million available for borrowings under our $100.0 million revolving credit facility, with no outstanding borrowings and approximately $6.4 million of letters of credit issued under our revolving credit facility. Our outstanding borrowings under our revolving credit facility fluctuate significantly during each quarter as a result of the timing of payments for raw materials, capital and interest, as well as the timing of customer collections. The outstanding balance of our revolving credit facility had a peak balance of $82.1 million during the quarter ended June 30, 2003. We may borrow amounts under the revolving credit facility upon satisfaction of certain customary conditions including compliance with our indentures. As of June 30, 2003, we had approximately $88.3 million available for borrowings under our revolving credit facility and $0 of borrowings outstanding thereunder. As of December 31, 2002, the debt under our credit facilities and our Senior Subordinated Notes bore interest at a weighted average rate of 9.5%, including the effect of interest rate derivative agreements.

As of June 30, 2003, we had approximately $5.1 million in cash and cash equivalents. A portion of this amount was held by our foreign subsidiaries. Repatriation tax rates may limit our ability to access cash and cash equivalents generated by our foreign operations for use in our U.S. operations, including to pay principal, premium and interest on the outstanding borrowings.

We expect that our total capital expenditures will be approximately $20 to $30 million in each of 2003 and 2004. These expenditures will consist primarily of ongoing maintenance capital expenditures.

The following table sets forth our total contractual cash obligations as of June 30, 2003:

	Payments Due by Period
Contractual Cash Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt (including capital lease obligations)	$782,559	$351	$17,795	$126,670	$637,743
Operating leases	62,555	12,895	22,226	14,588	12,846
Redeemable preferred stock	173,553	—	—	—	173,553

Total contractual cash obligations	$1,018,667	$13,246	$40,021	$141,258	$824,142

After giving effect to payments made through June 30, 2003, our estimated debt service for the remainder of 2003 is approximately $38.4 million, consisting solely of interest payments. Although our outstanding preferred stock accrues dividends, these dividends are only paid if declared. We do not expect to pay any dividends on our preferred stock for the foreseeable future.

The credit facilities and the indentures relating to the Senior Secured Notes and the Senior Subordinated Notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the credit facilities require us to maintain certain financial ratios.

The interest expense and scheduled principal payments on our borrowings affect our future liquidity requirements. We expect that cash flows from operating activities and available borrowings under our revolving credit facility of $100 million will provide sufficient cash flow to operate our business, to make expected capital expenditures and to meet foreseeable liquidity requirements. As discussed above, we have a commitment from J.P. Morgan Partners to purchase up to an additional $25 million of equity securities if necessary to maintain our financial covenants under our credit facilities. However, any proceeds from the issuance of any such equity securities must be used to repay amounts outstanding under our credit facilities as described above.

Changes in raw material costs can significantly affect the amount of cash provided by our operating activities, which can affect our liquidity requirements. Over the past several months, we have experienced a period of extreme uncertainty with respect to resin supplies and prices. High crude oil and natural gas pricing, resulting in part from harsh winter weather conditions in the eastern United States and uncertainties regarding the situation with Iraq have had a significant impact on the price and supply of resins. During the same period, many major suppliers of resin have announced price increases to cover their increases in feedstock costs. While the prices of our products generally fluctuate with the prices of resins, certain of our customers have contracts that limit our ability to pass the full cost of higher resin pricing through to our customers immediately. Further, competitive conditions in our industry may make it difficult for us to sufficiently increase our selling prices for all customers to reflect the full impact of increases in raw material costs. If this period of high resin pricing continues, we may be unable to pass on the entire effect of the price increases to our customers, which would adversely affect our profitability and working capital. In addition, further increases in crude oil and natural gas prices could make it difficult for us to obtain an adequate supply of resin from manufacturers affected by these factors.

If (a) we are not able to increase prices to cover historical and future raw materials cost increases, (b) we are unable to obtain adequate supply of resin, (c) volume growth does not continue as expected, or (d) we experience any significant negative effects to our business, we may not have sufficient cash flow to operate our business, make expected capital expenditures or meet foreseeable liquidity requirements. Any such event would have a material adverse effect on our liquidity and financial condition.

Other Developments

On September 8, 2003, we entered into a separation agreement with Jack E. Knott, our former Chief Executive Officer. As of the date of the separation agreement, Mr. Knott owned 232 shares of our common stock, 6,458 performance-vesting shares (of which 1,291 had vested), 1,292 time-vested shares, options to purchase 8,902 shares of our common stock and 229 shares of our preferred stock. Pursuant to the terms of the severance agreement, and in addition to the benefits payable to Mr. Knott following a termination without cause under the terms of his employment agreement with us, we agreed: to extend the termination date of his right to exercise his options to acquire 8,902 shares of common stock until August 22, 2005; not to exercise our rights to redeem the common stock, vested performance-vesting shares, time-vested shares and preferred stock owned by him until the earlier of a transaction constituting a sale of us or August 22, 2005; and to pay him a cash payment of $50,000.

All of Mr. Knott’s time-vested shares and 1,291 of Mr. Knott’s performance-vesting shares had vested as of the date of the separation agreement. In accordance with the terms of Mr. Knott’s restricted stock purchase agreement, we repurchased and cancelled Mr. Knott’s 5,167 unvested shares. The repurchase price therefore was set-off against the outstanding principal and interest of the secured promissory note issued by Mr. Knott to us on May 31, 2000. Following the repurchase of such unvested shares, the principal outstanding under Mr. Knott’s promissory note was $1,402,268.

In connection with Mr. Knott’s termination without cause as Chief Executive Officer, Edward A. Lapekas was appointed as our interim Chief Executive Officer.

On June 10, 2002, we entered into a separation agreement with Richard P. Durham, our former Chairman and Chief Executive Officer. As of the date of the separation agreement, Mr. Durham owned 28,289 shares of common stock, 12,083 performance-vesting shares, 2,417 time-vested shares, warrants to purchase 1,250.48 shares of common stock and 1,232 shares of preferred stock of Pliant. All of Mr. Durham’s time-vested shares and 2,416 of Mr. Durham’s performance-vesting shares had vested as of the date of the separation agreement. Pursuant to the separation agreement, Mr. Durham agreed to convert an outstanding promissory note issued as payment for a portion of his shares into two promissory notes. The first note (the “Vested Secured Note”), in the principal amount of $2,430,798, relates to Mr. Durham’s time-vested shares and the vested portion of his performance-vesting shares. The second note (the “Non-Vested Secured Note”), in the principal amount of $4,862,099, related to the 9,667 performance-vesting shares which had not vested as of the date of the separation agreement. In addition to these notes, Mr. Durham had an additional outstanding promissory note (the “Additional Note”), with an outstanding balance of $1,637,974 at the date of his resignation, relating to a portion of the shares of common stock held by Mr. Durham. In accordance with the separation agreement, we repurchased and cancelled Mr. Durham’s 9,667 unvested shares in exchange for cancellation of the Non-Vested Secured Note on October 3, 2002.

The separation agreement preserved a put option established by Mr. Durham’s employment agreement with respect to his shares. For purposes of this put option, the separation agreement provides that the price per share to be paid by us is $483.13 with respect to common stock, $483.13 less any exercise price with respect to warrants, and the liquidation preference with respect to preferred stock. On July 9, 2002, Mr. Durham exercised his put option with respect to 28,289 shares of common stock, 1,232 shares of preferred stock and warrants to purchase 1,250.48 shares of common stock. Mr. Durham’s put option is subject to any financing or other restrictive covenants to which we are subject at the time of the proposed repurchase. Restrictive covenants under our credit facilities limit the number of shares we can currently repurchase from Mr. Durham. On October 3, 2002, as permitted by the covenants contained in our credit facilities, we purchased 8,204 shares from Mr. Durham for a purchase price of $3,963,599 less the outstanding amount of the Additional Note, which was cancelled. In December 2002 we purchased an additional 1,885 shares of common stock from Mr. Durham for an aggregate purchase price of approximately $910,700. As of December 31, 2002, our total remaining purchase obligation to Mr. Durham was approximately $10,623,097, excluding accrued preferred dividends. We are limited by our credit facilities to a maximum purchase from Mr. Durham of $5,000,000 of shares in 2003, which purchase may only be made if we meet certain leverage ratios. Mr. Durham continues to serve as a member of our Board of Directors as a designee of The Christena Karen H. Durham Trust, which holds 158,917 shares, or approximately 27.5%, of our outstanding common stock.

During 2001, we completed the transition of our corporate headquarters from Salt Lake City, Utah to Schaumburg, Illinois, and we made certain changes in our management. During the first quarter of 2001, we incurred non-cash stock-based compensation expense of approximately $7.0 million as a result of certain modifications to our senior management employment arrangements with two executive officers.

Quantitative and qualitative disclosures about market risk

We are exposed to various interest rate and resin price risks that arise in the normal course of business. We enter into interest rate collar and swap agreements to manage interest rate market risks and commodity collar agreements to manage resin market risks. However, significant increases in interest rates or the price of resins could adversely affect our operating margins, results of operations and ability to service our indebtedness.

We finance our operations with borrowings comprised primarily of variable rate indebtedness. Market risk arises from changes in interest rates. Based on amounts outstanding as of June 30, 2003, an increase of 1% in interest rates payable on our variable rate indebtedness would increase our annual interest expense by approximately $0.2 million, after accounting for the effect of our interest rate hedge agreements. We have six interest rate derivative agreements with financial institutions that would reduce the impact of changes in interest rates on our floating-rate, long-term debt. These agreements include interest rate cap agreements, interest rate swap agreements and an interest rate collar agreement. These agreements have a notional amount of $358.0 million and expire from December 31, 2003 through January 18, 2005. See Note 6 to the consolidated financial statements included elsewhere in this prospectus.

Our raw material costs are comprised primarily of resins. Our resin costs comprised approximately 62% of our total manufacturing costs in 2002 and approximately 65% of our total manufacturing costs for the six months ended June 30, 2003. Market risk arises from changes in resin costs. Based upon our results of operations for the year ended December 31, 2002, an increase in our cost of raw materials of $0.01 per pound would have increased our costs of sales and our net loss by approximately $8.8 million, assuming we were unable to pass any of this cost increase through to our customers. Although the average selling prices of our products generally increase or decrease as the cost of resins increases or decreases, the impact of a change in resin prices is more immediately reflected in our raw material costs than in our selling prices. From time to time we enter into commodity collar agreements to manage resin market risks. At June 30, 2003, we did not have any commodity collar agreements outstanding.

Fluctuations in exchange rates may also adversely affect our financial results. The functional currencies for our foreign subsidiaries are the local currency. As a result, certain of our assets and liabilities, including certain bank accounts, accounts receivable and accounts payable, exist in non U.S. dollar-denominated currencies, which are sensitive to foreign currency exchange rate fluctuations.

We enter into certain transactions denominated in foreign currencies but, because of the relatively small size of each individual currency exposure, we do not employ hedging techniques designed to mitigate foreign currency exposures. Gains and losses from these transactions as of June 30, 2003 have been immaterial and are reflected in the results of operations.

We are exposed to credit losses in the event of nonperformance by the counterparty to a financial instrument to which we are a party. We anticipate, however, that each of the counterparties to the financial instruments to which we are a party will be able to fully satisfy its obligations under the contract.

Business

General

Pliant Corporation, with 2002 revenues of approximately $879 million, is one of North America’s leading manufacturers of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. We offer some of the most diverse product lines in the film industry and have achieved leading positions in many of these product lines. We operate 26 manufacturing and research and development facilities worldwide and we currently have approximately 1.0 billion pounds of annual production capacity.

We were founded in 1992. We have combined strategic acquisitions, internal growth, product innovation and operational improvements to grow our business from net sales of $447.7 million in 1997 to $879.2 million in 2002. We have acquired and integrated numerous strategic film and flexible packaging operations since 1992.

Recapitalization

On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000 among us, our then existing stockholders and Southwest Industrial Films, LLC, an affiliate of J.P. Morgan Partners, LLC, whereby Southwest Industrial Films acquired majority control of our common stock. The total consideration paid in the recapitalization was approximately $1.1 billion, including transaction costs. Pursuant to the recapitalization agreement:

•	we redeemed all of the shares of our common stock held by Jon M. Huntsman, our founder, then majority stockholder and then Chairman of the Board;

•	Southwest Industrial Films purchased approximately one-half of the shares of our common stock held collectively by The Christena Karen H. Durham Trust and by members of our current and former senior management;

•	Southwest Industrial Films and certain other institutional investors purchased shares of common stock directly from us;

•	the trust and the management investors at that time retained or “rolled-over” approximately one-half of the shares of our common stock collectively owned by them prior to the recapitalization; and

•	we issued to Southwest Industrial Films and to certain other institutional investors a new series of senior cumulative exchangeable redeemable preferred stock and detachable warrants for our common stock.

In connection with the recapitalization, we restructured our indebtedness. We refinanced all amounts outstanding under our then existing credit facility and replaced it with amended and restated secured credit facilities.

Controlling shareholder

As of September 1, 2003, J.P. Morgan Partners (BHCA), L.P. and its affiliates owned approximately 55% of our outstanding common stock, 75% of our preferred stock warrants to purchase common stock and 59% of our outstanding preferred stock, subject to certain preemptive rights with respect to 10,000 shares of preferred stock issued on March 25, 2003. J.P. Morgan Partners (BHCA), L.P. and its affiliates have invested a total of approximately $238.0 million in our common and preferred stock (including warrants). J.P. Morgan Partners, LLC serves as investment advisor to J.P. Morgan Partners (BHCA), L.P. J.P. Morgan Partners, LLC is the private equity group of J.P. Morgan Chase & Co., which is one of the largest financial holding companies in the United States. J.P. Morgan Partners, LLC is a global private equity organization, with over $25 billion under management. J.P. Morgan Partners, LLC has closed over 1,000 individual transactions since its inception in 1984 and has more than 150 investment professionals in eight offices throughout the world.

Recent acquisitions

In August 2002, we purchased substantially all of the assets and assumed certain liabilities of the business of Roll-O-Sheets Canada Limited. The Roll-O-Sheets business consists of one plant in Barrie, Canada engaged in the conversion and sale of PVC and polyethylene film for the food industry. In addition, the business includes the distribution of purchased polyester film and polypropylene food trays and other food service products.

In May 2002, we acquired substantially all of the assets and assumed certain liabilities of Decora Industries, Inc. and its operating subsidiary, Decora Incorporated (collectively, “Decora”), a New York based manufacturer and marketer of adhesive and non-adhesive decorative and surface coverings, including plastic films and other consumer products sold under the Con-Tact® brand name. The initial purchase price was approximately $18 million. The assets purchased consisted of one plant in Fort Edward, New York, and related equipment used by Decora primarily to print, laminate and convert films into adhesive shelf liner. In addition, we accrued certain liabilities related to acquisition costs and expenses related to the relocation of the production facility, including severance payments to terminated employees. The final purchase price after adjustments totaled $23.2 million.

In July 2001, we acquired 100% of the outstanding stock of Uniplast Holdings, Inc., a manufacturer of multi-layer packaging films, industrial films and cast-embossed films, with operations in the United States and Canada, for an initial purchase price of approximately $56.0 million in cash and equity. In addition, we accrued certain liabilities related to acquisition costs and expenses related to the relocation of the production facility including severance payments to terminated employees. The final purchase price after adjustments totaled $59.3 million.

Products, markets and customers

Our products are sold into numerous markets for a variety of end uses. Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. During the first quarter of 2003, we reorganized our operations under four operating segments: Pliant U.S., Pliant Flexible Packaging, Pliant International and Pliant Solutions and our financial information contained in this prospectus is presented on that basis. For more information on our operating segments and geographic information, see Note 14 to the consolidated financial statements included elsewhere in this prospectus.

Pliant U.S.

Our Pliant U.S. segment manufactures and sells films and other flexible packaging products primarily in the United States. Our Pliant U.S. segment accounted for 61.0%, 63.2% and 63.1% of our net sales in 2002, 2001 and 2000, respectively. The principal products of our Pliant U.S. segment include personal care and medical films, converter films, agricultural films, stretch films and PVC films.

Personal Care and Medical Films.    We are a leading producer of personal care films used in disposable diapers, feminine care products and adult incontinence products. Personal care films must meet diverse and highly technical specifications. We are also a specialized manufacturer of medical films. Our medical films are used in disposable surgical drapes and gowns. We also produce protective packaging for medical supplies, such as disposable syringes and intravenous fluid bags.

Converter Films.    We are North America’s largest producer of converter films. Converter films are sold to converters of flexible packaging who laminate them to foil, paper or other films, and/or print them, and ultimately fabricate them into the final flexible packaging product. Our converter films are a key component in a wide variety of flexible packaging products. Generally, our converter films add value by providing the final packaging product with specific performance characteristics.

Agricultural Films.    We are a leading manufacturer of polyethylene mulch films that are sold to fruit and vegetable growers and to nursery operators. Our mulch films are used extensively in North America and Latin America. Commercial growers of crops like peppers, tomatoes, cucumbers and strawberries are the primary consumers of our mulch films. We are one of North America’s two largest producers of mulch films.

Stretch Films.    Our stretch films are used to bundle, unitize and protect palletized loads during shipping and storage. Stretch films continue to replace more traditional packaging, such as corrugated boxes and metal strapping, because of stretch films’ lower cost, higher strength, and ease of use. We are North America’s fourth largest producer of stretch films.

PVC Films.    Our PVC films are used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce. PVC films are preferred in these applications because of their clarity, elasticity and cling. We also produce PVC films for laundry and dry cleaning bags. Finally, we produce PVC films that are repackaged by us and other companies in smaller cutterbox rolls for sale in retail markets in North America, Latin America and Asia. We are the third largest producer of PVC films in North America.

The following table presents the net sales, excluding intercompany sales, contributed by the primary divisions in our Pliant U.S. segment. The Industrial Films division includes our stretch films and PVC films product categories. The Specialty Films division includes the majority of the sales from our personal care and medical films categories, as well as the sales from our agricultural films category and sales from our facility in Newport News, Virginia, which conducts a majority of our research and development. The Converter Films division consists of our converter films product category and some sales from our personal care and medical films product categories.

Net sales, excluding intercompany sales (dollars in millions):

	2002	2001	2000
Industrial Films	$158.7	$161.5	$145.9
Specialty Films	155.9	158.7	188.7
Converter Films	221.0	210.6	197.8

Total Pliant U.S.	$535.6	$530.8	$532.4

Pliant Flexible Packaging

Our Pliant Flexible Packaging segment manufactures and sells printed film and packaging products primarily in the Unites States. Our Pliant Flexible Packaging segment accounted for 23.5%, 24.4% and 26.2% of our net sales in 2002, 2001 and 2000, respectively. The principal products of our Pliant Flexible Packaging segment include printed products and barrier films.

Printed Products.    Our printed products include printed rollstock, bags and sheets used to package food, consumer goods and personal care products. Printed bags or rollstock are sold to bakeries, fresh and frozen food processors, manufacturers of personal care products, textile manufacturers and other dry goods processors. We are the leading manufacturer of films used for frozen foods packaging in North America. In addition, we are the second largest manufacturer of films for the bread and bakery goods market in North America.

Barrier Films.    We manufacture a variety of barrier films, primarily for food packaging. We are North America’s second largest producer of films for cookie, cracker and cereal box liners. We are also a leading manufacturer of barrier films for liners in multi-wall pet food bags, frozen baked goods and dry mix packaging.

Pliant International

Our Pliant International segment manufactures and sells films and other flexible packaging products. We have manufacturing operations located in Australia, Brazil, Canada, Germany and Mexico. These operations service Australia, Southeast Asia, Latin America, Canada, Europe and Mexico. In addition, our operation in Mexico provides the film for our Pliant Solutions segment. Our Pliant International segment accounted for 12.3%, 12.4% and 10.7% of our net sales in 2002, 2001 and 2000, respectively. The principal products of our Pliant International segment vary depending on the particular country or region.

Mexico

Our facility in Mexico produces a variety of films and flexible packaging products. These products are sold primarily in Mexico, although we have a few customers in other Latin American countries. Our facility in Mexico manufactures personal care films, printed products and barrier films. We also sell stretch films and PVC films manufactured by our U.S. plants in Mexico and the Latin America region.

Personal Care Films.    We believe we are a leading supplier of personal care films in Mexico. We produce both printed and unprinted films for use in disposable diapers, feminine care products and adult incontinence products.

Printed Products.    Our facility in Mexico produces printed rollstock, bags and sheets used to package food and consumer products.

Barrier Films.    We manufacture co-extruded barrier films in our Mexico facility. These films are used for cookie, cracker and cereal box liners.

Stretch and Shrink Films.    We believe we are a leading supplier of stretch and shrink films in Mexico. Stretch films are used to bundle, unitize and protect palletized loads during shipment and storage. These stretch films are manufactured by our U.S. plants. Shrink film is produced in our Mexican operations as well as our U.S. plants for sale into this region.

PVC Films.    We also sell PVC films in Mexico. Like our stretch films, our PVC films are manufactured by our U.S. plants and shipped to customers in Mexico.

Germany

Our facility in Germany produces PVC films primarily for sale throughout Europe. We are a leading producer of PVC films in Europe, where our films are sold primarily to supermarkets and processors of red meat and poultry. In Southern Europe, we also sell our PVC films to produce suppliers.

Australia

Our facility in Australia produces PVC films primarily for sale in Australia, New Zealand and Southeast Asia. In this region, we sell our PVC films primarily to supermarkets, delicatessens and restaurants to wrap meat, cheese and produce. We also sell PVC films to converters that rewind and slit the PVC films for use in retail cutter boxes.

Canada

We are a leading supplier of converter films in Canada. We manufacture converter films at both our Canadian facilities and our U.S. facilities for sale in Canada. In Canada, we sell our converter films primarily to converters of flexible packaging, distributors and end users.

Pliant Solutions

Our Pliant Solutions segment consists primarily of the consumer products business we acquired from Decora in May 2002. Net sales of the Pliant Solutions segment since the acquisition date accounted for 3.2% of our net sales in 2002. Our Pliant Solutions segment markets and distributes decorative and surface coverings, including self-adhesive and non-adhesive coverings, primarily in the United States and Canada. We market these consumer products primarily under the Con-Tact® brand name, which is considered to be the most recognized brand of consumer decorative and surface coverings.

Decorative and surface coverings are manufactured through the conversion of various films into consumer packaged goods. These products are sold by retailers to consumers for a wide range of applications, including shelf-lining, decorative accenting, glass covering, surface repair, resurfacing and arts and crafts projects. Product lines currently marketed by our Pliant Solutions segment under the Con-Tact® brand name include multipurpose decorative coverings, Shelf Liner™, Grip Liner™ and glass coverings. Consumers purchase these products based upon their ease of application, design, durability and price.

We believe we are the largest provider of decorative and surface coverings in the United States, which we attribute to the strength of our Con-Tact® brand name. In North America, we sell our Con-Tact® brand products primarily to retailers, including mass merchants, home centers, specialty stores, grocery stores, and drug stores.

Sales and marketing

Because of our broad range of product offerings and customers, our sales and marketing efforts are generally specific to a particular product, customer or geographic region. We market in various ways, depending on both the customer and the product. However, most of our salespeople are dedicated to a specific product line and sometimes to specific customers.

The majority of our films are sold by our own direct sales force. These salespeople are supported by customer service and technical specialists assigned to each salesperson, and in some cases, to specific customers. In addition, certain of our personal care and barrier films, and all of our agricultural films are sold through brokers in the United States. Most of our printed products are sold domestically through brokers. National grocery chains and some smaller customer accounts are serviced by our own direct sales force.

Our stretch films and PVC films are generally sold to distributors, although we also sell stretch films directly to large national accounts. We have an independent contract sales force that sells our stretch films to national and regional distributors. Our PVC films are sold by our own sales force to regional and national distributors, directly to national grocery chains, and directly to converters, who repackage the film into cutterbox rolls for sale in retail markets.

No single customer accounted for more than 10% of our net sales for the year ended December 31, 2002.

Manufacturing

During the past three fiscal years, excluding acquisitions, we have invested a total of $171.3 million to expand, upgrade and maintain our asset base and information systems. With 26 plants, we are often able to allocate lines to specific products. Our multiple manufacturing sites and varied production capabilities also allow us to offer multiple plant service to our national customers. Generally, our manufacturing plants operate 24 hours a day, seven days a week.

We manufacture our film products using both blown and cast extrusion processes. In each process, thermoplastic resin pellets are combined with other resins, plasticizers or modifiers in a controlled, high-temperature, pressurized process to create films with specific performance characteristics. Blown film is produced by extruding molten resin through a circular die and chilled air ring to form a bubble. In the cast film process, molten resin is extruded through a horizontal die onto a chill roll, where the film is quickly cooled. These two basic film manufacturing processes produce films with uniquely different performance characteristics. Cast films are generally clearer, softer and more uniform in thickness. Blown films offer enhanced physical properties, such as increased tear and puncture resistance and better barrier protection.

We also produce a significant amount of printed films and bags. We employ both flexographic and rotogravure printing equipment in our printing operations.

Technology and research and development

We believe our technology base and research and development support provide critical support to our business and customers. Our research and development group provides the latest resin and extrusion technology to our manufacturing facilities and allows us to test new resins and process technologies. Our technical center in Newport News, Virginia has a pilot plant that allows the technical center to run commercial “scale-ups” for new products. We are able to use our broad product offerings and technology to transfer technological innovations from one market to another.

Our technical representatives often work with customers to help them develop new, more competitive products. This allows us to enhance our relationships with these customers by providing the technical service needed to support commercialization of new products and by helping them to improve operational efficiency and quality throughout a product’s life cycle.

We spent $8.1 million, $9.8 million and $8.6 million on research and development in 2002, 2001 and 2000, respectively, before giving effect to revenues from pilot plant sales.

Intellectual property rights

Patents, trademarks and licenses are significant to our business. We have patent protection on many of our products and processes, and we regularly apply for new patents on significant product and process developments. We have registered trademarks on many of our products. We also rely on unpatented proprietary know-how, continuing technological innovation and other trade secrets to develop and maintain our competitive position. In addition to our own patents, trade secrets and proprietary know-how, we license from third parties the right to use some of their intellectual property. Although we constantly seek to protect our patents, trademarks and other intellectual property, our precautions may not provide meaningful protection against competitors and the value of our trademarks could be diluted.

Raw materials

Polyethylene, PVC, polypropylene and other resins and additives constitute the major raw materials for our products. We purchase most of our resin from major oil companies and petrochemical companies in North America. For the year ended December 31, 2002, resin costs comprised approximately 62% of our total manufacturing costs. The price of resins is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas feedstocks. Resin shortages or significant increases in the price of resin could have a significant adverse effect on our business.

Over the past several months, we have experienced a period of extreme uncertainty with respect to resin supplies and prices. High crude oil and natural gas pricing, resulting in part from harsh winter weather conditions in the eastern United States and uncertainties regarding the situation with Iraq, have had a significant impact on the price and supply of resins. During the same period, many major suppliers of resin have announced price increases to cover their increases in feedstock costs. While the prices of our products generally fluctuate with the price of resins, certain of our customers have contracts that limit our ability to pass the full cost of higher resin pricing through to our customers immediately. Further, competitive conditions in our industry may make it difficult for us to sufficiently increase our selling prices for all customers to reflect the full impact of increases in raw material costs. If this period of high resin pricing continues, we may be unable to pass on the entire effect of the price increases to our customers, which would adversely affect our profitability and working capital. In addition, further increases in crude oil and natural gas prices could make it difficult for us to obtain an adequate supply of resin from manufacturers affected by these factors.

Employees

As of June 30, 2003, we had approximately 3,200 employees, of which approximately 1,000 employees were subject to a total of 12 collective bargaining agreements that expire on various dates between February 19, 2004 and March 7, 2007. We consider our current relations with our employees to be good. However, if major work disruptions were to occur, our business could be adversely affected.

Properties

Our principal executive offices are located at 1475 Woodfield Road, Suite 700, Schaumburg, Illinois 60173. We own most of the improved real property and other assets used in our operations. We lease all or part of seven of the sites at which we have manufacturing operations. We also lease warehouse and office space at various locations. We consider the condition of our plants, warehouses and other properties and the other assets owned or leased by us to be generally good.

In an effort to maximize the efficiency of our facilities, we closed and disposed of a number of facilities in 2000, 2001 and 2002, including certain facilities acquired in connection with recent acquisitions. Production from these facilities was moved in large part to plants that were not operating at capacity. During 2000, we closed a facility in Dallas, Texas. In 2001, we closed a facility in Birmingham, Alabama, two facilities in Palmer, Massachusetts, a facility in Columbus, Indiana and a part of our facility in Toronto, Canada. During 2003, we are continuing a process to consolidate our two plants in Mexico. In addition, during the fourth quarter of 2002 we substantially completed the closure of our facility in Merced, California and a portion of our plant in Shelbyville, Indiana. The remaining portion of the Shelbyville, Indiana plant continues to operate as part of the Alliant joint venture. Alliant is a joint venture between us and Supreme Plastics Ltd., a company based in the United Kingdom. Alliant manufactures and sells recloseable zipper products. We have also substantially completed the process of closing a facility in Fort Edward, New York, which was acquired as part of the Decora acquisition, and have moved the production to our facilities in Mexico and Danville, Kentucky.

We have an annual film production capacity of approximately one billion pounds. Our principal manufacturing plants are listed below. Unless otherwise indicated, we own each of these properties.

Location	Products
Pliant U.S.

Barrie, Canada*	PVC and polyethylene films
Burrillville, Rhode Island	Converter films
Calhoun, Georgia	PVC films
Chippewa Falls, Wisconsin	Converter and personal care films
Dalton, Georgia	Converter, barrier and custom films
Danville, Kentucky	Stretch and converter films
Deerfield, Massachusetts	Converter films
Harrington, Delaware	Personal care, medical and converter films
Lewisburg, Tennessee	Stretch films
McAlester, Oklahoma	Personal care, medical and converter films
Newport News, Virginia	Research facility and pilot plant
Shelbyville, Indiana	Reclosable zipper products
Toronto, Canada	PVC films
Washington, Georgia	Personal care, medical and agricultural films

Pliant Flexible Packaging

Bloomington, Indiana*	Barrier and custom films
Kent, Washington	Printed bags and rollstock
Langley, British Columbia*	Printed bags and rollstock
Macedon, New York+	Personal care films, printed bags and rollstock
Odon, Indiana*	Barrier and custom films

Location	Products
Pliant International

Mexico City, Mexico*	Barrier and personal care films, printed bags and rollstock
Orillia, Canada (two plants)	Converter films
Phillipsburg, Germany	PVC films
Porte Allegra, Brazil	Personal care bags
Preston, Australia*	PVC films

Pliant Solutions

Danville, Kentucky*	Packaging and distribution

*	Indicates a leased building.
+	Indicates a building that is approximately 95% owned and 5% leased.

Environmental matters

Our operations are subject to environmental laws in the United States and abroad, including those described below. Our capital and operating budgets include costs and expenses associated with complying with these laws, including the acquisition, maintenance and repair of pollution control equipment, and routine measures to prevent, contain and clean up spills of materials that occur in the ordinary course of our business. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal. We believe that we are in substantial compliance with environmental laws and our environmental permit requirements, and that the costs and expenses associated with such compliance are not material to our business. However, additional operating costs and capital expenditures could be incurred if, for example, additional or more stringent requirements relevant to our operations are promulgated.

From time to time, contaminants from current or historical operations have been detected at some of our present and former sites, principally in connection with the removal or closure of underground storage tanks. The cost to remediate these sites has not been material, and we are not currently aware that any of our facility locations have material outstanding claims or obligations relating to contamination issues.

Competition

The markets in which we operate are highly competitive on the basis of service, product quality, product innovation and price. Small and medium-sized manufacturers that compete primarily in regional markets service a large portion of the film and flexible packaging market, and there are relatively few large national manufacturers. In addition to competition from many smaller competitors, we face strong competition from a number of large film and flexible packaging companies. Some of our competitors are substantially larger, are more diversified, and have greater resources than we have, and, therefore, may have certain competitive advantages.

Legal proceedings

On November 19, 2001, S.C. Johnson & Son, Inc. and S.C. Johnson Home Storage, Inc. (collectively, “S.C. Johnson”) filed a complaint against us in the U.S. District Court for the District of Michigan, Northern Division (Case No. 01-CV-10343-BC). The complaint alleges misappropriation of proprietary trade secret information relating to certain componentry used in the manufacture of reclosable “slider” bags. We counterclaimed alleging that S.C. Johnson misappropriated certain of our trade secrets relating to the extrusion of flange zipper and unitizing robotics. Both the S.C. Johnson complaint and our counterclaim seek damages and injunctive and declaratory relief. We intend to resist S.C. Johnson’s claims and to pursue our counterclaim vigorously. We do not believe this proceeding will have a material adverse affect on our financial condition or results of operations.

On February 26, 2003, former employees of our Fort Edward, New York manufacturing facility, which we acquired as part of the Decora acquisition, named us as defendants in a complaint filed in the Supreme Court of the State of New York, County of Washington (Index No. 4417E). We received service of this complaint on April 2, 2003, and successfully removed the case to the United States District Court for the Northern District of New York (Case No. 1:03cv00533). The complaint alleges claims against us for conspiracy to defraud and breach of contract arising out of our court-approved purchase of the assets of Decora Industries, Inc. and Decora, Incorporated. Plaintiffs’ complaint seeks compensatory and punitive damages and a declaratory judgment nullifying severance agreements for lack of consideration and economic duress. We intend to resist the plaintiffs’ claims vigorously. We do not believe this proceeding will have a material adverse affect on our financial condition or results of operations.

We are involved in other litigation matters from time to time in the ordinary course of our business. In our opinion, none of such litigation is material to our financial condition or results of operations.

Management

Certain information about our executive officers and directors is presented in the table below. Pursuant to the stockholders’ agreement among us, the holders of our common stock and the holders of warrants to purchase our common stock, our board of directors currently consists of seven members, four of whom are designated by our institutional common stockholders and warrantholders, two of whom are designated by The Christena Karen H. Durham Trust, or the Trust, and one of whom is appointed by our board of directors and must be a member of our senior management.

Name	Age	Position
Edward A. Lapekas	60	Chief Executive Officer and Director

Brian E. Johnson	48	Executive Vice President and Chief Financial Officer

Stanley B. Bikulege	39	Executive Vice President and President, Pliant U.S.

Len Azzaro	53	Executive Vice President and President, Flexible Packaging

Douglas W. Bengtson	55	Executive Vice President, Procurement and Strategic Sourcing

Timothy J. Walsh	40	Chairman of the Board and Director

Richard P. Durham	39	Director

Donald J. Hofmann, Jr.	45	Director

John M. B. O’Connor	49	Director

Albert (Pat) MacMillan	59	Director

Edward A. Lapekas became our interim Chief Executive Officer on August 24, 2003 and became one of our directors on December 19, 2001. From November 2002 until March 2003, Mr. Lapekas served as Chairman and Chief Executive Officer of NexPak Corporation, a media packaging company. Prior to that, Mr. Lapekas was Executive Chairman of Packtion Corporation, an e-commerce venture, from October 2000 until June 2001. From May 1996 until July 2000, Mr. Lapekas was employed by American National Can Group, Inc., last serving as Chairman and Chief Executive officer. Prior to that, Mr. Lapekas served as Deputy Chairman and Chief Operating Officer of Schmalbach-Lubeca AG. From 1971 until 1991, Mr. Lapekas was employed by Continental Can Company, where he served in various strategy, planning, operating and marketing capacities. Mr. Lapekas is also a director of Silgan Corp. He received a B.A. degree from Albion College and an M.B.A. degree from Wayne State University. Pursuant to the stockholders’ agreement, Mr. Lapekas is one of the Trust’s designees to the board.

Brian E. Johnson became our Executive Vice President and Chief Financial Officer on July 17, 2001. Mr. Johnson joined Pliant in April 2001 as Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. Johnson was Vice President and Chief Financial Officer of Geneer Corporation. His former positions include Executive Vice President at Lawson Mardon Packaging and Vice President and General Manager of Sengewald USA Inc. Mr. Johnson received a B.S. degree in Finance from the University of Illinois and an M.B.A. degree from the Kellogg School of Management at Northwestern University.

Stanley B. Bikulege became Executive Vice President and President, Pliant U.S. in June 2002. Mr. Bikulege served as Executive Vice President Operations from July 2001 through June 2002. Mr. Bikulege’s prior positions with Pliant include Senior Vice President and General Manager, Industrial Films Division; Vice President, Stretch Films; General Manager-Castflex; Managing Director-Europe; Managing Director PVC Films-Europe; Director of Manufacturing; and Plant Manager. Prior to joining us in 1992, Mr. Bikulege held numerous positions in Goodyear Tire and Rubber Company’s Films Division. Mr. Bikulege received a B.S. degree in Chemical Engineering from Youngstown State University and an M.B.A. degree from Georgia State University.

Len Azzaro became Executive Vice President and President, Flexible Packaging on February 3, 2003. Prior to joining Pliant, Mr. Azzaro spent 30 years in global sales, marketing and general management at Dow Chemical. Most recently he served as leader of Dow’s global polyethylene business. Mr. Azzaro holds a B.S.

degree from Youngstown State University and an M.B.A. degree from the Kellogg School of Management at Northwestern University.

Douglas W. Bengtson became our Executive Vice President, Procurement and Strategic Sourcing in June 2002. Mr. Bengtson served as Executive Vice President of Sales from July 2001 through June 2002. Mr. Bengtson joined Pliant in September 1997 as Senior Vice President and General Manager, Performance Films Division. Prior to joining us, Mr. Bengtson was Vice President of Sales and Marketing for Food Packaging at American National Can. His former positions include Vice President, Sales and Marketing at CT Film, a division of Rexene Corporation, and Vice President, Sales and Marketing, of the Polymer division of Rexene Corporation. Mr. Bengtson received a B.S. degree in Business/Marketing from Colorado State University.

Timothy J. Walsh became one of our directors on May 31, 2000 and the chairman of the board of directors, a non-executive position, in June 2002. Mr. Walsh is an executive officer of JPMP Capital Corp., which is the general partner of JPMP Master Fund Manager, L.P., which is the general partner of J.P. Morgan Partners (BHCA), L.P., which is our principal stockholder. Since 1999, Mr. Walsh has been a Partner of J.P. Morgan Partners, LLC (formerly, Chase Capital Partners), a global private equity organization with over $25 billion of direct private equity under management. J.P. Morgan Partners, LLC has closed over 1,000 individual transactions since its inception in 1984 and has more than 150 investment professionals in eight offices throughout the world. From 1993 to 1999, Mr. Walsh held various positions with J.P. Morgan Partners, LLC in Europe and North America. Prior to 1993, he was a Vice President of J.P. Morgan Chase & Co. (formerly, The Chase Manhattan Corporation). Mr. Walsh is also a director of Better Minerals & Aggregates Company, Klockner Pentaplast S.A. and Metokote Corporation. Mr. Walsh received a B.S. degree from Trinity College and an M.B.A. degree from the University of Chicago. Pursuant to the stockholders’ agreement, Mr. Walsh is one of the designees to the board by our institutional common stockholders and warrantholders.

Richard P. Durham became one of our directors on May 31, 2000. Mr. Durham also served as our President, from March 1997 through March 2001, and as our Chief Executive Officer, from March 1997 through June 2002. He was also the chairman of our board of directors from May 31, 2000 to June 2002. Mr. Durham has been with various Huntsman Corporation affiliates since 1987. Prior to becoming our President, Mr. Durham served as Co-President and Chief Financial Officer of Huntsman Corporation. Mr. Durham is also a director of Huntsman Corporation. Mr. Durham is a graduate of The Wharton School of Business at the University of Pennsylvania. Pursuant to the stockholders’ agreement, Mr. Durham is one of the Trust’s designees to the board.

Donald J. Hofmann, Jr. became one of our directors on May 31, 2000. Since January 2003, Mr. Hofmann has been a Senior Advisor of J.P. Morgan Partners, LLC (formerly, Chase Capital Partners), a global private equity organization with over $25 billion of direct private equity under management. J.P. Morgan Partners, LLC has closed over 1,000 individual transactions since its inception in 1984 and has more than 150 investment professionals in eight offices throughout the world. From 1992 until January 2003, Mr. Hofmann was a partner of J.P. Morgan Partners, LLC. Mr. Hofmann received a B.A. degree from Hofstra University and an M.B.A. degree from the Harvard Business School. Pursuant to the stockholders’ agreement, Mr. Hofmann is one of the designees to the board by our institutional common stockholders and warrantholders.

John M. B. O’Connor became one of our directors on May 31, 2000. Mr. O’Connor is an executive officer of JPMP Capital Corp., which is the general partner of JPMP Master Fund Manager, L.P., which is the general partner of J.P. Morgan Partners (BHCA), L.P., which is our principal stockholder. Mr. O’Connor joined J.P. Morgan Partners, LLC (formerly, Chase Capital Partners) in 1995 and is an Executive Partner. J.P. Morgan Partners, LLC is a global private equity organization with over $25 billion of direct private equity under management. J.P. Morgan Partners, LLC has closed over 1,000 individual transactions since its inception in 1984 and has more than 150 investment professionals in eight offices throughout the world. From 1993 to 1999, Mr. O’Connor held various positions with J.P. Morgan Partners, LLC in Europe and North America. Mr. O’Connor is also on the boards of directors of TK Aluminum Ltd., AdvisorTech Corporation and FHC Value Options. Mr. O’Connor is an appointee of New York City’s Mayor Bloomberg to the Board of the Center for

Animal Care and Control, a Director of The Fund for the City of New York and a Director of the American Society for the Prevention of Cruelty to Animals. Mr. O’Connor received his B.A. degree from Tulane University and an M.B.A. degree from the Columbia University Graduate School of Business. Pursuant to the stockholders’ agreement, Mr. O’Connor is one of the designees to the board by our institutional common stockholders and warrantholders.

Albert (Pat) MacMillan became one of our directors on December 19, 2001. Mr. MacMillan is the founder and CEO of Team Resources, a consulting firm with offices in the United States, Venezuela, Peru, Chile, and Mexico. Founded in 1980, Team Resources provides client services in the areas of strategy, building team-based organizations, and designing leadership development strategies. He also serves on the boards of directors of Unum/Provident and Metokote Corporation, as well as several foundations and non-profit organizations. He received a B.A. degree in Business and an M.B.A. degree from the University of Washington. Pursuant to the stockholders’ agreement, Mr. MacMillan is one of the designees to the board by our institutional common stockholders and warrantholders.

Executive compensation

The following summary compensation table sets forth information about compensation earned in the fiscal years ended December 31, 2002, 2001 and 2000 by each person serving as chief executive officer during 2002 and the five other most highly compensated executive officers of Pliant (as of the end of the last fiscal year) (collectively, the “Named Executive Officers”).

Summary compensation table

Name And Principal Position	Year	Annual Compensation(1)		Long Term Compensation(2)		All Other Compen- sation ($)
		Salary ($)	Bonus ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
Jack E. Knott II Former Chief Executive Officer until August 22, 2003(6)	2002 2001 2000	375,000 337,500 316,667	163,659 163,428 104,274	— — —	— — —	5,700 5,100 1,037,271	(3) (4) (5)

Richard P. Durham Chairman and Chief Executive Officer until June 10, 2002(9)	2002 2001 2000	250,000 500,000 500,000	185,800 381,024 245,568	— — —	— — —	273,208 5,100 136,350	(7) (4) (8)

Brian E. Johnson Executive Vice President and Chief Financial Officer(10)	2002 2001 2000	265,200 179,333 —	41,928 44,370 —	— 5,000 —	— — —	5,700 5,100 —	(3) (4)

Stanley B. Bikulege Executive Vice President, President, Pliant USA	2002 2001 2000	247,083 203,125 182,250	47,093 66,245 60,304	2,720 250 1,030	— — 298,521	5,700 56,931 52,600	(3) (11) (12)

Elise H. Scroggs Former Executive Vice President, President, Pliant International(15)	2002 2001 2000	205,417 151,917 115,916	32,972 46,207 15,984	2,200 425 375	— — 62,394	5,700 3,184 35,100	(3) (13) (14)

Douglas W. Bengtson Executive Vice President, Procurement and Strategic Sourcing	2002 2001 2000	222,500 204,583 190,000	35,147 66,245 121,293	720 250 1,030	— — 517,122	5,700 5,100 52,600	(3) (4) (12)

Ronald A. Artzer Senior Vice President, President, Pliant Solutions Corporation(16)	2002 2001 2000	223,846 — —	39,216 — —	1,500 — —	— — —	5,700 — —	(3)

(1)	Perquisites and other personal benefits, securities or property, in the aggregate, are less than either $50,000 or 10% of the total annual salary and bonus reported for the applicable Named Executive Officer.
(2)	At December 31, 2002, the number of shares of restricted stock held by Messrs. Durham and Knott were 4,833 and 7,750, respectively. The value of such shares of restricted stock at December 31, 2002 has not been reported as compensation because it did not exceed the consideration paid by the applicable Named Executive Officer.
(3)	Consists of $5,700 for employer’s 401(k) contributions.
(4)	Consists of $5,100 for employer’s 401(k) contributions.
(5)	Consists of (a) $836,785 gross-up payment of taxes payable for the exercise of options in connection with the recapitalization, (b) relocation expense reimbursement of $114,136, (c) a $81,250 retention bonus and (d) employer’s 401(k) contributions of $5,100.
(6)	Mr. Knott was terminated without cause as Chief Executive Officer on August 22, 2003 and Edward A. Lapekas was appointed as interm Chief Executive Officer on August 24, 2003.
(7)	Consists of (a) a $250,008 severance payment, (b) a $15,000 director’s fee for the period subsequent to Mr. Durham’s resignation as Chief Executive Officer, (c) a $2,500 committee meeting fee for the period subsequent to Mr. Durham’s resignation as Chief Executive Officer and (d) $5,700 for employer’s 401(k) contributions.
(8)	Consists of (a) a $125,000 retention bonus, (b) employer’s 401(k) contributions of $5,100 and (c) a $6,250 director’s fee.
(9)	Mr. Durham resigned as Chairman and Chief Executive Officer on June 10, 2002 and Jack E. Knott II was appointed Chief Executive Officer.

(10)	Mr. Johnson joined Pliant in April 2001.
(11)	Consists of employer’s 401(k) contributions of $5,100 and relocation expense reimbursement of $51,831.
(12)	Consists of a $47,500 retention bonus and employer’s 401(k) contributions of $5,100.
(13)	Consists of $3,184 for employer’s 401(k) contributions.
(14)	Consists of (a) a $30,000 retention bonus and (b) employer’s 401(k) contributions of $5,100.
(15)	Ms. Scroggs resigned as Executive Vice President and President, Pliant International, on August 29, 2003.
(16)	Mr. Artzer joined Pliant in May 2002 and left his position as Senior Vice President and President, Pliant Solutions Corporation on April 21, 2003.

Stock options and restricted stock

Pursuant to the recapitalization, options covering a total of 8,902 common shares were rolled over from a previous plan. In addition, we adopted our 2000 Stock Incentive Plan. The 2000 plan became effective as of the consummation of the recapitalization and authorizes grants of nonqualified stock options or restricted stock to employees, officers, directors, managers or advisors of Pliant or any of its subsidiaries. As amended, a total of 65,600 shares are authorized for issuance under the 2000 plan. As of December 31, 2002, we had outstanding grants of restricted stock covering 13,208 shares of common stock and options to acquire 42,440 shares of common stock under the 2000 plan. Shares of restricted stock that are forfeited, and unissued shares reserved for issuance pursuant to options that terminate, expire or are cancelled without having been fully exercised, become available to be issued pursuant to new grants under the 2000 Plan.

In August 2002, we adopted our 2002 Stock Incentive Plan. The 2002 plan authorizes grants of incentive stock options, nonqualified stock options and stock bonuses, as well as the sale of shares of common stock, to our and any of our subsidiaries’ employees, officers, directors and consultants. A total of 4,793 shares are authorized for issuance under the 2002 plan. As of December 31, 2002, no options or shares had been granted or sold under the 2002 plan.

The following table provides information related to options to purchase shares of our common stock granted to the Named Executive Officers during the last fiscal year pursuant to the 2000 Plan. We have never granted any freestanding stock appreciation rights.

Option/SAR grants in last fiscal year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(1)(3)(4)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price(1) ($/Sh)	Expiration Date(2)	5%($)	10%($)
Stanley B. Bikulege	1,720	8%	$483.13	5/31/12	522,601	1,324,374
	1,000	5%	$483.13	11/25/12	303,838	769,985

Elise H. Scroggs	1,200	6%	$483.13	5/31/12	364,605	923,982
	1,000	5%	$483.13	11/25/12	303,838	769,985

Ronald A. Artzer	500	2%	$483.13	5/31/12	151,919	384,992
	1,000	5%	$483.13	11/1/12	303,838	769,985

Douglas W. Bengtson	720	4%	$483.13	5/31/12	218,763	554,389

(1)	The exercise price was greater than or equal to fair market value on date of grant. There is no established trading market for our common stock and, therefore, the aggregate market value of our shares cannot be determined by reference to recent sales or bid and asked prices. The fair market value was assumed to be equal to the price per share paid in the recapitalization.

(2)	Subject to earlier termination under certain circumstances.
(3)	Potential realizable value is calculated based on an assumption that the price of our common stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future stock values. Actual gains, if any, upon future exercise of any of these options will depend upon the actual value of our common stock.
(4)	All of the options granted to the Named Executive Officers during 2002 are subject to vesting requirements. All of the options granted to each Named Executive Officer vest in increments upon the achievement of a specified market value of equity applicable to such increment. Such market value of equity is determined pursuant to a formula based upon our adjusted earnings.

The following table provides information as to the options held by each of the Named Executive Officers at the end of 2002. There is no established trading market for our common stock and, therefore, the aggregate market value of our shares cannot be determined by reference to recent sales or bid and asked prices. The value of unexercised in-the-money options was assumed to be equal to the price per share paid in the recapitalization ($483.13 per share). None of the Named Executive Officers exercised any options during the last fiscal year.

Aggregated option/SAR exercises in last fiscal year and FY-end option/SAR values

Name	Shares Acquired On Exercised	Value Realized	Number Of Securities Underlying Unexercised Options/SARs At FY-End (#) Exercisable/Unexercisable	Value Of Unexercised In- The-Money Options/SARs At FY-End ($) Exercisable/Unexercisable
Jack E. Knott II	—	—	8,902/0	$3,410,623/0
Brian E. Johnson	—	—	1,000/4,000	0/0
Stanley B. Bikulege	—	—	393/3,607	0/0
Elise H. Scroggs	—	—	210/2,790	0/0
Ronald A. Artzer	—	—	0/1,500	0/0
Douglas W. Bengtson	—	—	393/1,607	0/0

The options or restricted common stock granted prior to January 1, 2001 pursuant to the 2000 plan, as amended, provide for vesting as follows: (1) one-sixth are “time-vested” options or shares, which vested on January 1, 2001, so long as the recipient was still our employee on such date, and (2) the remainder are “performance-vesting” options or shares, which vest in increments upon the achievement of performance targets as follows: (a) vesting in full, if 100% or more of the applicable performance target is achieved as of the end of any calendar quarter during the option term and (b) partial vesting if more than 90% of the applicable performance target is achieved as of the end of any calendar quarter during the option term. Moreover, all performance-vesting options or shares not previously vested in accordance with the preceding sentence will vest automatically in full on December 31, 2009 so long as the recipient is still our employee on such date. Options granted pursuant to the 2000 plan subsequent to January 1, 2001 vest similarly, except that all of the options are “performance-vesting” options, which vest in increments upon the achievement of performance targets.

Pension plans

The following table shows the estimated annual benefits payable under our tax-qualified defined benefit pension plan in specified final average earnings and years of service classifications.

Pliant Corporation pension plan table

	Years of Benefit Service at Retirement
Final Average Compensation	10	15	20	25	30	35	40
$100,000	$16,000	$24,000	$32,000	$40,000	$48,000	$56,000	$64,000
125,000	20,000	30,000	40,000	50,000	60,000	70,000	80,000
150,000	24,000	36,000	48,000	60,000	72,000	84,000	96,000
175,000	28,000	42,000	56,000	70,000	84,000	98,000	112,000
200,000	32,000	48,000	64,000	80,000	96,000	112,000	128,000

Our current pension plan benefit is based on the following formula: 1.6% of final average compensation multiplied by years of credited service, minus 1.5% of estimated Social Security benefits multiplied by years of credited service (with a maximum of 50% of Social Security benefits). Final average compensation is based on the highest average of three consecutive years of compensation. In certain circumstances, covered compensation for purposes of the pension plan includes compensation earned with our former affiliates. The Named Executive Officers (excluding Ronald A. Artzer) were participants in the pension plan in 2002. The final average compensation for purposes of the pension plan in 2002 for each of the Named Executive Officers is $200,000, which is the maximum that can be considered for the 2002 plan year under federal regulations. Federal regulations also provide that the maximum annual benefit paid from a qualified defined benefit plan cannot exceed $160,000 as of January 1, 2002. Benefits are calculated on a straight life annuity basis. The benefit amounts under the pension plan are offset for Social Security as described above.

The number of completed years of credited service as of December 31, 2002 under our pension plan for the Named Executive Officers participating in the plan were as follows:

Name	Years of Credited Service
Richard P. Durham(1)	17
Jack E. Knott II(1)	17
Brian E. Johnson	1
Stanley B. Bikulege	10
Douglas W. Bengtson(2)	5
Elise H. Scroggs	9

(1)	The years of credited service under the pension plan include 12 years of service credited with the predecessor to Pliant for Mr. Durham and 12 years of service credited with affiliates of Pliant for Mr. Knott. The benefit calculation upon retirement under our pension plan is calculated by multiplying years of credited service by a fraction representing that part of total credited service for which services were provided to us.
(2)	In addition to the 5 years of credited service with Pliant, Mr. Bengtson has a frozen benefit as a result of his service with Rexene Corporation, which was purchased by the predecessor to Huntsman Packaging and Pliant. By agreement, Mr. Bengtson will be provided a pay update on the calculation of the Rexene formula. This payment is a non-qualified payment which will be paid out of our general assets as a lump sum.

Employment agreements

On August 24, 2003, we entered into a consulting agreement with Edward A. Lapekas, our interim Chief Executive Officer. The consulting agreement provides that Mr. Lapekas will act as interim Chief Executive

Officer until the earlier of (x) March 30, 2004 and (y) thirty days following the date that either we elect or Mr. Lapekas elects to terminate the consulting arrangement. The services to be provided by Mr. Lapekas during the consulting period include assisting our board of directors in maximizing our value, assisting in the recruitment of senior level management (including a permanent chief executive officer for us) and acting as our senior representative to third parties. The consulting agreement provides for a consulting fee equal to $2,000 per work day (plus bonus compensation based on targets set forth in our management incentive program.

On May 31, 2000, we entered into a five-year employment agreement with Jack E. Knott II, our former Chief Executive Officer. The employment agreement provides for the payment of a base salary, plus a bonus, at least four weeks paid vacation per year, participation in our leased car program and participation in our other employee benefit programs, including our management incentive program, and includes non-disclosure of confidential information provisions and a non-compete provision for one year following termination of employment with us (unless termination is due to the term expiring). Mr. Knott agreed in his employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by him while employed by us belong to us.

On September 8, 2003, we entered into a separation agreement with Jack E. Knott. As of the date of the separation agreement, Mr. Knott owned 232 shares of our common stock, 6,458 performance-vesting shares (of which 1,291 had vested), 1,292 time-vested shares, options to purchase 8,902 shares of our common stock and 229 shares of our preferred stock. Pursuant to the terms of the severance agreement, and in addition to the benefits payable to Mr. Knott following a termination without cause under the terms of his employment agreement with us, we agreed: to extend the termination date of his right to exercise his options to acquire 8,902 shares of common stock until August 22, 2005; not to exercise our rights to redeem the common stock, vested performance-vesting shares, time-vested shares and preferred stock owned by him until the earlier of a transaction constituting a sale of us or August 22, 2005; and to pay him a cash payment of $50,000.

All of Mr. Knott’s time-vested shares and 1,291 of Mr. Knott’s performance-vesting shares had vested as of the date of the separation agreement. In accordance with the terms of Mr. Knott’s restricted stock purchase agreement, we repurchased and cancelled Mr. Knott’s 5,167 unvested shares. The repurchase price therefore was set-off against the outstanding principal and interest of the secured promissory note issued by Mr. Knott to us on May 31, 2000. Following the repurchase of such unvested shares, the principal outstanding under Mr. Knott’s promissory note was $1,402,268.

In connection with Mr. Knott’s termination without cause as Chief Executive Officer, Edward A. Lapekas was appointed as our interim Chief Executive Officer.

We also entered into a five-year employment agreement with Richard P. Durham, our former Chief Executive Officer, on May 31, 2000. The terms of Mr. Durham’s employment agreement were substantially similar to Mr. Knott’s employment agreement. On February 1, 2001, however, we amended the employment agreement with Mr. Durham to, among other things, specify the duties he would perform as our Chairman and Chief Executive Officer and eliminate our right to repurchase his shares upon termination of employment. We also agreed to repurchase all of the shares of common stock owned by Mr. Durham at his option if Mr. Durham’s employment with us was terminated without cause. In addition, pursuant to the employment agreement amendment, we agreed to modify the terms of Mr. Durham’s secured and unsecured notes with us.

On June 10, 2002, we entered into a separation agreement with Richard P. Durham. As of the date of the separation agreement, Mr. Durham owned 28,289 shares of common stock, 12,083 performance-vesting shares,

2,417 time-vested shares, warrants to purchase 1,250.48 shares of common stock and 1,232 shares of preferred stock of Pliant. All of Mr. Durham’s time-vested shares and 2,416 of Mr. Durham’s performance-vesting shares had vested as of the date of the separation agreement. Pursuant to the separation agreement, Mr. Durham agreed to convert an outstanding promissory note issued as payment for a portion of his shares into two promissory notes. The first note (the “Vested Secured Note”), in the principal amount of $2,430,798, relates to Mr. Durham’s time-vested shares and the vested portion of his performance-vesting shares. The second note (the “Non-Vested Secured Note”), in the principal amount of $4,862,099, related to the 9,667 performance-vesting shares which had not vested as of the date of the separation agreement. In addition to these notes, Mr. Durham had an additional outstanding promissory note (the “Additional Note”), with an outstanding balance of $1,637,974 at the date of his resignation, relating to a portion of the shares of common stock held by Mr. Durham. In accordance with the separation agreement, we repurchased and cancelled Mr. Durham’s 9,667 unvested shares in exchange for cancellation of the Non-Vested Secured Note on October 3, 2002.

The separation agreement preserved a put option established by Mr. Durham’s employment agreement with respect to his shares. For purposes of this put option, the separation agreement provides that the price per share to be paid by us is $483.13 with respect to common stock, $483.13 less any exercise price with respect to warrants, and the liquidation preference with respect to preferred stock. On July 9, 2002, Mr. Durham exercised his put option with respect to 28,289 shares of common stock, 1,232 shares of preferred stock and warrants to purchase 1,250.48 shares of common stock. Mr. Durham’s put option is subject to any financing or other restrictive covenants to which we are subject at the time of the proposed repurchase. Restrictive covenants under our credit facilities limit the number of shares we can currently repurchase from Mr. Durham. On October 3, 2002, as permitted by the covenants contained in our credit facilities, we purchased 8,204 shares from Mr. Durham for a purchase price of $3,963,599 less the outstanding amount of the Additional Note, which was cancelled. In December 2002 we purchased an additional 1,885 shares of common stock from Mr. Durham for an aggregate purchase price of approximately $910,700. As of December 31, 2002, our total remaining purchase obligation to Mr. Durham was approximately $10,623,097, excluding accrued preferred dividends. We are limited by our credit facilities to a maximum purchase from Mr. Durham of $5,000,000 of shares in 2003, which purchase may only be made if we meet certain leverage ratios. Mr. Durham continues to serve as a member of our Board of Directors as a designee of The Christena Karen H. Durham Trust, which holds 158,917 shares, or approximately 27.5%, of our outstanding common stock.

On March 30, 2001, we entered into a five year employment agreement with Brian E. Johnson, our Executive Vice President and Chief Financial Officer. The employment agreement provides for the payment of a base salary, a grant of a stock option to purchase 5,000 shares of our common stock, at least three weeks paid vacation per year, participation in our leased car program, payment of Mr. Johnson’s present country club membership dues and participation in our other employee benefit programs, including our management incentive program, and includes non-disclosure of confidential information provisions and a non-compete provision for one year following termination of employment with us (unless termination is due to the term expiring). Mr. Johnson has agreed in his employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by him while employed by us belong to us. If Mr. Johnson’s employment is terminated without cause or he resigns for good reason, he will be entitled to receive severance payments and continue to participate in our medical and dental plans for one year. In addition, if Mr. Johnson’s employment with us terminates for any reason, we will have the right under the employment agreement to repurchase the shares of our common stock owned by him at a purchase price equal to their fair market value. Similarly, we will also be required to repurchase all of the shares of common stock owned by Mr. Johnson at his option if his employment is terminated because of death, disability, retirement or resignation for good reason, so long as we are permitted to do so at the time under the covenants contained in our financing agreements.

In August 2003, we entered into a separation agreement with Elise H. Scroggs, our former Executive Vice President and President of Pliant International, who resigned her positions as of August 29, 2003. Under the terms of the separation agreement, Ms. Scroggs will be entitled to receive severance pay equal to approximately $247,000, payable in installments, and other benefits payable under our severance plan for non-union employees.

Committees of the board of directors

Our board of directors has an audit committee. The audit committee maintains oversight responsibilities with respect to our accounting, auditing, financial reporting and internal control processes generally. The members of the audit committee are John M. B. O’Connor and Edward A. Lapekas. Our board of directors previously had an executive committee, a compensation committee and an environmental health and safety committee. However, our board of directors decided to dissolve these committees as they felt the activities of those committees could be sufficiently handled by the entire board of directors.

Compensation of directors

Each director who is not an employee of ours or a partner or senior advisor of J.P. Morgan Partners, LLC is entitled to receive an annual fee of $30,000, plus $10,000 per year per committee. Currently there are three directors of ours who receive director fees.

Security ownership of certain beneficial owners and management

The following table sets forth information with respect to the ownership of our common stock as of September 1, 2003 by:

•	each person known to own beneficially more than 5% of our common stock,

•	each of our directors,

•	each of our Named Executive Officers, and

•	all of our executive officers and directors as a group.

The amounts set forth in the table and footnotes below do not include shares of restricted common stock issued under the 2000 plan that remain subject to performance vesting requirements that have not been met as of June 30, 2003.

Notwithstanding the beneficial ownership of common stock presented below, the stockholders’ agreement governs the stockholders’ exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders’ agreement have agreed to vote their shares to elect the board of directors as set forth therein. See “Certain relationships and related transactions.”

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
JPMP Capital Corp.(1)	406,191	61.0%
The Christena Karen H. Durham Trust(2)	158,917	27.6%
Perry Acquisition Partners-2, L.P.(3).	34,527	5.9%
Richard P. Durham (4)	24,283	4.2%
Jack E. Knott II(5)	11,717	2.0%
Donald J. Hofmann, Jr.	—	*
Timothy J. Walsh(6)	—	*
John M. B. O’Connor(6)	—	*
Edward A. Lapekas	207	*
Albert (Pat) MacMillan	—	*
Brian E. Johnson	1,018	*
Stanley B. Bikulege	609	*
Elise H. Scroggs	318	*
Ronald A. Artzer	—	*
Douglas W. Bengtson	646	*
All directors and executive officers as a group (10 persons)	26,763	4.6%

*	Less than 1%.
(1)	Includes (i) 317,306 shares of common stock held by Southwest Industrial Films, LLC, which is controlled by J.P. Morgan Partners (BHCA), L.P., as managing member, (ii) 43,962 shares of common stock which are issuable upon exercise of preferred stock warrants held by Southwest Industrial Films II, LLC, which is controlled by J.P. Morgan (BHCA), L.P., as managing member, (iii) 44,816 shares of common stock which are issuable upon exercise of preferred stock warrants held by Southwest Industrial Films, LLC, which is controlled by J.P. Morgan Partners (BHCA) L.P., as managing member, and (iv) 107 shares of common stock which are issuable upon exercise of the 1,264 note warrants held by Southwest Industrial Films, LLC, which is controlled by J.P. Morgan Partners (BHCA), L.P., as managing member. JPMP Capital Corp. is the indirect general partner of J.P. Morgan Partners (BHCA), L.P., and a wholly-owned subsidiary of J.P. Morgan Chase & Co., a publicly traded company. JPMP Capital Corp. and each of the foregoing entities is an affiliate of J.P. Morgan Partners, LLC and has an address c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020.
(2)	The address of The Christena Karen H. Durham Trust is P.O. Box 17600, Salt Lake City, Utah 84117. The trustee of the Trust is Richard P. Durham. The Trust was established for the benefit of Christena H. Durham and her children. Christena H. Durham is the wife of Richard P. Durham.
(3)	Includes 231 shares of common stock held by Perry Principals Holdings, LLC and 4,060 shares of common stock which are issuable upon exercise of preferred stock warrants held by Perry Acquisition Partners-3, L.P. Richard C. Perry is the managing member of Perry Principals Holdings, LLC and the managing member of Perry Investors-2, LLC, which is the general partner of Perry Acquisition Partners-2, L.P. Richard C. Perry is also the president of Perry Corp., which is the indirect general partner of Perry Acquisition Partners-3, L.P. As such, Richard C. Perry may be deemed to have voting and investment power with respect to the shares of common stock and warrants owned by Perry Acquisition Partners-2, L.P., Perry Acquisition Partners-3, L.P. and Perry Principals Holdings, LLC. Richard C. Perry disclaims beneficial ownership of such shares and warrants, except to the extent of his pecuniary interest therein. Each of the foregoing entities is an affiliate of Perry Acquisition Partners L.P. and has an address c/o Perry Acquisition Partners L.P., 599 Lexington Avenue, New York, New York 10022.
(4)	Includes 1,250 shares of common stock issuable upon exercise of preferred stock warrants. As trustee of The Christena Karen H. Durham Trust and the spouse of Christena H. Durham, who is a beneficiary of the Trust, Richard P. Durham may be deemed the beneficial owner of the shares of common stock owned by the Trust. Richard P. Durham disclaims beneficial ownership of the shares of common stock owned by the Trust.
(5)	Includes 8,902 shares of common stock issuable upon exercise of 1998 options that are immediately exercisable.
(6)	Each of Messrs. Walsh and O’Connor may be deemed the beneficial owner of the shares of common stock and warrants owned by each of Southwest Industrial Films, LLC and Southwest Industrial Films II, LLC, respectively, due to their positions with JPMP Capital Corp. and J.P. Morgan Partners, LLC, which are affiliates of J.P. Morgan Partners (BHCA), L.P., which in turn controls each of Southwest Industrial Films, LLC and Southwest Industrial Films II, LLC, as managing member.

Certain relationships and related transactions

Transactions with Huntsman Corporation

Prior to the recapitalization and related transactions, we were party to a services agreement with Huntsman Corporation, our former affiliate, pursuant to which Huntsman Corporation provided us with most of our insurance coverage, administered our employee benefit plans, rented to us corporate headquarters space and provided other services to us. Under that services agreement, we paid Huntsman Corporation $1.2 million in 2000. In addition to the amount paid for services provided under the services agreement, we also reimbursed Huntsman Corporation for insurance premiums and certain other expenses incurred on our behalf. Following the recapitalization and related transactions, all of the services provided under the services agreement were discontinued.

Transactions with management

Prior to the recapitalization, we sold shares of Class C common stock to certain members of management for cash. We also issued shares of Class C common stock to certain members of our senior management in exchange for promissory notes. Approximately one-half of these shares were purchased and approximately one-half were “rolled over” as common stock in the recapitalization. In connection with the recapitalization, we issued additional shares of restricted stock to each of our executive officers serving at that time in exchange for promissory notes. The original promissory notes of our executive officers were amended during 2000 and 2001 in connection with the recapitalization, certain severance arrangements and other events relating to the transition to a new management team. The terms of these promissory notes and the related transactions are described below for each person who served as an executive officer during 2000, 2001 or 2002.

Jack E. Knott II

Mr. Knott served as our Chief Executive Officer until August 2003. Prior to his termination of employment without cause with us, we issued 1,292 time-vested shares and 6,458 performance-vesting shares to Mr. Knott in exchange for a promissory note of $3,744,260 on May 31, 2000. The principal amount of the promissory note was subsequently reduced to $1,402,268 when we elected to redeem 5,167 performance-vesting shares upon termination of Mr. Knott’s employment with us. Interest on Mr. Knott’s promissory note accrued at the rate of 7% per annum through December 31, 2000. On April 21, 2001, we amended the terms of Mr. Knott’s promissory note so that no interest would accrue after December 31, 2000 and our sole recourse against Mr. Knott with respect to his obligations under the promissory note would be the 7,750 shares of restricted stock pledged as collateral. There is no outstanding interest remaining on Mr. Knott’s promissory note.

On September 8, 2003, we entered into a separation agreement with Jack E. Knott. As of the date of the separation agreement, Mr. Knott owned 232 shares of our common stock, 6,458 performance-vesting shares (of which 1,291 had vested), 1,292 time-vested shares, options to purchase 8,902 shares of our common stock and 229 shares of our preferred stock. Pursuant to the terms of the severance agreement, and in addition to the benefits payable to Mr. Knott following a termination without cause under the terms of his employment agreement with us, we agreed: to extend the termination date of his right to exercise his options to acquire 8,902 shares of common stock until August 22, 2005; not to exercise our rights to redeem the common stock, vested performance-vesting shares, time-vested shares and preferred stock owned by him until the earlier of a transaction consisting of a sale of us or August 22, 2005; and to pay him a cash payment of $50,000.

Richard P. Durham

Mr. Durham served as our Chairman and Chief Executive Officer until June 2002. Prior to his resignation, we issued common stock to Mr. Durham in exchange for promissory notes on three separate occasions. In connection with our split-off from Huntsman Corporation in 1997, we issued 5,000 shares of our Class A common stock and 2,000 shares of our Class B common stock to Mr. Durham in exchange for a $700,000 promissory note which bore interest at the rate of 7% per annum. This note was repaid in full by Mr. Durham during 2001. On February 22, 1999, we sold 15,734 shares of Class C common stock to Mr. Durham in exchange for a $1,573,400 promissory note. On May 31, 2000, we issued 2,417 time-vested shares and 12,083 performance-vesting shares in exchange for a $7,005,389 promissory note. In connection with an amendment to Mr. Durham’s employment agreement in February 2001, we amended the $1,573,400 promissory note and the $7,005,389 promissory note, which originally bore interest at the rate of 7% per annum, to provide that no interest would accrue on these notes after December 31, 2000.

We also amended the $7,005,389 promissory note to provide that our sole recourse against Mr. Durham with respect to the obligation under this promissory note would be the 14,500 shares of restricted stock pledged as collateral. At the time of Mr. Durham’s resignation, the balances of his two outstanding promissory notes, including accrued interest, were $7,292,897 and $1,637,974.

On June 10, 2002, we entered into a separation agreement with Mr. Durham. As of the date of the separation agreement, Mr. Durham owned 28,289 shares of common stock, 12,083 performance-vesting shares, 2,417 time-vested shares, warrants to purchase 1,250.48 shares of common stock and 1,232 shares of preferred stock of Pliant. All of Mr. Durham’s time-vested shares and 2,416 of Mr. Durham’s performance-vesting shares had vested as of the date of the separation agreement. Pursuant to the separation agreement, Mr. Durham agreed to convert the outstanding promissory note issued as payment for his time-vested and performance-vesting shares into two promissory notes. The first note (the “Vested Secured Note”), in the principal amount of $2,430,798, related to Mr. Durham’s time-vested shares and the vested portion of his performance-vesting shares. The second note (the “Non-Vested Secured Note”), in the principal amount of $4,862,099, related to the 9,667 performance-vesting shares which had not vested as of the date of the separation agreement. Mr. Durham’s other note (the “Additional Note”) with an outstanding balance of $1,637,974 at the date of his resignation was not amended by the separation agreement. In accordance with the separation agreement, we repurchased and cancelled Mr. Durham’s 9,667 unvested shares in exchange for cancellation of the Non-Vested Secured Note on October 3, 2002.

The separation agreement preserved a put option established by Mr. Durham’s employment agreement with respect to his shares. For purposes of this put option, the separation agreement provides that the price per share to be paid by Pliant is $483.13 with respect to common stock, $483.13 less any exercise price with respect to warrants, and the liquidation preference with respect to preferred stock. On July 9, 2002, Mr. Durham exercised his put option with respect to 28,289 shares of common stock, 1,232 shares of preferred stock and warrants to purchase 1,250.48 shares of common stock. Mr. Durham’s put option is subject to any financing or other restrictive covenants to which we are subject at the time of the proposed repurchase. Restrictive covenants under our credit facilities limit the number of shares we can currently repurchase from Mr. Durham. On October 3, 2002, as permitted by the covenants contained in our credit facilities, we purchased 8,204 shares from Mr. Durham for a purchase price of $3,963,599 less the outstanding amount of the Additional Note, which was cancelled. In December 2002, we purchased an additional 1,885 shares of common stock from Mr. Durham for an aggregate purchase price of approximately $910,700. As of December 31, 2002, our total remaining purchase obligation to Mr. Durham was approximately $10,623,097, excluding accrued preferred dividends. We are limited by our credit facilities to a maximum purchase from Mr. Durham of $5,000,000 of shares in 2003, which purchase may only be made if we meet certain leverage ratios. The principal balance of Mr. Durham’s Vested Secured Note, which is still outstanding, is payable on May 31, 2008.

Scott K. Sorensen

Mr. Sorensen served as our Executive Vice President and Chief Financial Officer until February 2001. Prior to his resignation, we issued common stock to Mr. Sorensen in exchange for promissory notes on two separate occasions. On February 22, 1999, we sold 7,867 shares of Class C common stock to Mr. Sorensen in exchange for a $786,700 promissory note. On May 31, 2000, we issued 1,125 time-vested shares and 5,625 performance-

vested shares in exchange for a $3,261,129 promissory note. Each of Mr. Sorensen’s promissory notes originally bore interest at the rate of 7% per annum. As part of our severance arrangements with Mr. Sorensen in February 2001, we cancelled all interest, in the amount of approximately $132,000, accrued under Mr. Sorensen’s $3,261,129 promissory note. We also redeemed all 6,750 of Mr. Sorensen’s time-vested and performance-vesting shares in exchange for cancellation of this promissory note. In addition, we amended Mr. Sorensen’s $786,700 promissory note to provide that no interest would accrue after February 28, 2001. As of December 31, 2002, the amount outstanding under Mr. Sorensen’s remaining promissory note, including accrued interest, was $896,838. This amount is payable in three annual installments beginning on May 31, 2006.

Ronald G. Moffitt

Mr. Moffitt served as our Senior Vice President and General Counsel until February 2001. Prior to his resignation, we issued common stock to Mr. Moffitt in exchange for promissory notes on two separate occasions. On February 22, 1999, we sold 2,622 shares of Class C common stock to Mr. Moffitt in exchange for a $262,200 promissory note. On May 31, 2000, we issued 625 time-vested shares and 3,125 performance-vesting shares in exchange for a $1,811,739 promissory note. Each of Mr. Moffitt’s promissory notes originally bore interest at the rate of 7% per annum. As part of our severance arrangements with Mr. Moffitt in February 2001, we cancelled all interest, in the amount of approximately $85,500, accrued under Mr. Moffitt’s $1,811,739 promissory note. We also redeemed all 3,125 of Mr. Moffitt’s performance-vesting shares for an aggregate purchase price of $1,509,781, which was set-off against this promissory note. In addition, we amended Mr. Moffitt’s $262,200 promissory note to provide that no interest would accrue after February 28, 2001. As of December 31, 2002, the amounts outstanding under Mr. Moffitt’s two promissory notes, including accrued interest, were $301,956 and $275,877. Pursuant to the terms of the notes, each of these amounts is payable in three annual installments beginning on May 31, 2006. Mr. Moffitt’s severance agreement preserved a put option established by his employment agreement with respect to his shares. On March 28, 2003, Mr. Moffitt exercised his put option with respect to all 3,457 shares of common stock beneficially owned by him. On August 13, 2003, we entered into an agreement with Mr. Moffitt pursuant to which among other things (a) Mr. Moffitt withdrew the exercise of his put option (b) we and Mr. Moffitt mutually agreed to terminate our respective repurchase rights and the put option originally established by Mr. Moffitt’s employment agreement and (c) we amended Mr. Moffitt’s pledge agreement so that our sole recourse against Mr. Moffitt with respect to his obligations under the promissory note for $301,956 would be the 625 shares of restricted stock pledged as collateral.

Transactions between us and new stockholders

Common stock registration rights agreement

Pursuant to a registration rights agreement entered into on May 31, 2000, as amended, we granted to our institutional common stockholders and warrantholders certain “demand” and “piggyback” registration rights for the registration under the Securities Act of the shares of common stock owned by them. Under the registration rights agreement, upon request of holders holding in excess of 50% of the shares of common stock held by our institutional investors and their transferees and affiliates (the “Requisite Investor Stockholders”), we are required to use our best efforts to register the shares. The Requisite Investor Stockholders will be entitled to request two demand registrations. Also, if we are not a public company or sold to a third party prior to May 31, 2005, the Trust and its transferees and affiliates will be entitled to request one demand registration. Further, at any time 60 days after our initial public offering, holders holding in excess of 60% of the shares of common stock underlying the preferred stock warrants and holders holding in excess of 60% of the shares of common stock underlying the note warrants will each be entitled to exercise one demand registration. At any time after we have qualified for use of Form S-3, all parties to the registration rights agreement will have the right to request that we effect a registration under the Securities Act of their shares of common stock, subject to customary “blackout” and “cutback” provisions. The stockholders and holders of the preferred stock warrants and note warrants party to the registration rights agreement also may request that we use our best efforts to register shares of common stock held by them in other registrations initiated by us on our own behalf or on behalf of any other stockholder. We must pay all reasonable out-of-pocket costs and expenses, other than underwriting discounts and commissions, of any registration under the registration rights agreement. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights in connection with the registration of common stock on behalf of the stockholders, holders of the preferred stock warrants and holders of the note warrants party to the registration rights agreement.

The stockholders’ agreement

The stockholders’ agreement entered into on May 31, 2000, as amended, governs the exercise of voting rights by our stockholders, including holders of our preferred stock warrants who exercise their warrants for common stock, with respect to the election of directors and certain other material events. The parties to the stockholders’ agreement agreed initially to vote their shares of common stock to elect (i) four directors designated by the Requisite Investor Stockholders, (ii) two directors designated by the Trust and (iii) one director appointed by our board of directors, who must be a member of our senior management. At the request of the Requisite Investor Stockholders, the size of our board of directors may be increased from seven to nine. If so increased, one of the two additional directors will be designated by the Requisite Investor Stockholders and the other will be our chief executive officer.

The provisions of the stockholders’ agreement also govern:

•	restrictions on the transfer of shares of common stock and the preferred stock warrants;

•	preemptive rights for holders of our common stock and preferred stock warrants to purchase certain equity securities to be issued by us in the amounts required to maintain their percentage ownership;

•	stockholder or company rights of first refusal to purchase certain shares of our common stock to be sold by other stockholders;

•	agreement by stockholders and holders of the preferred stock warrants to consent to the sale of all of, or a controlling interest in, us to a third party, if such sale is approved by our board of directors, and to sell their shares of common stock and preferred stock warrants if so required;

•	rights of stockholders and holders of the preferred stock warrants to participate in certain sales of the shares of our common stock by other stockholders; and

•	rights of holders of our common stock and preferred stock warrants to receive certain financial and other information.

Credit facilities and note offerings

JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is the syndication agent and is a lender under our credit facilities. JPMorgan Chase Bank receives customary fees under our credit facilities for acting in such capacities. J.P. Morgan Securities Inc. served as the arranger for the May 2003 amendment to our credit facilities and received a customary fee in such capacity.

J.P. Morgan Securities Inc. was one of the initial purchasers in our May 2000 offering of our Senior Subordinated Notes and was also the dealer manager for the debt tender offer and consent solicitation relating to our 9 1/8% senior subordinated notes due 2007. J.P. Morgan Securities Inc. received fees of approximately $8.7 million for acting in such capacities. J.P. Morgan Securities Inc. was also one of the initial purchasers in our April 2002 offering of our Senior Subordinated Notes and received fees of approximately $1.9 million for acting in such capacity. We used approximately $93.3 million of the net proceeds from the April 2002 offering to repay indebtedness under our credit facilities. Further, J.P. Morgan Securities Inc. was an initial purchaser in our May 2003 offering of the Senior Secured Notes and received fees of approximately $4.4 million for acting in such capacity. We used approximately $240 million of the net proceeds from the May 2003 offering to repay indebtedness under our credit facilities. In addition, when we amended our credit facilities, we paid fees of approximately $0.6 million in September 2000, approximately $0.5 million in July 2001, approximately $0.6 million in April 2002, approximately $0.6 million in October 2002, approximately $0.5 million in March 2003 and approximately $0.3 million in May 2003, to JPMorgan Chase Bank.

Each of JPMorgan Chase Bank, J.P. Morgan Chase & Co. and J.P. Morgan Securities Inc. is an affiliate of Southwest Industrial Films, LLC, which owns approximately 55% of our outstanding common stock and currently has the right under the stockholders’ agreement to appoint four of our directors, and of Flexible Films, LLC, which, together with affiliates, owns approximately 59% of our outstanding preferred stock, subject to certain preemptive rights with respect to 10,000 shares of preferred stock issued on March 25, 2003. Southwest Industrial Films, LLC and Flexible Films, LLC are subsidiaries of J.P. Morgan Partners (BHCA), L.P. During 2002, Donald J. Hofmann, Jr., Timothy J. Walsh and John M.B. O’Connor, who serve as our directors, were partners of J.P. Morgan Partners, LLC, which serves as investment advisor to J.P. Morgan Partners (BHCA), L.P. and JPMP Capital Corp. JPMP Capital Corp. is a subsidiary of J.P. Morgan Chase & Co. and is the general partner JPMP Master Fund Manager, L.P., which is the general partner of J.P. Morgan Partners (BHCA), L.P. Messrs. Walsh and O’Connor are executive officers of JPMP Capital Corp. and limited partners of JPMP Master Fund Manager, L.P.

Description of credit facilities and other indebtedness

The following is a summary of the material terms of our credit facilities, as amended, with J.P. Morgan Securities Inc., as sole and exclusive advisor, lead arranger and lead book manager, JPMorgan Chase Bank, as sole and exclusive syndication agent, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, The Bank of Nova Scotia, as documentation agent, and a syndicate of banking and financial institutions who became parties thereto and our Senior Subordinated Notes. The following summary of all of the material provisions is less complete than the actual documentation for our credit facilities and the Senior Subordinated Notes and is qualified in its entirety by reference to all of the provisions of the definitive documentation for our credit facilities and the Senior Subordinated Notes, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The credit facilities

Structure

The credit facilities consist of:

•	tranche A term loans in an aggregate principal amount of $9.6 million outstanding as of June 30, 2003;

•	Mexico term loans in an aggregate principal amount of $24.2 million outstanding as of June 30, 2003;

•	tranche B term loans in an aggregate principal amount of $185.8 million outstanding as of June 30, 2003; and

•	revolving credit facility in an aggregate principal amount of up to $100.0 million.

•	Up to $30.0 million (plus an additional amount up to $40.0 million to support certain borrowings by our principal Mexican subsidiary) of the revolving credit facility is available in the form of letters of credit.

Availability

Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. Loans and letters of credit under the revolving credit facility are available on and after May 31, 2000 and at any time prior to the final maturity of the revolving credit facility in specified minimum principal amounts. Amounts repaid under the revolving credit facility may be reborrowed.

Interest

The interest rates under the revolving credit facility, the tranche A facility and the Mexico facility are, at our option, Adjusted LIBOR or ABR, plus a spread determined by reference to our leverage ratio. The spread will not exceed 4.00% for Adjusted LIBOR or 3.00% for ABR. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the higher of the lender’s prime rate or the federal funds effective rate plus  1/2 of 1%. The interest rates under the tranche B facility are, at our option, Adjusted LIBOR or ABR, plus a spread determined by reference to our leverage ratio. The spread will not exceed 4.75% for Adjusted LIBOR or 3.75% for ABR. We may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings. The calculation of interest is on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest is payable at the end of each interest period and, in any event, at least every three months.

Fees

We pay certain fees with respect to our credit facilities, including (a) 0.750% per annum on the undrawn portion of the revolving credit facility commitments in respect of our credit facilities, which began to accrue on May 31, 2000 and is payable quarterly in arrears after May 31, 2000, subject to certain adjustments, and (b) a fee at a per annum rate equal to the spread over Adjusted LIBOR under the revolving credit facility accruing on the aggregate face amount of outstanding letters of credit under the revolving credit facility, which is payable in arrears at the end of each quarter and upon the termination of the revolving credit facility, in each case for the actual number of days elapsed over a 360-day year. The fees referred to in (b) are distributed to the lenders participating in the revolving credit facility pro rata in accordance with the amount of each such lender’s revolving credit facility commitment. In addition, we pay to the issuing bank, for its own account, (i) a per annum fronting fee on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the revolving credit facility, in each case for the actual number of days elapsed over a 360-day year, and (ii) customary issuance and administration fees. We also pay the administrative agent a customary annual administration fee.

Guarantees; security

Our obligations under our credit facilities, under the related security documentation and under any interest protection or other hedging arrangements entered into by us with a lender (or any affiliate thereof) and up to $10 million of our obligations under our domestic overdraft facilities are unconditionally guaranteed by each of our existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result therefrom, foreign) restricted subsidiaries.

These obligations are secured by substantially all of our assets (subject to customary exceptions) and by the assets of each of our existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result therefrom, foreign) restricted subsidiaries, including but not limited to:

•	a first-priority pledge of all capital stock and other equity interests held by us or any other of our domestic (and, subject to the foregoing limitation, foreign) restricted subsidiaries and held by subsequently acquired or organized domestic (and, subject to the foregoing limitation, foreign) restricted subsidiaries of ours (which pledge, in the case of any foreign subsidiaries, is limited to 65% of the capital stock and other equity interests of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us); and

•	a perfected first-priority security interest in and, in some cases, mortgage on, substantially all of our tangible and intangible assets and on those of each of our existing or subsequently acquired or organized domestic (and, subject to the foregoing limitation, foreign) restricted subsidiaries (subject to certain exceptions, including for accounts receivable sold in certain qualified receivables financings), including but not limited to accounts receivable, inventory, real property, equipment, trademarks, other intellectual property, licensing agreements, cash and proceeds of the foregoing.

Commitment reductions and repayments

The tranche A facility and the Mexico facility mature on May 31, 2006, and amortize on a quarterly basis beginning June 30, 2004. The tranche B facility matures on May 31, 2008 and amortizes on a quarterly basis for the period beginning June 30, 2007 and ending on the final maturity date. The revolving credit facility matures on May 31, 2006.

In addition, we are required to make the following mandatory prepayments of the loans under our credit facilities:

•	Within ninety days following the end of each year, we are required to prepay the term loan facilities in an amount equal to the amount by which 100% of excess cash flow for such year (or 50% of excess cash flow if our leverage ratio at the end of such year is less than or equal to 4.0:1.0) exceeds the aggregate amount of voluntary prepayments made since the last excess cash flow payment, subject to certain other adjustments.

•	We are required to prepay the term loan facilities in an amount equal to 100% of the net cash proceeds of equity (other than as described below) and debt issuances (other than debt permitted under our credit facilities, except as described below) by us or any of our restricted subsidiaries, subject to certain other exceptions.

•	We are required to prepay the term loan facilities in an amount equal to 100% of the net cash proceeds of asset sales or other dispositions of property by us or any of our restricted subsidiaries, subject to certain other exceptions.

•	We were required to apply the net proceeds of the issuance of the Senior Secured Notes, first, to prepay the revolving credit facility (without reducing the commitments under the revolving credit facility) until $75.0 million (or, if less, all) of the revolving credit facility was repaid, and second, to prepay the tranche A term loan facility in an amount equal to 50% of the portion of such net proceeds not applied to the revolving credit facility and to prepay the tranche B term loan facility in an amount equal to 50% of the portion of such net proceeds not applied to the revolving credit facility (subject to the right of the tranche B term lenders to reject such prepayment, to the extent tranche A term loans remain, in which case such rejected prepayments were instead applied to the tranche A term loans).

•	We are required to issue, and J.P. Morgan Partners (BHCA), L.P. is required to purchase (the “Equity Commitment”), up to $25.0 million (subject to adjustment for purchases by third parties) of our equity securities to the extent necessary to enable us to meet our (a) leverage ratio and the target senior debt leverage ratio specified in our credit facilities for the fiscal quarter ending on March 31, 2003; (b) first lien leverage ratio specified in our credit facilities for any fiscal quarter ending on or after June 30, 2003, and on or prior to December 31, 2003, and (c) first lien leverage ratio and leverage ratio specified in our credit facilities for any fiscal quarter ending after December 31, 2003 and on or prior to December 31, 2004. Generally, if we are required to issue any portion of such $25 million of equity securities with respect to any fiscal quarter in 2003, we must use 50% of the net proceeds to prepay the term loan facilities and 50% to prepay the revolving credit facility. If we are required to issue any such equity securities with respect to any fiscal quarter in 2004, we must use 100% of the net proceeds to prepay the term loan facilities.

•	We are required to prepay amounts outstanding under our revolving credit facility, if any (without reducing the commitments under the revolving credit facility), to the extent our estimate of our available cash and cash equivalents and marketable securities on any day not held by our foreign subsidiaries (reduced by amounts required by us to make payments on that day) exceeds $5 million.

Affirmative covenants

The credit facilities contain a number of affirmative covenants including, among others, covenants relating to:

•	delivery of financial statements and other information;

•	notices of material events;

•	information regarding collateral;

•	existence;

•	conduct of business;

•	payment of obligations;

•	maintenance of properties;

•	insurance;

•	casualty and condemnation;

•	maintenance of books and records;

•	inspection and audit rights;

•	compliance with laws;

•	use of proceeds and letters of credit;

•	additional subsidiaries;

•	further assurances;

•	interest rate hedging, and

•	raising proceeds through the issuance of equity securities to meet certain leverage ratios.

Negative covenants

The credit facilities contain a number of negative covenants including, among others, prohibitions or limitations on:

•	indebtedness;

•	liens;

•	fundamental changes;

•	investments, loans, advances, guarantees and acquisitions, subject to exceptions for certain permitted acquisitions;

•	certain equity securities;

•	asset sales;

•	sale and lease-back transactions;

•	hedging agreements;

•	restricted payments;

•	certain payments of indebtedness;

•	transactions with affiliates;

•	agreements that restrict the ability of our subsidiaries to pay dividends or make loans to us or to guarantee our debt;

•	capital expenditures;

•	amendment of material documents;

•	designated senior debt; and

•	cash held by foreign subsidiaries.

Financial covenants

Our credit facilities, as amended, contain the following financial covenants:

•	We must maintain a ratio of period-end consolidated debt to Consolidated EBITDA of no more than 6.60:1.00 for the twelve month period ending on March 31, 2004, 6.40:1.00 for the twelve month period ending on June 30, 2004, 6.30:1.00 for the twelve month period ending on September 30, 2004, 6.00:1.00 for the twelve month period ending on December 31, 2004, 5.50:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2005, 5.00:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2006, 4.50:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2007, and 4.00:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2008.

•	We must maintain a ratio of Consolidated EBITDA to consolidated cash interest expense of at least 1.25:1.00 for the twelve month period ending on June 30, 2003, 1.25:1.00 for the twelve month period ending on September 30, 2003, 1.30:1.00 for the twelve month period ending on December 31, 2003, 1.35:1.00 for the twelve month period ending on March 31, 2004, 1.35:1.00 for the twelve month period ending on June 30, 2004, 1.40:1.00 for the twelve month period ending on September 30, 2004, 1:45:1.00 for the twelve month period ending on December 31, 2004, 1.60:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2005, 1.75:1.00 for the twelve month periods ending, on March 31, June 30, September 30 and December 31, 2006, 1.85:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2007, and 2.00:1.00 for the twelve month periods ending on March 31, June 30, September 30 and December 31, 2008.

•	We must maintain a ratio of period-end consolidated debt accounted for by indebtedness under our credit facilities and securitization obligations to Consolidated EBITDA of no more than 2.25:1.00 for the twelve month period ending on June 30, 2003, 2.25:1.00 for the twelve month period ending on September 30, 2003, and 2.25:1.00 for the twelve month period ending on December 31, 2003.

Under our credit facilities, as amended, our Consolidated EBITDA is calculated as follows, after giving pro forma effect to any permitted acquisitions or asset sales outside of the ordinary course of business:

•	our consolidated net income, plus

•	the amount of consolidated interest expense, plus

•	the amount of income tax expense, plus

•	the amount of letter of credit fees paid, plus

•	the amount of all amortization and depreciation and other non-cash charges and losses, plus

•	the amount of all extraordinary charges and losses, plus

•	the amount of all nonrecurring charges incurred relating to restructurings, plant closings or similar actions in connection with our facilities in Birmingham, AL; Dalton, GA; Harrington, DE; Shelbyville, IN; and Toronto, Canada; other similar charges, the cash portion of which may not exceed $8 million in connection with similar actions occurring prior to November 30, 2001; for purposes of calculating the financial covenants for any of our four fiscal quarters ending on or after June 30, 2001, and on or prior to June 30, 2003, non-recurring charges incurred relating to restructurings, plant closings, or similar actions in connection with our acquisition of Uniplast, the cash portion of which may not exceed the lesser of $15 million and the amount accrued prior to April 2, 2002; and for purposes of calculating the financial covenants for any of our four fiscal quarters ending on or after March 31, 2002, and on or prior to September 30, 2003, other similar charges, which may not exceed $20 million (excluding non-recurring charges incurred relating to our acquisition of Uniplast) and the cash portion of which (excluding non-recurring charges incurred relating to our acquisition of Uniplast) may not exceed $15 million during any four consecutive fiscal quarters, plus

•	the amount of all non recurring charges incurred pursuant to the agreement with A.T. Kearney for a company-wide supply chain cost initiative, plus

•	the amount of all non-cash expenses resulting from the grant of equity-related incentives to any director, officer or employee, plus

•	the amount of all compensation expense relating to long-term incentive plans, bonuses and severance payments incurred as a result of the recapitalization and related transactions, plus

•	the amount of all nonrecurring transaction and finance expenses incurred as a result of the recapitalization and related transactions and permitted acquisitions, minus

•	the amount of all extraordinary gains.

In addition, for purposes of calculating financial covenants (but not the leverage ratio used to determine the interest rate applicable to the tranche A term loans, the tranche B term loans, the Mexico term loans and/or the revolving loans), Consolidated EBITDA also excludes the effect of a limited amount of certain other nonrecurring charges relating to restructurings, plant closings, early termination and modification of leases and similar actions. The definition of Consolidated EBITDA contained in our credit facilities is different from the definition of EBITDA contained in our indentures. Further, the definitions of EBITDA contained in our credit facilities and our indentures are significantly different from the presentation of EBITDA for all other purposes in this prospectus, including under “Summary—Summary financial data” and “Selected financial data.”

Events of default

The credit facilities contain customary events of default, including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross default to certain other indebtedness, bankruptcy events, ERISA events, material judgments and liabilities, actual or asserted invalidity of security interests and change of control. In addition, the invalidity or unenforceability of the Equity Commitment and the failure of any party thereto to comply with the provisions of the Equity Commitment are events of default under our credit facilities.

Senior Subordinated Notes

We issued $220 million aggregate principal amount of our Senior Subordinated Notes in May 2000 to finance in part our recapitalization. We subsequently issued $100 million aggregate principal amount of our Senior Subordinated Notes in April 2002, the proceeds of which were primarily used to prepay a portion of the loans under our credit facilities. The Senior Subordinated Notes are guaranteed by the same domestic subsidiaries that guarantee the Senior Secured Notes. The $320 million aggregate principal amount of Senior Subordinated Notes were issued under an indenture dated May 31, 2000, by and among us, the subsidiary guarantors party thereto and The Bank of New York, as trustee, and are treated as a single class of securities.

The $320 million aggregate principal amount of Senior Subordinated Notes are senior subordinated unsecured obligations ranking junior in right of payment to all of our existing and future senior debt and liabilities of our subsidiaries that do not guarantee those Senior Subordinated Notes. In the event of liquidation, bankruptcy, insolvency or similar events, holders of senior debt, such as the lenders under our credit facilities and holders of the Senior Secured Notes are entitled to receive payment in full in cash or cash equivalents before holders of the Senior Subordinated Notes are entitled to receive any payments. No payments may be made on the Senior Subordinated Notes if we default on the payment of senior debt, and payments on the Senior Subordinated Notes may be blocked for up to 180 days if we default on the senior debt in some other way until such default is cured or waived. Interest on the Senior Subordinated Notes is payable at the rate of 13% per annum and is payable semi-annually in cash on each June 1 and December 1. The Senior Subordinated Notes will mature on June 1, 2010.

Prior to June 1, 2003, we may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Subordinated Notes with the net cash proceeds of one or more equity offerings by us at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, we may not redeem the Senior Subordinated Notes prior to June 1, 2005. On or after that date, we may redeem the Senior Subordinated Notes in whole or in part from time to time at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on June 1 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2005	106.500%
2006	104.333%
2007	102.167%
2008 and thereafter	100.000%

The indenture governing the Senior Subordinated Notes contain covenants that restrict our ability and the ability of our restricted subsidiaries to:

•	incur more indebtedness, including guarantees;

•	create liens

•	pay dividends and make distributions in respect of our capital stock;

•	enter into agreements that restrict our subsidiaries’ ability to pay dividends or make distributions;

•	redeem or repurchase our capital stock;

•	make investments or other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	incur senior subordinated indebtedness.

These covenants are subject to a number of important exceptions. In addition, the indenture governing the Senior Subordinated Notes contain events of default that are substantially similar to those that will be contained in the indenture governing the Senior Secured Notes.

Description of the Senior Secured Notes

The Old Notes were, and the New Notes will be, issued under an indenture dated as of May 30, 2003, by and among us, the guarantors and Wilmington Trust Company, as trustee.

On May 30, 2003, we issued $250,000,000 aggregate principal amount of Old Notes under the indenture. The terms of the New Notes are identical in all material respects to the Old Notes, except the New Notes will not contain transfer restrictions and holders of New Notes will no longer have any registration rights or be entitled to any additional interest. Wilmington Trust Company, as trustee of the Senior Secured Notes, will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of this exchange offer, together with the New Notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding Senior Secured Notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

The terms of the Senior Secured Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, and we may issue an unlimited principal amount of additional Senior Secured Notes having identical terms and conditions as the Senior Secured Notes (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Senior Secured Notes and will vote on all matters with the holders of the Senior Secured Notes.

This description of Senior Secured Notes is intended to be a useful overview of the material provisions of the Senior Secured Notes, the Senior Secured Notes guarantees and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company, the guarantors and your rights. The Indenture, and not this description, governs your rights as holders.

You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of the description, references to “the Company,” “we,” “our,” and “us” refer only to Pliant Corporation and not to its Subsidiaries, and references to the “Senior Secured Notes” refer collectively to the Old Notes and the New Notes.

Overview of the Senior Secured Notes and the note guarantees

The Senior Secured Notes

The Senior Secured Notes:

•	are senior secured obligations of the Company;

•	are secured by second-priority security interests in substantially all of the assets of the Company and the Note Guarantors that secure Credit Agreement Obligations other than the exceptions described under the heading “—Security” below (the “Collateral”);

•	rank equally in right of payment to all existing and any future Senior Indebtedness of the Company;

•	are senior in right of payment with all existing and any future Subordinated Obligations of the Company; and

•	are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Note Guarantor.

Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Senior Secured Notes and the Note Guarantees under the Security Documents are second in priority to any and all security interests at any time granted to secure Credit Agreement Obligations, which include certain Hedging Obligations and certain obligations in respect of cash management services.

The Note Guarantors

The Senior Secured Notes are guaranteed by each of the following domestic Restricted Subsidiaries of the Company:

•	Pliant Corporation International;

•	Pliant Film Products of Mexico, Inc.;

•	Pliant Solutions Corporation;

•	Pliant Packaging of Canada, LLC;

•	Uniplast Holdings Inc.;

•	Uniplast U.S., Inc.;

•	Turex, Inc.;

•	Pierson Industries, Inc.; and

•	Uniplast Midwest, Inc.

The Senior Secured Notes are not guaranteed by Restricted Subsidiaries which also do not guarantee any Credit Agreement Obligations, currently consisting of the following:

•	Aspen Industrial S.A. de C.V.;

•	Pliant Corporation of Canada Ltd.;

•	Pliant Film Products GmbH;

•	Pliant Corporation Pty, Ltd.;

•	Pliant Film Products, UK, Limited;

•	Pliant Corporation Asia & Pacific Rim Pte Ltd.;

•	Jacinto Mexico S.A. de C.V.;

•	Nepsa de Mexico S.A. de C.V.;

•	Uniplast Industries Co.;

•	Uniplast Films, Inc.; and

•	1292789 Ontario Inc.

The Senior Secured Notes are not guaranteed by Pliant Investment Inc., which is an Unrestricted Subsidiary. Pliant Investment Inc. has a 50% interest in Alliant Company LLC, a joint venture with a European plastics manufacturer.

The Restricted Subsidiaries that are not Note Guarantors generated 15.4% of the Company’s net sales for the year ended December 31, 2002, and accounted for 12.2% of the assets of the Company and its Subsidiaries on a consolidated basis as of December 31, 2002.

The Note Guarantees

The Note Guarantee of each Note Guarantor and all Note Guarantees, if any, made by future Restricted Subsidiaries of the Company:

•	are senior secured obligations of the applicable Note Guarantor;

•	are secured by a second-priority security interest in substantially all of the assets of each Note Guarantor that secures Credit Agreement Obligations other than the exceptions under the heading “—Security” below;

•	rank equally in right of payment to all existing and future Senior Indebtedness of such Note Guarantor; and

•	are senior in right of payment with all existing and future Subordinated Obligations of such Note Guarantor.

Principal, maturity and interest

We initially issued Senior Secured Notes in an aggregate principal amount of $250 million. The Senior Secured Notes mature on September 1, 2009. The Senior Secured Notes are issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. Each Senior Secured Note we issued bears interest at a rate of 11 1/8% per annum from the Closing Date, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually on March 1 and September 1 of each year, commencing September 1, 2003, to Holders of record at the close of business on February 15 or August 15 immediately preceding the interest payment date. We will pay interest on overdue principal at the rate borne by the Senior Secured Notes and, to the extent lawful, overdue installments of interest at such rate. We may also be required to pay additional interest to Holders as more fully explained under “—Registration rights.”

Holders of Old Notes whose Old Notes are accepted for exchange in this exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from September 1, 2003, the most recent date to which interest on the Old Notes was paid, to the date of issuance of the New Notes. Interest on the New Notes will accrue from September 1, 2003, the most recent date to which interest on the Old Notes was paid. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on March 1, 2004, which will be the first interest payment date following consummation of this exchange offer, that they would have received if they had not accepted this exchange offer.

Indenture May be Used for Future Issuances

We may issue from time to time additional Senior Secured Notes having identical terms and conditions to the Senior Secured Notes we are currently offering (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Senior Secured Notes that we are currently offering and will vote together on all matters with such Senior Secured Notes as a single class.

Paying agent and registrar

We pay the principal of, premium, if any, interest (including additional interest, if any), on the Senior Secured Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as our agent in such matters. The location of the corporate trust office is 520 Madison Avenue, 33rd Floor, New York, N.Y. 10022. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses. Holders may exchange or transfer their Senior Secured Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Secured Notes.

We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional redemption

Except as set forth in the following paragraph, the Company may not redeem the Senior Secured Notes prior to June 1, 2007. On or after that date, the Company may redeem the Senior Secured Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (including additional interest, if any), to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

Year	Redemption Price
2007	105.563%
2008	102.781%
2009	100.000%

Prior to June 1, 2006, the Company may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Secured Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings by the Company at a redemption price equal to 111.125% of the principal amount thereof, plus accrued and unpaid interest (including additional interest, if any), to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the Senior Secured Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

(2) any such redemption by the Company must be made within 120 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Selection

If we partially redeem Senior Secured Notes, the Trustee will select the Senior Secured Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Secured Note of $1,000 in original principal amount will be redeemed in part. If we redeem any Senior Secured Note in part only, the notice of redemption relating to such Senior Secured Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Secured Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Secured Note. On and after the redemption date, interest will cease to accrue on Senior Secured Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest (including additional interest, if any), on the Senior Secured Notes to be redeemed.

Ranking

The Senior Secured Notes are senior secured Indebtedness of the Company, rank equally in right of payment to all existing and future Senior Indebtedness of the Company, have the benefit of the second-priority security interest on the Collateral described under the heading “—Security” and rank senior in right of payment with all existing and future Subordinated Obligations of the Company. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Senior Secured Notes and the Note Guarantees under the Security Documents are second in priority (subject to Permitted Liens) to any and all security interests at any time granted to secure Credit Agreement Obligations, which include certain Hedging Obligations and certain obligations in respect of cash management services.

The Company currently conducts certain of its operations through its Subsidiaries. To the extent any existing or future Subsidiary does not Guarantee the Senior Secured Notes, creditors of such Subsidiaries, including trade creditors and preferred stockholders (if any), generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company’s creditors, including Holders. The Senior Secured Notes, therefore, will be effectively subordinated to claims of creditors, including trade creditors, and preferred stockholders (if any) of Subsidiaries of the Company, including those formed or acquired in the future, that do not Guarantee the Senior Secured Notes.

As of June 30, 2003, the Subsidiaries of the Company, other than those Subsidiaries that are Note Guarantors, would have had total liabilities, including Trade Payables, of approximately $50.8 million (excluding liabilities owed to the Company). As of June 30, 2003, there would have been outstanding:

(1)	approximately $470.5 million of Senior Indebtedness of the Company, including the Senior Secured Notes, of which $220.5 million would be secured by first-priority liens on the Collateral (exclusive of unused commitments under the Credit Agreement); and

(2)	approximately $320.0 million in Indebtedness that is subordinated or junior in right of payment to the Senior Secured Notes, consisting of the Senior Subordinated Notes.

Subject to certain conditions, the Indenture also permits us to incur substantial amounts of additional Indebtedness, including Indebtedness that may be secured by first-priority or second-priority liens. See “Risk Factors—There may not be sufficient collateral to pay all or any of the Senior Secured Notes.”

Note Guarantees

The Note Guarantors and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally unconditionally Guarantee on a senior secured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Senior Secured Notes, whether for payment of principal of or interest (including additional interest, if any) on the Senior Secured Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). The Note Guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee is limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

If any Restricted Subsidiary shall, after the date hereof, become a guarantor of (i) any Credit Agreement Obligations or other Senior Indebtedness or (ii) any Subordinated Obligation, other than, in each case, a Foreign Subsidiary that guarantees Indebtedness Incurred by another Foreign Subsidiary, then the Company shall, at the time, cause such Subsidiary to (a) execute a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior Secured Notes and (b) if such Subsidiary grants any Lien upon any of its property as security for any Credit Agreement Obligations or any Other Second-Lien Obligations, execute a Security Document upon substantially the same terms, but subject to the Intercreditor Agreement, that grants the Trustee a second-priority Lien upon such property for the benefit of the Holders, subject to the exceptions described below under the heading “—Security.” If granting the Lien described in clause (b) above requires the consent of a third party, such Subsidiary will use commercially reasonable efforts to obtain such consent with respect to the second-priority Lien for the benefit of the Trustee, but if the third party does not consent to the granting of the second-priority Lien after the use of commercially reasonable efforts, such Subsidiary will not be required to do so. Also if a second-priority Lien in such property cannot be granted or perfected under applicable law, the Subsidiary will not be required to grant such Lien.

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

Notwithstanding the foregoing, a Note Guarantee of the Senior Secured Notes provided by a Note Guarantor will be released without any action required on the part of the Trustee or any Holder:

(1)	if the guarantee of Credit Agreement Obligations made by such Note Guarantor is released by the Credit Agent or otherwise, unless such Note Guarantor remains a guarantor of our Senior Subordinated Notes or other Subordinated Obligations; or

(2)	if (a) all of the capital stock of, or other equity interests in, or all or substantially all of the assets of such Note Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Domestic Subsidiaries or (b) such Note Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with the covenants described below under the caption “—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock” and the heading “—Merger and consolidation”; or

(3)	if the Company designates such Note Guarantor as an Unrestricted Subsidiary.

At our request, the Trustee will execute and deliver any instrument evidencing such release. A Note Guarantor may also be released from its obligations under its Note Guarantee in connection with a permitted amendment. See “—Amendments and waivers.”

Security

The Senior Secured Notes are secured by a second-priority security interest (subject to Permitted Liens) on the Collateral. The Collateral consists of 100% of the capital stock of, or other equity interests in, existing and future Domestic Subsidiaries and 65% of the capital stock of, or other equity interests in, existing and future  first-tier Foreign Subsidiaries (subject to the limitation described in the last sentence of this paragraph) and substantially all of the other assets, in each case that are held by us or any of the Note Guarantors to the extent that a second-priority security interest is able to be granted or perfected therein (but in each case only to the extent that Credit Agreement Obligations are secured by a first-priority lien thereon). The Collateral is comprised of substantially all of the material collateral securing Credit Agreement Obligations. Any security interest in any capital stock or other securities of any Subsidiary shall be limited at any time to that portion of capital stock or other security which value (defined as the principal amount, par value, book value as carried by the Company or market value, whichever is greatest), when considered in the aggregate with all other capital stock or other securities of such Subsidiary subject to a security interest under the Indenture, does not exceed 19.99% of the principal amount of the then outstanding Senior Secured Notes issued by the Company; provided, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s capital stock or other securities secure the Senior Secured Notes, then the capital stock or other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement; provided, further in such event, the Security Documents may be amended or modified, without the consent of any Holder of Senior Secured Notes, to the extent necessary to release the second priority security interests on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral.

From and after the date of the Indenture, if the Company or any Note Guarantor creates any additional security interest upon any property to secure any Credit Agreement Obligations or any other obligations that are secured equally and ratably with the Senior Secured Notes by the second-priority security interests in the Collateral, it must concurrently grant a second-priority security interest (subject to Permitted Liens) upon such property as security for the Senior Secured Notes. Also, if granting a security interest in such property requires the consent of a third party, we will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the Holders of the Senior Secured Notes. If such third party does not consent to the granting of the second-priority security interest after the use of commercially reasonable efforts, we will not be required to provide such security interest.

The Company, the Note Guarantors and the Trustee have entered into one or more security agreements, pledge agreements, mortgages, deeds of trust and collateral assignments (collectively, the “Security Documents”) defining the terms of the security interests that secure the Senior Secured Notes. These security interests secure the payment and performance when due of all of the obligations of the Company and the Note Guarantors under the Senior Secured Notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents.

The security interests securing the Senior Secured Notes are second in priority (subject to Permitted Liens) to any and all security interests at any time granted to secure Credit Agreement Obligations. Credit Agreement Obligations include the obligations under the Credit Agreement and obligations under any future Indebtedness of the Company and the Restricted Subsidiaries that is secured by a Permitted Lien described in clause (1) of the definition thereof and is designated by the Company as first-priority Lien debt, as well as certain Hedging Obligations and certain obligations in respect of cash management services. In addition, other Indebtedness of the Company and the Restricted Subsidiaries that is secured by a Permitted Lien described in clause (1) of the definition thereof and that is designated by the Company may be secured equally and ratably with the Senior Secured Notes by the second-priority security interests in the Collateral (the “Other Second-Lien Obligations”).

The Trustee and the Credit Agent have entered into the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, prior to the Discharge of Credit Agreement Obligations, the Credit Agent determines the time and method by which the security interests in the Collateral will be enforced. The Trustee is not permitted to enforce the security interests even if an Event of Default has occurred and the Senior Secured Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the Senior Secured Notes or (b) as necessary to take any action not adverse to the first-priority liens in order to preserve or protect its rights in the second-priority liens. After the Discharge of Credit Agreement Obligations, the Trustee in accordance with the provisions of the Indenture and the  Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Senior Secured Notes and Other Second-Lien Obligations.

Whether prior to or after the Discharge of Credit Agreement Obligations, we are entitled to releases of assets included in the Collateral from the Liens securing the Senior Secured Notes under any one or more of the following circumstances:

(1)	if all other Liens (other than Permitted Liens described in clauses (2)-(27) of the definition thereof) on that asset securing Credit Agreement Obligations or any Other Second-Lien Obligations then secured by that asset (including all commitments thereunder) are released; provided that after giving effect to the release, obligations secured by the first priority Liens on the remaining Collateral remain outstanding;

(2)	to enable us to consummate asset dispositions permitted or not prohibited under the covenant described below under the caption “—Limitation on Sales of Assets and Subsidiary Stock;”

(3)	if we provide substitute collateral with at least an equivalent fair value, as determined in good faith by the Board of Directors;

(4)	if all of the stock of any of our Subsidiaries that is pledged to the Trustee is released or if any Subsidiary that is a Note Guarantor is released from its Note Guarantee, that Subsidiary’s assets will also be released;

(5)	in respect of assets included in the Collateral with a fair value, as determined in good faith by the Board of Directors, of up to $2.0 million in any calendar year, subject to a cumulative carryover for any amount not used in any prior calendar year; or

(6)	as described under “—Amendments and waivers” below.

The second-priority security interests on all Collateral also will be released upon (i) payment in full of the principal of, accrued and unpaid interest (including additional interest, if any) on the Senior Secured Notes and all other obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, accrued and unpaid interest (including additional interest, if any) are paid, (ii) a satisfaction and discharge of the Indenture or (iii) a legal defeasance or covenant defeasance as described below under the heading “—Defeasance.”

Change of control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Company to repurchase all or any part of such Holder’s Senior Secured Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (including additional interest, if any) to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the Senior Secured Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Secured Notes under the terms of the section titled “Optional redemption:”

(1)	prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(2)	(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) a person (including a Permitted Holder) shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately, only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders “beneficially own” (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders “beneficially own” (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

(3)

during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors (A) selected in accordance with the Stockholders Agreement so long as such agreement is in effect or otherwise nominated by the Permitted Holders or (B) whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the members of the Board of Directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved by the Board of Directors or in accordance with the Stockholders Agreement or otherwise by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(4)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(5)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

In the event that at the time of such Change of Control the terms of any agreement governing Bank Indebtedness of the Company or its Subsidiaries restrict or prohibit the repurchase of Senior Secured Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

(1)	repay in full all such Bank Indebtedness or offer to repay in full all such Bank Indebtedness and repay the Indebtedness of each lender who has accepted such offer, or

(2)	obtain the requisite consent of the lenders under such agreements to permit the repurchase of the Senior Secured Notes as provided for below.

If the Company does not obtain such consents or repay such Bank Indebtedness, the Company will remain prohibited from repurchasing the Senior Secured Notes pursuant to this covenant. In such event the Company’s failure to make an offer to purchase Senior Secured Notes pursuant to this covenant would constitute an Event of Default under the Indenture which in turn would constitute a default under the Credit Agreement.

Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion (in integral multiples of $1,000) of such Holder’s Senior Secured Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (including additional interest, if any) to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest (including additional interest, if any) on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Senior Secured Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Secured Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Secured Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Senior Secured Notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under “—Certain covenants—Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Secured Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Senior Secured Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that the Company will have sufficient funds available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Senior Secured Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Secured Notes.

Certain covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness.

(a)	The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.25:1.00.

(b)	Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness (collectively, the “Permitted Debt”):

(1)	Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $320.0 million at any one time outstanding less the aggregate amount of (A) all repayments of principal of such Indebtedness pursuant to the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and (B) the aggregate principal amount of Indebtedness Incurred and at such time outstanding pursuant to clause (9) of this paragraph (b);

(2)	Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Senior Secured Notes, (C) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note and (D) if a Note Guarantor is the obligor on such Indebtedness and the Company is not the obligee, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor;

(3)	Indebtedness (A) represented by the Senior Secured Notes, (not including any Additional Notes) and the New Notes and any replacement Senior Secured Notes issued pursuant to the Indenture, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above) including, without limitation, the Senior Subordinated Notes, (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness otherwise permitted by the terms of the Indenture;

(4)	(A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5)	Indebtedness of the Company or a Restricted Subsidiary (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company and its Restricted Subsidiaries in the ordinary course of their business, and (B) under Commodity Agreements, Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that such Interest Rate Agreements or Currency Agreements do not increase the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	Indebtedness (including Capitalized Lease Obligations and Attributable Debt) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (6) and all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (6), at any time outstanding, does not exceed the greater of (x) 5.0% of Tangible Assets and (y) $30.0 million;

(7)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(8)

Indebtedness of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(9)	the Incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings) in an aggregate principal amount, together with the aggregate principal amount of Indebtedness Incurred and at such time outstanding pursuant to clause (1) of this paragraph (b), not to exceed $320.0 million at any one time outstanding, less the aggregate amount of all repayments of principal of Indebtedness Incurred pursuant to clause (1) of this paragraph (b) pursuant to the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock;”

(10)	Indebtedness of Foreign Subsidiaries; provided that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (10) does not exceed at any one time an amount equal to the sum of (A) 80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and (B) 60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

(11)	Indebtedness under any Domestic Overdraft Facility; or

(12)	Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)); provided that the aggregate principal amount on the date of Incurrence, when added to all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $20.0 million.

(c)	Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1)	Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

(2)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)	If obligations in respect of letters of credit are Incurred pursuant to the Credit Agreement and are being treated as Incurred pursuant to clause (1) of paragraph (b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)	The principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the maximum liquidation preference;

(5)	The principal amount of Indebtedness, Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor issued at a price less than the principal amount thereof, the maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP;

(6)	If such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was Incurred;

(7)	The accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends or distributions in the form of additional Capital Stock will not be deemed an Incurrence of Indebtedness for purposes of this covenant;

(8)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(9)	In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, will classify (or later reclassify) such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on Restricted Payments.

(a)	The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution of any kind on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the holders (solely in their capacities as such) of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary;

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (A) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and (B) Indebtedness described in clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness”); or

(4)	make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A)	a Default will have occurred and be continuing (or would result therefrom);

(B)	the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

(C)	the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

(i)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are publicly available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds (other than in respect of an Excluded Contribution) received by the Company (x) as capital contributions to the Company after the Closing Date or (y) from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than a capital contribution from or an issuance or sale to (a) a Subsidiary of the Company or (b) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries);

(iii)	100% of the fair market value (as determined in good faith by the Board of Directors of the Company) of shares of Qualified Stock of the Company or any Restricted Subsidiary issued after the Closing Date to acquire assets from a third party;

(iv)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the fair market value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

(v)	100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash from the sale or other disposition (other than to (x) the Company or a Subsidiary of the Company or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries) of Restricted Investments made by the Company or any Restricted Subsidiary after the Closing Date and from repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary by any Person (other than (x) the Company or any of its Subsidiaries or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments;

(vi)	the amount equal to the net reduction in Investments in Unrestricted Subsidiaries since the Closing Date, resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

(vii)	$5.0 million.

(b)	The provisions of the foregoing paragraph (a) will not prohibit:

(1)	any purchase, repurchase, retirement or other acquisition or retirement for value of, or other distribution in respect of, Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or capital contributions to the Company after the Closing Date (other than Disqualified Stock and other than Capital Stock issued or sold to, or capital contributions from, a Subsidiary of the Company or an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

(A)	such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments, and

(B)	the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, (x) Capital Stock of the Company or a Restricted Subsidiary or (y) Subordinated Obligations of the Company or a Restricted Subsidiary that are permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

(3)	any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

(4)	Investments that are made with Excluded Contributions; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

(5)	dividends or other distributions paid to holders of, or redemptions from holders of, Capital Stock within 60 days after the date of declaration thereof, or the giving of formal notice of redemption, if at such date of declaration such dividends or other distributions or redemptions would have complied with this covenant; provided, however, that such dividends, distributions or redemptions will be included in the calculation of the amount of Restricted Payments;

(6)	any repurchase of Capital Stock owned by former officers, directors, consultants or employees of the Company or its Subsidiaries or their assigns, estates and heirs or entities controlled by them, provided, however, that the amount of such repurchases since the Closing Date shall not, in the aggregate, exceed the sum of (A) $10.0 million (which amount shall be increased by the amount of any Net Cash Proceeds to the Company from (i) sales of Capital Stock of the Company to management, other employees or Permitted Holders subsequent to the Closing Date to the extent such amounts are not included under clause 4(C)(ii) of paragraph (a) above and (ii) any “key-man” life insurance policies which are used to make such repurchases) and (B) $2.0 million per fiscal year of the Company commencing with fiscal year 2003 (which amount may be used in a subsequent fiscal year to the extent not used during a fiscal year); provided further, however, that the cancellation of Indebtedness owing to the Company from such former officers, directors, consultants or employees of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment under the Indenture, provided further, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

(7)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded in the calculation of the amount of Restricted Payments; or

(8)	so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $500,000 in the aggregate since the Closing Date to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company to other Indebtedness Incurred by the Company shall not be deemed a restriction on the ability to make loans or advances); or

(3)	transfer any of its property or assets to the Company, except:

(A)	any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order, or an agreement in effect at or entered into on the Closing Date (including the Credit Agreement, the Indenture, the Security Documents (whether or not they become effective on or after the Closing Date) and the Senior Subordinated Notes Indentures);

(B)	any encumbrance or restriction pursuant to a security agreement, pledge agreement or other document in connection with any Credit Agreement Obligation Incurred after the Closing Date;

(C)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness of such Restricted Subsidiary, in each case Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(D)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A), (B) or (C) of this covenant or this clause (D) or contained in any amendment to an agreement referred to in clause (A), (B) or (C) of this covenant or this clause (D); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreements;

(E)	in the case of clause (3), any encumbrance or restriction (i) that restricts in a customary manner the assignment of any lease, license or similar contract or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (ii) that is or was created by virtue of any transfer of, agreement to transfer or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (iii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, or (iv) encumbrances or restrictions relating to Indebtedness permitted to be Incurred pursuant to clause (b)(6) of the covenant described under “—Limitation on Indebtedness” for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired (it being agreed that any such encumbrance or restriction may also secure other Indebtedness permitted to be Incurred by the Company and provided by the same financing source providing the Indebtedness Incurred pursuant to such clause (b)(6));

(F)	with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(G)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(H)	Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, that such restrictions apply only to such Securitization Entity;

(I)	net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(J)	any agreement or instrument governing Indebtedness (whether or not outstanding) of Foreign Subsidiaries of the Company permitted to be Incurred pursuant to clause (a) or (b)(10) under the caption “—Limitation on Indebtedness.”

Limitation on Sales of Assets and Subsidiary Stock.

(a)	The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Capital Stock and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of (A) cash or Temporary Cash Investments, (B) properties and assets to be owned by the Company or any Restricted Subsidiary and used in a Permitted Business or (C) Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A)	first, (i) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase any Credit Agreement Obligations or any Indebtedness Incurred by a Subsidiary of the Company that is not a Note Guarantor, or (ii) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary or the application by the Company of the Net Available Cash received by a Restricted Subsidiary of the Company), in each case within 365 days (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days) from the later of such Asset Disposition or the receipt of such Net Available Cash, provided that pending the final application of any such Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture;

(B)	second, within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days), to the extent of the balance of such Net Available Cash after such application in accordance with clause (A), to make an Offer (as defined below) to purchase Senior Secured Notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness) such Offer may be made ratably to purchase the Senior Secured Notes and such other Senior Indebtedness of the Company; and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) (other than the proviso thereof) and (B), for any general corporate purpose not restricted by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions since the Closing Date that is not applied in accordance with this covenant exceeds $10.0 million since the Closing Date.

For the purposes of this covenant, the following are deemed to be cash:

•	the assumption of any liabilities of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such liabilities in connection with such Asset Disposition; and

•	securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

(b)	In the event of an Asset Disposition that requires the purchase of Senior Secured Notes (and other Senior Indebtedness) pursuant to clause (a)(3)(B) of this covenant, the Company will be required to purchase Senior Secured Notes (and other Senior Indebtedness) tendered pursuant to an offer by the Company for the Senior Secured Notes (and other Senior Indebtedness) (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest (including additional interest, if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including proration in the event of over-subscription), set forth in the Indenture. If the aggregate purchase price of Senior Secured Notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Secured Notes (and other Senior Indebtedness), the Company may apply the remaining Net Available Cash for any general corporate purpose not restricted by the terms of the Indenture. The Company will not be required to make an Offer for Senior Secured Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (a)(3)(A)) is less than $10.0 million for any particular Asset Disposition since the Closing Date (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of the Offer, the amount of Net Available Cash shall be reduced to zero.

(c)	The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Secured Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof. The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Senior Secured Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Secured Notes.

Limitation on Transactions with Affiliates.

(a)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1)	that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2)	that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

(A)	are set forth in writing; and

(B)	except as provided in clause (a)(3) below, have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (if any such members exist); and

(3)	that, in the event (i) such Affiliate Transaction involves an amount in excess of $10.0 million, or (ii) if there are no members of the Board of Directors having no personal stake in such Affiliate Transaction and such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b)	The provisions of the foregoing paragraph (a) will not prohibit:

(1)	any Restricted Payment permitted to be paid pursuant to the covenant described under “—Limitation on Restricted Payments;”

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, options to purchase Capital Stock of the Company and equity ownership, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans approved by the Board of Directors;

(3)	the grant of options (and the exercise thereof) to purchase Capital Stock of the Company or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

(4)	loans or advances to officers, directors or employees in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Closing Date;

(5)	the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of the Company and its Restricted Subsidiaries;

(6)	any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(7)	the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than J.P. Morgan Partners, LLC and Persons directly or indirectly controlled by J.P. Morgan Partners, LLC) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries performed after the Closing Date;

(8)	sales of Capital Stock to Permitted Holders approved by a majority of the members of the Board of Directors who do not have a material direct or indirect financial interest in or with respect to the transaction being considered; or

(9)	the existence or performance by the Company or any Restricted Subsidiary under any agreement as in effect as of the Closing Date or replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or replacement agreement therefor) so long as such amendment or replacement is not more disadvantageous to the Holders of the Senior Secured Notes in any material respect than the original agreement as in effect on the Closing Date.

Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by the Company or its Restricted Subsidiaries, except Permitted Liens.

In addition, if the Company or any Note Guarantor creates any additional security interest upon any property to secure any Credit Agreement Obligations or any Other Second-Lien Obligations, it must concurrently grant a second-priority Lien (subject to Permitted Liens) upon such property as security for the Senior Secured Notes, subject to certain exceptions and limitations, all as more fully described above in the second paragraph under the heading “—Security.”

SEC Reports.

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if permitted by SEC practice and applicable law and regulations) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC (or if not permitted, within 15 days after it would have otherwise been required to file them with the SEC), copies of the Company’s annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following the existence of a Public Market, the Company will furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Limitation on Lines of Business.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business, except that the Company and any of its Restricted Subsidiaries may engage in a new business so long as the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in a Permitted Business.

Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Senior Secured Notes and the Indenture;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Certain covenants—Limitation on Indebtedness;” and

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Senior Secured Notes.

In addition, the Company will not permit any Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless either:

(1)

(A) the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee; (B) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (C) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2)	such transaction results in the Company receiving cash or other property (other than Capital Stock representing a controlling interest in the successor entity), and the transaction is made in compliance with the covenant described under “—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Notwithstanding any of the foregoing:

(A)	any Restricted Subsidiary may consolidate with, merge into or transfer or lease all or part of its properties and assets to the Company or a Subsidiary that is a Note Guarantor, and

(B)	the Company may merge with an Affiliate incorporated solely for (i) the purpose of incorporating the Company or (ii) organizing the Company in another jurisdiction to realize tax or other benefits.

Defaults

Each of the following is an Event of Default:

(1)	a default in any payment of interest (including additional interest, if any) on any Senior Secured Note when due and payable, continued for 30 days;

(2)	a default in the payment of principal of any Senior Secured Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

(3)	the failure by the Company or any Note Guarantor to comply with its obligations under the covenant described under “Merger and consolidation” above;

(4)	the failure by the Company or any Restricted Subsidiary to comply for 45 days after written notice (specifying the default and demanding that the same be remedied) with any of its obligations under the covenants described under “—Change of control” or “—Certain covenants” above (in each case, other than a failure to purchase Senior Secured Notes);

(5)	the failure by the Company or any Restricted Subsidiary to comply for 60 days after written notice (specifying the default and demanding that the same be remedied) with its other agreements contained in the Senior Secured Notes, the Indenture or the Security Documents;

(6)	the failure by the Company or any Restricted Subsidiary of the Company to pay the principal amount of any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the aggregate principal amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 30 days after receipt of the notice specified in the Indenture;

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”),

(8)

the rendering of any judgment or decree for the payment of money in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) or its foreign currency equivalent against the Company, or a Restricted Subsidiary of the Company if such judgment or decree becomes final and non-appealable and remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9)	(A) any Note Guarantee, or any Security Document executed by, or any security interest granted thereunder by a Note Guarantor that is a Material Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture, the Security Documents, the Intercreditor Agreement or the Note Guarantees), except (i) as a result of (x) the Credit Agent’s or Trustee’s failure to take any action reasonably requested by the Company in order to maintain a valid and perfected Lien on any Collateral or (y) any action taken by the Credit Agent or the Trustee to release any Lien on any Collateral or (ii) Liens on any item of Collateral with a fair market value not exceeding $500,000 or (B) any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor’s obligations under the Indenture, any Note Guarantee or any Security Document and, in each case, such Default continues for 10 days after receipt of the notice specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Secured Notes notify the Company of the default and the Company or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (9) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Secured Notes by written notice to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration” may declare the principal of and accrued but unpaid interest (including additional interest, if any) on all the Senior Secured Notes to be due and payable. Upon such a declaration, such principal and interest (including additional interest, if any) will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest (including additional interest, if any) on all the Senior Secured Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Secured Notes may rescind any such acceleration with respect to the Senior Secured Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Senior Secured Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Senior Secured Notes have requested the Trustee in writing to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding Senior Secured Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Secured Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Secured Note (including payments pursuant to the redemption provisions of such Senior Secured Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture, the Senior Secured Notes or the Security Documents may be amended with the written consent of the Holders of a majority in principal amount of the Senior Secured Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Secured Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Secured Note affected, no amendment may, among other things:

(1)	reduce the amount of Senior Secured Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Senior Secured Note;

(3)	reduce the principal of or extend the Stated Maturity of any Senior Secured Note;

(4)	reduce the premium payable upon the redemption of any Senior Secured Note or change the time at which any Senior Secured Note may be redeemed as described under “— Optional redemption” above;

(5)	make any Senior Secured Note payable in money other than that stated in the Senior Secured Note;

(6)	impair the right of any Holder to receive payment of principal of, and interest or any additional interest on, such Holder’s Senior Secured Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Secured Notes;

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8)	modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indenture to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

•	provide for uncertificated Senior Secured Notes in addition to or in place of certificated Senior Secured Notes; (provided that the uncertificated Senior Secured Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Secured Notes are described in Section 163(f)(2)(B) of the Code);

•	add additional Guarantees with respect to the Senior Secured Notes or to secure further the Senior Secured Notes;

•	add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company;

•	make any change that does not materially and adversely affect the rights of any Holder;

•	provide for the issuance of the New Notes or any Additional Notes;

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA; or

•	if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Security Documents.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

In addition, without the consent of any Holder of Senior Secured Notes, any amendment, waiver or consent agreed to by the Credit Agent or the holders of Credit Agreement Obligations under any provision of any of the security documents granting the first-priority lien on any Collateral to secure the Credit Agreement Obligations will automatically apply to the comparable provision of the comparable Security Document entered into in connection with the Senior Secured Notes. We will also be entitled to other releases of the Collateral or the Note Guarantees as described above under the headings “—Note Guarantees” and “—Security.” If the Company wishes under other circumstances to obtain an amendment or waiver or seek a consent under any Security Document or Note Guarantee, it will be entitled to do so if it mails written notice of its request to the Trustee and the Holders of the Senior Secured Notes and it does not receive written objection from Holders of at least 25% in principal amount of the Senior Secured Notes within 20 Business Days after that mailing. If the Company receives such objections, then it will not be entitled to effect that amendment or waiver, and such consent will not be effective, unless the Company obtains the consent of Holders of a majority in outstanding principal amount of the Senior Secured Notes.

Transfer and exchange

Subject to compliance with the restrictions on transfer and exchange set forth in the Indenture, a Holder will be able to transfer or exchange notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Senior Secured Note selected for redemption or to transfer or exchange any Senior Secured Note for a period of 15 days prior to a selection of Senior Secured Notes to be redeemed. The Senior Secured Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Secured Note for all purposes.

Defeasance

The Company may at any time terminate all its obligations under the Senior Secured Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Secured Notes, to replace mutilated, destroyed, lost or stolen Senior Secured Notes and to maintain a registrar and paying agent in respect of the Senior Secured Notes. In addition, the Company may at any time terminate:

(1)	its obligations under the covenants described under “—Change of control” and “—Certain covenants”; and

(2)	the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under “—Defaults” above and the limitations contained in clause (3) under the first paragraph of “—Merger and consolidation” above (“covenant defeasance”).

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Senior Secured Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Senior Secured Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect to Significant Subsidiaries only), (8) or (9) under “—Defaults” above or because of the failure of the Company to comply with clause (3) under the first paragraph of “—Merger and consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest (including additional interest, if any) in respect of the Senior Secured Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the trustee

Wilmington Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Secured Notes.

Governing law

The Indenture and the Old Notes are governed by, and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain definitions

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business or any improvement to any property or assets that are used by the Company or a Restricted Subsidiary in a Permitted Business;

(2)	Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the provisions described under “—Certain covenants—Limitation on Transactions with Affiliates” and “—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above:

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

(B)	for purposes of the provisions described under “—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment or a disposition subject to the covenant described under “—Certain covenants—Limitation on Restricted Payments”;

(C)	sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof;

(D)	a disposition of obsolete or worn out property or equipment or property or equipment that is no longer used or useful in the conduct of business of the Company and its Restricted Subsidiaries;

(E)	any other disposition of assets with a fair market value, as conclusively determined by senior management of the Company in good faith, of less than $1.0 million;

(F)	sales or grants of licenses to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology or require the licensor to pay any fees for such use;

(G)	the disposition of all or substantially all of the assets of the Company in compliance with the covenant described under the heading “—Merger and consolidation”; and

(H)	the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Senior Secured Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Closing Date” means the date of the Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets of the Company or any Note Guarantor with respect to which from time to time a Lien is granted as security for the Senior Secured Notes, the New Notes and any Additional Notes issued pursuant to the Indenture.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually at the time used in the ordinary course of business of the Company or its Subsidiaries.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1)	the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are publicly available ending prior to the date of such determination to

(2)	Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(A)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition in excess of $10.0 million, which constitutes all or substantially all of an operating unit of a business, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with and into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment or acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that (a) would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of any closing) of any facility, as applicable, provided that, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate Agreement or Currency Agreement has a remaining term as at the date of determination in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to operating leases constituting part of a Sale/Leaseback Transaction;

(2)	amortization of debt discount and debt issuance costs;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(6)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

(7)	net costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(8)	dividends and distributions declared in respect of all Disqualified Stock of the Company and dividends and distributions declared and paid in respect of all Preferred Stock of any of the Subsidiaries of the Company that is not a Note Guarantor, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary;

(9)	interest Incurred in connection with investments in discontinued operations; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the limitations contained in clauses (4), (5) and (6) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below), and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)	other than for purposes of clauses (D) and (E) of the definition of Consolidated Coverage Ratio, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)	any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)	subject to the limitations contained in clauses (4), (5) and (6) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Restricted Subsidiary, to the limitation contained in this clause) and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)	any gain (loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	any extraordinary gain or loss; and

(6)	the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(vi) thereof.

“Consolidation” means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent and collateral agent for the lenders party to the Credit Agreement or any successor thereto, or any Person otherwise designated the “Credit Agent” pursuant to the Intercreditor Agreement.

“Credit Agreement” means the credit agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (and further amended by Amendments No. 1 through 6), among the Company, Aspen Industrial, S.A. de C.V., the financial institutions party thereto as lenders, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and JPMorgan Chase Bank, as syndication agent, together with related documents thereto including any guarantee agreements and security documents, as further amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

“Credit Agreement Obligations” means (i) all Bank Indebtedness and all other Indebtedness outstanding under one or more of any other First-Lien Credit Facilities that constitutes Permitted Debt or is otherwise permitted under the covenant described in “Limitation on Indebtedness” and that is designated by the Company as “Credit Agreement Obligations” for purposes of the Indenture and is secured by a Permitted Lien described in clause (1) of the definition thereof, (ii) all other obligations (not constituting Indebtedness) of the Company or any Note Guarantor under the Credit Agreement or any such other First-Lien Credit Facility and (iii) all other obligations of the Company or any Note Guarantor in respect of Hedging Obligations or obligations in respect of cash management services that are designated by the Company to be “Credit Agreement Obligations” for purposes of the Indenture. Notwithstanding anything to the contrary in the previous sentence, any Indebtedness and other obligations incurred under the Credit Agreement or otherwise shall be deemed to constitute Credit Agreement Obligations if the holders of such Indebtedness or other obligations or their agent or representative shall have received a written representation from the Company in, or in connection with, the Credit Agreement or other agreement governing such Indebtedness or other obligations that such Indebtedness constitutes, Credit Agreement Obligations (whether or not such Indebtedness is at any time determined not to have been permitted to be incurred under the Indenture).

“Credit Facilities” means, one or more (A) debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (C) instruments or agreements evidencing any other Indebtedness, in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Discharge of Credit Agreement Obligations” means payment in full in cash of the principal of and interest and premium, if any, on all Indebtedness outstanding under the First-Lien Credit Facilities or, with respect to Hedging Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with such First-Lien Credit Facility, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full of any other Credit Agreement Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest and premium, if any, are paid.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or an issuance of Disqualified Stock, as applicable); or

(3)	is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 91 days after the Stated Maturity of the Senior Secured Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock provide that such Person may not repurchase or redeem such Capital Stock pursuant to such provisions unless such Person has first complied with the provisions described under “—Change of control” and the provisions of the covenant described under “—Certain covenants—Limitation on Sales of Assets and Subsidiary Stock”, as applicable; and provided, further that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

“Domestic Overdraft Facility” means an overdraft line of credit in a maximum principal amount of $10.0 million at any time outstanding.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“EBITDA” for any period means the Consolidated Net Income for such period, excluding the following to the extent included in calculating such Consolidated Net Income:

(1) income tax expense of the Company and its Consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

(4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

(5) other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period);

(6) income or loss from discontinued operations;

(7) plant closing costs (as defined by GAAP); and

(8) non-cash stock-based compensation expense.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended, loaned or advanced to the Company by such Restricted Subsidiary without prior approval of Persons other than the Board of Directors or holders of the Company’s Capital Stock (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means any public or private sale of the common stock of the Company, other than any public offering with respect to the Company’s common stock registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means net cash proceeds received by the Company from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (a)(4)(C) under “—Certain covenants—Limitation on Restricted Payments.”

“Existing Management Stockholders” means each of Richard P. Durham, Jack E. Knott, Scott K. Sorensen, Ronald G. Moffitt, Brian E. Johnson, Michael D. Annes, Len Azzaro, Stanley B. Bikulege and Elise H. Scroggs.

“First-Lien Credit Facilities” means (x) the Credit Facilities provided pursuant to the Credit Agreement and (y) any other Credit Facility that, in the case of both clauses (x) and (y), is secured by a Permitted Lien described in clause (1) of the definition thereof and, except for the Credit Facilities provided pursuant to the existing senior bank facilities, is designated by the Company as a “First-Lien Credit Facility” for the purposes of the Indenture.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company organized and conducting its principal operations outside the United States. “Foreign Subsidiary Asset Disposition” means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale/Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of the Capital Stock of any Foreign Subsidiary or any of the property or assets of any Foreign Subsidiary. “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entities as are approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Commodity Agreement, Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Senior Secured Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, Senior Secured Notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and other accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5)	all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6)	all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A)	the fair market value of such asset at such date of determination and

(B)	the amount of such Indebtedness of such other Persons;

(8)	to the extent not otherwise included in this definition, the net obligations under Hedging Obligations of such Person;

(9)

to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing); and

(10)	all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, “Indebtedness” shall not include unsecured indebtedness of the Company and its Restricted Subsidiaries Incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by the Company and its Restricted Subsidiaries for a three-year period beginning on the date of Incurrence of any such Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Intangible Assets” means goodwill, patents, trademarks and other intangibles as determined in accordance with GAAP.

“Intercreditor Agreement” means that certain intercreditor agreement, dated as of the date of the Indenture, by and among the Company, the Credit Agent and the Trustee, as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property (excluding Capital Stock of the Company) to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain covenants—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by (i) the senior management of the Company if the amount thereof is less than $2.0 million and (ii) the Board of Directors if in excess thereof; and

(3)	the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value or writeups, write-downs or write-offs with respect to such Investments.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Material Subsidiary” means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of 10.0% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statement of the Company and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)	the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Disposition; and

(5)	appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Notes” means the senior secured debt securities to be issued by the Company pursuant to the Registration Rights Agreement.

“Note Guarantee” means each Guarantee of the obligations with respect to the Senior Secured Notes issued by a Person pursuant to the terms of the Indenture.

“Note Guarantor” means any Person that has issued a Note Guarantee.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Company and the Restricted Subsidiaries that is secured by a Permitted Lien described in clause (1) of the definition thereof and that is equally and ratably secured with the Senior Secured Notes and is designated by the Company as an Other Second-Lien Obligation.

“Permitted Business” means the design, manufacture and/or marketing of films and flexible packaging products for food, personal care, medical, retail, agricultural, industrial and other applications or any businesses that are reasonably related, ancillary or complementary thereto.

“Permitted Debt” means any Indebtedness of the Company or any Note Guarantor permitted to be Incurred by the second paragraph under the heading “—Certain covenants—Limitations on Indebtedness.”

“Permitted Holders” means each of (i) JP Morgan Partners, LLC and its Affiliates, (ii) Southwest Industrial Films, LLC and its Affiliates, (iii) the Christena Karen H. Durham Trust, (iv) the Existing Management Stockholders and their Related Parties and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company’s Capital Stock.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with the covenant under the heading “—Certain covenants—Limitation of Lines of Business”;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with the covenant under the heading “—Certain covenants—Limitation of Lines of Business”;

(3)	Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to officers, directors, consultants or employees made (a) in the ordinary course of business and not exceeding $3.0 million in any year or (b) to fund purchases of stock under the Company’s 2000 Stock Incentive Plan, 2002 Stock Incentive Plan and any similar plans or employment arrangements;

(7)	Capital Stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “—Certain covenants—Limitation on Sale of Assets and Subsidiary Stock”;

(9)	any Investment by the Company or a Restricted Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(10)	Hedging Obligations entered into in the ordinary course of business;

(11)	endorsements of negotiable instruments and documents in the ordinary course of business;

(12)	assets or securities of a Person acquired by the Company or a Restricted Subsidiary to the extent the consideration for such acquisition consists of Capital Stock (other than Disqualified Stock) of the Company;

(13)	Investments in existence on the Closing Date;

(14)	Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(15)	Investments in Unrestricted Subsidiaries or joint ventures not to exceed $30.0 million since the Closing Date, plus (A) the aggregate net after-tax amount returned since the Closing Date to the Company or any Restricted Subsidiary in cash on or with respect to any Investments made since the Closing Date in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments (including such dividends, distributions or payments made concurrently with such Investment), (B) the net after-tax cash proceeds received since the Closing Date by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to the Company or a Subsidiary of the Company) and (C) upon redesignation since the Closing Date of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; and

(16)	additional Investments since the Closing Date in an aggregate amount not to exceed $15.0 million.

“Permitted Liens” means:

(1)	Liens upon any property of the Company or any Restricted Subsidiary securing any Indebtedness permitted to be Incurred under the covenant set forth above under the caption “—Certain covenants—Limitation on Indebtedness” and all other obligations of the Company or any Restricted Subsidiary in respect of such Indebtedness not constituting Indebtedness;

(2)	Liens securing the Senior Secured Notes, the New Notes, the Additional Notes and the Note Guarantees thereof;

(3)	Liens in favor of the Company or any Restricted Subsidiary;

(4)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or any Restricted Subsidiary;

(5)	Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary;

(6)	Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (6) of the second paragraph of the covenant set forth under the caption “—Certain covenants—Limitation on Indebtedness” covering only the property, equipment or other assets acquired with such Indebtedness or additions or improvements to such assets;

(7)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded;

provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)	Liens incurred in the ordinary course of business including, without limitation, judgment and attachment liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed in the aggregate $25.0 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business, not evidenced by a note and not past due);

(9)	Liens in favor of the Trustee, the trustee under the Senior Subordinated Notes Indentures, the warrant agent under the warrant agreement dated as of May 31, 2000 entered into by the Company and any other trustee or warrant agent acting in such capacity with respect to one or more future indentures or agreements so long as the related Indebtedness is permitted to be Incurred under the covenant set forth above under the caption “—Certain covenants—Limitation on Indebtedness”;

(10)	Liens incurred in connection with Refinancing Indebtedness, but only if such Liens extend to no more assets than the Liens securing the Indebtedness being refinanced;

(11)	Liens securing Hedging Obligations;

(12)	statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like Liens (including contractual landlords liens) arising in the ordinary course of business and with respect to amounts not yet delinquent by more than 60 days or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(13)	Liens incurred and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(14)	Liens to secure Indebtedness of any Foreign Subsidiary;

(15)	licenses, sublicenses, subleases, easements, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(16)	Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and the property relating to such letters of credit and products and proceeds thereof;

(18)	any interest or title of a lessor in the property subject to any lease or arising from filing Uniform Commercial Code financing statements regarding leases;

(19)	judgment liens in respect of judgments that do not constitute an Event of Default;

(20)	Liens existing on the Closing Date;

(21)	Liens incurred or deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(22)	ground leases in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;

(23)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(24)	leases or subleases granted to other Persons and not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole;

(25)	Liens in connection with a Qualified Securitization Transaction incurred in compliance with clause (b)(9) of the covenant under the caption “—Certain covenants—Limitation on Indebtedness”;

(26)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights; and

(27)	Liens securing insurance premium financing arrangements which are otherwise excluded from the definition of Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“principal” of a Senior Secured Note means the principal of the Senior Secured Note plus the premium, if any, payable on the Senior Secured Note which is due or overdue or is to become due at the relevant time.

“Public Market” means any time after:

(1)	an Equity Offering has been consummated and

(2)	at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualified Stock” means any Capital Stock that is not Disqualified Stock.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Company or a Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

(1)	the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) (whether in U.S. dollars or a foreign currency) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) (in U.S. dollars or such foreign currency, as applicable) then outstanding (plus, without duplication, accrued interest, premium and defeasance costs required to be paid under the terms of the Indebtedness being Refinanced and the fees, expenses, discounts, commissions and other issuance costs incurred in connection with the Refinancing Indebtedness) of the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Secured Notes or a Note Guarantee of a Note Guarantor, such Refinancing Indebtedness is subordinated in right of payment to the Senior Secured Notes or the Note Guarantee at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

(A)	Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

(B)	Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement to be dated as of the Closing Date among the Company, the Note Guarantors and J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Credit Suisse First Boston LLC, as Initial Purchasers.

“Related Parties” means with respect to a Person (a) that is a natural person (1) any spouse, parent or lineal descendant (including adopted children) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of the Company for the benefit of any person referred to in clause (a)(1) and (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (a) leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (b) any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date the Company or a Restricted Subsidiary acquires or finishes construction of such fixed or capital assets.

“SEC” means the Securities and Exchange Commission.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)

pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee, by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Senior Indebtedness” of the Company or any Note Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness, the Senior Secured Notes (in the case of the Company), the Note Guarantees (in the case of the Note Guarantors) and all other Indebtedness of the Company or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Senior Secured Notes or such Note Guarantor’s Note Guarantee.

“Senior Subordinated Notes” of the Company means the $220,000,000 aggregate principal amount of the Company’s 13% senior subordinated Notes due 2010 issued by the Company on May 31, 2000 and the $100,000,000 aggregate principal amount of the Company’s 13% senior subordinated Notes due 2010 issued by the Company on April 10, 2002, in each case together with the New Notes issued in respect thereof.

“Senior Subordinated Notes Indentures” means the indentures dated as of May 31, 2000, and April 10, 2002, among the Company, the subsidiary guarantors party thereto and The Bank of New York, as trustee, under which the Company’s Senior Subordinated Notes were issued, each as amended, modified or supplemented from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Stockholders Agreement” means the Stockholders Agreement among the Company and the holders of the Company’s Capital Stock party thereto, as in effect on the Closing Date as amended from time to time, so long as the Permitted Holders own a majority of the Capital Stock subject to such agreement.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Secured Notes pursuant to a written agreement. “Subordinated Obligation” of a Note Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Tangible Assets” means Total Assets less Intangible Assets.

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2)	investments in checking accounts, savings accounts, time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. (“S&P”);

(5)	investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.; and

(6)	investments in money market funds that invest substantially all of their assets in securities of the types described in clauses (1) through (5) above.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Closing Date.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1)	Pliant Investment, Inc. and any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock in or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A)	the Subsidiary to be so designated at the time of designation has total Consolidated assets of $1,000 or less or

(B)	if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Certain covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain covenants—Limitation on Indebtedness” and

(y)	no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying Capital Stock) is owned by the Company or another Wholly Owned Subsidiary.

Registration rights

On May 30, 2003, we and the guarantors entered into an exchange and registration rights agreement with the initial purchasers of the Old Notes. In that agreement, we agreed for the benefit of the holders of the Old Notes that we would use our commercially reasonable efforts to (i) file with the SEC a registration statement relating to an offer to exchange the Old Notes for an issue of SEC-registered New Notes with terms identical to the Old Notes (except that the SEC-registered New Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below) and (ii) cause such registration statement to become effective within 150 days after the issue date of the Old Notes.

When the SEC declares this exchange offer registration statement effective, we will offer the New Notes in return for the Old Notes. This exchange offer will remain open for at least 20 business days after the date we mail notice of this exchange offer to noteholders. For each Old Note surrendered to us under this exchange offer, the noteholder will receive a New Note of equal principal amount. Interest on each New Note will accrue from the last payment date on which interest was paid on the Old Notes or, if no interest has been paid on the Old Notes, from the closing date.

If applicable interpretations of the staff of the SEC do not permit us to effect this exchange offer, we will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Old Notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all Old Notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the Old Notes. A noteholder that sells Old Notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

If this exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 190 days after the closing date, the annual interest rate borne by the Old Notes will be increased by 1.0% per annum commencing on the 191st day after the closing date and until this exchange offer is completed or the shelf registration statement is declared effective.

If we effect this exchange offer, we will be entitled to close this exchange offer 20 business days after its commencement, provided that we have accepted all Old Notes validly surrendered in accordance with the terms of this exchange offer. Old Notes not tendered in this exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

In addition, so long as J.P. Morgan Securities Inc. or any of its affiliates (each, a “market-maker”) owns any equity securities of us, the guarantors or any of our respective affiliates, we have agreed for the benefit of the market-maker that, on the date we file this exchange offer registration statement described above, we will use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement, which may be this exchange offer registration statement, so that the market-maker may “make a market” in the Old Notes and the New Notes as part of its business in the ordinary course. The exchange and registration rights agreement provides that the market-maker has certain rights and remedies that are independent of the rights and remedies of the holders of the Old Notes and shall have separate indemnification obligations with respect to us and the guarantors.

This summary of the provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreement, a copy of which has been filed as an exhibit to our public filings. We filed the registration statement of which this prospectus forms a part and are making this exchange offer to comply with our obligations under the exchange and registration rights agreement.

Book-entry settlement and clearance

The global notes

The New Notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of New Notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC. See “The exchange offer—Book entry transfer.”

Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

All interests in the global notes may be subject to the procedures and requirements of DTC.

Certain book-entry procedures for the global notes

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We will take no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that pursuant to procedures established by DTC ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the New Notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in New Notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note

•	will not be entitled to have New Notes represented by such global note registered in their names,

•	will not receive or be entitled to receive physical delivery of certificated New Notes, and

•	will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of Notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes.

Payments with respect to the principal of, and premium, if any, and interest on, any New Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the New Notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the New Notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Certificated notes

If,

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of Notes in definitive form under the indenture or

•	upon the occurrence of certain other events as provided in the indenture,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

Certain United States federal income tax consequences

General

The following is a summary of material United States Federal income tax consequences of the exchange of Old Notes for New Notes pursuant to this exchange offer, but does not address any other aspects of United States. Federal income tax consequences to holders of Old Notes or New Notes. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to United States holders that exchange Old Notes for New Notes in this exchange offer and who hold the Old Notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” means a beneficial owner of a note who purchased the notes pursuant to the offering and is, for United States Federal income tax purposes

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States Federal income taxation regardless of its source; or

•	a trust if

•	a court within the United States is able to exercise primary supervision over the administration of the trust and

•	one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

Persons considering the exchange of Old Notes for New Notes should consult their own tax advisors concerning the United States Federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Old Note for a New Note pursuant to this exchange offer

The exchange by any holder of an Old Note for New Note will not constitute a taxable exchange for United States Federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange Old Notes for New Notes pursuant to this exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of New Notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the Old Note exchanged therefore. Holders will be considered to have held the New Notes from the time of their acquisition of the Old Notes.

Plan of distribution

Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes only where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 190 days from the date on which this exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the date on which this exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, including the expenses of one counsel for holders of the Senior Secured Notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the Senior Secured Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the New Notes and the note guarantees will be passed upon for us by O’Melveny & Myers LLP, New York, New York.

Experts

The consolidated financial statements and financial statement schedule of Pliant Corporation as of and for the year ended December 31, 2002 and the consolidated financial statements of Decora Industries, Inc. as of and for the year ended March 31, 2002 appearing in this prospectus have been audited by Ernst & Young LLP, independent public accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule of Pliant Corporation included in this prospectus as of December 31, 2001 and for the two years then ended have been audited by Arthur Andersen LLP, independent public accountants, as set forth in its report with respect thereto appearing herein, and are included herein in reliance upon the authority of said firm as experts in giving said report.

After completing its audit and issuing its report, Arthur Andersen was convicted of obstruction of justice for activities relating to its previous work for Enron Corp. In May 2002 both our audit committee and our board of directors approved the appointment of Ernst & Young LLP as our independent public accountants to audit our financial statements for fiscal year 2002. Ernst & Young replaced Arthur Andersen, which had served as our independent auditors since 1997. We had no disagreements required to be disclosed pursuant to Item 304 of Regulation S-K with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure.

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion in this prospectus of its report with respect to the consolidated financial statements and financial statement schedule of Pliant Corporation included in this prospectus as of December 31, 2001 and for the two years then ended, as required by Section 7 of the Securities Act of 1933. Accordingly, we have dispensed with the requirement to file such consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion of its report in this prospectus, you may have no effective remedy against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen, or any omissions to state a material fact required to be stated therein.

Arthur Andersen has stopped conducting business before the SEC and has limited assets available to satisfy the claims of creditors. As a result, you may be limited in your ability to recover damages from Arthur Andersen under federal or state law if it is later determined that there are false statements contained in this prospectus relating to or contained in financial data audited by Arthur Andersen.

The consolidated financial statements of Decora Industries, Inc. as of March 31, 2001 and for the two years then ended included in this prospectus have been so included in reliance on the reports (which contain an explanatory paragraph relating to the ability of Decora Industries, Inc. to continue as a going concern as described in Note 1 to the financial statements of Decora Industries, Inc.) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You can inspect and copy these materials at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the SEC’s Public Reference Room at the above address. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

We provide copies to the holders of the Notes of the annual, quarterly and current reports that we file with the SEC. The annual reports contain financial information that has been examined and reported on, with an opinion expressed, by an independent public accountant.

We have filed a registration statement on Form S-4 to register with the Commission the New Notes to be issued in exchange for the Old Notes and guarantees thereof and offers and sales of the Notes made by J.P. Morgan Securities Inc. in market-making transactions effected from time to time. This prospectus is part of that registration statement. As allowed by the Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document.

You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the Commission, the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of

Pliant Corporation

We have audited the accompanying consolidated balance sheet of Pliant Corporation as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended. Our audit also included the financial statement schedule for the year ended December 31, 2002 listed in the Index at page F-1. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit. The financial statements and schedule of Pliant Corporation as of December 31, 2001 and for the two years then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those statements and schedule in their report dated January 28, 2002, before the restatement and inclusion of additional disclosures referred to in the last paragraph of this report.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and schedule referred to above present fairly, in all material respects, the consolidated financial position of Pliant Corporation as of December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

As discussed in Notes 1 and 5 to the financial statements, in the year ended December 31, 2002 the Company changed its method of accounting for goodwill.

As discussed above, the financial statements of Pliant Corporation as of December 31, 2001 and for the two years in the period then ended were audited by other auditors who have ceased operations. As described in Note 5, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, (SFAS 142) Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 5 with respect to 2001 and 2000 included (a) agreeing the previously reported net income (loss) to the previously issued financial statements and the adjustments to reported net income (loss) representing amortization expense (including any related tax effects) recognized in those periods related to goodwill to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net income (loss) to reported net income (loss). In our opinion the disclosures relating to adjusted net income (loss) for 2001 and 2000 in Note 5 are appropriate. Also, as described in Note 14, the Company changed the composition of its reportable segments in 2003, and the amounts in the 2001 and 2000 financial statements relating to reportable segments have been restated to conform to the 2003 composition of reportable segments. We audited the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 and 2000 financial statements. Our procedures included (a) agreeing the adjusted amounts of segment net sales, segment profit (loss), segment depreciation and amortization, segment interest expense, segment capital expenditures and segment total assets to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliations of segment amounts to the consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the 2001 or 2000 financial statements of the Company other than with respect to such SFAS 142 transition disclosures and segment adjustments, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 financial statements taken as a whole.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

February 28, 2003, except for Note 6, as to

  which the date is March 25, 2003, and

  Notes 5 and 14, as to which the date is May 7, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pliant Corporation:

We have audited the accompanying consolidated balance sheets of Pliant Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and schedule referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pliant Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/    ARTHUR ANDERSEN LLP

Chicago, Illinois

January 28, 2002

This report is a copy of the previously issued report covering 2000 and 2001. The predecessor auditor has ceased operations and has not reissued their report.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2002 and 2001 (Dollars in Thousands, Except per Share Data)

	2002	2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,635	$4,818
Receivables:
Trade accounts, net of allowances of $5,583 and $2,438, respectively	104,157	111,768
Other	14,866	13,668
Inventories	98,022	83,948
Prepaid expenses and other	4,149	3,026
Income taxes receivable	2,368	985
Deferred income taxes	8,182	2,563

Total current assets	233,379	220,776
PLANT AND EQUIPMENT, net:	350,479	369,324
GOODWILL	203,997	204,426
OTHER INTANGIBLE ASSETS, net:	27,034	26,773
OTHER ASSETS	38,314	30,384

Total assets	$853,203	$851,683

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
CURRENT LIABILITIES:
Trade accounts payable	$113,988	$101,508
Accrued liabilities:
Interest payable	16,175	10,392
Customer rebates	10,439	7,571
Other	32,263	25,134
Current portion of long-term debt	14,745	17,767

Total current liabilities	187,610	162,372
LONG-TERM DEBT, net of current portion	721,636	695,556
OTHER LIABILITIES	26,977	18,944
DEFERRED INCOME TAXES	23,836	26,156

Total liabilities	960,059	903,028

MINORITY INTEREST	192	271
COMMITMENTS AND CONTINGENCIES (Notes 7 and 12)	—	—
REDEEMABLE STOCK:
Preferred stock—200,000 shares authorized, 130,973 shares outstanding as of December 31, 2002, and 2001 and designated as Series A, no par value with a redemption and liquidation value of $1,000 per share plus accumulated dividends	150,816	126,149
Common stock—60,000 shares authorized, no par value; 34,240 shares outstanding as of December 31, 2002 and 53,996 outstanding as of December 31, 2001 net of related stockholders’ notes receivable of $6,754 at December 31, 2002 and $12,720 at December 31, 2001	13,008	16,778

Total redeemable stock	163,824	142,927

STOCKHOLDERS’ DEFICIT:
Common stock—no par value; 10,000,000 shares authorized, 542,638 and 542,571 shares outstanding as of December 31, 2002 and December 31, 2001, respectively	103,376	103,362
Warrants to purchase common stock	38,676	38,715
Accumulated deficit	(394,420)	(326,356)
Stockholders’ notes receivable	(660)	(616)
Accumulated other comprehensive loss	(17,844)	(9,648)

Total stockholders’ deficit	(270,872)	(194,543)

Total liabilities and stockholders’ deficit	$853,203	$851,683

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2001 and 2000 (Dollars in Thousands)

	2002	2001	2000
NET SALES	$879,197	$840,360	$843,797
COST OF SALES	714,463	665,092	696,716

Gross profit	164,734	175,268	147,081

OPERATING EXPENSES:
Selling, general and administrative	85,351	88,821	93,937
Research and development	8,124	9,821	8,596
Stock-based compensation related to administrative employees	—	7,033	—
Compensation and transaction costs related to recapitalization	—	—	10,754
Restructuring and other costs	43,143	(4,588)	19,368

Total operating expenses	136,618	101,087	132,655

OPERATING INCOME	28,116	74,181	14,426
INTEREST EXPENSE	(75,284)	(75,988)	(68,534)
LOSS ON EXTINGUISHMENT OF DEBT	—	—	(18,750)
OTHER INCOME, net	2,276	6,525	332

INCOME (LOSS) BEFORE INCOME TAXES	(44,892)	4,718	(72,526)

INCOME TAX EXPENSE (BENEFIT):
Current	3,980	4,204	4,144
Deferred	(5,442)	2,582	(25,887)

Total income tax expense (benefit)	(1,462)	6,786	(21,743)

NET INCOME (LOSS)	$(43,430)	$(2,068)	$(50,783)

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCK HOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2002, 2001 and 2000 (In Thousands)

	Total	Class A Common Stock		Class B Common Stock		Common Stock		Warrants to Purchase Common Stock	Accumulated Deficit	Stockholders’ Notes Receivable	Accumulated Other Comprehensive Income/(Loss)
		Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 1999	$90,662	1,000	$63,161	7	$515				$32,042	$(299)	$(4,757)
Comprehensive income:
Net loss	(50,783)								(50,783)
Foreign currency translation adjustment	(2,504)										(2,504)

Comprehensive loss	(53,287)

Recapitalization transaction	(231,762)	(1,000)	(63,161)	(7)	(515)	508	86,932	18,550	(272,979)	(589)
Issuance of warrants to purchase common stock with senior notes	7,950							7,950
Preferred stock dividends and accretion	(8,771)								(8,771)
Increase to redemption value of redeemable common stock	(11,923)								(11,923)
Issuance of stock to management in exchange for promissory notes						7	3,261			(3,261)
Discount on stockholder note receivable	323									323
Issuance of stock to management	797					2	797
Repurchase of common stock from management and cancellation of note						(6)	(3,001)			3,001

Balance, December 31, 2000	(206,011)	—	—	—	—	511	87,989	26,500	(312,414)	(825)	(7,261)
Comprehensive income:
Net loss	(2,068)								(2,068)
Fair value change in interest rate derivatives classified as cash flow hedges	(2,944)										(2,944)
Foreign currency translation adjustment	557										557

Comprehensive loss	(4,455)

Stock-based compensation related to administrative employees	7,033								7,033
Preferred stock dividend and accretion	(18,907)								(18,907)
Issuance of stock as a result of Uniplast acquisition	15,735					33	15,735
Issuance of warrants with preferred stock	12,215							12,215
Repurchase of common stock and cancellation of notes from management	(111)					(1)	(362)			251
Amortization of discount on Stockholder’s note receivable	(42)									(42)

Balance, December 31, 2001	$(194,543)	—	$—	—	$—	543	$103,362	$38,715	$(326,356)	$(616)	$(9,648)

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2002, 2001 and 2000 (In Thousands)

	Total	Class A Common Stock		Class B Common Stock		Common Stock		Warrants to Purchase Common Stock	Accumulated Deficit	Stockholders’ Notes Receivable	Accumulated Other Comprehensive Income/(Loss)
		Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2001	$(194,543)	—	$—	—	$—	543	$103,362	$38,715	$(326,356)	$(616)	$(9,648)
Comprehensive income:
Net loss	(43,430)								(43,430)
Minimum pension liability, net of taxes	(937)										(937)
Fair value change in interest rate derivatives classified as cash flow hedges, net of taxes	(2,453)										(2,453)
Foreign currency translation adjustment	(4,806)										(4,806)

Comprehensive loss	(51,626)

Issuance of common stock to management for warrants	—						39	(39)
Preferred stock dividend and accretion	(24,634)								(24,634)
Purchase of stock by directors	63						63
Repurchase of stock from management	(88)						(88)
Amortization of discount on stockholder’s note receivable	(44)									(44)

Balance, December 31, 2002	$(270,872)	—	$—	—	$—	543	$103,376	$38,676	$(394,420)	$(660)	$(17,844)

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000 (Dollars in Thousands)

	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$(43,430)	$(2,068)	$(50,783)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	46,912	47,017	39,546
Amortization of deferred financing costs	3,707	—	—
Deferred income taxes	(5,442)	2,980	(25,877)
Provision for losses on accounts receivable	2,635	272	(156)
Non-cash compensation expense related to stock options	—	7,033	2,641
Discount on stockholder note receivable	—	—	323
Non-cash plant closing costs	14,204	(7,615)	14,801
Write down of impaired goodwill	8,600	—	—
(Gain) or loss on disposal of assets	381	(433)	514
Loss on extinguishment of debt	—	—	18,750
Minority Interest	(79)	271	—
Changes in operating assets and liabilities – net of effects of acquisitions:
Trade accounts receivable	12,135	(182)	4,886
Other receivables	(1,565)	(2,857)	2,055
Inventories	(8,505)	2,249	(952)
Prepaid expenses and other	(950)	(651)	661
Intangible assets and other assets	(4,704)	1,090	1,930
Trade accounts payable	5,180	(15,023)	48,962
Accrued liabilities	9,129	(2,988)	4,355
Due to affiliates	—	—	(4,715)
Income taxes payable/receivable	145	1,733	(67)
Other liabilities	5,243	(484)	3,402

Net cash provided by operating activities	43,596	30,344	60,266

Cash flows from investing activities:
Capital expenditures for plant and equipment	(49,194)	(56,418)	(65,644)
Acquisitions, net of cash acquired	(23,164)	(38,778)	—
Proceeds from sale of assets	17,122	7,914	—

Net cash used in investing activities	(55,236)	(87,282)	(65,644)

Cash flows from financing activities:
Payment of capitalized loan fees	(7,439)	(1,932)	(22,303)
Payment of fees for tender offer	—	—	(10,055)
Redemption of common stock	—	—	(314,034)
Net proceeds (net of repurchases) from issuance of common and preferred stock	(3,227)	30,991	161,820
(Payments)/Borrowings on long-term debt	—	25,930	(507,002)
Payments received from stockholder on note receivable	—	—	165
Proceeds from issuance of senior subordinated notes	103,752	—	691,684
Repayments of debt under credit facilities	(80,694)	—	—

Net cash provided by financing activities	$12,392	$54,989	$275

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For the Years Ended December 31, 2002, 2001 and 2000 (Dollars in Thousands)

	2002	2001	2000
Effect of exchange rate changes on cash and cash equivalents	$(3,935)	$3,707	$(934)

Net increase (decrease) in cash and cash equivalents	(3,183)	1,758	(6,037)
Cash and cash equivalents, beginning of the year	4,818	3,060	9,097

Cash and cash equivalents, end of the year	$1,635	$4,818	$3,060

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest	$69,207	$69,503	$62,781

Income taxes	$4,884	$(1,594)	$(4,160)

Supplemental schedule of non-cash investing and financing activities:

On July 16, 2001, certain assets were acquired and certain liabilities were assumed of Uniplast Films Corporation for an initial purchase price of approximately $56,000. The purchase price was paid through a cash payment of approximately $40,300 to discharge pre-acquisition debt and the issuance of Pliant common stock of approximately $15,700 to the shareholders of Uniplast. See Note 13 to the Consolidated Financial Statements.

In 2002 we repurchased $6.5 million of redeemable common stock in exchange for the cancellation of $6.5 million of notes receivable.

See notes to consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Nature of operations—Pliant Corporation and its subsidiaries (collectively “Pliant”) produce polymer-based (plastic), value-added films for flexible packaging, personal care, medical, agricultural and industrial applications. Our manufacturing facilities are located in North America, Latin America, Germany and Australia.

Recapitalization—On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000 (the “Recapitalization Agreement”) among us, our then existing stockholders and an affiliate of J.P. Morgan Partners, LLC, whereby J.P. Morgan Partners, LLC acquired majority control of our common stock. Pursuant to the Recapitalization Agreement, we redeemed all of the shares of our common stock held by Jon M. Huntsman, our founder, then majority stockholder and then Chairman of the Board (the “Equity Redemption”) for approximately $314.0 million. An affiliate of J.P. Morgan Partners, LLC purchased approximately one-half of the shares of our common stock held collectively by The Christena Karen H. Durham Trust (the “Trust”) and by members of our current and former senior management (the “Management Investors”) for approximately $101.8 million. An affiliate of J.P. Morgan Partners, LLC and certain other institutional investors also purchased (the “Investor Common Equity Contribution”) shares of common stock directly from us for approximately $63.5 million ($62.6 million net of offering costs). The Trust and the Management Investors retained approximately one-half of the shares of our common stock collectively owned by them prior to the recapitalization. In addition, we issued to another affiliate of J.P. Morgan Partners, LLC and to certain other institutional investors a new series of senior cumulative exchangeable redeemable preferred stock (the “Preferred Stock”) and detachable warrants for our common stock (the “Preferred Stock Warrants”) for net consideration of approximately $98.5 million. The foregoing transactions are collectively referred to as the “Recapitalization.” The total consideration paid in the Recapitalization was approximately $1.1 billion, including transaction costs.

Immediately following the Recapitalization, approximately 55.5% of our total common stock was owned by an affiliate of J.P. Morgan Partners, LLC, approximately 4.3% of our total common stock was owned by certain other institutional investors, and approximately 40.2% of our total common stock was owned collectively by the Trust and the Management Investors. J.P. Morgan Partners, LLC owns our common stock through its Southwest Industrial Films, LLC subsidiary and owns our preferred stock through Flexible Films, LLC.

The accounting for the Recapitalization did not result in changes to the historical cost presentation of our assets and liabilities.

Principles of Consolidation—The consolidated financial statements include the accounts of Pliant Corporation and its subsidaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—Sales revenue is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the price is fixed and determinable and collection of the related receivable is probable, which is generally at the time of shipment. Revenue is reduced by rebates made to customers based on an estimate of the amount of the rebate at the time the sale is recorded.

Accounts Receivable—Accounts receivable consist primarily of amounts due to us from our normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

based on contractual terms. We maintain an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when we have determined that the receivable will not be collected. One customer represented approximately 5% and 9% of consolidated receivables at December 31, 2002 and 2001, respectively.

Inventories—Inventories consist principally of finished film and packaging products and the raw materials necessary to produce them. Inventories are carried at the lower of cost (on a first-in, first-out basis) or market value. Resin costs comprise the majority of our total manufacturing costs. Resin shortages or significant increases in the price of resin could have a significant adverse effect on our business.

Plant and Equipment—Plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic useful lives of the assets as follows:

Land improvements	20 years
Buildings and improvements	20 years
Computer Equipment and Software	3-7 years
Machinery and equipment	7-15 years
Furniture, fixtures and vehicles	3-7 years
Leasehold improvements	10-20 years

Maintenance and repairs are charged to expense as incurred and costs of improvements and betterments are capitalized. Upon disposal, related costs and accumulated depreciation are removed from the accounts and resulting gains or losses are reflected in operations.

Costs incurred in connection with the construction or major rebuild of equipment are capitalized as construction in progress. No depreciation is recognized on these assets until placed in service.

Goodwill and Other Intangible Assets—Intangible assets are stated at cost. Generally, effective January 1, 2002, goodwill and other indefinite life intangible assets are no longer amortized but are subject to an annual impairment test based on the fair value of the assets. Amortization of other intangible assets is computed using the straight-line method over the estimated economic useful lives of 2-15 years. (See Note 5)

Impairment of Long-Lived Assets—When events or conditions indicate a potential impairment, we evaluate the carrying value of long-lived assets, including intangible assets, based upon current and expected undiscounted cash flows, and recognize an impairment when the estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and fair value.

Other Assets—Other assets consist primarily of deferred debt issuance costs, deposits, spare parts and the cash surrender values of key-person life insurance policies. Deferred debt issuance costs are amortized using a straight line method which approximates the effective yield method. Major spare parts are depreciated from the purchase date using the straight-line method over the useful lives of the related machinery and equipment.

Cash and Cash Equivalents—For the purpose of the consolidated statements of cash flows, we consider short-term highly liquid investments with maturity when purchased of three months or less to be cash equivalents. Cash generated outside of the United States is generally subject to taxation if repatriated.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes.

Derivative Financial Instruments—Our borrowings under the credit facilities are at variable rates of interest and expose us to interest rate risk. The Company has entered into several interest rate derivative contracts in order to comply with the requirements of the agreements to the credit facilities and to reduce the effect of interest rate increases. (See Note 6).

Foreign Currency Translation—The accounts of our foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each month for revenues, expenses, gains and losses. Transactions are translated using the exchange rate at each transaction date. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders’ equity (deficit). Where the U.S. dollar is the functional currency, translation adjustments are recorded in other income within current operations.

Accounting For Stock-Based Compensation Plans—We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock-based compensation plans as they relate to employees and directors. For the years ended December 31, 2001, and 2000, the Company recorded compensation expense of $7.0 million and $2.6 million, respectively, related to these plans. The Company did not have compensation expense for the year ended December 31, 2002. Had compensation cost for all the outstanding options been determined in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” our net loss for the years ended December 31, 2002, 2001 and 2000 would have been the following pro forma amounts (in thousands):

	2002	2001	2000
As reported	$(43,430)	$(2,068)	$(50,783)
Stock compensation expense	—	7,033	2,641
Pro forma stock compensation expense	(707)	442	(322)

Pro forma	$(44,137)	$5,407	$(48,464)

The fair market value of each option is estimated on the date of grant using the minimum value option-pricing model based on the following assumptions for 2002, 2001 and 2000 grants, respectively: risk free rate of return of 6.02% to 6.75%; expected life of 7 years to 10 years; dividend yield of 0% and 0%; and volatility of 0% and 0%. The weighted average fair value of the options as determined by the minimum value option-pricing model was $202 per share for 2002, 2001 and 2000 grants.

Reclassifications—Certain reclassifications have been made to the consolidated financial statements for comparative purposes.

2.    Inventories

Inventory Balances—Inventories consisted of the following at December 31 (in thousands):

	2002	2001
Finished goods	$60,758	$50,738
Raw materials and other	28,045	27,499
Work-in-process	9,219	5,711

Total	$98,022	$83,948

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    Restructuring and Other Costs

Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), office closing costs and other costs related to workforce reductions.

The following table summarizes Restructuring and Other costs for the years ended December 31 (in thousands):

	2002	2001	2000
Plant closing costs
Severance	$4,627	$—	$4,991
Reversal of Harrington	—	(7,615)	—
Relocation of production lines	2,955	3,027	—
Other	11,438	—	797
Fixed asset impairment	8,620		13,580

Office closing costs	—	—	—
Severance	6,551	—	—
Other	352	—	—

Goodwill impairment	8,600	—	—

	$43,143	$(4,588)	$19,368

The $43.1 million incurred in 2002 consists of $21.5 million related to our 2002 plant exit plan, $3.9 million of Uniplast relocation costs, $2.2 million related to our 2001 and 2000 plant exit plans, $6.9 million of 2002 office closing costs, and $8.6 million of goodwill impairment. Each of these items is discussed in more detail below.

Plant Closing Costs:

2002—In September 2002, we approved a plan to close our production facility in Merced, California and relocate its production lines to our plants in Toronto, Canada and Danville, Kentucky. As of December 31, 2002, we accrued $1.6 million as part of plant closing costs for the severance expenses related to the closure of the Merced facility. The cost of relocating the production lines will be expensed to plant closing costs as incurred. In October 2002, we approved a plan to close our production facility in Shelbyville, Indiana and consolidate its production lines with our Alliant joint venture. As of December 31, 2002, we accrued $0.7 million as part of plant closing costs for severance expenses. Other costs will be expensed to plant closing costs as incurred. The Shelbyville closure and the Merced closure were completed in the first quarter of 2003. We expect to utilize the remaining reserves related to these closures of $1.9 million by December 2003.

In addition, we have commenced a process to consolidate our two plants in Mexico. The cost of relocating the production lines will be expensed to plant closing costs as incurred. We also incurred $2.3 million in plant closure costs in connection with the closing of our Fort Edward, New York facility (acquired as a part of the Decora acquisition) and moving production to our facilities in Mexico and Danville, Kentucky. We also made certain production rationalizations at our Toronto, Canada plant and Calhoun, Georgia plant.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the key elements of the 2002 exit plan (dollars in thousands):

	Merced	Shelbyville	Toronto	Decora	Total
Number of employees to be terminated	54	12	18	145	229
Asset Impairment Costs	$678	$7,942	$0	$0	$8,620
Severance Costs	1,647	732	132	2,116	4,627
Other Closure Costs	1,332	4,488	108	2,303	8,231

Total Closure Costs	$3,657	$13,162	$240	$4,419	$21,478

Utilization of the reserves during 2002 is summarized below (dollars in thousands):

	Accural during 2002	Utilized		Balance 12/31/2002
		Non-Cash	Cash
Property and equipment reserves	$8,620	$8,620	$—	$0
Severance costs	4,627	—	1,360	3,267
Other costs	8,231	0	7,851	380

Total	$21,478	$8,620	$9,211	$3,647

Of the $3.6 million balance remaining as of December 31, 2002, $1.7 million related to the Decora severance and other closure costs.

As a part of the 2001 Uniplast acquisition the Company approved a plan to close three Uniplast production facilities and reduce the sales and administrative personnel. As of December 31, 2002 the closure of the production plants and reduction of sales and administrative personnel were complete. Severance costs associated with this plan of $3.0 million were accrued as a part of the cost of the acquisition. The cost of relocating production lines to existing Company locations was expensed to plant closing costs as incurred. The Company incurred approximately $3.9 million for these relocation costs in 2002. There is no accrual remaining at December 31, 2002.

In connection with the closure of our Shelbyville facility in 2002, we determined that the values of several assets relating to this facility were impaired. This facility manufactured re-closable bags and was part of our Flexible Packaging segment. We closed this facility due to low sales volumes of re-closable bags, and we are in the process of disposing of the related assets. The impairment charges totaled $7.9 million, consisting of $5.2 million for equipment, $2.3 million for patents, moulds and intangible assets, and $0.4 million for the plant building. The $4.5 million of other closure costs associated with the closure of the Shelbyville facility consisted of $2.1 million relating to the write off of an equipment lease, $1.5 million of obsolete inventory that was written off, $0.3 million of accounts receivable that were written off and $0.6 million of labor and other costs related to an orderly shut down of the facility. The Shelbyville plant had a pre-tax loss of $1.9 million during the year ended December 31, 2002.

We also closed our Merced plant as part of the consolidation within our Pliant US segment. As a result, we recorded a $0.7 million charge for the impairment of the land and buildings, which are currently being sold. We do not expect any decrease in earnings as a result of the closure of the Merced plant since production lines and customers have been transferred to other locations.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2000–2001—During 2000, we approved and announced a strategic initiative to cease operations at our Dallas, Texas; Birmingham, Alabama; and Harrington, Delaware facilities. These facilities represent a portion of our Pliant U.S. segment. The intent of this initiative was to maximize the capacity of other company owned facilities by moving the production from these locations to plants that were not operating at capacity. As a result of this strategic initiative, we recorded a pre-tax charge of $19.4 million which is included as part of plant closing costs in the consolidated statement of operations for the year ended December 31, 2000. Of the $19.4 million, $13.6 million represented a reserve for impaired plant and equipment, $5.0 million represented a charge for severance costs and $0.8 million represented a charge for other closure costs and inventory write-offs. The major actions relating to the exit of these facilities include closing each of the respective facilities, disposal of the related equipment of each facility and termination of the employees of the respective facilities. As of December 31, 2000, we had completed our closure of our Dallas facility. In addition, we completed the closure of our Birmingham facility during the second quarter of 2001.

During the third quarter of 2001, we analyzed the economics of closing our Harrington facility in light of changes in customer demand and our 2001 acquisition of Uniplast. These changes together with the movement of a production line from our Birmingham plant significantly improved the profitability of the Harrington plant. As a result, we revised our plans to close that facility. During the first six months of 2001, $1.1 million was incurred to downsize the Harrington facility. The remaining balance of the plant closure costs of $7.6 million accrued in 2000 was credited to plant closing costs in the consolidated statement of operations for the year ended December 31, 2001. In addition, we incurred $3.0 million related to the relocation of the production lines acquired as part of the Uniplast acquisition during the year ended December 31, 2001, bringing the total net plant closing costs to a $4.6 million credit.

The following is a summary of the key elements of the 2000 exit plan, excluding Harrington as management revised their closure plans for that facility in 2001 (dollars in thousands):

	Dallas	Birmingham	Total
Number of employees to be terminated	68	105	173
Book value of property and equipment to be disposed of	$1,593	$8,913	$10,506
Estimated proceeds from disposal	1,200	1,749	2,949

Net write-off from disposal	393	7,164	7,557
Severance costs	588	2,271	2,859
Other closure costs	302	225	527

Total closure costs	$1,283	$9,660	$10,943

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2002 we accrued an additional amount for the write-off of assets and other plant closure costs at our Harrington and Birmingham facilities related to the length of time it has taken us to resolve issues related to these closures and vacate these facilities. Utilization of the reserves during 2002 is summarized below in thousands:

	Balance 12/31/00	Utilized		Reversal	Balance 12/31/01	Additional Accrual	Utilized		Balance 12/31/02
		Non-Cash	Cash				Non-Cash	Cash
Property and equipment reserves	$13,801	$5,001	$—	$6,244	$2,556	$1,043	$3,599	$—	$—
Severance costs	4,371	—	3,170	1,201	—	—	—	—	—
Other costs	585	—	182	170	233	1,170	—	1,403	—
Leases	1,623	—	603	—	1,020	—	—	379	641

Total	$20,380	$5,001	$3,955	$7,615	$3,809	$2,213	$3,599	$1,782	$641

As of December 31, 2002, all of the expected employee terminations had been completed at our Dallas, Birmingham, and Harrington facilities. We do not anticipate loss of substantial revenue or income from the closure of the facilities due to the fact that their sales volumes were largely transferred to other facilities.

Office Closing and Workforce Reduction Costs

2002—During the year ended December 31, 2002, we implemented four workforce reduction programs. During the year ended December 31, 2002, 111 employees were terminated, resulting in an estimated annual cost saving, including benefits, of $10.1 million. Total severance cost, including benefits, for these terminations was $6.9 million. The accrual remaining at December 31, 2002 was $3.5 million and the accrual is expected to be fully utilized by the end of 2003.

Total plant closing costs and severance and related costs resulting from the 2002 workforce reductions discussed above have been included as part of restructuring and other costs in the consolidated statement of operations for the year ended December 31, 2002.

2000–2001—During the fourth quarter of 2000, we approved and announced a cost saving initiative resulting in a company-wide workforce reduction, relocation of the corporate office from Salt Lake City, Utah to the Chicago, Illinois area and closure of the Dallas, Texas divisional office. As a result of this initiative we recorded a pre-tax charge of $7.1 million, which is included as part of selling, general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2000. The major actions relating to this initiative included a reduction in workforce due to consolidation of duties, and closing the offices in Dallas, Texas and Salt Lake City, Utah.

The following is a summary of the key elements of this plan (dollars in thousands):

	Workforce Reduction	Relocation of Corporate Office	Closure of Dallas Office	Total
Number of employees	52	36	2	90
Leasehold improvements	$—	$1,000	—	$1,000
Severance cost	2,940	2,352	$21	5,313
Other costs related to leases	—	721	82	803

Total cost	$2,940	$4,073	$103	$7,116

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the fourth quarter of 2001 an additional $0.9 million was accrued to revise the estimate of future non-cancelable lease costs in excess of income from subleasing. As of December 31, 2002, the remaining reserves related to severance costs and other costs related to leases expected to continue through May, 2004. These reserves are included in other accrued liabilities in the accompanying consolidated balance sheets, while the reserve for impairment related to leasehold improvements has been recorded as a reduction of the net property and equipment balance. Utilization of these reserves during the period ended December 31, 2002 is summarized below (in thousands):

	Balance 12/31/00	Utilized		Additional Accrual	Balance 12/31/01	Utilized		Balance 12/31/02
		Non-Cash	Cash			Non-Cash	Cash
Leasehold improvements	$1,000	$1,000	$—	$—	$—	$—	$—	$—
Severance cost	3,254	210	$2,916	—	128	—	78	50
Other costs related to leases	803	—	545	878	1,136	—	706	430

Total cost	$5,057	$1,210	$3,461	$878	$1,264	$—	$884	$480

As of December 31, 2002, all of the expected employee terminations had been completed in connection with the workforce reduction, closure of the Salt Lake City and the closure of the Dallas offices.

Goodwill Impairment

See Note 5 for a discussion of the impairment of goodwill of our international segment of $8.6 million for the year ended December 31, 2002.

4.     Plant and Equipment

The cost and the related accumulated depreciation at December 31 is as follows (in thousands):

	2002	2001
Land and improvements	$7,504	$8,136
Buildings and improvements	65,004	66,960
Machinery and equipment	396,868	378,513
Computer equipment and software	33,970	30,018
Furniture, fixtures and vehicles	8,413	6,204
Leasehold improvements	4,198	2,201
Construction in progress	9,004	12,955

	524,961	504,987
Less accumulated depreciation and amortization	(174,482)	(135,663)

Plant and equipment, net	$350,479	$369,324

The depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $43.4 million,

$37.3 million and $30.3 million, respectively.

5.     Goodwill and Intangible Assets

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets”. SFAS No. 142, which was effective for

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fiscal years beginning after December 15, 2001, requires that ratable amortization of goodwill be replaced with periodic tests of goodwill impairment and that intangible assets, other than goodwill, which have determinable useful lives, be amortized over their useful lives. As required by SFAS 142, the Company stopped amortizing goodwill effective January 1, 2002. The Company has evaluated any possible impairment of goodwill under SFAS 142 guidelines. The Company performed its initial impairment test upon the adoption of SFAS 142 on January 1, 2002. The Company’s annual impairment test is conducted on October 1 of each year. The Company revised its reportable operating segments in the third quarter of 2002, and as a result completed an evaluation of the fair values of the new segments. Based on this evaluation the Company has determined that the goodwill in our international segment was impaired, and the $8.6 million of goodwill was written down in the fourth quarter. The recorded impairment is based on methodology including prices of comparable businesses and discounted cash flows.

Intangible assets, other than goodwill, that have indefinite lives are not amortized. Instead, the Company evaluates the fair value of these assets in connection with its annual impairment test on October 1 of each year. Currently, the Company’s only intangible asset, other than goodwill, with an indefinite life is a trademark. The Company determines the fair value of this asset using the royalty savings method. Under the royalty savings method, the fair value of the trademark is estimated by capitalizing the royalties saved because the trademark is owned by the Company and discounting those royalties to a present value equivalent.

We have four reporting segments, all of which have goodwill. During the third quarter of 2002, a portion of goodwill related to the Decora acquisition was allocated to intangible assets as a trademark in connection with the finalization of the purchase price allocation. The changes in the carrying value of goodwill for the year ended December 31, 2002 were as follows (in thousands):

	Pliant U.S.	Pliant Flexible Packaging	Pliant International	Pliant Solutions	Corporate/ Other	Total
Balance as of December 31, 2001	$160,499	$15,565	$28,362	$—	$—	$204,426
Goodwill recorded in acquisitions	2,393	—	1,984	3,794	—	8,171
Goodwill impaired	—	—	(8,600)	—	—	(8,600)

Balance as of December 31, 2002	$162,892	$15,565	$21,746	$3,794	$—	$203,997

The changes to goodwill in the year ended December 31, 2002 relate to the Decora acquisition, the Roll-O-Sheets acquisition, adjustments related to the opening balance sheet of the Uniplast acquisition, and impairment of international goodwill.

Following is a reconciliation of net income/(loss) between the amounts reported in the 2001 and 2000 statements of operations and the pro forma adjusted amount reflecting these new accounting rules under SFAS 142 (in thousands):

	Year Ended December 31
	2001	2000
Net income (loss):
Reported net income (loss)	$(2,068)	$(50,783)
Goodwill amortization (net of income taxes)	7,023	6,759

Adjusted net income (loss)	$4,955	$(44,024)

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other intangible assets that are amortized over their useful lives under SFAS 142, are as follows as of December 31 (in thousands):

	2002		2001
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Amortized other intangible assets:
Customer lists	$25,500	$(6,334)	$25,500	$(4,264)
Trademark	5,000	—	—	—
Other	19,209	(16,341)	22,332	(16,795)

Total	$49,709	$(22,675)	$47,832	$(21,059)

The estimated amortization for each of the next five years on the other intangible assets included above is as follows (in thousands):

Year Ending December 31
2003	$2,866
2004	2,487
2005	2,477
2006	2,405
2007	2,237

Amortization expense for other intangible assets was approximately $3.5 million, $2.6 million, and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.

6.    Long-Term Debt

Long-term debt as of December 31, consists of the following (in thousands):

	2002	2001
Credit Facilities:
Revolver, variable interest, 5.1% as of December 31, 2002	$28,404	$39,511
Tranche A and B term loans, variable interest at a weighted average rate of 5.4 % as of December 31, 2002	394,575	463,800
Senior subordinated notes, interest at 13.0% (net of unamortized issue discount, premium and discount related to warrants of $8,312 and $12,747 at 2002 and 2001, respectively)	311,688	207,253
Obligations under capital leases (see Note 7)	1,039	2,090
Insurance financing, interest at 3.21% as of December 31, 2002	675	588
Other financing	—	81

Total	736,381	713,323
Less current portion	(14,745)	(17,767)

Long-term portion	$721,636	$695,556

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The scheduled maturities of long-term debt by year as of December 31, 2002 are as follows (in thousands):

Year Ending December 31,
2003	$14,745
2004	46,075
2005	58,127
2006	31,590
2007	145,748
Thereafter	440,096

Total	$736,381

Credit Facilities

As amended, our credit facilities consist of:

•	tranche A term loans in an aggregate principal amount of $117.9 million outstanding as of December 31, 2002;

•	Mexico term loans in an aggregate principal amount of $24.8 million outstanding as of December 31, 2002;

•	tranche B term loans in an aggregate principal amount of $251.9 million outstanding as of December 31, 2002; and

•	revolving credit facility in an aggregate principal amount of up to $100 million.

•	Up to $30.0 million (plus an additional amount up to $40.0 million to support certain borrowings by our principal Mexican subsidiary) of the revolving credit facility is available in the form of letters of credit.

The interest rates under the revolving credit facility, the tranche A facility and the Mexico facility are, at our option, Adjusted LIBOR or ABR, plus a spread determined by reference to our leverage ratio. In accordance with the March 24, 2003 amendment to our credit facilities, the spread will not exceed 4.0% for Adjusted LIBOR or 3.0% for ABR. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the higher of the lender’s prime rate or the federal funds effective rate plus 1/2 of 1%. The interest rates under the tranche B facility are, at our option, Adjusted LIBOR or ABR, plus a spread determined by reference to our leverage ratio. As amended, our credit facilities provide that the spread will not exceed 4.75% for Adjusted LIBOR or 3.75% for ABR. We may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings. The calculation of interest is on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest is payable at the end of each interest period and, in any event, at least every three months.

Our credit facilities require us to maintain certain key financial ratios on a quarterly basis. These key ratios include a leverage ratio and an interest coverage ratio. Effective March 24, 2003, we entered into an amendment (the “Amendment”) of our credit facilities to, among other things, permit us to issue up to $50 million of our common stock, qualified preferred stock, warrants to acquire our common stock or qualified preferred stock, or any combination of our common stock, qualified preferred stock or warrants, or other capital contributions with respect to our common stock or qualified preferred stock. The Amendment also adjusted certain financial covenants, including the leverage and interest coverage ratios. As a condition to the effectiveness of the Amendment, we agreed to issue 10,000 shares of our Series A preferred stock and warrants to purchase 43,962

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares of our common stock to J.P. Morgan Partners (BHCA), L.P. (“J.P. Morgan Partners”) and J.P. Morgan Partners agreed to purchase such shares and warrants for $10 million. We completed this sale on March 25, 2003. All of the proceeds of this sale were used to reduce our term debt. In addition, the Amendment allows us to issue an additional $40 million of equity securities between March 25, 2003 and March 31, 2005 in order to obtain cash to reduce the revolving borrowings and/or term borrowings under our credit facilities. J.P. Morgan Partners is required to purchase up to $25 million of such additional equity securities to the extent necessary to enable us to meet our leverage ratio or the target senior debt leverage ratio specified in the Amendment at the end of any calendar quarter or fiscal year ending on or before December 31, 2004. Our obligations to issue, and J.P. Morgan Partners’ obligation to purchase, such equity securities are set forth in a Securities Purchase Agreement dated as of March 25, 2003. Generally, if we are required to issue any portion of such $25 million of equity securities under the Amendment with respect to any fiscal quarter in 2003, we must use 50% of the net proceeds from the issuance of any such equity securities to reduce our revolving borrowings, and 50% to reduce our term borrowings. If we are required to issue any such equity securities under the Amendment with respect to any fiscal quarter in 2004, we must use 100% of the net proceeds to reduce our term borrowings. The issuance of the remaining $15 million of equity securities is voluntary on our part, and neither J.P. Morgan Partners nor any other person is required to purchase such equity securities. We incurred an amendment fee of $2.2 million in connection with the amendment. We also incurred approximately $0.5 million of legal and administrative expenses in connection with negotiating the Amendment.

We are required to make annual mandatory prepayments of the term loans under the credit facilities within 90 days following the end of each year in an amount equal to the amount by which 100% of excess cash flow for such year (or 50% of excess cash flow if our leverage ratio at the end of such year is less than or equal to 4.0 to 1.0) exceeds the aggregate amount of voluntary prepayments made since the last excess cash flow payment, subject to certain adjustments. In addition, the term loan facilities are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of equity and debt issuances by us or any of our subsidiaries, and (b) 100% of the net cash proceeds of asset sales or other dispositions of property by us or any of our subsidiaries, in each case subject to certain exceptions.

We currently pay a quarterly commitment fee on the unused amount of the Revolver at an annual rate of 0.75%. The commitment fee is subject to reduction if we achieve certain financial ratios. As of December 31, 2002, we had outstanding letters of credit of approximately $4.0 million.

Indebtedness under the Credit Facilities is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable, intellectual property, and other intangibles. Our obligations under the Credit Facilities are guaranteed by substantially all of our domestic subsidiaries and secured by substantially all of our domestic assets. The Credit Facilities are also secured by a pledge of 65% of the capital stock of each of our foreign subsidiaries.

Senior Subordinated Notes

In 2000, we issued $220 million aggregate principal amount of 13% Senior Subordinated Notes due 2010 including 18,532 warrants (the “Note Warrants”) to purchase common stock at an exercise price of $0.01 per share. In 2002, we issued an additional $100 million of 13% Senior Subordinated Notes due 2010. The Notes mature on June 1, 2010, and interest on the Notes is payable on June 1 and December 1 of each year. The Notes are subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt, and rank senior to any future subordinated debt. The Notes are guaranteed by some of our subsidiaries. The Notes are unsecured. Prior to June 1, 2003, the Company may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

more equity offerings by the Company at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, the Company may not redeem the Notes prior to June 1, 2005. On or after that date, the Company may redeem the Notes, in whole or in part, at a redemption price (expressed as percentages of principal amount), (plus accrued and unpaid interest) multiplied by the following percentages: 106.5% if redeemed prior to June 1, 2006; 104.333% if redeemed prior to June 1, 2007; 102.167% if redeemed prior to June 1, 2008. The Note Warrants became exercisable on August 29, 2000, and expire on June 1, 2010.

The Credit Facilities and the indentures relating to the Senior Subordinated Notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities.

Interest Rate Risk and Derivative Instruments

Certain of our borrowings, including borrowings under our Credit Facilities, are at variable rates of interest, exposing us to the risk of increased interest rates. Our leveraged position and the covenants contained in our debt instruments may also limit our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures, thus putting us at a competitive disadvantage. We may be vulnerable to a downturn in general economic conditions or in our business or be unable to carry out capital spending that is important to our growth and productivity improvement programs.

Effective January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 137 and SFAS No. 138. In accordance with the statements, we recognize the fair value of derivatives as either assets or liabilities in the balance sheet. To the extent that the derivatives qualify as a hedge, gains or losses associated with the effective portion are recorded as a component of other comprehensive income while the ineffective portion is recognized in income.

At the adoption of this pronouncement, we had one interest rate cap agreement, which had been entered into during the fourth quarter of 2000. As a result, the initial adoption of this pronouncement did not result in a material effect to our financial statements.

We have entered into six interest rate derivative agreements with financial institutions. We use our interest rate derivatives to manage interest rate risk associated with future interest payments on variable rate borrowings under our Credit Facilities. Our interest rate derivative agreements are considered cash flow hedges and consisted of the following as of December 31, 2002 (dollars in millions):

Type	Notional Amount	Variable Rate*	Fixed Rate **	Maturity Dates
Interest rate cap	$128.0	LIBOR	10.00%	12/31/2003
Interest rate cap	30.0	LIBOR	7.25%	02/09/2004
Interest rate collar	40.0	LIBOR	4.15%-7.25%	02/13/2004
Interest rate swap	60.0	LIBOR	5.40%	02/13/2004
Interest rate swap	50.0	LIBOR	4.32%	12/24/2004
Interest rate swap	50.0	LIBOR	3.90%	01/18/2005

*	Three-month LIBOR, as defined; 1.38% as of December 31, 2002
**	Strike for caps; floor and strike for collar; fixed LIBOR for swap agreements.

The fair value of our interest rate derivative agreements is reported on our consolidated balance sheet at December 31, 2002 and 2001 in other liabilities of approximately $9.1 million and $3.0 million, respectively and in other assets of approximately $0.1 million in each of 2002 and 2001. The effective portion of the changes in fair value of these instruments is reported in other comprehensive income. As the hedged contract matures, the

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

gain or loss is recorded as interest expense in the consolidated statement of operations. We monitor the effectiveness of these contracts each quarter. Any changes in fair value of the ineffective portion of the instruments is reported as interest expense in the consolidated statement of operations. The ineffective portion for the years ended December 31, 2002 and 2001 was not material.

The change in accumulated derivative loss included as a part of accumulated other comprehensive loss as of December 31, is as follows (in thousands):

	2002	2001
Beginning accumulated derivative loss	$2,944	$—
Change associated with current period hedge transactions	2,674	2,961
Amount reclassified into earnings	(221)	(17)

Ending accumulated derivative loss, net of taxes	$5,397	$2,944

We are exposed to credit losses in the event of nonperformance by the counter-party to the financial instrument. We anticipate, however, that the counter-party will be able to fully satisfy its obligations under the contract. Market risk arises from changes in interest rates.

Our loss in 2000 for the extinguishment of debt consisted of a $6.0 million charge for the payment made pursuant to a tender offer for our previously issued senior subordinated notes and a $5.25 million charge for the write-off of capitalized loan fees associated with the early retirement of various debt facilities.

7.    Leases

Capital Leases—We have acquired certain land, building, machinery and equipment under capital lease arrangements that expire at various dates through 2008. At December 31, the gross amounts of plant and equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

	2002	2001
Land and building	$442	$442
Machinery and equipment	829	2,375

Total assets held under capital leases	1,271	2,817
Less: accumulated amortization	(276)	(381)

	$995	$2,436

The amortization expense is included in depreciation expense.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating Leases—We have non-cancelable operating leases, primarily for vehicles, equipment, warehouse, and office space that expire through 2014, as well as month-to-month leases. The total expense recorded under all operating lease agreements in the accompanying consolidated statements of operations is approximately $10.5 million, $7.8 million and $6.7 million for the years ended December 31, 2002, 2001 and 2000, respectively. Future minimum lease payments under operating leases and the present value of future minimum capital lease payments (with interest rates between 7.5% and 10.25%) as of December 31, 2002 are as follows (in thousands):

	Operating Leases	Capital Leases
Year Ending December 31,
2003	$13,595	$277
2004	12,103	287
2005	11,043	238
2006	10,262	243
2007	7,142	228
Thereafter	15,162	62

Total minimum lease payments	$69,307	$1,335

Amounts representing interest		(296)

Present value of net minimum capital lease payments		$1,039

During the year ended December 31, 2001 the Company entered into a transaction in which production lines were sold for approximately $7.9 million and leased back to the Company under an operating lease agreement. The production lines were sold for their carrying values, thus no gain or loss was recorded on the transactions.

During the year ended December 31, 2002, the Company entered into a transaction in which production lines were sold for approximately $15 million ($5 million of which was retained by the lessor as a required security deposit) and leased back to the Company under an operating lease agreement. These production lines were sold for their carrying values, thus no gain or loss was recorded on the transactions.

8.     Income Taxes

The components of income (loss) before income taxes and extraordinary loss for the years ended December 31 are as follows (in thousands):

	2002	2001	2000
United States	$(46,477)	$(5,341)	$(81,278)
Foreign	1,585	10,059	8,752

Total	$(44,892)	$4,718	$(72,526)

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of domestic and foreign provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate.

The provisions (benefits) for income taxes for the years ended December 31, are as follows (in thousands):

	2002	2001	2000
Current:
Federal	$—	$23	$(112)
State	261	111	266
Foreign	3,719	4,070	3,990

Total current	3,980	4,204	4,144

Deferred:
Federal	(5,887)	2,021	(25,901)
State	(1,848)	179	18
Foreign	2,293	382	(4)

Total deferred	(5,442)	2,582	(25,887)

Total income tax expense (benefit)	$(1,462)	$6,786	$(21,743)

The effective income tax rate reconciliations for the years ended December 31, are as follows (in thousands):

	2002	2001	2000
Income (loss) before income taxes	$(44,892)	$4,718	$(72,526)

Expected income tax provision (benefit) at U.S. statutory rate of 35%	(15,712)	$1,652	$(25,384)
Increase (decrease) resulting from:
Goodwill	—	1,726	1,636
State taxes	(1,092)	188	184
Change in valuation allowance	8,907	1,078	(174)
Foreign rate difference and other, net	6,435	2,142	1,099
Costs related to recapitalization	—	—	896

Total income tax expense (benefit)	$(1,462)	$6,786	$(21,743)

Effective income tax rate	3.3%	143.8%	30.0%

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Components of net deferred income tax assets and liabilities as of December 31, are as follows (in thousands):

	2002	2001
Deferred income tax assets:
Net operating loss carryforwards	$46,157	$30,627
AMT and foreign tax credit carryforwards	8,237	4,346
Accrued pension costs	10,531	4,893
Accrued employee benefits	3,374	6,114
Accrued plant closing costs	4,804	834
Allowance for doubtful trade accounts receivable	659	103
Inventory related costs	1,326	642
Other	4,017	350

	79,105	47,909
Valuation Allowance	(10,775)	(1,868)

Total deferred income tax assets	68,330	46,041

Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(70,419)	(62,595)
Amortization of intangibles	(11,002)	(5,123)
Other	(2,563)	(1,916)

Total deferred income tax liabilities	(83,984)	(69,634)

Net deferred income tax liability	$(15,654)	$(23,593)

As reported on consolidated balance sheets:
Net current deferred income tax asset	$8,182	$2,563
Net non-current deferred income tax liability	(23,836)	(26,156)

Net deferred income tax liability	$(15,654)	$(23,593)

The net operating loss carryforwards for federal tax purposes are approximately $118.4 million. These losses expire in 2020 through 2022. Due to uncertainty regarding realization, a valuation allowance of approximately $3.8 million has been recorded in 2002 to offset the deferred tax asset related to the net operating losses.

The foreign tax credit carryforwards for federal tax purposes are approximately $4.4 million expiring in 2005 through 2007, and $2.6 million with no set expiration date. Due to uncertainty regarding realization, valuation allowances of approximately $5.2 million and $1.8 million in 2002 and 2001, respectively have been recorded to offset the deferred tax asset related to the foreign tax credits.

9.    Employee Benefit Plans

Defined Contribution Plan—We sponsor a salary deferral plan covering substantially all of our non-union domestic employees. Plan participants may elect to make voluntary contributions to this plan up to 15% of their compensation. We contribute up to 1% of the participants’ compensation based on our profits and also match employee contributions up to 2% of the participants’ compensation. We expensed approximately $2.4 million, $2.6 million and $2.6 million as our contribution to this plan for the years ended December 31, 2002, 2001 and 2000, respectively.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Defined Benefit Plans—We sponsor three noncontributory defined benefit pension plans (the “United States Plans”) covering domestic employees with 1,000 or more hours of service. We fund our plans in amounts to fulfill the funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future. We also sponsor a defined benefit plan in Germany (the “Germany Plan”). The consolidated accrued net pension expense for the years ended December 31, 2002, 2001 and 2000 includes the following components (in thousands):

United States Plans	2002	2001	2000
Service cost—benefits earned during the period	$3,845	$3,707	$4,098
Interest cost on projected benefit obligation	4,582	4,101	4,192
Expected return on assets	(3,698)	(4,183)	(4,348)
Other	160	(273)	(185)

Total accrued pension expense	$4,889	$3,352	$3,757

Germany Plan
Service cost—benefits earned during the period	$82	$66	$62
Interest cost on projected benefit obligation	80	61	62

Total accrued pension expense	$162	$127	$124

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the funded status of the United States Plans and the Germany Plan as of December 31, 2002, 2001 and 2000 and the amounts recognized in the consolidated balance sheets at those dates (in thousands):

United States Plans	2002	2001	2000
Change in benefit obligation:
Obligation at January 1	$60,706	$58,036	$50,405
Service cost	3,845	3,707	4,098
Interest cost	4,582	4,101	4,192
Plan amendments	593	544	219
Transfer of liability from Huntsman Corporation plan	—	—	138
Actuarial (gain) loss	5,388	(3,602)	942
Other	152	—	—
Benefits paid	(2,263)	(2,080)	(1,958)

Obligation at December 31	$73,003	$60,706	$58,036

Change in plan assets:
Fair value of assets at January 1	$41,872	$46,964	$49,290
Actual return on plan assets	(3,260)	(4,378)	(505)
Transfer of assets from Huntsman Corporation plan	—	—	138
Employer contributions	569	1,367	—
Other	153	—	—
Benefit payments	(2,263)	(2,081)	(1,958)

Fair value of plan assets at December 31	$37,071	$41,872	$46,965

Underfunded status at December 31	$35,932	$18,833	$11,071
Unrecognized net actuarial (gain)loss	(12,661)	(333)	5,011
Unrecognized prior service cost	(2,469)	(2,017)	(1,584)

Accrued long-term pension liability included in other liabilities	$20,802	$16,483	$14,498

Amounts recognized in the balance sheet consist of:
	2002	2001
Accrued benefit cost	$(20,802)	$(16,483)
Additional minimum liability	(2,211)	—
Intangible asset	699	—
Accumulated other comprehensive income	1,512	—

Accumulated pension liability	$(20,802)	$(16,483)

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the above calculations, increases in future compensation ranging from 4.0% to 4.5% were used for the non-union plan. The benefit payments under the two union plans are not based on future compensation. For the 2002 calculations, the discount rate was 6.75% and expected rates of return on plan assets of 9.0% were used for all plans. For the 2001 calculations, the discount rates range from 7.25% to 7.5% and expected rates of return on plan assets of 9.0% were used for all plans. For the 2000 calculations, the discount rates range from 7.5% to 7.75% and expected rates of return on plan assets of 9.0% were used for all plans.

Germany Plan	2002	2001
Change in benefit obligation:
Obligation at January 1	$1,142	$1,168
Service cost	82	66
Interest cost	80	61
Benefits paid	(16)	(11)
Change due to exchange rate	303	(142)

Obligation at December 31	$1,591	$1,142

Fair value of plan assets at December 31	None	None

Underfunded status at December 31	$1,591	$1,142
Unrecognized net actuarial loss (gain)	(96)	85

Accrued long-term pension liability included in other liabilities	$1,495	$1,227

Increases in future compensation ranging from 2.0% to 3.5% and discount rates ranging from 6.0% to 7.0% were used in determining the actuarially computed present value of the projected benefit obligation of the Germany Plan. The cash surrender value of life insurance policies for Germany Plan participants included in other assets in the consolidated balance sheets is approximately $0.5 million as of December 31, 2002 and 2001.

Effective January 1, 2003 we revised the United States Plans to exclude the participation of new non-union employees in such plans.

Foreign Plans Other Than Germany—Employees in other foreign countries are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are not significant and are included in the consolidated financial statements in other liabilities.

Other Plans—As part of the acquisition of Blessings Corporation in 1998, we assumed two supplemental retirement plans covering certain former employees of Blessings Corporation. The liability for these plans included in other liabilities at December 31, 2002 was approximately $2.0 million. This liability was frozen at the time of the acquisition.

10.    Redeemable Stock

Common Stock—Prior to the Recapitalization, we sold 50,611 shares of Class C nonvoting common stock to employees. As consideration, we received cash of approximately $2.5 million and secured promissory notes for approximately $2.6 million. We redeemed 1,100 of these shares prior to the Recapitalization. An additional 17,967 shares were redeemed in connection with the Recapitalization, and the remaining 31,544 shares were exchanged for the same number of common shares.

As part of the Recapitalization, we entered into employment agreements with our executive officers serving at that time: Richard P. Durham, Jack E. Knott II, Scott K. Sorensen and Ronald G. Moffitt. The employment

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreements established repurchase rights and put options for shares held by these executive officers following the Recapitalization. These repurchase rights allow us to repurchase these shares from the employee in the event of termination for any reason. The put options allow the employees to require us to purchase all of the shares held by the employee in the event of resignation for good reason, death, disability or retirement, subject to the restrictive provisions of our credit facilities or any other agreements. The purchase price under the repurchase rights and the put options is the fair market value of the common stock, as determined in good faith by our board of directors.

The $2.6 million of notes receivable we originally received as partial consideration for the shares sold prior to the Recapitalization related to shares purchased by Mr. Durham, Mr. Sorensen and Mr. Moffitt. These secured promissory notes bore interest at 7% per annum. These notes were amended in connection with the Recapitalization and were further amended in connection with certain severance arrangements and other events relating to the transition to a new management team. Pursuant to these amendments, interest ceased to accrue on Mr. Sorensen’s note as of December 31, 2000, and interest ceased to accrue on Mr. Durham’s note and Mr. Moffitt’s note as of February 28, 2001. Interest accrued prior to these dates is payable in three annual installments beginning on May 31, 2006 and the principal is due May 31, 2008.

In connection with the Recapitalization in May 2000, we sold an aggregate of 32,750 shares of additional restricted common stock to Messrs. Durham, Knott, Sorensen and Moffitt for $483.13 per share, the estimated fair market value. We received, as consideration, notes receivable totaling $15.8 million. Under the May 2000 restricted stock purchase agreements related to the restricted common stock, we have repurchase rights, which allow us to repurchase unvested shares from these individuals, if the individuals cease to be employees for any reason. The repurchase rights lapsed with respect to one-sixth of these shares on January 1, 2001. The repurchase rights lapsed with respect to an additional one-sixth of these shares in January 2002 based on the financial results for the year ended December 31, 2001. Vesting for the remainder of the shares is reviewed at the end of each calendar quarter as follows: (a) vesting in full if 100% or more of the applicable target market value of equity is achieved as of the end of the applicable calendar quarter and (b) partial vesting if more than 90% of the applicable target market of equity is achieved as of the end of the applicable calendar quarter. If the applicable targets are below 90% each year, vesting will automatically occur in full on December 31, 2009. The repurchase rights also terminate in the event of certain acceleration events as defined in the agreement. The repurchase price per share is the original price paid by the employee plus interest compounded annually at 7% commencing on the 181st day after the date of termination of the employee through the date on which the shares are actually repurchased. The foregoing repurchase rights with respect to the restricted stock apply only to unvested restricted shares. As discussed above, however, our employment agreements with Messrs. Durham, Knott, Sorensen and Moffitt established additional repurchase rights and put options applicable to all other shares held by these individuals.

The $15.8 million of secured promissory notes received as consideration for the 32,750 shares of restricted common stock bore interest at 7% per annum. These notes were also modified in connection with the severance arrangements and other events relating to the transition to a new management team. These modifications are described below.

On December 27, 2000, we entered into a severance agreement with Mr. Sorensen. Under the agreement, we cancelled approximately $133,000 of accrued interest on a note receivable. We repurchased 6,211 shares of restricted stock for $483.13 per share and offset the purchase price against $3.0 million of note principal. In addition, we agreed on January 2, 2001, to repurchase an additional 539 shares of restricted stock for $483.13 per share and offset the purchase price against $260,000 of note principal. The Company’s repurchase rights were changed on the remaining 7,423 shares of common stock owned by Mr. Sorensen, whereby the Company agreed not to repurchase the shares until February 28, 2003 at a repurchase price of the greater of the fair market value or the balance on the note receivable. Interest ceased to accrue on the remaining $787,000 balance of the note related to Mr. Sorensen’s purchase of stock in 1999. Further, the put option was cancelled. As a result of these modifications, a $323,000 discount on the note receivable balance was recorded as compensation expense. The discount will be amortized to interest income over the remaining term of the note. In the event we determine to repurchase the stock from Mr. Sorensen at an amount that is: (1) greater than the fair value of the stock (i.e. the note balance is greater than the fair value) or (2) greater than the note balance as a result of future increases in fair value of the stock, we will record additional expense.

On January 22, 2001, we entered into a severance agreement with Mr. Moffitt. Under this agreement, we cancelled approximately $85,000 of accrued interest on a note receivable. We repurchased 3,125 shares of restricted stock for $483.13 per share and offset the purchase price against $1.5 million of note principal. We further agreed to cease charging interest on the remaining $302,000 principal balance of the note receivable related to 625 shares and to cease charging interest on the $262,000 principal balance related to Mr. Moffitt’s purchase of stock in 1999. As a result of these interest modifications, a $208,000 discount on the note receivable balance was recorded as compensation expense in the first quarter of 2001. The discount will be amortized to interest income over the remaining term of the note. In addition, the Company’s repurchase rights and Mr. Moffitt’s put option were changed on the remaining 3,457 shares of common stock held by him. We agreed not to repurchase and Mr. Moffitt agreed not to exercise the put option on the shares until February 28, 2003. The repurchase price and the put option price were changed to be the greater of the fair value of the stock or the balance on the note receivable. Because the fair value of these shares was $483.13 per share on January 22, 2001, compensation expense of $1.0 million was recorded in the first quarter of 2001, which represents the difference between the carrying amount and the fair value of the 2,622 shares of common stock that are subject to the note receivable.

On February 1, 2001, we amended Mr. Durham’s promissory notes that were issued in connection with his purchases of stock in 1999 and 2000. Under the amended notes receivable, interest ceased to accrue, effective December 31, 2000, on one note with a principal balance of $1.6 million and another note with a principal balance of $7.0 million. Further, the notes were modified to remove the full recourse provisions and modify the related pledge agreement. As a result of these modifications, Mr. Durham’s purchase of stock for promissory notes will now be accounted for as stock options and will be subject to variable accounting. Accordingly, changes in the fair value of the common stock in excess of the note balance will be recorded as compensation expense until the note is paid in full. In addition, interest income will not be recorded on these notes. As a result of these modifications, a compensation expense of $6.0 million was recorded in the first quarter of 2001.

On April 21, 2001, we amended the terms of Mr. Knott’s promissory note issued in connection with his purchase of stock in 2000. Further, Mr. Knott’s note was modified to remove the full recourse provisions and modify the related pledge agreement. As a result of these modifications and the modifications to the other officer’s notes in the first quarter of 2001, Mr. Knott’s purchase of stock for a promissory note in 2000 will be accounted for as stock options, subject to variable accounting. In addition, interest income will not be recorded on this note with a principal balance of $3.7 million.

On June 10, 2002, we entered into a separation agreement with Mr. Durham. As of the date of the separation agreement, Mr. Durham owned 28,289 shares of common stock, 12,083 performance-vested shares, 2,417 time-vested shares, warrants to purchase 1,250.48 shares of common stock and 1,232 shares of preferred stock of Pliant. All of Mr. Durham’s time-vested shares and 2,416 of Mr. Durham’s performance-vested shares had vested as of the date of the separation agreement. Pursuant to the separation agreement, Mr. Durham agreed to convert one of his outstanding promissory notes issued as payment for a portion of his shares into two promissory notes. The first note (the “Vested Secured Note”), in the principal amount of $2,430,798, relates to Mr. Durham’s time-vested shares and the vested portion of his performance-vested shares. The second note (the “Non-Vested Secured Note”), in the principal amount of $4,862,099, related to the 9,667 performance-vested shares which had not vested as of the date of the separation agreement. In addition to these notes, Mr. Durham had an additional

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

outstanding promissory note (the “Additional Note”), with a principal amount of $1,637,974, relating to a portion of the shares of common stock held by Mr. Durham. In accordance with the separation agreement, we repurchased and cancelled Mr. Durham’s 9,667 unvested shares in exchange for cancellation of the Non-Vested Secured Note on October 3, 2002.

The separation agreement preserved the put option established by Mr. Durham’s employment agreement with respect to his shares. For purposes of this put option, the separation agreement provides that the price per share to be paid by us is $483.13 with respect to common stock, $483.13 less any exercise price with respect to warrants, and the liquidation preference with respect to preferred stock. On July 9, 2002, Mr. Durham exercised his put option with respect to 28,289 shares of common stock, 1,232 shares of preferred stock and warrants to purchase 1,250.48 shares of common stock. Mr. Durham’s put option is subject to any financing or other restrictive covenants to which we are subject at the time of the proposed repurchase. Restrictive covenants under our credit facilities limit the number of shares we can currently repurchase from Mr. Durham. On October 3, 2002, as permitted by the covenants contained in our credit facilities, we purchased 8,204 shares from Mr. Durham for a purchase price of $3,963,599 less the outstanding amount of the Additional Note, which was cancelled. In December 2002 we purchased an additional 1,885 shares of common stock from Mr. Durham for an aggregate purchase price of approximately $910,700. As of December 31, 2002, our total remaining purchase obligation to Mr. Durham was approximately $10,623,097, excluding accrued preferred dividends. We are limited to a maximum purchase from Mr. Durham of $5,000,000 of shares in 2003, which purchase may only be made if we meet certain leverage ratios.

As of December 31, 2002, there were a total of 34,240 outstanding common shares subject to put options as described above, of which 12,765 shares were acquired by the employees for cash from 1997 through 1999. As a result of the put options, the carrying value of all shares subject to put options will be adjusted to fair value at each reporting period with a corresponding offset to shareholders’ equity for amounts related to the 12,765 shares and compensation expense for amounts related to the remaining shares until the notes receivable are paid in full.

Preferred Stock—We are authorized to issue up to 200,000 shares of preferred stock. As of December 31, 2002, 130,973 shares were issued and designated as Series A Cumulative Exchangeable Redeemable Preferred Stock (the “Preferred Stock”). In connection with the Recapitalization, we sold 100,000 shares of Preferred Stock and detachable warrants to purchase 43,242 shares of common stock for net consideration of $98.5 million, net of issuance costs of $1.5 million. We allocated approximately $80.0 million to Preferred Stock and $18.5 million to the warrants based on the relative fair values of the instruments. In connection with the Uniplast acquisition we issued 30,983 shares of Preferred Stock (including 1,983 shares to employees) and detachable warrants to purchase shares of common stock for a consideration of $31.0 million, net of issue costs. We allocated $18.6 million to Preferred Stock, and $12.4 million to the warrants based on the relative fair values of the instruments. The common stock warrants have an exercise price of $0.01 per share and expire on May 31, 2011.

Dividends on Preferred Stock accrue at an annual rate of 14%. We have the option to pay dividends in cash or to have the dividends accrue and compound quarterly. After May 31, 2005, however, the annual dividend rate increases to 16% unless we pay dividends in cash. The annual dividend rate also increases to 16% if we fail to comply with certain of our obligations or upon certain events of bankruptcy.

The Preferred Stock is our most senior class of capital stock. We may, at our option, exchange the Preferred Stock for 14% senior subordinated exchange notes so long as such exchange and the associated debt incurrence is permitted by our existing debt instruments. We must redeem the Preferred Stock at a price equal to its liquidation preference of $1,000 per share, plus accumulated dividends, on May 31, 2011. On or after May 31, 2003, we may redeem the Preferred Stock at our option, in whole or in part, at a redemption price equal to the sum of the

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liquidation preference plus accrued and unpaid dividends multiplied by the following percentages: 107% if redeemed prior to May 31, 2004; 103% if redeemed on or after May 31, 2004 and prior to May 31, 2005; and 100% if redeemed at any time on or after May 31, 2005.

As a result of the mandatory redemption features, as of December 31, 2002, the carrying value of the Preferred Stock has been increased by $2.7 million to reflect accretion towards the $131.0 million redemption value at May 31, 2011. In addition, the preferred stock balance as of December 31, 2002 includes $49.6 million for accrued dividends.

11.     Stock Option Plans

Pursuant to the Recapitalization, we adopted a 2000 stock incentive plan, which, as amended, allows us to grant to employees nonqualified options to purchase up to 65,600 shares of common stock. The option price must be no less than fair market value on the date of grant. Unvested options are forfeited upon the employee’s termination of employment. Vested options are forfeited, if not exercised 90 days after the employee’s termination of employment. The plan is administered by the board of directors who determines the quantity, terms and conditions of an award, including any vesting conditions. The plan expires on either May 31, 2010 or a date which the board of directors, in its sole discretion, determines that the plan will terminate.

In August 2002, we adopted our 2002 Stock Incentive Plan. The 2002 plan authorizes grants of incentive stock options, nonqualified stock options and stock bonuses, as well as the sale of shares of common stock, to our employees, officers, directors and consultants of Pliant or any of its subsidiaries. A total of 4,793 shares are authorized for issuance under the 2002 plan. As of December 31, 2002, no options or shares had been granted or sold under the 2002 plan.

A summary of stock option activity under the 2000 plan is as follows:

	Option Shares	Weighted Average Exercise Price
Outstanding at December 31, 1999	10,489	$100.00
Granted	15,435	483.13
Exercised	(1,587)	100.00
Forfeited or cancelled	(1,635)	483.13

Outstanding at December 31, 2000	22,702	332.90
Granted	12,865	483.13
Exercised	—	—
Forfeited or cancelled	(730)	483.13

Outstanding at December 31, 2001	34,837	385.22
Granted	20,425	483.13
Exercised	—	—
Forfeited or cancelled	(3,920)	483.13

Outstanding at December 31, 2002	51,342	416.70

Exercisable at December 31, 2002	15,149	$258.00

The weighted average remaining contractual life of the options is 7.8 years at December 31, 2002. The options granted prior to January 1, 2001 pursuant to the 2000 plan, as amended, provide for vesting as follows: (1) one-sixth are “time-vested” options or shares, which vested on January 1, 2001, so long as the recipient was

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

still our employee on such date, and (2) the remainder are “performance-vested” options or shares, which vest in increments upon the achievement of performance targets as follows: (a) vesting in full, if 100% or more of the applicable performance target is achieved as of the end of any calendar quarter during the option term and (b) partial vesting if more than 90% of the applicable performance target is achieved as of the end of any calendar quarter during the option term. Moreover, all performance-vested options or shares not previously vested in accordance with the preceding sentence will vest automatically in full on December 31, 2009 so long as the recipient is still our employee on such date. Options granted pursuant to the 2000 plan subsequent to January 1, 2001 vest similarly, except that all of the options are “performance-vested” options, which vest in increments upon the achievement of performance targets.

Subsequent to December 31, 2002, unvested options to purchase 116 shares were forfeited as a result of employee terminations and vested options to purchase 260 shares were forfeited. Additional vested options to purchase 24 shares will be forfeited if not exercised within 90 days from the termination date.

12.     Commitments and Contingencies

Environmental Contingencies—Our operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment, and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which we operate. We make every reasonable effort to remain in full compliance with existing governmental laws and regulations concerning the environment.

Royalty Agreements—We have entered into royalty agreements (the “Agreements”) for the right to use certain patents in the production of our Winwrap stretch film. The Agreements require us to pay the patent holder a fee of $.05 for each pound of Winwrap produced and $.10 per pound for each pound of coreless Winwrap produced. The Agreements terminate upon the expiration of the related patents in 2009. During the years ended December 31, 2002, 2001 and 2000, we paid royalties of $1.5 million, $1.6 million and $1.1 million, respectively, under the Agreements.

Litigation—On November 19, 2001, S.C. Johnson & Son, Inc. and S.C. Johnson Home Storage, Inc. (collectively, “S.C. Johnson”) filed a complaint against us in the U.S. District Court for the District of Michigan, Northern Division (Case No. 01-CV-10343-BC). The complaint alleges misappropriation of proprietary trade secret information relating to certain componentry used in the manufacture of reclosable “slider” bags. We counterclaimed alleging that S.C. Johnson misappropriated certain of our trade secrets relating to the extrusion of flange zipper and unitizing robotics. Both the S.C. Johnson complaint and our counterclaim seek damages and injunctive and declaratory relief. Discovery in this proceeding is currently set to close on April 30, 2003. We intend to resist S.C. Johnson’s claims and to pursue our counterclaim vigorously. We do not believe this proceeding will have a material adverse affect on our financial condition or results of operations.

We are subject to other litigation matters and claims arising in the ordinary course of business. We believe, after consultation with legal counsel, that any liabilities arising from such litigation and claims will not have a material adverse effect on our financial position or results of operations.

13.     Acquisitions

In May 2002, we acquired substantially all of the assets and assumed certain liabilities of Decora Industries, Inc. and its operating subsidiary, Decora Incorporated (collectively, “Decora”), a New York based manufacturer and reseller of printed, plastic films, including plastic films and other consumer products sold under the

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Con-Tact® brand name. Our purchase of Decora’s assets was approved by the United States Bankruptcy Court. The purchase price was approximately $18 million. The purchase price was negotiated with the creditors committee and was paid in cash using borrowings from our existing revolving credit facility. The assets purchased consisted of one plant in Fort Edward, New York, and related equipment used by Decora primarily to print, laminate and convert films into adhesive shelf liner. We have commenced the process of closing the Decora plant in Fort Edward, New York and have moved the production to our facilities in Mexico and Danville, Kentucky. This purchase expands our product base to a new market. In addition, we expect to realize synergies from lower costs and administrative expenses. In addition to the purchase price of $18 million, we have accrued $5.2 million of liabilities, of which $4.4 million was for severance payments related to restructuring of the plant and is discussed in Footnote 3, “Restructuring and Other Costs”; the remaining $.8 million balance related to acquisition costs and was fully utilized in 2002. We sold our Fort Edward, New York plant on September 30, 2002 for $2.1 million and leased it back for $1 for up to twelve months. Results of operations from the date of acquisition are included in the consolidated statement of operations.

The aggregate purchase price of $23.2 million, including accrued liabilities related to acquisition costs and severance payments, has been allocated to assets and liabilities. The allocation is as follows (dollars in thousands):

Current Assets	$15,805
Property Plant and Equipment	4,961
Goodwill	3,794
Intangible Assets—Trademark	5,000
Current Liabilities	(6,312)

Total Purchase Price	$23,248

Since the intangible assets have an indefinite life there is no amortization. The amortization of goodwill is deductible for tax purposes.

The pro forma results of operations for the years ended December 31, (assuming the Decora acquisition had occurred on January 1, 2002 and January 1, 2001, respectively) are as follows (dollars in thousands):

Year Ended December 31	2002	2001
Net sales	$894,505	$889,411
Net loss	$(45,059)	$(14,592)

The pro forma results reflect certain non-recurring items. The net loss for the year ended December 31, 2001 include results from a division that was sold by Decora in 2001. The net loss reflects the write down of goodwill and long-lived assets and reorganization costs related to the bankruptcy that are considered non-recurring. The reorganization items were $0.6 million and $2.3 million for the years ended December 31, 2002 and 2001, respectively. The effective income tax rate for pre-acquisition results of operations of Decora was 0% due to the net operating losses and valuation allowances.

On August 15, 2002, we purchased substantially all of the assets and assumed certain liabilities of the business of Roll-O-Sheets Canada Limited (“Roll-O-Sheets”). The Roll-O-Sheets business consists of one plant in Barrie, Canada primarily engaged in the conversion and sale of PVC and polyethylene film for the food

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

industry. In addition, the business includes the distribution of polyester film and polypropylene food trays and other food service products. Detailed financial information and pro forma results are not presented as they are not material to our consolidated financial statements.

Uniplast Holdings—On July 16, 2001, we acquired 100% of the outstanding stock of Uniplast Holdings, Inc. (“Uniplast”) for an initial purchase price of approximately $56.0 million, consisting of the assumption of approximately $40.3 million of debt and the issuance of shares of our common stock valued at approximately $15.7 million to the selling shareholders of Uniplast. We believe that this acquisition resulted in significant synergies to the combined operations and increased the market share in a number of our market segments. At the closing of the acquisition, we refinanced approximately $37.0 million of assumed debt with the proceeds from a private placement of 29,000 shares of preferred stock at $1,000 per share and borrowings under our revolving credit facility. In connection with the Uniplast acquisition, we entered into an amendment of our credit facilities and incurred amendment fees of $1.4 million. In addition, we also issued 1,983 shares of our preferred stock at $1,000 per share, together with warrants to purchase 2,013 shares of common stock, to certain employees of the Company. We also incurred $0.9 million of legal and administrative expenses. We recorded $14.4 million as intangible assets and $21.9 million as goodwill as a result of this acquisition. The intangible assets are being amortized over 15 years while the goodwill is not being amortized. The operating results for Uniplast from July 16, 2001 are included in the statement of operations for the year ended December 31, 2001.

During 2002 we made adjustments to the carrying value of Uniplast assets and the initial purchase price totaling $3.3 million. The final purchase price including adjustments made during 2002 to the initial purchase price of $56.0 million has been allocated to assets and liabilities as follows:

(in millions)
Current Assets	$19.3
Property Plant and Equipment	20.6
Intangible Assets	14.4
Goodwill	21.9
Current Liabilities	(13.1)
Long-term Liabilities	(3.8)

Total Purchase Price	$59.3

Our pro forma results of operations for the year ended December 31, 2001 (assuming the Uniplast acquisition had occurred as of January 1, 2001) are as follows (in thousands):

2001
Revenues	$882,860
Net income (loss)	(424)

14.    Operating Segments

Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

During the first quarter of 2003, we reorganized our operations under four operating segments. On May 7, 2003 we filed our quarterly report on Form 10-Q for the period ended March 31, 2003 reflecting four operating

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

segments: Pliant U.S., Pliant Flexible Packaging, Pliant International and Pliant Solutions. Segment information in this report with respect to 2002, 2001 and 2000 has been restated to reflect the operating segments as of March 31, 2003 for comparative purposes.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. Sales and transfers between our segments are eliminated in consolidation. We evaluate the performance of our operating segments based on net sales (excluding intercompany sales) and segment profit. The segment profit reflects income before discontinued operations, extraordinary items, interest expense, income taxes, depreciation, amortization, restructuring and other costs and other non-cash charges. Our reportable segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

Segment profit and segment assets as of and for the years ended December 31, 2002, 2001 and 2000 are presented in the following table (in thousands). Certain reclassifications have been made to the prior year amounts to be consistent with the 2002 presentation.

	Pliant U.S.	Pliant Flexible Packaging	Pliant International	Pliant Solutions	Corporate/ Other	Total
2002
Net sales to customers	$535,636	$207,008	$108,263	$28,290	—	$879,197
Intersegment sales	20,877	4,639	1,104	—	(26,620)	—

Total net sales	556,513	211,647	109,367	28,290	(26,620)	879,197
Depreciation and amortization	18,624	8,126	6,246	1,195	13,081	46,912
Interest expense	25	100	2,122	23	73,014	75,284
Segment profit	85,504	32,485	15,591	2,768	(14,731)	121,617
Segment total assets	508,387	151,370	103,971	27,625	61,850	853,203
Capital expenditures	24,680	9,828	9,004	43	5,639	49,194

2001
Net sales to customers	$530,730	$205,337	$104,293	$—	$—	$840,360
Intersegment sales	14,461	4,769	101	—	(19,331)	—

Total net sales	545,191	210,106	104,394	—	(19,331)	840,360
Depreciation and amortization	16,799	9,199	6,043	—	14,976	47,017
Interest expense	39	20	3,302	—	72,627	75,988
Segment profit	97,915	38,582	19,359	—	(14,024)	141,832
Segment total assets	528,277	156,705	113,417	—	53,284	851,683
Capital expenditures	33,767	14,782	2,684	—	5,185	56,418

2000
Net sales to customers	$532,406	$220,810	$90,581	$—	$—	$843,797
Intersegment sales	12,870	4,536	—	—	(17,406)	—

Total net sales	545,276	225,346	90,581	—	(17,406)	843,797
Depreciation and amortization	15,086	8,046	6,037	—	10,377	39,546
Interest expense	305	(2)	3,618	—	64,613	68,534
Segment profit	82,851	27,586	17,072	—	(19,922)	107,587
Segment total assets	461,175	165,405	90,650	—	67,804	785,034
Capital expenditures	27,978	18,182	6,443	—	13,041	65,644

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements is as follows (in thousands):

	2002	2001	2000
Profit or Loss
Total segment profit	$121,617	$141,832	$107,587
Depreciation and amortization	(46,912)	(47,017)	(39,546)
Restructuring and other costs	(43,143)	4,588	(19,368)
Interest expense	(75,284)	(75,988)	(68,534)
Other expenses and adjustments for non-cash charges and certain adjustments defined by our credit agreement	(1,170)	(18,697)	(33,915)

Income (loss) from continuing operations before taxes	$(44,892)	$4,718	$(53,776)

Assets
Total assets for reportable segments	$791,353	$798,399	$717,230
Other unallocated assets	61,850	53,284	67,804

Total consolidated assets	$853,203	$851,683	$785,034

Our sales to a single customer and its affiliates represented approximately 13% and 12% of consolidated net sales in 2001 and 2000, respectively.

15.    Warrants Outstanding

The following warrants were issued and outstanding as of December 31:

	2002	2001
Issued with the senior subordinated notes	18,532	18,532
Issued in connection with recapitalization transaction	43,242	43,242
Issued in connection with Uniplast acquisition	31,003	31,003

Total outstanding	92,777	92,777

As of December 31, 2002, 92,777 warrants were exercisable at an exercise price of $0.01 per share. The Company has reserved up to 92,777 shares of common stock for issuance upon the exercise of issued and outstanding warrants.

16.    Estimated Fair Value of Financial Instruments

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In the case of cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is considered a reasonable estimate of fair value. The fair value of fixed and floating rate debt in 2002 and 2001 was obtained from market quotes. Fair value estimates are made at a specific point in time. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, interest rate levels, and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined or relied on with any degree of certainty. Changes in assumptions could significantly affect the estimates.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Below is a summary of our financial instruments’ carrying amounts and estimated fair values as of December 31, (in thousands):

	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$1,635	$1,635	$4,818	$4,818
Accounts receivable	104,157	104,157	111,768	111,768

Total financial assets	$105,792	$105,792	$116,586	$116,586

Financial liabilities:
Floating rate debt	$422,979	$422,979	$503,311	$503,311
Fixed rate debt	313,402	288,000	210,012	228,800
Accounts payable	113,988	113,988	101,508	101,508

Total financial liabilities	$850,369	$824,967	$814,831	$833,619

17.    Related-Party Transactions

The accompanying consolidated financial statements for the year ended December 31, 2000 includes the following transactions with companies affiliated with Jon M. Huntsman, our majority stockholder prior to our Recapitalization (in thousands). All related-party transactions have been recorded at estimated fair market values for the related products and services.

2000
With Huntsman Corporation and affiliates (HC)
Inventory purchases	$20,363
Rent expense under operating lease	377
Administrative expenses	796

Insurance Coverage—Prior to the Recapitalization, we obtained most of our insurance coverage under policies of HC. Reimbursement payments to HC were based on premium allocations, which were determined in cooperation with an independent insurance broker and are not included in the above amounts.

Administrative Expenses—Administrative expenses were allocated to us under a cancelable services agreement which was cancelled upon completion of the Recapitalization.

Rent Expense—We were obligated to pay rent calculated as a pro rata portion (based on our percentage occupancy) of the mortgage principal and interest payments related to the HC headquarters facility. In November 2000, we relocated and paid no further rent payments.

Stockholders’ Notes Receivable—Notes receivable were issued to various employees in connection with the sale of stock (see Note 10).

J.P. Morgan Partner and Affiliates—JPMorgan Chase Bank is the syndication agent, and its affiliate, J.P. Morgan Chase & Co., is a lender under our credit facilities. Both JPMorgan Chase Bank and J.P. Morgan Chase & Co. receive customary fees under the credit facilities for acting in such capacities including approximately $1.2 million in 2002. JPMorgan Chase Bank was also a lender under our prior credit facility, and

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

as a result, received a portion of the proceeds from the financing for the recapitalization and related transactions. Chase Securities Inc. was one of the initial purchasers in the offering of the $220.0 million aggregate principal amount of 13% senior subordinated notes due 2010, and was also the dealer manager for the debt tender offer and consent solicitation relating to our 9 1/8% senior subordinated notes due 2007 and received customary fees for acting in such capacities. Each of JPMorgan Chase Bank, J.P. Morgan Chase & Co. and Chase Securities Inc. are affiliates of Southwest Industrial Films, LLC, which owns approximately 55% of our outstanding common stock and currently has the right under the stockholders’ agreement to appoint four of our directors, and of Flexible Films, LLC, which, together with affiliates, owns approximately 59% of our Preferred Stock, subject to certain preemptive rights with respect to 10,000 shares of Preferred Stock issued on March 25, 2003.

18.    Accumulated Other Comprehensive Income/(Loss)

The components of accumulated other comprehensive income/(loss) as of December 31, were as follows (in thousands):

	2002	2001
Minimum pension liability, net of taxes of $575	$(937)	$—
Fair value change in interest rate derivatives classified as cash flow hedges, net of taxes of $3,450	(5,397)	(2,944)
Foreign currency translation adjustments	(11,510)	(6,704)

Accumulated other comprehensive income/(loss)	$(17,844)	$(9,648)

19.    Condensed Consolidating Financial Statements

The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant Corporation (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated May 31, 2000 (the “2000 Indenture”) relating to Pliant Corporation’s $220 million senior subordinated notes due 2010 (the “2000 Notes”) and the Indenture, dated April 10, 2002 (the “2002 Indenture” and, together with the 2000 Indenture, the “Indentures”), relating to Pliant’s $100 million senior subordinated notes due 2010 (the “2002 Notes” and, together with the 2000 Notes, the “Notes”) on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant Corporation and its subsidiaries on a consolidated basis, and (v) Pliant Corporation on a consolidated basis, in each case as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is 100% owned, directly or indirectly, by Pliant Corporation within the meaning of Rule 3-10(h)(1) of Regulation S-X. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant Corporation except from our Alliant joint venture. The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

In 2001, our Blessings subsidiary was merged with and into Pliant. Accordingly, this former guarantor subsidiary company is now included as part of the “Pliant Corporation Parent Only” column for all periods presented.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2002 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$1,635	$—	$1,635
Receivables	82,421	13,444	23,158	—	119,023
Inventories	71,586	15,832	10,604	—	98,022
Prepaid expenses and other	2,842	899	408	—	4,149
Income taxes receivable	1,145	4	1,219	—	2,368
Deferred income taxes	6,909	1,522	(249)	—	8,182

Total current assets	164,903	31,701	36,775	—	233,379
Plant and equipment, net	283,638	17,919	48,922	—	350,479
Goodwill	189,106	—	14,891	—	203,997
Intangible assets, net	26,964	—	70	—	27,034
Investment in subsidiaries	52,813	—	—	(52,813)	—
Other assets	34,871	17	3,426	—	38,314

Total assets	$752,295	$49,637	$104,084	$(52,813)	$853,203

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$83,918	$8,675	$21,395	$—	$113,988
Accrued liabilities	48,091	4,818	5,968	—	58,877
Current portion of long-term debt	14,117	—	628	—	14,745
Due to (from) affiliates	(28,373)	15,316	13,057	—	—

Total current liabilities	117,753	28,809	41,048	—	187,610
Long-term debt, net of current portion	697,472	—	24,164	—	721,636
Other liabilities	25,101	—	1,876	—	26,977
Deferred income taxes	19,017	1,751	3,068	—	23,836

Total liabilities	859,343	30,560	70,156	—	960,059

Minority interest	—	—	192	—	192
Redeemable stock:
Preferred stock	150,816	—	—	—	150,816
Common stock	13,008	—	—	—	13,008

Total redeemable stock	163,824	—	—	—	163,824

Stockholders’ (deficit):
Common stock	103,376	14,020	29,240	(43,260)	103,376
Warrants to purchase common stock	38,676	—	—	—	38,676
Retained earnings (deficit)	(394,420)	5,067	14,489	(19,556)	(394,420)
Stockholders’ notes receivable	(660)	—	—	—	(660)
Accumulated other comprehensive loss	(17,844)	(10)	(9,993)	10,003	(17,844)

Total stockholders’ (deficit)	(270,872)	19,077	33,736	(52,813)	(270,872)

Total liabilities and stockholders’ (deficit)	$752,295	$49,637	$104,084	$(52,813)	$853,203

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales	$695,002	$75,360	$135,455	$(26,620)	$879,197
Cost of sales	567,702	61,809	111,572	(26,620)	714,463

Gross profit	127,300	13,551	23,883	—	164,734
Total operating expenses	108,307	6,264	22,047	—	136,618

Operating income	18,993	7,287	1,836	—	28,116
Interest expense	(73,033)	(23)	(2,228)	—	(75,284)
Equity in earnings of subsidiaries	(5,159)	—	—	5,159	—
Other income (expense), net	10,715	(5,697)	(2,742)		2,276

Income (loss) before income taxes	(48,484)	1,567	(3,134)	5,159	(44,892)
Income tax (benefit) expense	(5,054)	—	3,592	—	(1,462)

Net income (loss)	$(43,430)	$1,567	$(6,726)	$5,159	$(43,430)

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from operating activities:	$10,186	$9,013	$24,397	$—	$43,596

Cash flows from investing activities:
Capital expenditures for plant and equipment	(35,181)	(4,764)	(9,249)	—	(49,194)
Decora acquisition, net of cash acquired	(8,794)	(14,370)	—	—	(23,164)
Asset transfer	(9,116)	9,762	(646)	—	—
Proceeds from sale of assets	15,033	3,589	(1,500)	—	17,122

Net cash used in investing activities	(38,058)	(5,783)	(11,395)	—	(55,236)

Cash flows from financing activities:
Payment of capitalized fees	(7,439)	—	—	—	(7,439)
Net proceeds from issuance of common and preferred stock	(3,227)	—	—	—	(3,227)
Borrowings/(payments) on long-term debt	31,266	—	(8,208)	—	23,058

Net cash provided by (used in) financing activities	20,600	—	(8,208)	—	12,392

Effect of exchange rate changes on cash and cash equivalents	7,272	(4,197)	(7,010)	—	(3,935)

Net (decrease)/increase in cash and cash equivalents	—	(967)	(2,216)	—	(3,183)
Cash and cash equivalents at beginning of the year	—	967	3,851	—	4,818

Cash and cash equivalents at end of the year	$—	$—	$1,635	$—	$1,635

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2001 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
Current assets:
Cash and cash equivalents	$—	$967	$3,851	$—	$4,818
Receivables	94,163	7,321	23,952	—	125,436
Inventories	65,135	9,087	9,726	—	83,948
Prepaid expenses and other	1,856	398	772	—	3,026
Income taxes receivable	361	7	617	—	985
Deferred income taxes	4,670	(314)	(1,793)	—	2,563

Total current assets	166,185	17,466	37,125	—	220,776
Plant and equipment, net	293,628	26,386	49,310	—	369,324
Goodwill, net	185,808	2,122	16,496	—	204,426
Intangible assets, net	25,138	1,506	129	—	26,773
Investment in subsidiaries	62,837	—	—	(62,837)	—
Other assets	27,188	182	3,014	—	30,384

Total assets	$760,784	$47,662	$106,074	$(62,837)	$851,683

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$81,099	$4,678	$15,731	$—	$101,508
Accrued liabilities	36,541	1,703	4,853	—	43,097
Current portion of long-term debt	17,767	—	—	—	17,767
Due to (from) affiliates	(24,978)	22,147	2,831	—	—

Total current liabilities	110,429	28,528	23,415	—	162,372
Long-term debt, net of current portion	662,556	—	33,000	—	695,556
Other liabilities	17,411	—	1,533	—	18,944
Deferred income taxes	22,108	1,625	2,423	—	26,156

Total liabilities	812,504	30,153	60,371	—	903,028

Minority interest	(104)	—	375	—	271
Redeemable stock:
Preferred stock	126,149	—	—	—	126,149
Common stock	16,778	—	—	—	16,778

Redeemable stock	142,927	—	—	—	142,927

Stockholders’ (deficit):
Common stock	103,362	14,020	29,616	(43,636)	103,362
Warrants to purchase common stock	38,715	—	—	—	38,715
Retained earnings (deficit)	(326,356)	3,500	21,215	(24,715)	(326,356)
Stockholders’ notes receivable	(616)	—	—	—	(616)
Accumulated other comprehensive loss	(9,648)	(11)	(5,503)	5,514	(9,648)

Total stockholders’ (deficit)	(194,543)	17,509	45,328	(62,837)	(194,543)

Total liabilities and stockholders’ (deficit)	$760,784	$47,662	$106,074	$(62,837)	$851,683

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales	$687,349	$45,088	$127,254	$(19,331)	$840,360
Cost of sales	546,541	38,423	99,459	(19,331)	665,092

Gross profit	140,808	6,665	27,795	—	175,268
Total operating expenses	89,117	690	11,280	—	101,087

Operating income	51,691	5,975	16,515	—	74,181
Interest expense	(72,563)	(82)	(3,343)	—	(75,988)
Equity in earnings of subsidiaries	12,756	—	—	(12,756)	—
Other income (expense), net	8,382	1,464	(3,321)	—	6,525

Income (loss) before income taxes	266	7,357	9,851	(12,756)	4,718
Income tax expense	2,334	—	4,452	—	6,786

Net income (loss)	$(2,068)	$7,357	$5,399	$(12,756)	$(2,068)

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from operating activities:	$3,574	$13,290	$13,480	—	$30,344

Cash flows from investing activities:
Proceeds from sale of assets	2,966	4,948	—	—	7,914
Uniplast acquisition, net of cash acquired	(14,945)	(14,020)	(9,813)	—	(38,778)
Capital expenditures for plant and equipment	(49,640)	(3,490)	(3,288)	—	(56,418)

Net cash used in investing activities	(61,619)	(12,562)	(13,101)	—	(87,282)

Cash flows from financing activities:
Payment of capitalized fees	(1,932)	—	—	—	(1,932)
(Payment) receipt of dividends	150	—	(150)	—	—
Net proceeds from issuance of common and preferred stock	30,991	—	—	—	30,991
Borrowings / (payments) on long-term debt	29,035	—	(3,105)	—	25,930

Net cash provided by (used in) financing activities	58,244	—	(3,255)	—	54,989

Effect of exchange rate changes on cash and cash equivalents	(658)	229	4,136	—	3,707

Net (decrease)/ increase in cash and cash equivalents	(459)	957	1,260	—	1,758
Cash and cash equivalents at beginning of the year	459	10	2,591	—	3,060

Cash and cash equivalents at end of the year	$—	$967	$3,851	$—	$4,818

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2000 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales	$707,218	$40,670	$113,315	$(17,406)	$843,797
Cost of sales	587,281	39,628	87,213	(17,406)	696,716

Gross profit	119,937	1,042	26,102	—	147,081
Total operating expenses	108,386	9,489	14,780	—	132,655

Operating income (loss)	11,551	(8,447)	11,322	—	14,426
Interest expense	(64,638)	27	(3,923)	—	(68,534)
Equity in earnings of subsidiaries	1,209	—	—	(1,209)
Loss on extinguishment of debt	(18,750)	—	—	—	(18,750)
Other income (expense), net	(6,601)	5,580	1,353	—	332

Income (loss) before income taxes	(77,229)	(2,840)	8,752	(1,209)	(72,526)
Income tax expense (benefit)	(26,446)	718	3,985		(21,743)

Net income (loss)	$(50,783)	$(3,558)	$4,767	$(1,209)	$(50,783)

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2000 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from operating activities:	$38,398	$4,895	$16,973	—	$60,266

Cash flows from investing activities:
Capital expenditures for plant and equipment	(52,042)	(6,506)	(7,096)	—	(65,644)

Net cash used in investing activities	(52,042)	(6,506)	(7,096)	—	(65,644)

Cash flows from financing activities:
Payment of capitalized loan fees	(22,303)	—	—	—	(22,303)
Payment of fees for tender offer	(10,055)	—	—	—	(10,055)
Proceeds from issuance of stock	161,820	—	—	—	161,820
(Payment) receipt of dividends	750	—	(750)	—
Redemption of common stock	(314,034)	—	—	—	(314,034)
Payments received from stockholder on note receivable	165	—	—	—	165
Proceeds from long-term debt	691,684	—	—	—	691,684
Principal payments on long-term debt	(497,296)	—	(9,706)	—	(507,002)

Net cash provided by (used in) financing activities	10,731	—	(10,456)	—	275

Effect of exchange rate changes on cash and cash equivalents	2,141	1,104	(4,179)	—	(934)

Net decrease in cash and cash equivalents	(772)	(507)	(4,758)	—	(6,037)
Cash and cash equivalents at beginning of the year	1,231	517	7,349	—	9,097

Cash and cash equivalents at end of the year	$459	$10	$2,591	$—	$3,060

20.    OTHER INCOME

Other income for the year ended December 31, 2002 includes a cash settlement with a customer of $0.7 million and $1.6 of other less significant items. Other income for the year ended December 31, 2001 includes the proceeds and assets received from a $4.7 million settlement with a potential new customer, which consisted of $1.2 million in cash and $3.5 million of manufactured products, manufacturing equipment, raw materials and scrap materials. Other income for 2001 also includes a $0.7 million gain on the sale of real property, $0.5 million of proceeds received from an insurance claim for storm damage to our McAlester, Oklahoma facility, $0.3 million of proceeds received from an insurance claim for fire damage to our Danville, Kentucky facility, a $0.2 million sales tax credit and $0.1 million of other less significant items.

PLIANT CORPORATION AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2002, 2001 and 2000

(In Thousands)

Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Other		Balance at End of Year
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
2002	$2,438	$2,635	$510	(1)	$5,583
2001	2,166	155	117	(2)(3)	2,438
2000	2,115	—	51	(2)	2,166

(1)	Represents allowance acquired in the Decora acquisition.
(2)	Represents the net of accounts written off against the allowance and recoveries of previous write-offs.
(3)	Represents an allowance acquired in the Uniplast acquisition.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2003 AND DECEMBER 31, 2002 (DOLLARS IN THOUSANDS) (UNAUDITED)

	June 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,117	$1,635
Receivables, net of allowances of $4,528 and $5,583, respectively	129,752	119,023
Inventories	110,054	98,022
Prepaid expenses and other	4,016	4,149
Income taxes receivable	1,256	2,368
Deferred income taxes	8,286	8,182

Total current assets	258,481	233,379
PLANT AND EQUIPMENT, net	340,351	350,479
GOODWILL	203,956	203,997
INTANGIBLE ASSETS, net	25,435	27,034
OTHER ASSETS	42,112	38,314

TOTAL ASSETS	$870,335	$853,203

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Trade accounts payable	$100,916	$113,988
Accrued liabilities	52,206	58,877
Current portion of long-term debt	351	14,745

Total current liabilities	153,473	187,610
LONG-TERM DEBT, net of current portion	782,208	721,636
OTHER LIABILITIES	28,788	26,977
DEFERRED INCOME TAXES	24,981	23,836

Total liabilities	989,450	960,059

Minority Interest	—	192
REDEEMABLE PREFERRED STOCK – 200,000 shares authorized, designated as Series A, no par value, with a redemption and liquidation value of $1,000 per share; 140,973 shares outstanding at June 30, 2003 and 130,973 shares outstanding at December 31, 2002	173,553	150,816
REDEEMABLE COMMON STOCK – no par value; 60,000 shares authorized; 34,240 shares outstanding as of June 30, 2003 and December 31, 2002, net of related stockholders’ notes receivable of $6,754 at June 30, 2003 and December 31, 2002	13,008	13,008

	186,561	163,824

STOCKHOLDERS’ DEFICIT:
Common stock – no par value; 10,000,000 shares authorized, 542,638 shares outstanding at June 30, 2003 and December 31, 2002	103,376	103,376
Warrants to purchase common stock	39,133	38,676
Accumulated deficit	(434,326)	(394,420)
Stockholders’ notes receivable	(660)	(660)
Accumulated other comprehensive income (loss)	(13,199)	(17,844)

Total stockholders’ deficit	(305,676)	(270,872)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$870,335	$853,203

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (IN THOUSANDS) (UNAUDITED)

	2003	2002
NET SALES	$467,084	$427,663
COST OF SALES	388,046	340,380

Gross profit	79,038	87,283

OPERATING EXPENSES:
Sales, General and Administrative	43,573	40,015
Research and Development	2,757	4,378
Restructuring and Other Costs	8,607	6,209

Total operating expenses	54,937	50,602

OPERATING INCOME	24,101	36,681
INTEREST EXPENSE	(47,238)	(35,945)
OTHER INCOME—Net	1,759	979

INCOME (LOSS) BEFORE INCOME TAXES	(21,378)	1,715
INCOME TAX EXPENSE (BENEFIT)	4,866	1,856

NET INCOME (LOSS)	$(26,244)	$(141)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (IN THOUSANDS) (UNAUDITED)

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(26,244)	$(141)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24,538	22,917
Amortization/write-off of deferred financing costs	7,648	1,391
Deferred income taxes	1,041	(1,555)
Provision for losses on accounts receivable	331	90
Non-cash plant closing costs	3,260	—
Gain or loss on disposal of assets	148	(72)
Changes in assets and liabilities:
Receivables	(11,060)	(2,763)
Inventories	(12,032)	(12,900)
Prepaid expenses and other	133	2,225
Income taxes payable/receivable	1,112	905
Other assets	(1,697)	(3,311)
Trade accounts payable	(13,072)	9,846
Accrued liabilities	(8,894)	1,992
Other liabilities	1,811	2,630
Other	(192)	(606)

Net cash (used in)/provided by operating activities	(33,169)	20,648

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for plant and equipment	(10,722)	(21,966)
Purchase of Decora, net of cash	—	(20,578)

Net cash used in investing activities	(10,722)	(42,544)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of preferred stock	9,532	—
Change in stockholders’ notes receivables	250,000	103,750
Payment of financing fees	—	47
Principal payments on long-term debt	(9,734)	(5,109)
Proceeds from revolving debt	48,206	30,262
Repayment of term debt and revolver	(252,028)	(100,498)

Net cash provided by (used in) financing activities	45,976	28,452

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,397	707

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,482	7,263
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	1,635	4,818

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$5,117	$12,081

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest	$36,902	$31,140
Income taxes	2,841	1,692
Other non-cash disclosure:
Preferred Stock dividends accrued but not paid	$12,864	$11,281

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2003 (IN THOUSANDS) (UNAUDITED)

	Common Stock		Warrants To Purchase Common Stock	Accumulated Deficit	Stockholders’ Notes Receivable	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2002	543	$103,376	$38,676	$(394,420)	$(660)	$(17,844)	$(270,872)
Net loss	—	—	—	(26,244)	—	—	(26,244)
Fair value change in interest rate derivatives classified as cash flow hedges	—	—	—	—	—	1,037	1,037
Preferred stock dividend and accretion	—	—	—	(13,662)	—	—	(13,662)
Issuance of warrants			457				457
Foreign currency translation adjustment	—	—	—	—	—	3,608	3,608

BALANCE, JUNE 30, 2003	543	$103,376	$39,133	$(434,326)	$(660)	$(13,199)	$(305,676)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements have been prepared, without audit, in accordance with U.S. generally accepted accounting principles and pursuant to the rules and regulations of the Securities and Exchange Commission. The information reflects all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows of Pliant Corporation and its subsidiaries (“Pliant,” the “Company” or “we”) as of the dates and for the periods presented. Results of operations for the period ended June 30, 2003 are not necessarily indicative of results of operations to be expected for the full fiscal year.

Certain information in footnote disclosures normally included in financial statements presented in accordance with U.S. generally accepted accounting principles has been condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and the Company’s Registration Statement on Form S-1 (File No. 333-106432). Certain reclassifications have been made to the condensed consolidated financial statements for the quarter and six months ended June 30, 2002 for comparative purposes.

2.    INVENTORIES

Inventories are valued at the lower of cost (using the first-in, first-out method) or market value. Inventories as of June 30, 2003 and December 31, 2002 consisted of the following (in thousands):

	June 30, 2003	December 31, 2002
Finished goods	$65,853	$60,758
Raw materials	32,134	28,045
Work-in-process	12,067	9,219

Total	$110,054	$98,022

3.    RESTRUCTURING AND OTHER COSTS

Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), office closing costs and other costs related to workforce reductions.

The following table summarizes restructuring and other costs for the six month periods ended June 30 (in thousands):

	Six Months Ended June 30
	2003	2002
Plant closing costs:
Severance	$108	$235
Relocation of production lines	2,256	1,995
Leases	1,903	—
Other plant closure costs	2,426	869

	6,693	3,099

Office closing and workforce reduction costs:
Severance	557	2,760
Leases	1,357	—
Other office closure costs	—	350

	1,914	3,110

	$8,607	$6,209

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The following table summarizes the roll-forward of the reserve from December 31, 2002 to June 30, 2003:

			Accruals for the Six Months Ended June 30, 2003
	12/31/2002		Additional Employees	Severance	Relocated Production Lines	Leases	Other Plant Closure Costs	Total	Payments	6/30/2003
	# Employees Terminated	Accrual Balance								# Employees Terminated	Accrual Balance
Plant Closing Costs:
Merced	54	$1,527	—	$—	$725	$—	$533	$1,258	($2,168)	54	$617
Shelbyville	12	327	(4)	(48)	87	—	403	442	(731)	8	38
Toronto	18	124	(14)	28	111	—	3	142	(266)	4	—
Decora	145	1,727	20	128	103	—	2,717	2,948	(3,977)	165	698
Leases	—	641	—	—	—	1,903	—	1,903	(269)	—	2,275

	229	$4,346	2	$108	$1,026	$1,903	$3,656	$6,693	($7,411)	231	$3,628

Office Closing and Workforce Reduction Costs:
Leases	—	$430	—	$—	$—	$1,357	$—	$1,357	($382)	—	$1,405
Severance	111	3,580	2	557	—	—	—	557	(2,720)	113	1,417

	111	$4,010	2	$557	$—	$1,357	$—	$1,914	($3,102)	113	$2,822

TOTAL	340	$8,356	4	$665	$1,026	$3,260	$3,656	$8,607	($10,513)	344	$6,450

During the second quarter of 2003, we reviewed our exit plans in Shelbyville and Toronto and were able to retain several employees in other capacities. We therefore reduced the amount of the severance accrual for these retained employees.

Plant Closing Costs

2003 accruals—During the first six months of 2003, we continued to incur costs related to the closure of our facilities in Merced, California and Shelbyville, Indiana; production rationalizations in Toronto, Canada; and the relocation of certain lines from our Merced plant and Fort Edward plant to our other facilities. In addition, we incurred expenses for consolidating our two plants in Mexico to one plant.

Office Closing and Workforce Reduction Costs

2003 accruals—During the first quarter of 2003, we accrued the present value of future lease payments on two buildings that we do not currently occupy. In connection with the 2001 restructuring plan, we vacated and subleased these facilities in 2001. During the first quarter of 2003, the sublessees defaulted on the subleases.

4.    STOCK OPTION PLANS

During the six months ended June 30, 2003, options to purchase 250 shares of our common stock were granted and options to purchase 2,550 shares of our common stock were cancelled in connection with employee terminations.

We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock-based compensation plans as they relate to employees and directors. We did not have compensation expense related to stock options for the three and six month periods ended June 30, 2003 and 2002. Had the compensation cost for all the outstanding options been determined in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” our net income (loss) for the six month periods ended June 30, 2003 and 2002 would have been the following pro forma amounts (in thousands):

	Six Months ended June 30
	2003	2002
As reported	$(21,378)	$1,715
Pro forma stock compensation expense	(376)	(354)

Pro forma	$(21,754)	$1,361

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

5.    INCOME TAXES

For the six months ended June 30, 2003, our income tax expense was $4.9 million, or (22.9%), on pretax losses of $21.4 million as compared to an income tax expense of $1.9 million, or 108.2% on pretax income of $1.7 million for the six months ended June 30, 2002. The significant variance in the effective income tax rate is principally due to the increase in the valuation allowance which offset the United States tax benefit accrued for the 2003 net operating loss. In addition, income taxes are accrued for foreign operations since the pretax losses are principally related to the operations in the United States. The effective rate for foreign income taxes is substantially higher than the effective rate for income taxes in the United States.

6.    COMPREHENSIVE INCOME/(LOSS)

Other comprehensive losses for the six months ended June 30, 2003 and 2002 were $21.6 million and $3.3 million, respectively. Other comprehensive losses for the three months ended June 30, 2003 and 2002 were $14.1 million and $8.7 million, respectively. The components of other comprehensive income/(loss) are net income, the change in cumulative unrealized losses on derivatives recorded in accordance with Statement of Financial Accounting Standards No. 133 and foreign currency translation.

7.    AMENDMENT TO CREDIT FACILITIES, ISSUANCE OF PREFERRED SHARES AND ISSUANCE OF SENIOR SECURED NOTES

Our credit facilities require us to maintain certain key financial ratios on a quarterly basis. These key ratios include a leverage ratio and an interest coverage ratio. Effective March 24, 2003, we entered into an amendment (the “Amendment”) of our credit facilities to, among other things, permit us to issue up to $50 million of our common stock, qualified preferred stock, warrants to acquire our common stock or qualified preferred stock, or any combination of our common stock, qualified preferred stock or warrants, or other capital contributions with respect to our common stock or qualified preferred stock. The Amendment also adjusted certain financial covenants, including the leverage and interest coverage ratios. As a condition to the effectiveness of the Amendment, we agreed to issue 10,000 shares of our Series A preferred stock and warrants to purchase 43,962 shares of our common stock to J.P. Morgan Partners (BHCA), L.P. (“J.P. Morgan Partners”), and J.P. Morgan Partners agreed to purchase such shares and warrants for $10 million. We completed this sale on March 25, 2003. All of the proceeds of this sale were used to reduce our term debt. In addition, the Amendment allows us to issue anadditional $40 million of equity securities between March 25, 2003 and March 31, 2005 in order to obtain cash to reduce the revolving borrowings and/or term borrowings under our credit facilities. J.P. Morgan Partners is required to purchase up to $25 million of such additional equity securities to theextent necessary to enable us to meet our leverage ratio or the target senior debt leverage ratio specified in the Amendment at the end of anycalendar quarter or fiscal yearending on or before December 31, 2004. Any such additional issuance of Series A preferred stock to J.P. Morgan Partners will also include warrants to purchase 4.3962 shares of our common stock for every $1,000 face amount of preferred stock issued. Our obligations to issue and J.P. Morgan Partners’ obligation to purchase such equity securities are set forth in a Securities Purchase Agreement dated as of March 25, 2003. Generally, if we are required to issue any portion of such $25 million of equity securities under the Amendment with respect to any fiscal quarter in 2003, we must use 50% of the net proceeds from the issuance of any such equity securities to reduce our revolving borrowings, and 50% to reduce our term borrowings. If we are required to issue any such equity securities under the Amendment with respect to any fiscal quarter in 2004, we must use 100% of the net proceeds to reduce our term borrowings. The issuance of the remaining $15 million of equity securities is voluntary on our part, and neither J.P. Morgan Partners nor any other person is required to purchase such equity securities. We incurred an amendment fee of $2.2 million in connection with the Amendment. We also incurred approximately $0.5 million of legal and administrative expenses in connection with negotiating the Amendment and the issuance of 10,000 shares of Series A preferred stock and related warrants.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

On May 22, 2003, we entered into an additional amendment to our credit facilities, which permitted us to issue $250 million of senior secured notes, as described below, and, among other things:

•	required the prepayment of revolving loans with the net proceeds received from the issuance of the senior secured notes until $75.0 million (or, if less, all) of the revolving loans were paid;

•	required the prepayment of the tranche A term loans in an amount equal to 50% of the portion of such net proceeds not applied to the revolving loans and the prepayment of the tranche B term loans in an amount equal to 50% of the portion of such net proceeds not applied to the revolving loans (subject to the right of the tranche B term lenders to reject such prepayment, to the extent tranche A term loans remain, in which case such rejected prepayments were instead applied to the tranche A term loans); (A) with respect to the tranche A term loans, first, in direct order of maturities to reduce scheduled repayments of such loans through 2004, second, to reduce scheduled repayments of such loans ratably for 2005, and third,with thebalance of such portion, if any, to reduce the remaining scheduled repayments of such loans ratably; and (B) with respect to the tranche B term loans, to reduce the remaining scheduled repayments of such loans ratably;

•	added Uniplast Holdings Inc. and its United States subsidiaries as borrowers under our credit facilities for up to $9.4 million of loans;

•	adjusted the terms pursuant to which J.P. Morgan Partners is required to purchase up to $25 million of additional equity securities to the extent necessary to enable us to meet certain leverage ratios;

•	added a new financial covenant based on the ratio of indebtedness under the credit facilities and certain qualified receivables financings to consolidated EBITDA; and

•	adjusted certain financial and negative covenants, including the leverage and interest coverage ratios.

On May 30, 2003, we prepaid a total of $75.0 million of our revolving loans and $165 million of our term loans with the proceeds from the issuance of the 2003 Notes. Proposed tranche B payments of $22.8 million were rejected by tranche B lenders and applied to tranche A term loans. Accordingly, a total of $105.3 million was applied to tranche A term loans and $59.7 million was applied to tranche B term loans.

We are required to make annual mandatory prepayments of the term loans under our credit facilities within 90 days following the end of each year in an amount equal to the amount by which 100% of excess cash flow for such year (or 50% of excess cash flow if our leverage ratio at the end of such year is less than or equal to 4.0 to 1.0) exceeds the aggregate amount of voluntary prepayments made since the last excess cash flow payment, subject to certain adjustments. In addition, the term loan facilities are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of equity and debt issuances by us or any of our restricted subsidiaries, and (b) 100% of the net cash proceeds of asset sales or other dispositions of property by us or any of our restricted subsidiaries, in each case subject to certain exceptions.

On May 30, 2003, we completed the sale of $250 million aggregate principal amount of 11?% Senior Secured Notes Due 2009 (the “2003 Notes”). The net proceeds from the sale of the 2003 Notes were used to repay borrowings under our credit facilities in accordance with the amendment to our credit facilities, described above. The 2003 Notes rank equally with our existing and future senior debt and rank senior to our existing and future subordinated indebtedness. The 2003 Notes are secured, on a second-priority lien basis, by a substantial portion of our assets. Due to this second-priority status, the 2003 Notes effectively rank junior to (1) our obligations under our credit facilities and any other existing and future obligations secured by a first-priority lien on the collateral securing the 2003 Notes to the extent of the value of such collateral, and (2) our obligations under our credit facilities and any other existing and future obligations that are secured by a lien on assets that are not part of the collateral securing the 2003 Notes, to the extent of the value of such assets. The 2003 Notes are guaranteed by some of our subsidiaries.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Prior to June 1, 2007, we may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the 2003 Notes with the net cash proceeds of one or more equity offerings by us at a redemption price equal to 111.125% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, we may not redeem the Notes prior to June 1, 2007. On or after that date, we may redeem some or all of the 2003 Notes at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest: 105.563% if redeemed prior to June 1, 2008; 102.781% if redeemed prior to June 1, 2009; and 100% if redeemed on or after June 1, 2009.

8.    OPERATING SEGMENTS

Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

We have four operating segments: Pliant U.S., Pliant Flexible Packaging, Pliant International and Pliant Solutions. At December 31, 2002 we had three operating segments. During the first quarter of 2003, we reorganized our old Pliant U.S. segment into two new separate segments, Pliant U.S. and Pliant Flexible Packaging. Segment information in this report with respect to 2002 has been restated for comparative purposes.

Sales and transfers between our segments are eliminated in consolidation. We evaluate the performance of our operating segments based on net sales (excluding intercompany sales) and segment profit. The segment profit reflects income before discontinued operations, extraordinary items, interest expense, income taxes, depreciation, amortization, restructuring costs and other non-cash charges and net adjustments for certain unusual items. Our reportable segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

Segment profit and segment assets as of and for the six months ended June 30, 2003 and 2002 are presented in the following table (in thousands). Certain reclassifications have been made to the prior year amounts to be consistent with the 2003 presentation.

Six Months Ended June 30	Pliant U.S.	Pliant Flexible Packaging	Pliant International	Pliant Solutions	Corporate/ Other	Total
2003
Net sales to customers	$288,538	$105,323	$55,691	$17,532	$—	$467,084
Intersegment sales	6,238	2,002	7,355	—	(15,595)	—

Total net sales	294,776	107,325	63,046	17,532	(15,595)	467,084
Depreciation and amortization	14,517	3,987	3,549	721	1,764	24,538
Interest expense	(5)	32	1,215	11	45,985	47,238
Segment profit	48,612	15,415	6,326	(1,645)	(9,598)	59,110
Segment total assets	503,805	156,104	104,237	36,852	69,337	870,335
Capital expenditures	3,500	4,143	2,288	—	791	10,722

2002
Net sales to customers	$267,101	$98,259	$55,815	$6,488	$—	$427,663
Intersegment sales	9,064	2,060	137	—	(11,261)	—

Total net sales	276,165	100,319	55,952	6,488	(11,261)	427,663
Depreciation and amortization	9,150	4,048	3,142	285	6,292	22,917
Interest expense	(8)	52	1,104	—	34,797	35,945
Segment profit	49,810	15,340	9,827	562	(8,836)	66,703
Segment total assets	537,060	161,888	108,684	28,610	65,599	901,841
Capital expenditures	12,260	5,281	1,860	99	2,466	21,966

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The business operated by our Pliant Solutions segment was acquired in May 2002.

A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements as of and for the periods ended June 30 is as follows (in thousands):

	Six Months Ended June 30
	2003	2002
Profit or Loss
Total segment profit	$59,110	$66,703
Depreciation and amortization	(24,538)	(22,917)
Restructuring and other costs	(8,607)	(6,209)
Interest expense	(47,238)	(35,945)

Other expenses and adjustments for non-cash charges and certain adjustments defined by our credit agreement	(105)	83

Income (loss) before taxes	$(21,378)	$1,715

Assets
Total assets for reportable segments	$800,998	$836,242
Other unallocated assets	69,337	65,599

Total consolidated assets	$870,335	$901,841

9.    CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant Corporation (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated May 31, 2000 (the “2000 Indenture”) relating to Pliant Corporation’s $220 million senior subordinated notes due 2010 (the “2000 Notes”), the Indenture dated April 10, 2002 (the “2002 Indenture”) relating to Pliant’s $100 million senior subordinated notes due 2010 (the “2002 Notes”), and the Indenture dated May 30, 2003 (the “2003 Indenture” and together with the 2000 Indenture and the 2002 Indenture, the “Indentures”) relating to Pliant’s $250 million senior secured notes due 2009 (the “2003 Notes” and together with the 2000 Notes and the 2002 Notes, the “Notes”) on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant Corporation and its subsidiaries on a consolidated basis, and (v) Pliant Corporation on a consolidated basis, in each case as of June 30, 2003 and December 31, 2002 and for the six months ended June 30, 2003 and 2002. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is wholly owned, directly or indirectly, by Pliant Corporation. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant Corporation except from our Alliant joint venture. Alliant is a joint venture between us and Supreme Plastics Ltd., a company based in the United Kingdom. We own a fifty-percent interest in Alliant. The limited liability company agreement governing the joint venture prohibits distributions to the members of the joint venture before July 27, 2004, other than annual distributions sufficient to pay taxes imposed upon the members as a result of the attribution to the members of income of the joint venture. The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

As of June 30, 2003 (In Thousands) (Unaudited)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,606	$—	$1,511	$—	$5,117
Receivables—net	91,395	14,565	23,792	—	129,752
Inventories	72,091	23,988	13,975	—	110,054
Prepaid expenses and other	2,228	918	870	—	4,016
Income taxes receivable	632	—	624	—	1,256
Deferred income taxes	9,661	—	(1,375)	—	8,286

Total current assets	179,613	39,471	39,397	—	258,481
PLANT AND EQUIPMENT—Net	271,424	18,673	50,254	—	340,351
INTANGIBLE ASSETS—Net	214,334	—	15,057	—	229,391
INVESTMENT IN SUBSIDIARIES	54,172	—	—	(54,172)	—
OTHER ASSETS	37,839	—	4,273	—	42,112

TOTAL ASSETS	$757,382	$58,144	$108,981	$(54,172)	$870,335

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term debt	$188	$—	$163	$—	$351
Trade accounts payable	75,940	8,046	16,930	—	100,916
Accrued liabilities	41,878	4,241	6,087	—	52,206
Due to (from) affiliates	(47,463)	26,461	21,002	—	—

Total current liabilities	70,543	38,748	44,182	—	153,473
LONG-TERM DEBT—Net of current portion	758,208	—	24,000	—	782,208
OTHER LIABILITIES	26,624	—	2,164	—	28,788
DEFERRED INCOME TAXES	21,122	2,392	1,467	—	24,981

Total liabilities	876,497	41,140	71,813	—	989,450

MINORITY INTEREST	—	—	—	—	—
REDEEMABLE STOCK:
Preferred Stock	173,553	—	—	—	173,553
Common Stock	13,008	—	—	—	13,008

REDEEMABLE STOCK	186,561	—	—	—	186,561

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	103,376	—	9,650	(9,650)	103,376
Additional paid-in capital	—	14,020	19,590	(33,610)	—
Warrants	39,133	—	—	—	39,133
Retained earnings accumulated (deficit)	(434,326)	2,995	14,171	(17,166)	(434,326)
Stockholders’ note receivable	(660)	—	—	—	(660)
Accumulated other comprehensive loss	(13,199)	(11)	(6,243)	6,254	(13,199)

Total stockholders’ equity (deficit)	(305,676)	17,004	37,168	(54,172)	(305,676)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$757,382	$58,144	$108,981	$(54,172)	$870,335

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2002 (In Thousands) (Unaudited)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$1,635	$—	$1,635
Receivables	82,421	13,444	23,158	—	119,023
Inventories	71,586	15,832	10,604	—	98,022
Prepaid expenses and other	2,842	899	408	—	4,149
Income taxes receivable	1,145	4	1,219	—	2,368
Deferred income taxes	6,909	1,522	(249)	—	8,182

Total current assets	164,903	31,701	36,775	—	233,379
Plant and equipment, net	283,638	17,919	48,922	—	350,479
Goodwill	189,106	—	14,891	—	203,997
Intangible assets, net	26,964	—	70	—	27,034
Investment in subsidiaries	52,813	—	—	(52,813)	—
Other assets	34,871	17	3,426	—	38,314

Total assets	$752,295	$49,637	$104,084	$(52,813)	$853,203

LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIT)
Current liabilities:
Trade accounts payable	$83,918	$8,675	$21,395	$—	$113,988
Accrued liabilities	48,091	4,818	5,968	—	58,877
Current portion of long-term debt	14,117	—	628	—	14,745
Due to (from) affiliates	(28,373)	15,316	13,057	—	—

Total current liabilities	117,753	28,809	41,048	—	187,610
Long-term debt, net of current portion	697,472	—	24,164	—	721,636
Other liabilities	25,101	—	1,876	—	26,977
Deferred income taxes	19,017	1,751	3,068	—	23,836

Total liabilities	859,343	30,560	70,156	—	960,059

Minority interest	—	—	192	—	192
Redeemable stock:
Preferred stock	150,816	—	—	—	150,816
Common stock	13,008	—	—	—	13,008

Total redeemable stock	163,824	—	—	—	163,824

Stockholders’ (deficit):
Common stock	103,376	14,020	29,240	(43,260)	103,376
Warrants to purchase common stock	38,676	—	—	—	38,676
Retained earnings (deficit)	(394,420)	5,067	14,489	(19,556)	(394,420)
Stockholders’ notes receivable	(660)	—	—	—	(660)
Accumulated other comprehensive loss	(17,844)	(10)	(9,993)	10,003	(17,844)

Total stockholders’ (deficit)	(270,872)	19,077	33,736	(52,813)	(270,872)

Total liabilities and stockholders’ (deficit)	$752,295	$49,637	$104,084	$(52,813)	$853,203

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME STATEMENT

For the Six Months Ended June 30, 2003 (In Thousands) (Unaudited)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
SALES, Net	$365,677	$40,552	$76,450	$(15,595)	$467,084
COST OF SALES	300,835	36,209	66,597	(15,595)	388,046

GROSS PROFIT	64,842	4,343	9,853	—	79,038
OPERATING EXPENSES	45,533	3,390	6,014	—	54,937

OPERATING INCOME	19,309	953	3,839	—	24,101
INTEREST EXPENSE	(45,996)	(11)	(1,231)	—	(47,238)
EQUITY IN EARNINGS OF SUBSIDIARIES	109	—	—	(109)	—
OTHER INCOME (EXPENSE), Net	38	132	1,589	—	1,759

INCOME (LOSS) BEFORE INCOME TAXES	(26,540)	1,074	4,197	(109)	(21,378)
INCOME TAX EXPENSE (BENEFIT)	(296)	3,146	2,016	—	4,866

NET INCOME (LOSS)	$(26,244)	$(2,072)	$2,181	$(109)	$(26,244)

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME STATEMENT

For the Six Months Ended June 30, 2002 (In Thousands) (Unaudited)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
SALES, Net	$341,746	$29,235	$67,943	$(11,261)	$427,663
COST OF SALES	273,082	24,576	53,983	(11,261)	340,380

GROSS PROFIT	68,664	4,659	13,960	—	87,283
OPERATING EXPENSES	43,123	1,329	6,150	—	50,602

OPERATING INCOME	25,541	3,330	7,810	—	36,681
INTEREST EXPENSE	(34,808)	—	(1,137)	—	(35,945)
EQUITY IN EARNINGS OF SUBSIDIARIES	8,550	—	—	(8,550)	—
OTHER INCOME (EXPENSE), Net	(561)	(5)	1,545	—	979

INCOME (LOSS) BEFORE INCOME TAXES	(1,278)	3,325	8,218	(8,550)	1,715
INCOME TAX EXPENSE (BENEFIT)	(1,137)	—	2,993	—	1,856

NET INCOME (LOSS)	$(141)	$3,325	$5,225	$(8,550)	$(141)

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2003 (In Thousands) (Unaudited)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(40,494)	$2,303	$5,022	—	$(33,169)

CASH FLOWS FROM INVESTING ACTIVITIES:
Asset transfers	—	—	—	—	—
Capital expenditures for plant and equipment	(5,745)	(698)	(4,279)	—	(10,722)

Net cash used in investing activities	(5,745)	(698)	(4,279)	—	(10,722)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of preferred stock and warrants	9,532	—	—	—	9,532
Payment of financing fees	(9,734)	—	—	—	(9,734)
Payment/Receipt of Dividends	2,499	—	(2,499)	—	—
Proceeds from issuance of senior subordinated debt	250,000	—	—	—	250,000
Borrowing under revolver	48,206	—	—	—	48,206
Repayment of term debt and revolver	(251,399)	—	(629)	—	(252,028)

Net cash used in financing activities	49,104	—	(3,128)	—	45,976

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	741	(1,605)	2,261	—	1,397

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,606	—	(124)	—	3,482
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	—	—	1,635	—	1,635

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$3,606	$—	$1,511	$—	$5,117

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2002 (In Thousands) (Unaudited)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	$7,458	$5,644	$7,546	—	$20,648

CASH FLOWS FROM INVESTING ACTIVITIES:
Asset transfers—Uniplast	(4,986)	5,632	(646)	—	—
Asset write-off—Uniplast	(4,130)	4,130	—	—	—
Decora Acquisition	(6,209)	(14,369)	—	—	(20,578)
Capital expenditures for plant and equipment	(17,592)	(2,400)	(1,974)	—	(21,966)

Net cash provided by investing activities	(32,917)	(7,007)	(2,620)	—	(42,544)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in stockholders’ notes receivables	47	—	—	—	47
Proceeds from issuance of senior subordinated debt	103,750	—	—	—	103,750
Payment of financing fees	(5,109)	—	—	—	(5,109)
Borrowing under revolver	30,262	—	—	—	30,262
Repayment of term debt and revolver	(94,465)	—	(6,033)	—	(100,498)

Net cash used in financing Activities	34,485	—	(6,033)	—	28,452

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	154	1,186	(633)	—	707

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,180	(177)	(1,740)	—	7,263
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	—	967	3,851	—	4,818

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$9,180	$790	$2,111	$—	$12,081

10.    COMMITMENTS AND CONTINGENCIES

On February 26, 2003, former employees of our Fort Edward, New York manufacturing facility, which we acquired as part of the Decora acquisition, named us as defendants in a complaint filed in the Supreme Court of the State of New York, County of Washington (Index No. 4417E). We received service of this complaint on April 2, 2003, and successfully removed the case to the United States District Court for the Northern District of New York (Case No. 1:03cv00533). The complaint alleges claims against us for conspiracy to defraud and breach of contract arising out of our court-approved purchase of the assets of Decora Industries, Inc. and Decora, Incorporated. Plaintiffs’ complaint seeks compensatory and punitive damages and a declaratory judgment nullifying severance agreements for lack of consideration and economic duress. We intend to resist the plaintiffs’ claims vigorously. We do not believe this proceeding will have a material adverse affect on our financial condition or results of operations.

11.    SUBSEQUENT EVENT

On September 8, 2003, we entered into a separation agreement with Jack E. Knott. As of the date of the separation agreement, Mr. Knott owned 232 shares of our common stock, 6,458 performance-vesting shares (of which 1,291 had vested), 1,292 time-vested shares, options to purchase 8,902 shares of our common stock and 229 shares of our preferred stock. Pursuant to the terms of the severance agreement, and in addition to the benefits payable to Mr. Knott following a termination without cause under the terms of his employment agreement with us, we agreed: to extend the termination date of his right to exercise his options to acquire 8,902 shares of common stock until August 22, 2005; not to exercise our rights to redeem the common stock, vested performance-vesting shares, time-vested shares and preferred stock owned by him until the earlier of a transaction consisting of a sale of us or August 22, 2005; and to pay him a cash payment of $50,000. The Company is currently evaluating the charge to be recorded in connection with this agreement.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of

    Decora Industries, Inc.

We have audited the accompanying consolidated balance sheet of Decora Industries, Inc. and its subsidiaries as of March 31, 2002 and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Decora Industries, Inc. and subsidiaries at March 31, 2002 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Decora Industries, Inc. and subsidiaries (the Company) will continue as a going concern. As more fully described in Note 1, the Company filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”). The Company is currently operating its business under the jurisdiction of Chapter 11 of the United States Bankruptcy Court in Wilmington, Delaware (the Bankruptcy Court) and continuation of the Company as a going concern is contingent upon, among other things, the ability to raise a significant amount of cash or sell the business. In addition, the Company has experienced operating losses, and is in default of its prepetition debt arrangements as well as its debtor-in-possession financing. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

July 19, 2002

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

CONSOLIDATED BALANCE SHEET

(Dollars in Thousands)

March 31 2002
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $1,698	$2,244
Accounts receivable, less allowance for doubtful accounts of $1,049	7,400
Inventories	8,065
Prepaid expenses and other current assets	402

Total current assets	18,111
Property, plant and equipment, net	7,292
Deferred financing costs	2,774
Other assets	1,781

Total assets	$29,958

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,608
Accrued liabilities	1,874
Debtor in possession financing	15,097

Total current liabilities	22,579
Liabilities subject to compromise	121,169

Total liabilities	143,748
Shareholders’ deficit:
Preferred stock, $.01 par value; 5,000,000 shares authorized, none issued	—
Common stock, $.01 par value; 20,000,000 shares authorized, 7,823,887 shares issued and outstanding	78
Additional paid-in capital	33,144
Accumulated deficit	(147,012)

Total shareholders’ deficit	(113,790)

Total liabilities and shareholders’ deficit	$29,958

See accompanying notes.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in Thousands)

Year ended March 31 2002
Net sales	$49,051
Cost of goods sold	37,789

Gross profit	11,262
Selling, general, and administrative expenses	15,601
Write-down of impaired goodwill and long-lived assets	6,612

Loss from operations	(10,951)
Interest expense, net	2,936

Loss before reorganization items and income taxes	(13,887)
Reorganization expense items	1,356

Loss before income taxes	(15,243)
Income tax provision	—

Net loss	$(15,243)

See accompanying notes.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

(In Thousands)

	Common Shares	Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit

Balance at March 31, 2001	7,824	$78	$33,144	$(131,769)	$(98,547)
Net loss	—	—	—	(15,243)	(15,243)

Balance at March 31, 2002	7,824	$78	$33,144	$(147,012)	$(113,790)

See accompanying notes.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in Thousands)

Year ended March 31 2002
Operating activities
Net loss	$(15,243)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,815
Other	65
Loss on fixed asset disposal	120
Write-down of goodwill and long-lived assets	6,612
Changes in operating assets and liabilities:
Accounts receivable	243
Inventory	3,869
Prepaid and other assets	541
Accounts payable	2,549
Accrued liabilities	598
Liabilities subject to compromise	(162)

Net cash provided before reorganization items	1,007
Net cash used for reorganization items	(419)

Net cash provided by operating activities	588
Investing activities
Proceeds from the sale of fixed assets	105
Purchase of equipment	(42)

Net cash provided by investing activities	63
Financing activities
Debtor in possession financing proceeds	43,500
Debtor in possession financing payments	(42,917)

Net cash provided by financing activities	583

Net increase in cash and cash equivalents	1,234
Cash and cash equivalents at beginning of year	1,010

Cash and cash equivalents at end of year	$2,244

Supplemental cash flow information is as follows:
Cash paid during the year for interest	$2,753

See accompanying notes.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended March 31, 2002

1.    Proceedings Under Chapter 11 of the Bankruptcy Code

General

Decora Industries, Inc. and subsidiaries (the Company), debtors and debtors-in possession (collectively, the Debtors) commenced a reorganization case (the Reorganization Case) by filing a petition for relief under Chapter 11 (Chapter 11), Title 11 of the United States Code, (as amended, the Bankruptcy Code) on December 5, 2000 (the Petition Date) in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). The Reorganization Case is being jointly administered, for procedural purposes only, before the Bankruptcy Court under Case No.00-4459 (JJF). Pursuant to Sections 1107 and 1108 of the Bankruptcy Code, the Company, as debtor-in-possession, has continued to manage and operate its assets and businesses subject to the supervision and orders of the Bankruptcy Court, pending confirmation of the plan of reorganization (the Reorganization Plan) contained in the disclosure statement (the Disclosure Statement) filed with the Bankruptcy Court on December 5, 2000, pursuant to Section 1125 of the Bankruptcy Code. Because the Company is operating as debtor-in-possession under the Bankruptcy Code, the existing directors and officers of the Company continue to govern and manage the operations of the Company, respectively, subject to the supervision and orders of the Bankruptcy Court.

The Disclosure Statement filed at the inception of the bankruptcy did not provide any recovery to the Company’s equity security holders. Accordingly, management believes that current equity security holders will not receive any distribution under any reorganization plan as a result of the issuance of new equity to existing creditors. The Company needs to raise a significant amount of debt or equity in order to emerge from bankruptcy. The extent to which equity needs to be raised may result in the sale of the Company. Any such sale of the Company will require the requisite vote of impaired creditors entitled to vote under the Bankruptcy Code and confirmation of the plan by the Bankruptcy Court.

See Note 11 for subsequent sale of Company assets.

Basis of Financial Statement Presentation

The consolidated financial statements have been presented in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (SOP 90-7), and have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern, which principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the ordinary course of business. As a result of the Reorganization Case and circumstances relating to this event, and default on Decora Industries’ prepetition debt, such realization of assets and liquidation of liabilities are subject to significant uncertainty. While under the protection of Chapter 11, the Company may sell or otherwise dispose of assets, and liquidate or settle liabilities for amounts other than those reflected in the financial statements. Additionally, the amounts reported on the consolidated balance sheet could materially change because of changes in business strategies and the effects of any proposed plan of reorganization.

The appropriateness of using the going concern basis is dependent upon, among other things, the ability to raise a significant amount of debt or equity, future profitable operations, the ability to comply with the terms of the debtor-in-possession financing facility (see Note 5 for additional discussion of the default on the debtor in possession financing) and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the Reorganization Case, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to vote by affected parties. For financial reporting purposes, pending the outcome of the Reorganization Case, all unsecured and undersecured prepetition liabilities have been segregated and classified as liabilities subject to compromise under reorganization proceedings in the consolidated balance sheet. Generally, all actions to enforce or otherwise effect repayment of prepetition liabilities as well as all pending litigation against the Debtors are stayed while the debtors continue their business operations as debtors-in-possession. Unaudited schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the debtor as of the Petition Date as reflected in the Debtors’ accounting records. The ultimate amount of and settlement terms for such liabilities are subject to an approval plan of reorganization and accordingly are not presently determinable.

Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other prepetition executory contracts, subject to Bankruptcy Court approval. The debtors have not reviewed all leases for assumption or rejection but will analyze their leases and executory contracts and may assume or reject leases or contracts. Such rejections could result in additional liabilities subject to compromise.

Pursuant to SOP 90-7, revenues and expenses, realized gains and losses, and provisions for losses resulting from the reorganization of the business are reported in the consolidated statement of operations separately as reorganization items. Professional fees are expensed as incurred. Interest expense is reported only to the extent that it will be paid during the Reorganization Case or that it is probable that it will be an allowed claim. Reorganization items are also reported separately within the operating, investing and financing categories of the consolidated statement of cash flows, as applicable.

2.    Description of Business and Summary of Significant Accounting Policies

Description of Business

The Company is a leading manufacturer and marketer of self-adhesive consumer decorative and surface coverings. The Company is a holding company with operations primarily conducted by its wholly owned subsidiary Decora, Inc. (Decora) based in the United States. The Company’s principal products are sold under the Con-Tact brand. The Company owns Decora Industries Deutschland GmbH (DI Deutschland), which is now a dormant operating company with no assets or operations.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Under the terms of the Reorganization Case the Company had $1,698,000 of restricted cash at  March 31, 2002.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts Receivable

The Company sells to a large number of customers. Credit evaluations are ongoing, and collateral or other security is generally not required on trade accounts receivable. An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential credit losses.

Inventories

Inventories are stated at the lower of cost (first in, first out method) or market.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation determined by the straight-line method over the estimated useful lives of the assets, generally three to thirty years.

Goodwill and Impairment

The excess of the aggregate purchase price over the fair values of the net assets of businesses and product lines acquired has been recorded as goodwill and was being amortized on a straight-line basis over forty years. Goodwill amortization was $379,000 for the year ended March 31, 2002.

In accordance with Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (FAS 121), the Company assesses impairment losses to be recorded on long-lived assets when indications of impairment are present. As a result of the Company’s operating losses for fiscal 2002 and the filing under Chapter 11, the Company performed an impairment analysis as required under FAS 121 and concluded an impairment had to be recognized. The estimated fair value of the impaired assets (used in measuring the impairment loss) was determined by reference to the sales price in the transaction that occurred subsequent to March 31, 2002 (see Note 11). The impairment resulted in the Company writing off its entire goodwill balance totaling $6,100,000 and $512,000 of its net property, plant and equipment balance.

Revenue Recognition

The Company records revenues when all of the following criteria are met: (i) terms of the sale are evidenced by a binding purchase order or on-line authorization; (ii) shipment has occurred; (iii) the price is fixed or determinable; and (iv) collection of amounts owed for goods shipped is reasonably assured.

Shipping and Handling Costs

Shipping and handling costs are classified in cost of sales in the accompanying statement of operations.

Advertising Costs

Advertising costs expensed as incurred were approximately $3,104,000 in 2002. The Company also provides in-store displays to its customers which are capitalized and amortized over 3 years. At March 31, 2002, the balance of these displays totaled $1,781,000 and is classified as “other assets” on the accompanying balance

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

sheet and the related amortization was $1,043,000 for the year ended March 31, 2002 which is classified as selling, general and administrative expenses in the accompanying statement of operations.

Research and Development Costs

The Company expenses all research and development costs as incurred which amounted to $381,000 for the year ended March 31, 2002.

Income Taxes

The liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax expense is measured by the change in the deferred tax asset or liability during the year. A valuation allowance is recorded when, based upon available evidence it is more likely than not that deferred tax assets will not be realized.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock Based Compensation. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

3.    Inventories

Inventories at March 31, 2002, consist of the following (in thousands):

Raw materials	$1,641
Work-in-process	1,343
Finished goods	5,081

$8,065

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Property, Plant and Equipment

Property, plant and equipment at March 31, 2002, consists of the following (in thousands):

Land	$379
Buildings	2,841
Machinery and equipment	14,341
Furniture and fixtures	615
Leasehold improvements	4,665
Construction-in-progress	74

22,915
Less: Accumulated depreciation	(15,623)

$7,292

5.    Debt

In Apri1 1998, the Company issued $112,750,000 of 11.0% senior secured notes (the Notes). The Notes were issued with an original issue discount of $2,664,000 with interest payable semi-annually and no principal payments required prior to maturity on May 1, 2005. The fair value of the Notes at March 31, 2002, was approximately $18,000, which was determined by the Company using market information provided by an investment banking firm as to the market value of similar debt amounts. The estimated fair value of the Notes does not necessarily reflect the amount at which the debt could be settled.

On December 5, 2000 the Company entered into an agreement with its senior secured lender to provide up to $19 million debtor in possession financing during the duration of its bankruptcy. It was subsequently reduced to $18 million. The proceeds were used to refinance a portion the term notes and revolving credit facility described above. In January 2001 the Company failed to comply with certain covenants of this financing. As with its previous financing, Decora has been able to continue to draw under the revolving facility subject to restricted availability and payment of interest at the default rate of the prime rate plus 5.5% as defined in the agreement. The outstanding balance on this facility at March 31, 2002, was $15,097,000 and is classified as a current liability.

6.    Liabilities Subject to Compromise

The principal categories of obligations classified as liabilities subject to compromise to unrelated parties under Reorganization Cases are identified below. The amounts below in total may vary from the stated amount of proofs of claim that will be filed with the Bankruptcy Court and may be subject to future adjustment depending on the Bankruptcy Court action, further developments with respect to potential disputed claims, determination as to the value of any collateral securing claims, or other events.

Additional claims may arise from the rejection of additional real estate leases and executory contracts by the debtors.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2002, liabilities subject to compromise consisted of the following (in thousands):

11.0% senior secured notes(Note 5)	$106,398
Trade payables	7,219
Accrued interest	7,050
Other accrued expenses	502

$121,169

As a result of the Reorganization Case, no principal or interest payments will be made on the unsecured and undersecured prepetition debt without Bankruptcy Court approval or until a plan of reorganization providing for the repayment terms has been confirmed by the Bankruptcy Court and becomes effective. Therefore, interest on prepetition unsecured and undersecured obligations has not been accrued after the Petition Date.

7.  Employee Benefit Plans

Decora and its union have executed an agreement to provide retirement benefits to qualified union employees through the Paper Industry Union—Management Pension Fund (the Fund). Based upon this agreement, Decora contributes a contractually agreed upon amount for each qualifying hour that a union employee works. Total contributions to the Fund were $295,185 for the year ended March 31, 2002 and this amount was expensed in 2002.

The Company also has a profit sharing plan and a 401(k) plan covering its U.S. salaried employees. The plan includes a contribution portion that is at a rate of 10% of the employee contribution level capped at a 6% of salary limit. No profit sharing contributions were made in fiscal year 2002. Total expense related to plan fees and company contributions equaled $15,040 for the year ended March 31, 2002.

8.    Stock Options

The Company has several domestic long-term incentive plans under which shares of the Company’s common stock may be sold to directors, officers and key employees. Certain other parties have been granted stock options by the Company in connection with various transactions.

The Company adopted a Stock Option Plan in fiscal 1987 (the 1987 Plan) pursuant to which 340,000 shares of common stock were available for grant. The 1987 Plan terminated on July 8, 1997. The 1987 Plan is administered by a committee of directors of the Company who are not covered by the 1987 Plan. All options granted under the 1987 Plan terminate either five or ten years after the date of grant and vest quarterly over a three-year period subsequent to the date of the grant, unless modified by the Company.

In fiscal 2000, the shareholders of the Company approved the Decora Industries, Inc. 1999 Stock Option Plan (the 1999 Plan) pursuant to which 1,000,000 shares of common stock were available for grant. The Plan is administered by a committee of directors of the Company. All options granted under the 1999 Plan terminate five or ten years after the date of grant.

There were no options issued under either the 1987 Plan or the 1999 Plan during the year ended March 31, 2002.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock option activity under both plans for the year ended March 31, 2002, follows (in thousands except average exercise price data):

	Options	Average Exercise Price
March 31, 2001	2,270	$6.11
Granted	—	—
Exercised	—	—
Expired	—	—

March 31, 2002	2,270	$6.11

The following table summarized information about stock options outstanding at March 31, 2002:

	Options Outstanding			Options Exercisable
Exercise Price	Shares	Average Price	Term (Months)	Shares	Average Price
$4.50 – $4.95	50,000	$4.63	10.20	16,667	$4.63
$5.00 – $5.50	818,000	5.33	23.01	605,000	5.42
$5.55 – $5.95	354,800	5.64	16.55	254,800	5.60
$6.00 – $6.99	730,000	6.36	16.04	540,000	6.37
$7.00 – $7.99	177,000	7.46	7.03	54,000	7.45
$8.00 – $9.30	140,000	8.03	2.36	44,000	8.09

Total	2,269,800			1,514,467

Pro Forma information regarding net income under SFAS No.123 is not included as it is not materially different from the amounts reported.

9.    Income Taxes

Net deferred tax assets (liabilities) are comprised of the following at March 31, 2002 (in thousands):

Current deferred tax assets (liabilities):
Nondeductible reserves	$1,116
Other	(12)

1,104
Noncurrent deferred tax assets (liabilities):
Depreciation	(268)
Tax credits	294
Net operating loss carryforwards	31,339
Intangibles	17,195
Other, net	297

48,857
Total deferred tax assets	49,961
Valuation allowance	(49,961)

$—

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision for (benefit from) income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income due to nondeductible items and the valuation allowance.

Approximately $79,138,000 of the Company’s net operating loss carryforwards remain available at March 31, 2002. The net operating losses are limited to future taxable earning and may be subject to certain limitations if the Company were to experience a change in ownership. The net operating carryforwards expire over the period 2003-2022.

The Company has recorded a valuation allowance against the entire amount of net deferred tax assets as management believes that based upon available evidence, it is more likely than not that these benefits will not be realized.

10.    Commitments and Contingencies

The Company uses certain equipment under lease arrangements, all of which are accounted for as operating leases. Rent expense was approximately $574,000 for the year ended March 31, 2002. The Company has no rental commitments under long-term noncancelable operating leases. During the bankruptcy period, no leases were assumed.

11.    Subsequent Event

On May 20, 2002, substantially all of the assets and certain liabilities of the Company were purchased for approximately $18 million by Pliant Solutions Corporation, a wholly-owned subsidiary of Pliant Corporation. This transaction was approved by the Bankruptcy Court on May 17, 2002.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Decora Industries, Inc.

In our opinion, the accompanying consolidated balance sheet and related consolidated statements of operations, shareholders’ deficit and cash flows present fairly, in all material respects, the financial position of Decora Industries, Inc. and its subsidiaries at March 31, 2001 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company and its subsidiary Decora, Inc. filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”). The Company is currently operating its business under the jurisdiction of Chapter 11 of the United States Bankruptcy Court in Wilmington, Delaware (the “Bankruptcy Court”), and continuation of the Company as a going concern is contingent upon, among other things, the ability to formulate a plan of reorganization which will gain approval of the requisite parties under the United States Bankruptcy Court and confirmation of the Bankruptcy Court. In addition, the Company has experienced operating losses, negative operating cash flows and is currently in default of its prepetition debt arrangements as well as its debtor-in-possession financing. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/    PRICEWATERHOUSECOOPERS LLP

Cleveland, Ohio

June 20, 2001

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

CONSOLIDATED BALANCE SHEET

March 31, 2001 (Amounts in thousands except share data)

2001
ASSETS
Current Assets:
Cash and cash equivalents	$1,010
Accounts receivable, less allowance for doubtful accounts of $423	7,643
Inventories	11,934
Prepaid expenses and other current assets	291

Total current assets	20,878

Property and equipment, net	9,510
Goodwill, net	6,392
Deferred financing costs, net	2,839
Other assets	2,433

Total assets	$42,052

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$3,478
Accrued liabilities	1,276
Debtor in possession financing	14,514

Total current liabilities	19,268

Liabilities subject to compromise	121,331

Total liabilities	140,599

Shareholders’ deficit:
Preferred stock, $.01 par value; 5,000,000 shares authorized, none issued	—
Common stock, $.01 par value; 20,000,000 shares authorized, 7,823,887 shares issued and outstanding	78
Additional paid-in capital	33,144
Accumulated deficit	(131,769)

Total shareholders’ deficit	(98,547)

Total liabilities and shareholders’ deficit	$42,052

The accompanying notes are an integral part of these financial statements.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended March 31, 2001 (Amounts in thousands except share data)

Net Sales	$54,524
Cost of goods sold	42,942

Gross profit	11,582
Selling, general and administrative expenses	21,781
Write-down of impaired goodwill	57,000
Nonrecurring credit, net	(7,224)

Loss from operations	(59,975)
Loss on the disposal of German subsidiary	24,307
Interest expense, net	12,723

Loss before reorganization items, income taxes and extraordinary item	(97,005)
Reorganization items	2,194

Loss before income taxes and extraordinary item	(99,199)
Income tax provision	7

Loss before extraordinary item	(99,206)
Extraordinary gain	2,790

Net loss	$(96,416)

The accompanying notes are an integral part of these financial statements.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Year Ended March 31, 2001 (Amounts in thousands except share data)

	Shares	Value	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balance at March 31, 2000	7,824	$78	$33,144	$(35,353)	$(2,131)
Net loss	—	—	—	(96,416)	(96,416)

Balance at March 31, 2001	7,824	$78	$33,144	$(131,769)	$(98,547)

The accompanying notes are an integral part of these financial statements.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended March 31, 2001 (Amounts in thousands except share data)

2001
Cash flows from operating activities:
Net loss	$(96,416)
Adjustments to reconcile net loss to net cash used in operating activities:
Extraordinary item, net of income taxes	(2,790)
Depreciation and amortization	3,685
Amortization of debt discount and fees	956
Loss on the sale of German Subsidiary	24,307
Writedown of impaired goodwill	57,000
Net changes in assets and liabilities:
Accounts receivable	2,915
Inventory	2,826
Other assets	(162)
Accounts payable	3,612
Accrued liabilities	630
Net change in amount due from Hornschuch	3,306

Net cash used in operating activities	(131)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	60
Proceeds from the sale of subsidiary	1,197
Purchase of property and equipment	(219)

Net cash provided by investing activities	1,038

Cash flows from financing activities:
Payment of debt issue costs	(275)
Repurchase of senior undersecured notes	(1,812)
Issuance of long-term debt	79,186
Repayment of long-term debt	(77,529)

Net cash used in financing activities	(430)

Net increase in cash and cash equivalents	477
Cash and cash equivalents at beginning of year	533

Cash and cash equivalents at end of year	$1,010

Supplemental cash flow information is as follows:
Cash paid during the year for interest	$9,142

Cash paid during the year for reorganization items	$1,323

The accompanying notes are an integral part of these financial statements.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO FINANCIAL STATEMENTS

1.    Description of Business and Summary of Significant Accounting Policies

Decora Industries, Inc. (“DII” or the “Company”) is a leading manufacturer and marketer of self-adhesive consumer decorative and surface coverings. The Company is comprised of a holding company operating primarily through its wholly-owned subsidiary Decora, Inc. (“Decora”) based in the United States of America. The Company’s principal products are sold under the Con-Tact brand. Until February 8, 2001 the Company also owned Konrad Hornschuch AG (“Hornschuch”) a German based company 99% owned by Decora Industries Deutschland GmbH (“DI Deutschland”) which, in turn, is wholly owned by DII. On February 8, 2001 the Company sold its interest in Hornschuch for total consideration of DM 86.9 million (approximately $41.2 million). In connection with the sale the Company recorded a loss of $24.3 million. The Company continues to own DI Deutschland, which is now a dormant operating company with no assets or operations. For purposes of these consolidated financial statements the equity of DII in the earnings of Hornschuch are netted against the loss on disposal of German subsidiary and shown on the consolidated statement of operations.

DII and Decora (collectively “Decora Industries”), debtors and debtors-in possession (collectively, the “Debtors”) commenced a reorganization case (the “Reorganization Case”) by filing a petition for relief under chapter 11 (“Chapter 11”), title 11 of the United States Code, (as amended, the “Bankruptcy Code”) on December 5, 2000 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Reorganization Case is being jointly administered, for procedural purposes only, before the Bankruptcy Court under Case No. 00-4459 (JJF). Pursuant to sections 1107 and 1108 of the Bankruptcy Code, the Company, as debtor-in-possession, has continued to manage and operate its assets and businesses subject to the supervision and orders of the Bankruptcy Court, pending confirmation of the plan of reorganization (the “Reorganization Plan”) contained in the disclosure statement (the “Disclosure Statement”) filed with the Bankruptcy Court on December 5, 2000, pursuant to Section 1125 of the Bankruptcy Code. Because the Company is operating as debtor-in-possession under the Bankruptcy Code, the existing directors and officers of the Company continue to govern and manage the operations of the Company, respectively, subject to the supervision and orders of the Bankruptcy Court.

The debtors contemplate emergence from bankruptcy in 2001; however, there can be no assurance at this time that a Reorganization Plan will be proposed by the Debtors or approved and confirmed by the Bankruptcy Court, or that the Reorganization Plan will be consummated. The Disclosure Statement filed at the inception of the bankruptcy did not provide any recovery to the Company’s equity security holders. Accordingly, management believes that current equity security holders will not receive any distribution under any reorganization plan as a result of the issuance of new equity to existing creditors. As a result of the lower than expected price obtained for the Company’s German operations which were sold on February 8, 2001, the Company needs to raise a significant amount of debt or equity in order to emerge from bankruptcy. The extent to which equity needs to be raised may result in the sale of the Company. Any such sale of the Company will require the requisite vote of impaired creditors entitled to vote under the Bankruptcy Code and confirmation of the plan by the Bankruptcy Court.

The financial statements have been presented in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), and have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern, which principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the ordinary course of business. As a result of the Reorganization Case and circumstances relating to this event, default on Decora Industries’ prepetition debt and negative cash flows, such realization of assets and liquidation of liabilities are subject to

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO FINANCIAL STATEMENTS—(Continued)

significant uncertainty. While under the protection of Chapter 11, the Company may sell or otherwise dispose of assets, and liquidate or settle liabilities for amounts other than those reflected in the financial statements. Additionally, the amounts reported on the consolidated balance sheet could materially change because of changes in business strategies and the effects of any proposed plan of reorganization.

The appropriateness of using the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to comply with the terms of the debtor-in-possession financing facility (see Note 7 for additional discussion of the default on the debtor in possession financing) and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

In the Reorganization Case, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to vote by affected parties. For financial reporting purposes, pending the outcome of the Reorganization Case, all unsecured and undersecured prepetition liabilities have been segregated and classified as liabilities subject to compromise under reorganization proceedings in the balance sheet. Generally, all actions to enforce or otherwise effect repayment of prepetition liabilities as well as all pending litigation against the Debtors are stayed while the debtors continue their business operations as debtors-in-possession. Unaudited schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the debtor as of the Petition Date as reflected in the Debtors’ accounting records.

Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other prepetition executory contracts, subject to Bankruptcy Court approval. The debtors have not reviewed all leases for assumption or rejection but will analyze their leases and executory contracts and may assume or reject leases or contracts. Such rejections could result in additional liabilities subject to compromise.

Pursuant to SOP 90-7, revenues and expenses, realized gains and losses, and provisions for losses resulting from the reorganization of the business are reported in the statement of operations separately as reorganization items. Professional fees are expensed as incurred. Interest expense is reported only to the extent that it will be paid during the cases or that it is probable that it will be an allowed claim.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Decora. For purposes of these consolidated financial statements Hornschuch has been deconsolidated and the equity of DII in the earnings of Hornschuch are netted against the loss on disposal of German subsidiary and shown on the consolidated statement of operations.

Fair Value of Financial Instruments

The fair values of cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values. Financial instruments, when acquired, are held for purposes other than trading.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates their fair values.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Revenues and Receivables

The Company records revenues when all of the following criteria are met: (i) terms of the sale are evidenced by a binding purchase order or on-line authorization; (ii) shipment has occurred; (iii) the price is fixed or determinable; and (iv) collection of amounts owed for goods shipped is reasonably assured.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to thirty years.

Goodwill

The excess of the aggregate purchase price over the fair values of the net assets of businesses and product lines acquired has been recorded as goodwill and is being amortized on the straight-line method over forty years.

In accordance with Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (“FAS 121”), the Company assesses impairment losses to be recorded on long-lived assets when indications of impairment are present. As a result of the Company’s operating losses for fiscal 2001 and the filing under Chapter 11, the Company performed an impairment analysis as required under FAS 121. The estimated fair value of the impaired assets was determined by comparing expected future cash flows to the combined recorded value of the net property, plant and equipment and goodwill. The impairment analysis resulted in the Company recording a charge of $57 million for fiscal 2001, relating to the write-down of goodwill.

Income Taxes

Income taxes are provided based on the liability method pursuant to SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recorded to reflect expected future tax consequences of events that have been recognized in the Company’s financial statements or its tax returns, but not both. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock Based Compensation (see Note 9).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues, costs and expenses during the reporting period. Actual results may differ from those estimates.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO FINANCIAL STATEMENTS—(Continued)

2.    Acquisitions

On April 29, 1998, DII acquired certain assets, which had constituted Rubbermaid’s Decorative Coverings Group, for an adjusted purchase price of approximately $60.5 million.

The assets acquired included inventory, manufacturing equipment, tradenames (including the ConTact trademark) and all other rights to three product lines: (i) the Con-Tact self-adhesive coverings line that was manufactured exclusively for Rubbermaid by Decora; (ii) Shelf Liner, a proprietary product line that was manufactured by Rubbermaid; and (iii) the Grip Liner non-adhesive covering line which is manufactured by a third party pursuant to the terms of an exclusive manufacturing agreement.

DII completed the Rubbermaid Acquisition pursuant to the terms of an asset purchase agreement. DII and Rubbermaid entered into a service agreement pursuant to which Rubbermaid agreed to provide certain logistics services for a nine-month transition period following the acquisition (the “Transition Services Agreement”). On or about April 1, 1999, the Company commenced a proceeding against Rubbermaid with the American Arbitration Association. The Company alleged causes of action for breach of contract, breach of fiduciary duty, fraud and deceit, conversion, breach of the covenant of good faith and fair dealing, constructive fraud, and money had and received. The Company’s claims arose from Rubbermaid’s failure to perform its obligations as set forth in the Transition Services Agreement.

On October 16, 2000, all claims against Rubbermaid were settled. As a result of this settlement the Company received an arbitration award totaling approximately $9.8 million (approximately $8 million net of related legal expenses and amounts previously recorded). This amount is included in the statement of operations as a nonrecurring credit.

3.    Inventories

Inventories at March 31, 2001 consist of (000s):

Raw materials	$1,533
Work-in-process	2,741
Finished goods	7,660

$11,934

4.    Property and Equipment

Property and equipment at March 31, 2001 consist of (000s except useful life data):

	Useful Life
Land		$379
Buildings	30	6,889
Machinery and equipment	8-10	12,929
Furniture and fixtures	3-8	2,919
Leasehold improvements	5	617
Construction-in-progress		85

		23,818
Less—Accumulated depreciation		(14,308)

		$9,510

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Depreciation expense was $1,483,000 for fiscal 2001.

5.    Goodwill

Goodwill at March 31, 2001 consist of the following (000s):

Goodwill	$15,408
Less—Accumulated amortization	(9,016)

$6,392

Goodwill amortization was $2,202,000 for fiscal 2001. See Note 1 for discussion of write-down of goodwill recorded during fiscal 2001.

6.    Employee Benefit Plans

Decora and its union have executed an agreement to provide retirement benefits to qualified union employees through the Paper Industry Union—Management Pension Fund (the “Fund”). Based upon this agreement, Decora contributes a contractually agreed upon amount for each qualifying hour that a union employee works. Total contributions to the Fund were $289,593 in fiscal 2001.

The Company has a profit sharing plan and a 401k plan covering its U.S. salaried employees. The Company converted its plan November 2000 to include a contribution portion that is at a rate of 10% of the employee contribution level capped at a 6% of salary limit. No profit sharing contributions were made in fiscal year 2001. Total expense related to plan fees and company contributions equated to $11,516 in fiscal 2001.

7.    Debt

In April 1998, in order to finance the Rubbermaid Acquisition the Company issued $112,750,000 of 11.0% senior secured notes (the “Notes”). The Notes were issued with an original issue discount of $2,664,000 with interest payable semi-annually and no principal payments required prior to maturity on May 1, 2005. The fair value of the Notes at March 31, 2001 was approximately $8 million, which was determined by the Company using market information provided by an investment banking firm as to the market value of similar debt amounts. The estimated fair value of the Notes does not necessarily reflect the amount at which the debt could be settled. During the year, the company repurchased $4.5 million face value of these notes (see note 8). The remaining notes have been classified as liabilities subject to compromise.

On November 13, 1996, Decora borrowed $2,460,000 through the issuance of Tax-Exempt Industrial Development Revenue Bonds (Decora Project), Series 1996 by the Counties of Warren and Washington, New York Industrial Development Agency. These bonds had an original maturity date of November 1, 2004. However, they were refinanced during fiscal 2001.

On May 5, 2000, Decora completed the refinancing of its existing revolving credit facility and Industrial Revenue Bonds (retired July 2001) and the implementation of a secured term financing. This financing consisted of a revolving credit agreement as well as three individual term notes. Subsequently, on June 12, 2000, Decora was informed by its new lender of an event of default under the terms of these secured financings. The new lender collected interest at the default rate during the continuation of the default. While the default permitted the lender to accelerate the maturity of these secured financings and to prohibit the borrower from drawing under the revolving facility, Decora was able to continue to draw under the revolving facility.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO FINANCIAL STATEMENTS—(Continued)

In September 2000, the Company borrowed $5,000,000 through DI Deutschland to be repaid upon the earlier of the sale of Hornschuch or 1 year. In conjunction with this financing, DI Deutschland repurchased $4,500,000 of the Company’s 11% senior secured notes for $1,800,000 from one of the bond holders. This resulted in the write-off of a portion of the previously established unamortized debt acquisition costs as an extraordinary gain (net of taxes) in the amount of $2,790,000.

On December 5, 2000 the Company entered into an agreement with its senior secured lender to provide up to $19 million debtor in possession financing during the duration of its bankruptcy. It was subsequently reduced to $18 million. The proceeds were used to refinance the term notes and revolving credit facility described above. In January 2001 the Company failed to comply with certain covenants of this financing. As with its previous financing, Decora has been able to continue to draw under the revolving facility subject to restricted availability and payment of interest at the default rate as defined in the agreement. The outstanding balance on this facility at March 31, 2001 was $14,514,000 and is classified as a current liability.

8.    Liabilities Subject to Compromise

The principal categories of obligations classified as liabilities subject to compromise to unrelated parties under Reorganization Cases are identified below. The amounts below in total may vary from the stated amount of proofs of claim that will be filed with the Bankruptcy Court and may be subject to future adjustment depending on the Bankruptcy Court action, further developments with respect to potential disputed claims, determination as to the value of any collateral securing claims, or other events.

Additional claims may arise from the rejection of additional real estate leases and executory contracts by the debtors.

As of March 31, 2001, liabilities subject to compromise consisted of the following (000s):

11.0% senior secured notes (Note 7)	$106,398
Trade payables	7,382
Accrued interest	7,049
Other accrued expenses	502

$121,331

As a result of the Reorganization Case, no principal or interest payments will be made on the unsecured and undersecured prepetition debt without Bankruptcy Court approval or until a plan of reorganization providing for the repayment terms has been confirmed by the Bankruptcy Court and becomes effective. Therefore, interest on prepetition unsecured and undersecured obligations has not been accrued after the Petition Date.

9.    Stock Options

The Company has several domestic long-term incentive plans under which shares of the Company’s common stock may be sold to directors, officers and key employees. Certain other parties have been granted stock options by the Company in connection with various transactions.

The Company adopted a Stock Option Plan in fiscal 1987 (the “1987 Plan”) pursuant to which 340,000 shares of common stock were available for grant. The 1987 Plan terminated on July 8, 1997. The 1987 Plan is administered by a committee of directors of the Company who are not covered by the 1987 Plan. All options granted under the 1987 Plan terminate either five or ten years after the date of grant and vest quarterly over a three-year period subsequent to the date of the grant, unless modified by the Company.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO FINANCIAL STATEMENTS—(Continued)

In fiscal 2000, the shareholders of the Company approved the Decora Industries, Inc. 1999 Stock Option Plan (the “1999 Plan”) pursuant to which 1,000,000 shares of common stock were available for grant. The Plan is administered by a committee of directors of the Company. All options granted under the 1999 Plan terminate five or ten years after the date of grant.

There were no options issued under either the 1987 Plan or the 1999 Plan during fiscal 2001.

A summary of stock option activity under both plans for the year ended March 31, 2001 follows (000 except average price data):

	Options	Average Price
March 31, 2000	2,270	$6.11
Granted	—	—
Exercised	—	—
Expired	—	—

March 31, 2001	2,270	$6.11

The following table summarizes information about stock options outstanding at March 31, 2001:

	Options outstanding		Options exercisable
Exercise Price	Shares	Average Price	Term (Months)	Shares	Average Price
$4.50 – $4.95	50,000	$4.63	22.20	16,667	$4.63
$5.00 – $5.50	818,000	5.33	35.01	605,000	5.42
$5.55 – $5.95	354,800	5.64	28.55	254,800	5.60
$6.00 – $6.99	730,000	6.36	28.04	540,000	6.37
$7.00 – $7.99	177,000	7.46	19.03	54,000	7.45
$8.00 – $9.30	140,000	8.03	14.36	44,000	8.09

10.    Income Taxes

Income taxes are summarized as follows (000s):

Current provision:
United States:
Federal	$—
State	7

$7

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Net deferred tax assets (liabilities) are comprised of the following (000s):

March 31,
2001
Current deferred tax assets (liabilities):
Non-deductible reserves	$909
Other	8

917

Noncurrent deferred tax assets (liabilities):
Capital loss carryover	5,980
Depreciation	(304)
Net operating loss carryforwards	30,986
Tax credits	294
Intangibles	16,130
Other, net	419

53,505
Total deferred tax asset	54,422
Valuation allowance	(54,422)

$—

The provision for (benefit from) income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following (000s):

2001
Provision at statutory rate	$(39,283)
State tax expense	7
Effect of permanent items	751
Valuation allowance	38,532

Provision for income taxes	$7

Approximately $67,900,000 and $4,100,000 of the Company’s net operating loss carryforwards remain available at March 31, 2001 in the United States and Germany, respectively. The United States net operating loss will be reduced by $17,200,000 on April 1, 2001 due to the Company’s bankruptcy status. The net operating losses are also limited to future taxable earnings in the respective countries. In the United States, the carryforwards expire over the period 2003-2021, while in Germany the carryforwards have an unlimited life.

The Company has recorded a valuation allowance against the entire amount of net deferred tax assets since management believes that based upon available evidence, it is more likely than not that these assets will not be realized.

11.    Nonrecurring Credit

The statement of operations for fiscal 2001 reflects a net non-recurring credit totaling $7,224,000. Of this credit $8,017,000 was income recorded in conjunction with the settlement with Rubbermaid and $793,000 related to severance costs for U.S. work force reductions.

DECORA INDUSTRIES, INC.

(Debtor in Possession as of December 5, 2000)

NOTES TO FINANCIAL STATEMENTS—(Continued)

12.    Commitments and Contingencies

The Company uses certain equipment under lease arrangements, all of which are accounted for as operating leases. Rent expense was $738,000 for fiscal 2001. Rental commitments under long-term noncancelable operating leases are as follows (000s):

Fiscal 2002	$495
Fiscal 2003	246
Fiscal 2004	66
Fiscal 2005	—
Fiscal 2006	—
Thereafter	—

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of

Decora Industries, Inc.

In our opinion, the accompanying consolidated statements of income and cash flows present fairly, in all material respects, the net income, cash flows and other data shown therein of Decora Industries, Inc., and its subsidiaries at March 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform an audit to obtain reasonable assurance about whether the statements of income and cash flow are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of income and cash flows, assessing the accounting principles used and significant estimates made by management, and evaluating the overall income statement and statement of cash flows presentation. We believe that our audit of the statements of income and cash flow provides a reasonable basis for the opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company incurred a net loss of $22 million for the year ended March 31, 2000, and had a net capital deficit as of March 31, 2000 of $6 million. In addition, the Company is in default of covenants under certain of its secured financings, and has disclosed that its ability to pay interest due in November 2000 on its 11% senior secured notes is uncertain. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

PRICEWATERHOUSECOOPERS LLP

Stamford, Connecticut

June 30, 2000

DECORA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF INCOME

Year ended March 31, 2000

Amounts in 000s (except per share data)

Net sales	$162,450
Cost of goods sold	114,912

Gross profit	47,538
Selling, general and administrative expenses	45,553

Operating income	1,985
Interest expense, net	16,011

Loss before income taxes, minority interest and extraordinary item	(14,026)
Income tax provision	7,761

Loss before minority interest and extraordinary item	(21,787)
Minority interest in earnings of subsidiary	259

Net loss	$(22,046)

Per share of common stock
Net loss
Basic	$(2.87)
Diluted	(2.87)

See accompanying notes to consolidated financial statements.

DECORA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended March 31, 2000

Amounts in 000s

Cash flows from operating activities
Net loss	$(22,046)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,090
Amortization of debt discount and fees	1,082
Minority interest in earnings of subsidiary	259
Deferred income tax provision	5,844
Net changes in current assets and liabilities	6,580
Other, net	(2,304)

Net cash used in operating activities	(1,495)

Cash flows from investing activities
Rubbermaid acquisition	(2,307)
Acquisition of Hornschuch shares	(928)
Acquisition of Etch Art	(350)
Purchase of property and equipment	(5,723)

Net cash used in investing activities	(9,308)

Cash flows from financing activities
Issuance of long-term debt	14,021
Repayment of long-term debt	(8,284)
Increase (decrease) in short-term borrowings	1,303
Proceeds from issuance of stock options	120
Payment of warrant exchange obligation	(1,054)
Payment of debt penalties and fees	—

Net cash provided by financing activities	6,106
Effect of exchange rate fluctuations on cash and cash equivalents	(1,186)

Net decrease in cash and cash equivalents	(5,883)
Cash and cash equivalents at beginning of year	6,662

Cash and cash equivalents at end of year	$779

See accompanying notes to consolidated financial statements.

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2000

1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Decora Industries, Inc. (“DII” and, together with its subsidiaries, the “Company”) is a leading manufacturer and marketer of self-adhesive consumer decorative and surface coverings and other specialty industrial products. The Company is a holding company and operates primarily through two subsidiaries, Decora, Incorporated (“Decora”), a wholly-owned subsidiary based in the U.S., and Konrad Hornschuch AG (“Hornschuch”), which is based in Germany and 90% owned by Decora Industries Deutschland GmbH (“DI Deutchland”), which, in turn, is wholly-owned by DII. Hornschuch’s results have been included since its acquisition on October 1, 1997 (see Note 2). The Company’s principal products are sold under the Con-Tact and d-e-fix brands. The Company operates in two business segments, consumer and industrial.

GOING CONCERN MATTERS. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $22,046,000 for the year ended March 31, 2000 and had a net capital deficit (excess of liabilities over assets) of $6,323,000 as of March 31, 2000. In addition, as described in Note 4, the Company was in default of covenants under certain of its secured financings outstanding as of March 31, 2000. Also, as disclosed in Note 5, the Company refinanced one of the aforementioned secured financings as of May 15, 2000, but was informed of an event of default by its new lender on June 12, 2000. As further disclosed in Note 5, relying solely on the results of operations of Decora, the Company may not be able to pay the interest due on November 1, 2000 under the 11% senior secured notes. The company is reviewing Decora’s business plan with its financial advisors and lenders with the objective of seeking appropriate accommodations. The Company is also evaluating potential changes in its capital structure and additional financial resources. The Company’s continuation as a going concern is dependent, among other factors, upon its ability to comply with the terms of its financing agreements and to obtain additional financing. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company. All significant intercompany transactions have been eliminated in consolidation.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The fair values of cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values. Financial instruments, when acquired, are held for purposes other than trading.

The fair value of the Company’s senior secured notes has been determined based upon current market rates (see Note 4). The balance of the Company’s debt, in combination with interest rate swap agreements, bears current market rates of interest or is payable on demand. Accordingly, the carrying amount is considered a reasonable approximation of fair value.

REVENUES. Sales are recognized when products are shipped. Returns are accounted for on the accrual basis. A portion of the sales made outside of Germany are covered by confirmed letters of credit or credit insurance. The Company does not generally require collateral for sales made within the United States.

INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to fifty years. Depreciation expense was $5,983,000 for fiscal 2000.

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GOODWILL AND OTHER INTANGIBLES. The excess of the aggregate purchase price over the fair values of the net assets of businesses and product lines acquired has been recorded as goodwill and is being amortized on the straight-line method over forty years. Other intangibles are amortized over periods ranging from three to forty years. Goodwill amortization was $954,000 for fiscal 2000. Amortization of other intangibles was $1,928,000 for fiscal 2000.

LONG-LIVED ASSETS. The Company assesses impairment losses to be recorded on long-lived assets when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

INCOME TAXES. Income taxes are provided based on the liability method pursuant to SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recorded to reflect expected future tax consequences of events that have been recognized in the Company’s financial statements or its tax returns, but not both. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse.

RESEARCH AND DEVELOPMENT. Research and development costs related to both present and future products are expenses as incurred and amounted to $3,090,000 in fiscal 2000.

STOCK-BASED COMPENSATION. The Company has elected to follow Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expenses is recorded. The Company has adopted the disclosure only provisions of SFAS No.123, Accounting for Stock-Based Compensation (see Note 6).

FOREIGN CURRENCY. The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars using year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are recorded as a separate component of shareholders’ equity. Exchange rate gains and losses on intercompany balances of a long-term investment nature are also recorded as a component of shareholders’ equity. Foreign currency transaction gains and losses, which historically have been immaterial, are included in net income. In addition, the Company also will occasionally enter into foreign currency hedges.

INTEREST RATE HEDGES. The Company is party to four interest rate cap agreements as of March 31, 2000 for DM 7.0 million, DM 5.6 million, DM 3.0 million and DM 3.0 million which are used to hedge against fluctuations in interest rates for existing debt balances. As these instruments are used to hedge existing debt, there is no requirement to record these agreements fair value.

The Company is also party to three interest rate swap agreements as of March 31, 2000 for DM 6.0 million, DM 5.0 million and DM 3.1 million. These agreements were used to convert variable rate debt to fixed rate debt. For the DM 5.0 million instrument, the related debt had been repaid early. However, Hornschuch was obliged to maintain the swap and pay (receive) the difference between Hornschuch’s fixed rate and the original variable rate.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues, costs and expenses during the reporting period. Actual results may differ from those estimates.

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.    ACQUISITIONS

HORNSCHUCH ACQUISITION. On October 1, 1997, the Company acquired 73.2% of the voting stock (the “Shares”) of Hornschuch through a newly formed subsidiary, DI Deutschland. The Shares and other intangible assets were acquired directly from Hornschuch’s two largest shareholders (the “Hornschuch Acquisition”) in private transactions for total consideration of DM 61,582,280, or approximately $35,000,000. Since October 1, 1997, the Company has increased its ownership to approximately 90% through open market purchases and the completion of a tender offer in March 1999.

The purchase of the Shares and other intangible assets was funded by a combination of debt and equity, including a loan (secured by the Shares) of approximately $21,205,000 to DI Deutschland from a German bank (the “Bank Loan”), a subordinated loan of $18,000,000 in the United States (the “Subordinated Loan”) provided by a pension fund (the “Pension Fund”) and a private placement of the Company’s common stock in the amount of $750,000. The Pension Fund was also granted Series A warrants which are currently exercisable for the purchase of 1,818,000 shares of common stock of the Company at an exercise price of $5.00 per share. The total amount raised was sufficient to fund the purchase of the other intangible assets and up to 75% of the shares of Hornschuch, repay an existing subordinated debt of $2.9 million and pay a portion of the $2.8 million in closing costs associated with the transaction.

RUBBERMAID DECORATIVE COVERINGS GROUP ACQUISITION. On April 29, 1998, the Company acquired certain assets, which had constituted Rubbermaid’s Decorative Coverings Group (the “DCG”), for an initial purchase price (subject to a purchase price contingency of $2.5 million based upon calendar 1998 DCG sales levels) of approximately $62.5 million (the “Rubbermaid Acquisition”). Based upon final 1998 calendar sales of the DCG, the purchase price was adjusted downward to approximately $60.5 million.

The assets acquired included inventory, manufacturing equipment, tradenames (including the Con-Tact trademark) and all other rights to three product lines: (i) the Con-Tact self-adhesive coverings line that was manufactured exclusively for Rubbermaid by Decora, (ii) Shelf Liner, a proprietary product line that was manufactured by Rubbermaid, and (iii) the Grip Liner non-adhesive covering line which is manufactured by a third party pursuant to the terms of an exclusive manufacturing agreement.

In order to finance the Rubbermaid Acquisition and to improve its capital structure, the Company issued $112,750,000 of 11.0% senior secured notes (the “Notes”). The Notes were issued with an original issue discount of $2,664,000 with interest payable semi-annually and no principal payments required prior to maturity on May 1, 2005. In addition, Hornschuch borrowed under its secured credit facilities approximately $10.0 million. Of the total amount raised, approximately $60,800,000 (includes approximately $300,000 of accrued interest) was paid to Rubbermaid, approximately $32,100,000 was used to refinance existing debt and related fees (including an $18.0 million 13% subordinated loan (the “Subordinated Loan”) which had been used to finance the Hornschuch Acquisition), approximately $5,800,000 was used to acquire additional Hornschuch shares (which increased DI Deutschland’s ownership from 76% to 90%) and approximately $8,800,000 was used to pay acquisition and financing related transaction fees and expenses. The remaining net proceeds were intended to be used to finance a portion of the acquisition of the remaining 10% equity interest in Hornschuch and for general corporate purposes, including working capital requirements. At the same time Decora entered into a three year, $15.0 million secured revolving line of credit. Its availability was based on a factor of the amount of Decora’s accounts receivable and inventory. As of March 31, 2000, the revolving line of credit had been fully utilized, and as described in Note 7(f), this credit facility was in default. In May 2000, this Credit Facility was refinanced (see Note 5).

Direct financing transaction costs incurred of approximately $4.7 million were deferred and are being amortized, using the effective interest rate method, over the term of the respective financings.

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company is vigorously pursuing legal action against Rubbermaid (see Note 9).

ETCHART INC. ACQUISITION. In April 1999, Decora acquired certain assets from EtchArt Inc., a manufacturer of “wallpaper” for Windows TM, a line of window and glass coverings, including a customer list and inventory for approximately $850,000.

3.    EMPLOYEE BENEFIT PLANS

Hornschuch maintains two noncontributory defined benefit pension plans in Germany. Both pension plans are unfunded as the laws requiring pension funding in Germany are considerably different than those in the U.S. Plan A represents a combination of individual pension arrangements negotiated with approximately 36 participants representing past and present management individuals and is open to additional participants based on individually negotiated employment contracts. The pension benefits under Plan A may vary to include only a specified annual benefit amount or may be based on compensation level and years of service. Plan B covers all employees of the Company with 1,652 active and retired participants. Plan B provides for a fixed monthly retirement benefit after 10 years of service with benefit increases based on additional years of service. Plan B was closed effective January 1, 1989, and any active participant at that time was permitted to accrue up to 10 more years of creditable service through December 31, 1998.

The following provides a reconciliation of the projected benefit obligation (“PBO”) for Hornschuch’s defined benefit plans (000s):

Balance at beginning of year	$16,007
Service cost	127
Interest cost	849
Net amortization and deferral	(89)
Total benefits paid	1,299
Adjustment for the minimum liability	68
Other	(1,944)

Balance at end of year	$13,719

Based on the purchase accounting for the Hornschuch Acquisition, the full PBO liability of $15,740,000 was recognized at the acquisition date. The projected benefit obligations at the end of fiscal 2000 and fiscal 1999 use a discount rate of 6.5% and a salary increase assumption of 1.5% in the actuarial valuation.

The Company has a profit sharing plan and a 401K plan covering its U.S. salaried employees. The Company does not contribute to the 401K plan. The Company contributes to the profit sharing plan based upon Company performance. Total expense relative to the profit sharing contributions amounted to $54,000 in fiscal 2000.

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    DEBT

Debt, at March 31, 2000, consists of (000s):

DII Senior Secured Notes (a)	$112,750
DI Deutschland Credit Facility (b)	15,441
Hornschuch Lines of Credit (c)	11,299
Decora Term Loans (d)	42
Hornschuch Term Loans (e)	3,466
Decora Lines of Credit (f)	10,854
Decora Industrial Development Revenue Bonds (g)	1,960

155,812
Less:
Amounts due within one year	(31,434)
Unamortized debt discount	(2,125)

$122,253

(a)	In April 1998, in order to finance the Rubbermaid Acquisition and to improve its capital structure, the Company issued $112,750,000 of 11.0% senior secured notes (the “Notes”). The Notes were issued with an original issue discount of $2,664,000 with interest payable semi-annually and no principal payments required prior to maturity on May 1, 2005. The fair value of the Notes at March 31, 2000 was approximately $45,000,000, which was determined by the Company using market information provided by an investment banking firm as to the market value of similar debt amounts. The estimated fair value of the Notes does not necessarily reflect the amount at which the debt could be settled.

(b)	On September 29, 1997, DI Deutschland entered into a loan agreement with a German bank for approximately DM 37.3 million (approximately $18.3 million at March 31, 2000) to provide a portion of the financing for the Hornschuch Acquisition. The loan bears interest at the German interbank borrowing rate plus 2.50%. In addition, DI Deutschland will be charged a fee of 0.50% per annum on the average daily balance of the difference between the original loan amount and the then current balance. The interest rate at March 31, 2000 was 5.6%.

The DI Deutschland Credit Facility is being repaid in semiannual installments of approximately DM 3.0 million (approximately $1.5 million) which commenced March 30, 1999. The final installment is due and payable on September 30, 2004. The DI Deutschland Credit Facility is secured by a pledge of all the capital stock of Hornschuch owned by DI Deutschland.

On March 30, 2000, the DI Deutschland failed to make principal and interest payments due in the amount of DM 3.8 million (approximately $1.9 million ) and were informed by its lender that it was in default under the DI Deutschland Credit Facility. Accordingly, the entire outstanding obligation of $15,441,000 is included in current liabilities as of March 31, 2000.

(c)	Hornschuch has separate lines of credit with its primary lender and certain other financial institutions. Interest rates under the lines of credit range from 4.05% to 7.24% at March 31, 2000. At March 31, 2000, the availability under these lines was DM 14.0 million ($6.9 million).

(d)	In September, 1995, Decora borrowed $375,000 from the Washington County Local Development Corporation. The loan bears interest at 5.00% and is payable in monthly installments ending September 1, 2000. It is secured by certain of Decora’s property and equipment. As of March 31, 2000, the outstanding balance of this note was $42,000.

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective April 1, 1997, Decora entered into an interest rate swap agreement with its primary bank lender which expired on May 31, 1999. The agreement effectively converted $8,523,000 of its variable rate borrowings into fixed rate obligations. Under the terms of the agreement, Decora makes payments at a fixed rate of 8.58% and receives variable rate payments at LIBOR plus 200 basis points, repriced at the beginning of each month. While the underlying debt obligations have been repaid, Decora continued to make payments under the agreement until expiration in May 1999. The net amount which was paid or received is included in interest expense.

(e)	Hornschuch has two term loans aggregating approximately DM 7,050,000 (approximately $3,455,000) at March 31, 2000. The first term loan has a balance of DM 2,850,000 (approximately $1,397,000), matures in March 2006, bears interest at 4.8% and is secured by certain assets. The first loan requires payments of DM 238,000 ($117,000) semiannually. The second term loan of DM 4,200,000 (approximately $2,058,000) matures in March 2003, bears interest at LIBOR plus 0.9% (4.1% at March 31, 2000) is payable in semiannual installments of DM 700,000 (approximately $343,000) and is secured by a new printing press.

(f)	On April 28, 1998, Decora entered into a $15.0 million revolving line of credit which matures in May 2001 and is secured by various accounts receivable and inventory. The amount outstanding under the facility, at the borrower’s election, bears interest at either the lender’s prime rate or LIBOR plus 2.25 basis points. As of March 31, 2000, Decora was unable to comply with certain covenants under this line of credit. Accordingly, the entire outstanding obligation of $10,854,000 is classified as a current liability as of March 31, 2000. See Note 5 regarding the refinancing of the revolving credit facility with a new lender.

Decora had a revolving line of credit of up to $6,000,000 which would have matured in August 1998 and was secured by various accounts receivable, inventory and equipment. The amount outstanding under the facility bore interest at prime plus 1-1/4%. On March 27, 1997, Decora established a second line of credit of up to $1,000,000 which also would have matured in August 1998, bore interest at prime plus 1.0% and was secured by certain accounts receivable. Availability under this credit facility was limited by specified percentages of certain international trade accounts receivable. At March 31, 1998, the amount outstanding under these lines of credit of $2,500,000 was repaid in full with the proceeds of the Notes.

(g)	On November 13, 1996, Decora borrowed $2,460,000 through the issuance of Tax-Exempt Industrial Development Revenue Bonds (Decora Project), Series 1996 by the Counties of Warren and Washington, New York Industrial Development Agency. These bonds mature on November 1, 2004 and require sinking fund payments of $20,833 per month beginning November 1997 and bear interest at a floating rate which is adjusted weekly based on the remarketing agent’s ability to re-market the bonds at par. As of March 31, 2000, the interest rate on the bonds was 3.05%. The bonds are credit enhanced through a letter of credit issued by Decora’s primary lender and, in addition to interest on the bonds, Decora pays its primary lender an annual letter of credit fee equal to 1.50% of the outstanding balance of the letter of credit.

5.    SUBSEQUENT EVENTS

On May 5, 2000, Decora completed the refinancing of the revolving credit facility (see Note 4(f)) and the implementation of a secured term financing. Subsequently, on June 12, 2000, Decora was informed by its new lender of an event of default under the terms of these secured financings.

The new lender has advised Decora that it will collect interest at the default rate during the continuation of the default. While the default permits the lender to accelerate the maturity of these secured financings and to prohibit the borrower from drawing under the revolving facility, to date Decora has been able to continue to draw under the revolving facility and the lender has not notified Decora of its intention to accelerate payments under the financing. At June 30, 2000, Decora is not able to comply with the covenants of these secured financings and Decora does not believe that prospectively it will be able to comply with these covenants without significant

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accommodation from its lender. While success in any of these endeavors cannot be assured, the Company is currently negotiating with Decora Deutschland’s lenders to permit Decora Duetschland to fund the interest payment on the 11% senior secured notes. Relying solely on the results of operations of Decora operations, management believes the Company will not be able to pay the interest due in November 2000 under the 11% senior secured notes.

The Company is reviewing Decora’s business plan with its financial advisers and lenders with the objective of seeking appropriate accommodations and to ascertain what actions can be taken to restore profitability. The Company is also evaluating potential changes in its capital structure and additional financial resources. There can be no assurance that the Company will be able to successfully implement the changes necessary for the Company to remain a going concern.

6.    STOCK OPTIONS

The Company has several domestic long-term incentive plans under which shares of the Company’s common stock may be sold to directors, officers and key employees. Certain other parties have been granted stock options by the Company in connection with various transactions.

The Company adopted a Stock Option Plan in fiscal 1987 (the “1987 Plan”) pursuant to which 340,000 shares of common stock were available for grant. The 1987 Plan terminated on July 8, 1997. The 1987 Plan is administered by a committee of Directors of the Company who are not covered by the 1987 Plan. All options granted under the 1987 Plan terminate either five or ten years after the date of grant and vest quarterly over a three-year period subsequent to the date of the grant, unless modified by the Company.

In fiscal 1988, the shareholders of the Company approved the Decora Industries, Inc. 1988 Employee Stock Purchase Plan (the “1988 Plan”) pursuant to which a total of 100,000 shares of the Company’s Common Stock could be issued to participants during the term of the 1988 Plan at an issue price of 85% of the fair market value at the date of the purchase. The 1988 Plan was administered by the Board of Directors provided that a majority were not covered by the 1988 Plan, or by a committee appointed by the Board of Directors. The 1988 Plan terminated on December 31, 1998; no shares were purchased pursuant to the 1988 Plan.

In fiscal 2000, the shareholders of the Company approved the Decora Industries, Inc. 1999 Stock Option Plan (the “1999 Plan”) pursuant to which 1,000,000 shares of common stock were available for grant. The Plan is administered by a committee of directors of the Company. All options granted under the 1999 Plan terminate five or ten years after the date of grant.

A summary of stock option activity under all plans for the year ended March 31, 2000 follows (000s except average price data):

	Options	Average Price
Outstanding at:
March 31, 1999	1,939	$6.19
Granted	1,515	$5.83
Exercised	(24)	$5.00
Expired	(1,160)	$5.90

March 31, 2000	2,270	$6.11

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding at March 31, 2000:

	Options Outstanding			Options Exercisable
Exercise Price	Shares	Average Price	Term (months)	Shares	Average Price
$ 4.50 – $4.95	50,000	$4.63	34.20	16,667	$4.63
$ 5.00 – $5.50	818,000	5.33	47.01	605,000	5.42
$ 5.55 – $5.95	354,800	5.64	40.55	254,800	5.60
$ 6.00 – $6.99	730,000	6.36	40.04	540,664	6.37
$ 7.00 – $7.99	177,000	7.46	31.03	54,000	7.45
$ 8.00 – $9.30	140,000	8.03	26.36	44,000	8.09

Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair values on the fiscal 2000 grant dates for those awards, consistent with the requirements of SFAS No. 123. Accounting for Stock-Based Compensation, the Company’s net income and earnings per common share would have been reduced to the pro forma amounts indicated below (000s except per share data):

Net income (loss)	- As Reported	$(22,046)
	- Pro Forma	(23,559)
Basic and diluted earnings per share	- As Reported	(2.87)
	- Pro Forma	(3.07)

The fair value of each stock option grant has been estimated on the date of each grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Risk-free interest rate	5.83%
Expected life (months)	50.0
Expected volatility	0.510
Expected dividend yield	—

The weighted average grant date fair values of options granted during fiscal 2000 was $1.01.

The Company reserved 95,000 shares of common stock for the future possible exercise of warrants, which can be exercised at prices ranging from $2.50 to $7.00 and expire on November 3, 2000.

7.    INCOME TAXES

Income taxes are summarized as follows (000s):

Current provision:
United States:
Federal	$—
State	16
Foreign	1,758

1,774

Deferred provision (benefit):
United States:
Federal	6,383
State	—
Foreign	(396)

5,987

$7,761

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The foreign provision for income taxes is based on foreign pre-tax earnings of approximately $3.1 million for fiscal year 2000. Domestic operations accounted for ($17.1) million of pre-tax loss in fiscal 2000.

The provision for (benefit from) income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following (000s):

Provision at statutory rate	$(4,909)
State tax expenses	16
Effect of nondeductible items	274
Change in valuation allowance	12,355
Other	25

Income tax provision (benefit)	$7,761

Approximately $32,546,000 and $4,100,000 of the Company’s net operating loss carryforwards remain available at March 31, 2000 in the United States and Germany, respectively. Their use is limited to future taxable earnings in the respective countries. In the United States, the carryforwards expire over the period 2003 through 2020, while in Germany the carryforwards have an unlimited life.

At March 31, 2000, foreign subsidiary earnings of $9,489,000 were considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided on these earnings. Foreign withholding taxes would be payable to the foreign taxing authorities if these earnings were remitted. Subject to certain limitations, the withholding taxes would then be available for use as credits against the U.S. tax liability.

At fiscal year end 2000, the Company determined that it was appropriate to record a full valuation allowance against its U.S. deferred income tax assets as a result of its assessment of the probability of realizing those assets in the ordinary course of business. This $6,370,000 valuation allowance represents substantially all of the $7,761,000 year 2000 tax provision, the remainder being attributable to non-U.S. operations.

8.    NET INCOME PER SHARE

The number of shares of common stock and common stock equivalents used in the computation of net income per common share, assuming dilution for each period, is the weighted average number of common shares outstanding during the periods and, if dilutive, common stock options, warrants and convertible securities which are considered common stock equivalents. The following is a reconciliation of the denominators for determining basic and diluted net income per common share for fiscal 2000 (000s):

Weighted average shares
Shares outstanding at beginning of year	7,342
Shares issued on a weighted average-basis	341

Shares used in the calculation of basic EPS	7,683
Effect of dilutive securities:
Contingently issuable shares	—
Options/warrants	—

Shares used in the calculation of diluted EPS	7,683

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total number of shares of common stock and common stock equivalents that were not included in the computation of diluted income per common share because they were anti-dilutive was approximately 2,685,000 for fiscal 2000.

9.    COMMITMENTS AND CONTINGENCIES

LEASES

The Company uses certain equipment under lease arrangements, all of which are accounted for as operating leases. Rent expense was $1,977,000 for fiscal 2000. Rental commitments under long-term noncancelable operating leases are as follows (000s):

Fiscal 2001	$1,520
Fiscal 2002	1,002
Fiscal 2003	327
Fiscal 2004	37
Fiscal 2005	—
Thereafter	—

LEGAL PROCEEDINGS

The Company made the Rubbermaid Acquisition pursuant to the terms of an asset purchase agreement (the “Asset Purchase Agreement”). Decora and Rubbermaid entered into a service agreement pursuant to which Rubbermaid agreed to provide certain logistics services for a nine-month transition period following the acquisition (the “Transition Services Agreement”). On or about April 1, 1999, the Company commenced a proceeding against Rubbermaid with the American Arbitration Association. The Company has alleged causes of action for breach of contract, breach of fiduciary duty, fraud and deceit, conversion, breach of the covenant of good faith and fair dealing, constructive fraud, and money had and received. The Company’s claims arise from Rubbermaid’s failure to perform its obligations as set forth in the Transition Services Agreement. The Company seeks damages in excess of $5,000,000 as a result of Rubbermaid’s wrongful acts. The Company is proceeding with the prosecution of its claims in arbitration.

On July 19, 1999, Rubbermaid filed a “counterclaim” against the Company in connection with the parties’ rights and obligation under the Transition Services Agreement. Rubbermaid claims an entitlement to an amount in excess of $1,280,000 as a result of services it allegedly performed and/or payments it allegedly made in connection with the Transition Services Agreement. The Company intends to continue to vigorously defend itself against these claims, which it believes to be unfounded.

The date of the arbitration hearing with respect to the above matter is August 28, 2000.

On September 16, 1999, the Company commenced a legal action against Rubbermaid in the United States District Court for the Northern District of Ohio. In the action, the Company has alleged causes of action for fraud and negligent misrepresentation in connection with the Asset Purchase Agreement. The Company claims that Rubbermaid fraudulently induced Decora into acquiring Rubbermaid’s Decorative Coverings Group by means of certain material misrepresentations, including misrepresentations with respect to the status of certain of the Decorative Covering Group’s major customer accounts. The Company seeks damages in excess of $14,000,000 as a result of Rubbermaid’s wrongful acts. In response, Rubbermaid generally has denied the allegations in the Company’s complaint but has not asserted any affirmative claims, such as a cross-complaint, against the Company, except that in its prayer for relief, Rubbermaid requests that it be awarded costs and attorney’s fees to

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

which it may be entitled under the terms of the Asset Purchase Agreement if it were the prevailing party in the action. The parties have stipulated and the federal court has ordered that the claims asserted in the federal action are to be arbitrated and that the arbitration is to commence no later than August 28, 2000.

The Company also has asserted claims in federal court against Rubbermaid on account of Rubbermaid’s alleged fraud and negligent misrepresentation in connection with the Asset Purchase Agreement. In response, Rubbermaid generally has denied the allegations in Decora’s complaint but has not asserted any affirmative claims, such as a cross-complaint, against Decora, except that in its prayer for relief, Rubbermaid requests that it be awarded costs and attorney’s fees to which it may be entitled under the terms of the Asset Purchase Agreement if it were the prevailing party in the action. The parties have stipulated and the federal court has ordered that the claims asserted in the federal action are to be arbitrated and that the arbitration is to commence no later than August 28, 2000.

The Company and its subsidiaries are defendants in pending actions which, in the opinion of management of the Company, are not material to the Company’s financial condition or results of operations. Although no assurances can be given regarding the ultimate outcome of such matters, the Company has accrued amounts for defense and settlement costs which the Company considers adequate.

GUARANTEE OF SUBSIDIARY DEBT

As part of the Hornschuch Acquisition, the Company acquired Hornschuch’s wholly-owned real estate subsidiaries. Management identified these subsidiaries as noncore operations upon acquisition and decided to sell them. The subsidiaries carry approximately $11.4 million in debt, with Hornschuch made a guarantor of the debt by virtue of its profit pooling agreement with the subsidiaries. The Company has estimated that the debt exceeds the net realizable value of these subsidiaries by approximately $2.9 million.

ARRANGEMENT WITH A PRIOR LENDER

On June 28, 1996, as part of an exchange, a lender (the “Holder”) received 200,000 shares of the Company’s common stock (the “new common stock”). The new common stock contained a guaranty (the “Guaranty”) requiring that the Company deliver to the Holder (i) additional shares of the Company’s common stock, (ii) cash or (iii) a combination of additional shares of the Company’s common stock and cash if the Company’s common stock price did not exceed $15.00 per share on the valuation date in April 1998 (the “Shortfall Amount”).

On July 9, 1998, the Company and the Holder entered into a payment and deferral agreement (the “Agreement”) relative to the Shortfall Amount. As a result, the Company paid $200,000 in cash to the Holder leaving an adjusted Shortfall Amount of approximately $2.0 million. The adjusted Shortfall Amount is accruing interest at 11.5% per annum until June 30, 1999. At that time the Company will deliver to the Holder (i) additional shares of the Company’s common stock; (ii) cash.

The July 1998 agreement was amended and restated in its entirety pursuant to the terms of an amended and restated payment deferral agreement dated September 23, 1999. Pursuant to the terms of the September 1999 agreement, the Company agreed to pay the entire Shortfall Amount in stock or cash by November 30, 1999. However, the Company has not yet paid the entire Shortfall Amount and is in negotiations with the Holder to obtain an extension of the time for payment, or (iii) a combination of additional shares of the Company’s common stock and cash equal to the adjusted Shortfall Amount plus accrued interest.

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

MINIMUM PURCHASE AGREEMENT

In conjunction with the Rubbermaid Acquisition, the Company entered into an exclusive manufacturing agreement in which the Company was required to purchase at least $6 million of product annually. In December 1999, the agreement was terminated. However, the Company continues to make purchases under an informal arrangement.

CHANGE IN CONTROL AGREEMENTS

The Company has granted to certain key executives compensation arrangements such that a change in control of the Company and their subsequent termination would result in a payment of a multiple of annual compensation.

10.    MAJOR CUSTOMERS

Since the acquisition of Hornschuch on October 1, 1997, the Company’s sales reflect a broader range of customers. Prior to the acquisition of the DCG (see Note 2), Decora’s primary customer was Rubbermaid, which accounted for 31% of net sales in fiscal 1998. The Company has no other unusual credit risks or concentrations. The Company estimates an allowance for doubtful accounts based upon the credit worthiness of its customers as well as general economic conditions.

11.    SEGMENT FINANCIAL DATA

The Company’s operating subsidiaries design, develop, manufacture and sell products, classified in two principal operating segments. The Company’s operating segments were generally determined on the basis of strategic business units within the operating subsidiaries which require different marketing strategies.

Consumer products include global sales of self-adhesive, decorative and surface protection products sold in a wide variety of retail stores worldwide.

Industrial products primarily include converted films for use in the manufacture of cabinets, furniture, automobiles, luggage and shoes which are sold to users and OEM’s in diversified markets, principally in Europe.

DECORA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

OPERATING SEGMENTS

Net sales (000s)

Consumer	$108,931
Industrial	53,519

Consolidated	$162,450

Operating profits (000s)

Consumer	$4,856
Industrial	1,848

Total segment	6,704
General corporate expenses	4,719

1,985
16,011

Interest expense, net minority interest and extraordinary item	$(14,026)

Depreciation and amortization (000s)

Consumer	$6,055
Industrial	3,035

Consolidated	$9,090

GEOGRAPHIC AREAS

Net sales (000s)

United States	$57,829
International:
Germany	45,402
Other	59,219

Consolidated	$162,450

12.    SUPPLEMENTAL CASH FLOW INFORMATION

Changes in current assets and liabilities, exclusive of acquisitions, were as follows (000s):

Increase in accounts receivable	$(3,825)
(Increase) decrease in inventory	3,170
Increase in other assets	(173)
Increase in accounts payable	1,413
Increase (decrease) in accrued liabilities	5,092
Decrease in other current liabilities	903

$6,580

Supplemental cash flow information is as follows (000s):
Cash paid during the year for interest	$14,627
Cash paid during the year for income taxes	$193

PLIANT CORPORATION

INTRODUCTION TO UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENT

The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2002 give effect to the Decora acquisition as if it occurred on January 1, 2002. The unaudited pro forma consolidated statement of operations are based on (i) Pliant Corporation’s audited Consolidated Statement of Operations for the year ended December 31, 2002 and (ii) Decora Industries, Inc.’s unaudited consolidated statement of operations for the period January 1, 2002 to May 22, 2002.

The unaudited pro forma results do not purport to be indicative of the combined results of operations that actually would have occurred if the Decora acquisition had been effected at January 1, 2002 or to project future results of operations for any period. The unaudited pro forma consolidated financial statement should be read in conjunction with Pliant Corporation’s consolidated financial statements and Decora Industries, Inc.’s consolidated financial statements and respective related notes thereto included elsewhere in this prospectus.

PLIANT CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

(Dollars In Thousands)

	Pliant Corporation and Subsidiaries	Decora business (January- May)	Pro forma adjustments			Pliant Corporation and Subsidiaries Pro Forma
Net sales	$879,197	$15,308	$			$894,505
Cost of sales	714,463	10,946		(750	)(a)	724,659

Gross profit	164,734	4,362		750		169,846
Selling, general and administrative	85,351	4,466		(282	)(b)	89,535
Research and development	8,124					8,124
Plant closing costs, net	43,143					43,143

Total operating expenses	136,618	4,466		(282)		140,802

Operating income	28,116	(104)		1,032		29,044
Interest expense	(75,284)	(991)		(1,152	)(c)	(77,427)
Reorganization items		(600)				(600)
Other income, net	2,276	143				2,419

Income before income taxes	(44,892)	(1,552)		(120)		(46,564)
Income tax expense (benefit)	(1,462)			(43	)(d)	(1,505)

Net income	$(43,430)	$(1,552)		$(77)		$(45,059)

PLIANT CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

(a)	The reduction to cost of sales reflects a reduction in raw material costs of $450,000 and a reduction in freight expense of $300,000. The Company will internally produce a major portion of the plastic film that was previously purchased by Decora. The Company has sufficient unused capacity to produce the required raw material for Decora. The Company has contracts with carriers for freight at rates that are substantially lower than the rates paid by Decora.

(b)	The reduction in selling, general and administrative expense reflects the reduction in administrative staff to eliminate the duplication of duties between Pliant employees and Decora employees. This adjustment reflects only the cost savings associated with terminations of employment or service that were specifically contemplated by the terms of the asset purchase agreement approved by the bankruptcy court.

(c)	The adjustment to interest expense reflects incremental interest at current borrowing rates of 6.4% on the $18 million of debt incurred for the purchase.

(d)	The adjustment to income taxes reflect the income tax adjustment for the total pre-tax adjustments at an average statutory income tax rate of 36%.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Alternative cover for market-making prospectus

Subject to completion, dated September 16, 2003

Prospectus

Pliant Corporation

$250,000,000

11 1/8% Senior Secured Notes due 2009

Which are guaranteed on a senior secured basis by substantially all of our domestic subsidiaries

Upon completion of the exchange offer for the 11 1/8% Senior Secured Notes due 2009, which we expect to complete in October 2003, we will issue up to $250,000,000 aggregate principal amount of 11 1/8% Senior Secured Notes due 2009, which have been registered under the Securities Act of 1933, as amended, (the “Senior Secured Notes”) in exchange for our 11 1/8% Senior Secured Notes due 2009.

MATURITY

•	The Senior Secured Notes will mature on September 1, 2009.

INTEREST

•	Interest on the Senior Secured Notes will be payable on March 1 and September 1 of each year.

REDEMPTION

•	We may redeem some or all of the Senior Secured Notes at any time on or after June 1, 2007.
•	We may also redeem up to $87,500,000 of the Senior Secured Notes using the proceeds of certain equity offerings completed before June 1, 2006.
•	The redemption prices of the Senior Secured Notes are described on page 87.

CHANGE OF CONTROL

•	If we experience a change of control, we must offer to purchase the Senior Secured Notes.

SECURITY AND RANKING

•	The Senior Secured Notes and the note guarantors’ obligations under the note guarantees are secured on a second-priority basis by our assets and those of our note guarantors that secure our obligations under our credit facilities on a first-priority basis. The Senior Secured Notes are structurally subordinated to all liabilities of our subsidiaries that are not guarantors, rank effectively junior to our obligations under our credit facilities and any other existing and future obligations secured by a first-priority lien on the collateral securing the Senior Secured Notes, rank equally in right of payment with all of our existing and future senior debt and rank senior in right of payment to all of our existing and future subordinated debt.

GUARANTEES

•	If we fail to make payments on the Senior Secured Notes, our guarantor subsidiaries must make them instead. The Senior Secured Notes are senior obligations of our guarantor subsidiaries. Not all of our subsidiaries guarantee the Senior Secured Notes.

We prepared this prospectus for use by J.P. Morgan Securities Inc. in connection with offers and sales related to market-making transactions of the Senior Secured Notes. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

You should carefully consider the risk factors beginning on page 13 of this prospectus before making an investment decision in the Senior Secured Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003

Alternative section for market-making prospectus

An active trading market may not develop for the Senior Secured Notes, which may make the Senior Secured Notes illiquid and adversely affect the market price quoted for the Senior Secured Notes.

You cannot be sure that an active trading market will develop for the Senior Secured Notes. We do not intend to apply for a listing of the Senior Secured Notes on a securities exchange or any automated dealer quotation system. We have been advised by J.P. Morgan Securities Inc. that as of the date of this prospectus J.P. Morgan Securities Inc. intends to make a market in the Senior Secured Notes. J.P. Morgan Securities Inc. is not obligated to do so, however, and any market-making activities with respect to the Senior Secured Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934. Because J.P. Morgan Securities Inc. is our affiliate, J.P. Morgan Securities Inc. is required to deliver a current “market-making” prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the Senior Secured Notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the Senior Secured Notes may, in part, depend on our ability to maintain a current market-making prospectus. In addition, the liquidity of the trading market in the Senior Secured Notes, and the market price quoted for the Senior Secured Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Alternative section for market-making prospectus

Use of proceeds

This prospectus is delivered in connection with the sale of the Senior Secured Notes by J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from these transactions.

The net proceeds of the issuance and sale of the Old Notes was approximately $240 million after deducting fees and expenses. We used the proceeds to repay indebtedness outstanding under our credit facilities as follows:

•	$105.3 million on the tranche A term loans which would have matured on May 31, 2006 (of which $114.9 million was outstanding as of May 12, 2003) and bore interest at the rate of 5.375% per annum;

•	$59.7 million on the tranche B term loans which would have matured on May 31, 2008 (of which $245.5 million was outstanding as of May 12, 2003) and bore interest at the rate of 6.125% per annum; and

•	$75.0 million under our revolving credit facility which matures on May 31, 2006 (of which $75.4 million was outstanding at May 12, 2003) and bore interest at a weighted average rate of 6.6% per annum.

Alternative section for market-making prospectus

Plan of distribution

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the Senior Secured Notes in market-making transactions effected from time to time. J.P. Morgan Securities Inc. may act as a principal or agent in these transactions and may receive compensation in the form of discounts and commissions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which J.P. Morgan Securities Inc. might be required to make in respect thereof.

As of September 1, 2003, affiliates of J.P. Morgan Securities Inc., owned approximately 55% of our outstanding common stock, 75% of our preferred stock warrants to purchase common stock and 59% of our outstanding preferred stock, subject to certain preemptive rights with respect to 10,000 shares of preferred stock issued on March 25, 2003. In addition, certain of our directors are employed by an affiliate of J.P. Morgan Securities Inc. See “Security ownership of certain beneficial owners and management” and “Certain relationships and related transactions—Transactions between us and new stockholders—Credit facilities and note offerings.”

We have been advised by J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, J.P. Morgan Securities Inc. currently intends to make a market in the Senior Secured Notes. However, J.P. Morgan Securities Inc. is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See “Risk factors.”

Alternative section for market-making prospectus

Legal matters

The validity of the Senior Secured Notes and the note guarantees has been passed upon for us by O’Melveny & Myers LLP, New York, New York.

Part II

Information not required in prospectus

Item 20. Indemnification of Directors and Officers.

Article IV of Pliant Corporation’s Third Amended and Restated Articles of Incorporation, as amended, provides that Pliant Corporation shall indemnify and advance expenses to its directors and officers and to any person who is or was serving at its request as a director or officer of another domestic or foreign corporation (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law. In addition, pursuant to Article IV of the Third Amended and Restated Articles of Incorporation, as amended, the personal liability of the directors and officers of Pliant Corporation to Pliant Corporation or its shareholders, or to any third person, is eliminated or limited to the fullest extent as from time to time permitted by Utah law. Sections 16-10a-902 and 16-10a-907 of the Utah Revised Business Corporation Act provide that a corporation may indemnify its directors and officers who are made parties to a legal proceeding because of their positions with the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith, the individual reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests, and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under the Utah Revised Business Corporation Act, Pliant Corporation may not indemnify its directors or officers in connection with a proceeding by, or in the right of, Pliant Corporation in which the individual was adjudged liable to it or in any proceeding in which the individual was adjudged liable on the basis that he derived an improper personal benefit.

As authorized by Section 16-10a-841(1) of the Utah Revised Business Corporation Act, the Amended and Restated Bylaws of Pliant Corporation provide that Pliant Corporation’s directors shall not be personally liable to Pliant Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for: (a) the amount of a financial benefit received by a director to which he or she is not entitled; (b) an intentional infliction of harm on Pliant Corporation or its shareholders; (c) a violation of Section 16-10a-842 of the Utah Revised Business Corporation Act for unlawful distributions; or (d) an intentional violation of criminal law. The Amended and Restated Bylaws also provide for indemnification of Pliant Corporation’s directors and officers and advancement of their expenses to the fullest extent as from time to time permitted by applicable law, including, without limitation, Section 16-10a-902 of the Utah Revised Business Corporation Act.

Item 21. Exhibits and Financial Statement Schedules.

(a) EXHIBITS

2.1	Recapitalization Agreement, dated as of March 31, 2000 (the “Recapitalization Agreement”), among Pliant Corporation, Chase Domestic Investments, L.L.C., Richard P. Durham as Representative, and the shareholders of Pliant Corporation signatory thereto (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Pliant Corporation on April 12, 2000).

2.2	Amendment No. 1, dated as of April 3, 2000, to the Recapitalization Agreement (incorporated by reference to Exhibit 2.2 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

2.3	Amendment No. 2, dated as of May 31, 2000, to the Recapitalization Agreement (incorporated by reference to Exhibit 2.3 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.1	Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.2	Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.2 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

3.3	Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.3 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.4	Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.4 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

3.5	Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.5 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

3.6	Articles of Incorporation of Pliant Corporation International (formerly known as Huntsman Container Corporation International) (incorporated by reference to Exhibit 3.14 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-40067)).

3.7	Articles of Amendment to the Articles of Incorporation of Pliant Corporation International (formerly known as Huntsman Container Corporation International) (incorporated by reference to Exhibit 3.19 to Post-Effective Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.8	Articles of Incorporation of Pliant Film Products of Mexico, Inc. (formerly known as Huntsman Film Products of Mexico, Inc.) (incorporated by reference to Exhibit 3.16 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-40067)).

3.9	Articles of Amendment to the Articles of Incorporation of Pliant Film Products of Mexico, Inc. (formerly known as Huntsman Film Products of Mexico, Inc.) (incorporated by reference to Exhibit 3.20 to Post-Effective Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.10	Articles of Incorporation of Pliant Solutions Corporation (formerly known as Huntsman KCL Corporation) (incorporated by reference to Exhibit 3.7 to Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.11	Articles of Amendment to the Articles of Incorporation of Pliant Solutions Corporation (formerly known as Huntsman KCL Corporation) (incorporated by reference to Exhibit 3.21 to Post-Effective Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.12	Articles of Organization of Pliant Packaging of Canada, LLC (formerly known as Huntsman Packaging of Canada, LLC) (incorporated by reference to Exhibit 3.9 to Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.13	Certificate of Amendment to the Articles of Organization of Pliant Packaging of Canada, LLC (formerly known as Huntsman Packaging of Canada, LLC) (incorporated by reference to Exhibit 3.18 to Post-Effective Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.14	Certificate of Incorporation of Uniplast Holdings Inc., as amended (incorporated by reference to Exhibit 3.14 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.15	Certificate of Incorporation of Uniplast U.S., Inc., as amended (incorporated by reference to Exhibit 3.15 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.16	Certificate of Incorporation of Turex, Inc (incorporated by reference to Exhibit 3.16 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.17	Articles of Organization of Pierson Industries, Inc., as amended (incorporated by reference to Exhibit 3.17 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.18	Certificate of Incorporation of Uniplast Midwest, Inc. (incorporated by reference to Exhibit 3.18 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.19	Amended and Restated Bylaws of Pliant Corporation (incorporated by reference to Exhibit 3.19 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.20	Second Amended and Restated Bylaws of Pliant Corporation (incorporated by reference to Exhibit 3.6 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

3.21	Bylaws of Pliant Corporation International (formerly known as Huntsman Container Corporation International) (incorporated by reference to Exhibit 3.24 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-40067)).

3.22	Bylaws of Pliant Film Products of Mexico, Inc. (formerly known as Huntsman Film Products of Mexico, Inc.) (incorporated by reference to Exhibit 3.26 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-40067)).

3.23	Bylaws of Pliant Solutions Corporation (formerly known as Huntsman KCL Corporation) (incorporated by reference to Exhibit 3.16 to Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.24	Operating Agreement of Pliant Packaging of Canada, LLC (formerly known as Huntsman Packaging of Canada, LLC) (incorporated by reference to Exhibit 3.18 to Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.25	Bylaws of Uniplast Holdings Inc., as amended (incorporated by reference to Exhibit 3.25 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.26	Bylaws of Uniplast U.S., Inc., as amended (incorporated by reference to Exhibit 3.26 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.27	Bylaws of Turex, Inc. (incorporated by reference to Exhibit 3.27 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.28	Bylaws of Pierson Industries, Inc., as amended (incorporated by reference to Exhibit 3.28 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.29	Code of Bylaws of Uniplast Midwest, Inc. (incorporated by reference to Exhibit 3.29 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

4.1	Indenture, dated as of May 31, 2000, among Pliant Corporation, the Note Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

4.2	Form of 2000 Note (incorporated by reference to Exhibit B to Exhibit 4.1).

4.3	First Supplemental Indenture, dated as of July 16, 2001, among Pliant Corporation, the New Note Guarantors party thereto, the existing Note Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

4.4	Indenture, dated as of April 10, 2002, among Pliant Corporation, the Note Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.4 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-86532)).

4.5	Form of 2002 Note (incorporated by reference to Exhibit B to Exhibit 4.4).

4.6	Indenture, dated as of May 30, 2003, among Pliant Corporation, the Note Guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 4.6 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

4.7	Form of Senior Secured Note (incorporated by reference to Exhibit B to Exhibit 4.6) (incorporated by reference to Exhibit 4.6 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

4.8	Second Priority Security Agreement, dated as of May 30, 2003, among Pliant Corporation, the subsidiary guarantors party thereto and Wilmington Trust Company, as Collateral Agent (incorporated by reference to Exhibit 4.8 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

4.9	Second Priority Pledge Agreement, dated as of May 30, 2003, among Pliant Corporation, the subsidiary guarantors party thereto and Wilmington Trust Company, as Collateral Agent (incorporated by reference to Exhibit 4.9 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

4.10	Exchange and Registration Rights Agreement, dated as of May 31, 2000, among Pliant Corporation, the Note Guarantors party thereto, and Chase Securities, Inc. and Deutsche Bank Securities Inc., as Initial Purchasers (incorporated by reference to Exhibit 4.3 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

4.11	Exchange and Registration Rights Agreement, dated as of April 10, 2002, among Pliant Corporation, the Note Guarantors party thereto, and J.P. Morgan Securities, Inc. and Deutsche Bank Securities Inc., as Initial Purchasers (incorporated by reference to Exhibit 4.7 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-86532)).

4.12	Exchange and Registration Rights Agreement, dated as of May 30, 2003, among Pliant Corporation, the Note Guarantors party thereto, and J.P. Morgan Securities Inc., Deutsche Bank Securities, Inc. and Credit Suisse First Boston LLC, as Initial Purchasers (incorporated by reference to Exhibit 4.12 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

5.1	Opinion of O’Melveny & Myers LLP.

5.2	Opinion of Baker & Daniels, special Indiana counsel.

5.3	Opinion of Riemer & Braunstein LLP, special Massachusetts counsel.

5.4	Opinion of Edwards & Angell LLP, special Rhode Island counsel.

5.5	Opinion of Stoel Rives LLP, special Utah counsel.

10.1	Note Warrant Agreement, dated as of May 31, 2000, among Pliant Corporation and The Bank of New York, as Warrant Agent, relating to the 220,000 Note Warrants (incorporated by reference to Exhibit 10.1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.2	Stockholders’ Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.2 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.3	Amendment No. 1 and Waiver, dated as of July 16, 2001, to the Stockholder’s Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.3 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.4	Amendment No. 2, dated as of December 19, 2001, to the Stockholder’s Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.4 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.5	Amendment No. 3, dated as of March 25, 2003, to the Stockholder’s Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.5 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.6	Amendment No. 4, dated as of June 5, 2003, to the Stockholder’s Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.6 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

10.7	Registration Rights Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.3 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.8	Amendment No. 1, dated as of June 13, 2000, to the Registration Rights Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.4 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.9	Amendment No. 2, dated as of March 25, 2003, to the Registration Rights Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.8 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.10	Securities Purchase Agreement, dated as of May 31, 2000, among Pliant Corporation and each of the purchasers of Pliant Corporation’s preferred stock listed on the signature pages thereto (incorporated by reference to Exhibit 10.5 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.11	Amendment No. 1 and Waiver, dated as of July 16, 2001, to the Securities Purchase Agreement dated as of May 31, 2000 among Pliant Corporation, and each of the purchasers of Pliant Corporation’s preferred stock listed on the signature pages thereto (incorporated by reference to Exhibit 10.7 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.12	Warrant Agreement, dated as of May 31, 2000, among Pliant Corporation and Chase Domestic Investments, L.L.C. (incorporated by reference to Exhibit 10.6 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.13	Amendment No. 1, dated as of July 16, 2001, to the Warrant Agreement dated as of May 31, 2000 among Pliant Corporation and the initial warrantholders listed in Schedule I thereto (incorporated by reference to Exhibit 10.9 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.14	Amendment No. 2, dated as of March 25, 2003, to the Warrant Agreement dated as of May 31, 2000 among Pliant Corporation and the initial warrantholders listed in Schedule I thereto (incorporated by reference to Exhibit 10.13 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.15	Securities Purchase Agreement, dated as of July 16, 2001, among Pliant Corporation and the purchasers of Pliant Corporation’s preferred stock listed on the schedules thereto (incorporated by reference to Exhibit 10.10 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.16	Securities Purchase Agreement, dated as of March 25, 2003, among Pliant Corporation and the Purchasers named therein (incorporated by reference to Exhibit 10.15 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.17	Securities Purchase Agreement, dated as of March 25, 2003, between Pliant Corporation and J.P. Morgan Partners (BHCA), L.P. (incorporated by reference to Exhibit 10.16 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.18	Credit Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, the subsidiary guarantors party thereto, the various lenders from time to time party thereto, Bankers Trust Company, as Administrative Agent and Collateral Agent, and The Chase Manhattan Bank, as Syndication Agent, and The Bank of Nova Scotia, as the Documentation Agent (incorporated by reference to Exhibit 10.7 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.19	Amendment No. 1, dated as of September 30, 2000, to Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.1 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

10.20	Amendment No. 2, dated as of July 10, 2001, to the Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.13 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.21	Amendment No. 3, dated as of April 2, 2002, to the Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.15 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-86532)).

10.22	Amendment No. 4, dated as of September 30, 2002, to the Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.2 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002).

10.23	Amendment No. 5, dated as of March 24, 2003, to the Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.22 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.24	Amendment No. 6, dated as of May 22, 2003, to the Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.24 to Pliant Corporation’s Registration Statement Form S-1 (File No. 333-106432)).

10.25	Intercreditor Agreement, dated as of May 30, 2003, among Deutsche Bank Trust Company Americas, as Credit Agent, Wilmington Trust Company, as Trustee, and Pliant Corporation (incorporated by reference to Exhibit 10.25 to Pliant Corporation’s Registration Statement Form S-1 (File No. 333-106432)).

10.26	Guarantee Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.8 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.27	Supplement No. 1, dated as of July 19, 2001, to the Guarantee Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Administrative Agent (incorporated by reference to Exhibit 10.15 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.28	Security Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.9 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.29	Supplement No. 1, dated as of July 19, 2001, to the Security Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.17 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.30	Pledge Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.10 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.31	Supplement No. 1, dated as of July 19, 2001, to the Pledge Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.19 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.32	Indemnity, Subrogation and Contribution Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.11 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.33	Supplement No. 1, dated as of July 19, 2001, to the Indemnity, Subrogation and Contribution Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.21 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.34	Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.12 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.35	Amendment No. 1, dated as of February 1, 2001, to the Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.14 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.36	Separation Agreement, dated as of June 10, 2002, between Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.1 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

10.37	Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.13 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.38	Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.14 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.39	Letter Agreement, dated as of December 27, 2000, terminating the Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.17 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.40	Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.15 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.41	Letter Agreement, dated as of January 22, 2001, terminating the Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.19 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.42	Employment Agreement, dated as of March 30, 2001, between Pliant Corporation and Brian E. Johnson (incorporated by reference to Exhibit 10.30 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.43	Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.16 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.44	Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.17 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.45	Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.18 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.46	Stock Redemption Agreement, dated as of December 27, 2000, between Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.23 to Pliant Corporation’s Annual Report on Form
10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.47	Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.19 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.48	Stock Redemption Agreement, dated as of February 1, 2001, between Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.25 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.49	Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Richard P. Durham (incorporated by reference to Exhibit 10.20 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.50	Amendment No. 1, dated as of March 1, 2001, to the Pledge Agreement dated as of May 31, 2000, among Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.35 to Post-Effective Amendment No. 2 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.51	Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Jack E. Knott (incorporated by reference to Exhibit 10.21 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.52	Amendment No. 1, dated as of April 1, 2001, to the Pledge Agreement dated as of May 31, 2000, among Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.36 to Post-Effective Amendment No. 2 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.53	Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Scott K. Sorensen (incorporated by reference to Exhibit 10.22 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.54	Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Ronald G. Moffitt (incorporated by reference to Exhibit 10.23 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.55	1998 Pliant Corporation Stock Option Plan (incorporated by reference to Exhibit 10.10 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 1998).

10.56	Pliant Corporation Management Incentive Plan for Senior Divisional Management (1999) (incorporated by reference to Exhibit 10.1 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

10.57	Pliant Corporation 2000 Stock Incentive Plan (as amended and restated through April 17, 2002) (incorporated by reference to Exhibit 10.54 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.58	Second Amended and Restated Stock Option Agreement, dated as of May 31, 2000 between Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.27 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.59	Pliant Corporation Management Incentive Plan (2000) (incorporated by reference to Exhibit 10.2 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

10.60	Pliant Corporation Management Incentive Plan (2001) (incorporated by reference to Exhibit 10.48 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.61	Pliant Corporation Management Incentive Plan (2002) (incorporated by reference to Exhibit 10.49 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.62	Pliant Corporation 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

10.63	Consulting Agreement, dated as of August 24, 2003, between Pliant Corporation and Edward A. Lapekas.

10.64	Separation Agreement, dated as of September 8, 2003, between Pliant Corporation and Jack E. Knott.

10.65	Separation Agreement, dated as of August 27, 2003, between Pliant Corporation and Elise H. Scroggs.

12.1	Statement re: computation of ratios of earning to fixed charges.

21.1	Subsidiaries of Pliant Corporation (incorporated by reference to Exhibit 21.1 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

23.2	Consent of Baker and Daniels (included in Exhibit 5.2).

23.3	Consent of Riemer & Braunstein LLP (included in Exhibit 5.3).

23.4		Consent of Edwards & Angell LLP (included in Exhibit 5.4).

23.5		Consent of Stoel Rives LLP (included in Exhibit 5.5).

23.6		Consent of Ernst & Young LLP.

23.7		Consent of PricewaterhouseCoopers LLP.

24.1	*	Powers of Attorney (included on the signature pages).

25.1	*	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Wilmington Trust Company, as Trustee.

99.1		Letter of Pliant Corporation regarding Arthur Andersen LLP (incorporated by reference to Exhibit 99.1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-86532)).

99.2	*	Form of Letter of Transmittal.

99.3	*	Form of Notice of Guaranteed Delivery.

99.4	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5	*	Form of Letter to Clients.

*	Previously filed.

(b) FINANCIAL STATEMENT SCHEDULES

Pliant Corporation and Subsidiaries—Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2002, 2001 and 2000 (included on page F-51 of the prospectus filed pursuant to Part I of this registration statement).

Schedules other than the above have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

Item 22. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the forgoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned Registrants hereby undertake that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, in the State of Illinois, on the 15th day of September, 2003.

PLIANT CORPORATION

By:	/S/ BRIAN E. JOHNSON

Brian E. Johnson
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ EDWARD A. LAPEKAS Edward A. Lapekas	Chief Executive Officer and Director (Principal Executive Officer)	September 15, 2003

/S/ BRIAN E. JOHNSON Brian E. Johnson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2003

* Richard P. Durham	Director	September 15, 2003

* Donald J. Hofmann, Jr.	Director	September 15, 2003

* Timothy J. Walsh	Director	September 15, 2003

* John M.B. O’Connor	Director	September 15, 2003

* Albert MacMillan	Director	September 15, 2003

*By	/S/ BRIAN E. JOHNSON

Brian E. Johnson
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, in the State of Illinois, on the 15th day of September, 2003.

PLIANT CORPORATION INTERNATIONAL

By:	/S/ BRIAN E. JOHNSON

Brian E. Johnson
Executive Vice President, Assistant Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ EDWARD A. LAPEKAS Edward A. Lapekas	President and Director (Principal Executive Officer)	September 15, 2003

/S/ BRIAN E. JOHNSON Brian E. Johnson	Executive Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 15, 2003

/s/ LEN AZZARO Len Azzaro	Director	September 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, in the State of Illinois, on the 15th day of September, 2003.

PLIANT FILM PRODUCTS OF MEXICO, INC.

By:	/S/ BRIAN E. JOHNSON

Brian E. Johnson
Executive Vice President, Assistant Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ EDWARD A. LAPEKAS Edward A. Lapekas	President and Director (Principal Executive Officer)	September 15, 2003

/S/ BRIAN E. JOHNSON Brian E. Johnson	Executive Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, in the State of Illinois, on the 15th day of September, 2003.

PLIANT SOLUTIONS CORPORATION

By:	/S/ BARBARA A. KOREN

Barbara A. Koren
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ BARBARA A. KOREN Barbara A. Koren	President (Principal Executive Officer)	September 15, 2003

/S/ EDWARD A. LAPEKAS Edward A. Lapekas	Executive Vice President and Director	September 15, 2003

/S/ BRIAN E. JOHNSON Brian E. Johnson	Executive Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, in the State of Illinois, on the 15th day of September, 2003.

PLIANT PACKAGING OF CANADA, LLC

By:	/S/ BRIAN E. JOHNSON

Brian E. Johnson
Executive Vice President, Treasurer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ EDWARD A. LAPEKAS Edward A. Lapekas	President and Manager (Principal Executive Officer)	September 15, 2003

/S/ BRIAN E. JOHNSON Brian E. Johnson	Executive Vice President, Treasurer, Assistant Secretary and Manager (Principal Financial and Accounting Officer)	September 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, in the State of Illinois, on the 15th day of September, 2003.

UNIPLAST HOLDINGS INC.

By:	/S/ STANLEY B. BIKULEGE

Stanley B. Bikulege
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ STANLEY B. BIKULEGE Stanley B. Bikulege	President and Director (Principal Executive Officer)	September 15, 2003

/S/ EDWARD A. LAPEKAS Edward A. Lapekas	Executive Vice President and Director	September 15, 2003

/S/ BRIAN E. JOHNSON Brian E. Johnson	Executive Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 15, 2003

/S/ GLENN R. HARSH Glenn R. Harsh	Director	September 15, 2003

/S/ LEN AZZARO Len Azzaro	Director	September 15, 2003

/S/ KURT D. OGDEN Kurt D. Ogden	Director	September 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, in the State of Illinois, on the 15th day of September, 2003.

UNIPLAST U.S., INC.

By:	/S/ STANLEY B. BIKULEGE

Stanley B. Bikulege
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ STANLEY B. BIKULEGE Stanley B. Bikulege	President (Principal Executive Officer)	September 15, 2003

/S/ EDWARD A. LAPEKAS Edward A. Lapekas	Executive Vice President and Director	September 15, 2003

/S/ BRIAN E. JOHNSON Brian E. Johnson	Executive Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, in the State of Illinois, on the 15th day of September, 2003.

TUREX, INC.

By:	/S/ STANLEY B. BIKULEGE

Stanley B. Bikulege
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ STANLEY B. BIKULEGE Stanley B. Bikulege	President and Director (Principal Executive Officer)	September 15, 2003

/S/ EDWARD A. LAPEKAS Edward A. Lapekas	Executive Vice President and Director	September 15, 2003

/S/ BRIAN E. JOHNSON Brian E. Johnson	Executive Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, in the State of Illinois, on the 15th day of September, 2003.

PIERSON INDUSTRIES, INC.

By:	/S/ STANLEY B. BIKULEGE

Stanley B. Bikulege
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ STANLEY B. BIKULEGE Stanley B. Bikulege	President, Chief Executive Officer and Director (Principal Executive Officer)	September 15, 2003

/S/ EDWARD A. LAPEKAS Edward A. Lapekas	Executive Vice President and Director	September 15, 2003

/S/ BRIAN E. JOHNSON Brian E. Johnson	Executive Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 15, 2003

/S/ LEN AZZARO Len Azzaro	Director	September 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, in the State of Illinois, on the 15th day of September, 2003.

UNIPLAST MIDWEST, INC.

By:	/S/ STANLEY B. BIKULEGE

Stanley B. Bikulege
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/S/ STANLEY B. BIKULEGE Stanley B. Bikulege	President (Principal Executive Officer)	September 15, 2003

/S/ EDWARD A. LAPEKAS Edward A. Lapekas	Executive Vice President and Director	September 15, 2003

/S/ BRIAN E. JOHNSON Brian E. Johnson	Executive Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)	September 15, 2003

INDEX TO EXHIBITS

2.1	Recapitalization Agreement, dated as of March 31, 2000 (the “Recapitalization Agreement”), among Pliant Corporation, Chase Domestic Investments, L.L.C., Richard P. Durham as Representative, and the shareholders of Pliant Corporation signatory thereto (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Pliant Corporation on April 12, 2000).

2.2	Amendment No. 1, dated as of April 3, 2000, to the Recapitalization Agreement (incorporated by reference to Exhibit 2.2 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

2.3	Amendment No. 2, dated as of May 31, 2000, to the Recapitalization Agreement (incorporated by reference to Exhibit 2.3 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.1	Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.2	Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.2 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

3.3	Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.3 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.4	Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.4 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

3.5	Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.5 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

3.6	Articles of Incorporation of Pliant Corporation International (formerly known as Huntsman Container Corporation International) (incorporated by reference to Exhibit 3.14 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-40067)).

3.7	Articles of Amendment to the Articles of Incorporation of Pliant Corporation International (formerly known as Huntsman Container Corporation International) (incorporated by reference to Exhibit 3.19 to Post-Effective Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.8	Articles of Incorporation of Pliant Film Products of Mexico, Inc. (formerly known as Huntsman Film Products of Mexico, Inc.) (incorporated by reference to Exhibit 3.16 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-40067)).

3.9	Articles of Amendment to the Articles of Incorporation of Pliant Film Products of Mexico, Inc. (formerly known as Huntsman Film Products of Mexico, Inc.) (incorporated by reference to Exhibit 3.20 to Post-Effective Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.10	Articles of Incorporation of Pliant Solutions Corporation (formerly known as Huntsman KCL Corporation) (incorporated by reference to Exhibit 3.7 to Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.11	Articles of Amendment to the Articles of Incorporation of Pliant Solutions Corporation (formerly known as Huntsman KCL Corporation) (incorporated by reference to Exhibit 3.21 to Post-Effective Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.12	Articles of Organization of Pliant Packaging of Canada, LLC (formerly known as Huntsman Packaging of Canada, LLC) (incorporated by reference to Exhibit 3.9 to Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.13	Certificate of Amendment to the Articles of Organization of Pliant Packaging of Canada, LLC (formerly known as Huntsman Packaging of Canada, LLC) (incorporated by reference to Exhibit 3.18 to Post-Effective Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.14	Certificate of Incorporation of Uniplast Holdings Inc., as amended (incorporated by reference to Exhibit 3.14 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.15	Certificate of Incorporation of Uniplast U.S., Inc., as amended (incorporated by reference to Exhibit 3.15 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.16	Certificate of Incorporation of Turex, Inc (incorporated by reference to Exhibit 3.16 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.17	Articles of Organization of Pierson Industries, Inc., as amended (incorporated by reference to Exhibit 3.17 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.18	Certificate of Incorporation of Uniplast Midwest, Inc. (incorporated by reference to Exhibit 3.18 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.19	Amended and Restated Bylaws of Pliant Corporation (incorporated by reference to Exhibit 3.19 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.20	Second Amended and Restated Bylaws of Pliant Corporation (incorporated by reference to Exhibit 3.6 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

3.21	Bylaws of Pliant Corporation International (formerly known as Huntsman Container Corporation International) (incorporated by reference to Exhibit 3.24 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-40067)).

3.22	Bylaws of Pliant Film Products of Mexico, Inc. (formerly known as Huntsman Film Products of Mexico, Inc.) (incorporated by reference to Exhibit 3.26 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-40067)).

3.23	Bylaws of Pliant Solutions Corporation (formerly known as Huntsman KCL Corporation) (incorporated by reference to Exhibit 3.16 to Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.24	Operating Agreement of Pliant Packaging of Canada, LLC (formerly known as Huntsman Packaging of Canada, LLC) (incorporated by reference to Exhibit 3.18 to Amendment No. 1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

3.25	Bylaws of Uniplast Holdings Inc., as amended (incorporated by reference to Exhibit 3.25 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.26	Bylaws of Uniplast U.S., Inc., as amended (incorporated by reference to Exhibit 3.26 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.27	Bylaws of Turex, Inc. (incorporated by reference to Exhibit 3.27 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.28	Bylaws of Pierson Industries, Inc., as amended (incorporated by reference to Exhibit 3.28 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

3.29	Code of Bylaws of Uniplast Midwest, Inc. (incorporated by reference to Exhibit 3.29 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

4.1	Indenture, dated as of May 31, 2000, among Pliant Corporation, the Note Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

4.2	Form of 2000 Note (incorporated by reference to Exhibit B to Exhibit 4.1).

4.3	First Supplemental Indenture, dated as of July 16, 2001, among Pliant Corporation, the New Note Guarantors party thereto, the existing Note Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

4.4	Indenture, dated as of April 10, 2002, among Pliant Corporation, the Note Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.4 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-86532)).

4.5	Form of 2002 Note (incorporated by reference to Exhibit B to Exhibit 4.4).

4.6	Indenture, dated as of May 30, 2003, among Pliant Corporation, the Note Guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 4.6 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

4.7	Form of Senior Secured Note (incorporated by reference to Exhibit B to Exhibit 4.6) (incorporated by reference to Exhibit 4.6 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

4.8	Second Priority Security Agreement, dated as of May 30, 2003, among Pliant Corporation, the subsidiary guarantors party thereto and Wilmington Trust Company, as Collateral Agent (incorporated by reference to Exhibit 4.8 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

4.9	Second Priority Pledge Agreement, dated as of May 30, 2003, among Pliant Corporation, the subsidiary guarantors party thereto and Wilmington Trust Company, as Collateral Agent (incorporated by reference to Exhibit 4.9 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

4.10	Exchange and Registration Rights Agreement, dated as of May 31, 2000, among Pliant Corporation, the Note Guarantors party thereto, and Chase Securities, Inc. and Deutsche Bank Securities Inc., as Initial Purchasers (incorporated by reference to Exhibit 4.3 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

4.11	Exchange and Registration Rights Agreement, dated as of April 10, 2002, among Pliant Corporation, the Note Guarantors party thereto, and J.P. Morgan Securities, Inc. and Deutsche Bank Securities Inc., as Initial Purchasers (incorporated by reference to Exhibit 4.7 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-86532)).

4.12	Exchange and Registration Rights Agreement, dated as of May 30, 2003, among Pliant Corporation, the Note Guarantors party thereto, and J.P. Morgan Securities Inc., Deutsche Bank Securities, Inc. and Credit Suisse First Boston LLC, as Initial Purchasers (incorporated by reference to Exhibit 4.12 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

5.1	Opinion of O’Melveny & Myers LLP.

5.2	Opinion of Baker & Daniels, special Indiana counsel.

5.3	Opinion of Riemer & Braunstein LLP, special Massachusetts counsel.

5.4	Opinion of Edwards & Angell LLP, special Rhode Island counsel.

5.5	Opinion of Stoel Rives LLP, special Utah counsel.

10.1	Note Warrant Agreement, dated as of May 31, 2000, among Pliant Corporation and The Bank of New York, as Warrant Agent, relating to the 220,000 Note Warrants (incorporated by reference to Exhibit 10.1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.2	Stockholders’ Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.2 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.3	Amendment No. 1 and Waiver, dated as of July 16, 2001, to the Stockholder’s Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.3 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.4	Amendment No. 2, dated as of December 19, 2001, to the Stockholder’s Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.4 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.5	Amendment No. 3, dated as of March 25, 2003, to the Stockholder’s Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.5 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.6	Amendment No. 4, dated as of June 5, 2003, to the Stockholder’s Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.6 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-106432)).

10.7	Registration Rights Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.3 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.8	Amendment No. 1, dated as of June 13, 2000, to the Registration Rights Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.4 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.9	Amendment No. 2, dated as of March 25, 2003, to the Registration Rights Agreement, dated as of May 31, 2000, among Pliant Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.8 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.10	Securities Purchase Agreement, dated as of May 31, 2000, among Pliant Corporation and each of the purchasers of Pliant Corporation’s preferred stock listed on the signature pages thereto (incorporated by reference to Exhibit 10.5 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.11	Amendment No. 1 and Waiver, dated as of July 16, 2001, to the Securities Purchase Agreement dated as of May 31, 2000 among Pliant Corporation, and each of the purchasers of Pliant Corporation’s preferred stock listed on the signature pages thereto (incorporated by reference to Exhibit 10.7 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.12	Warrant Agreement, dated as of May 31, 2000, among Pliant Corporation and Chase Domestic Investments, L.L.C. (incorporated by reference to Exhibit 10.6 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.13	Amendment No. 1, dated as of July 16, 2001, to the Warrant Agreement dated as of May 31, 2000 among Pliant Corporation and the initial warrantholders listed in Schedule I thereto (incorporated by reference to Exhibit 10.9 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.14	Amendment No. 2, dated as of March 25, 2003, to the Warrant Agreement dated as of May 31, 2000 among Pliant Corporation and the initial warrantholders listed in Schedule I thereto (incorporated by reference to Exhibit 10.13 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.15	Securities Purchase Agreement, dated as of July 16, 2001, among Pliant Corporation and the purchasers of Pliant Corporation’s preferred stock listed on the schedules thereto (incorporated by reference to Exhibit 10.10 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.16	Securities Purchase Agreement, dated as of March 25, 2003, among Pliant Corporation and the Purchasers named therein (incorporated by reference to Exhibit 10.15 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.17	Securities Purchase Agreement, dated as of March 25, 2003, between Pliant Corporation and J.P. Morgan Partners (BHCA), L.P. (incorporated by reference to Exhibit 10.16 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.18	Credit Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, the subsidiary guarantors party thereto, the various lenders from time to time party thereto, Bankers Trust Company, as Administrative Agent and Collateral Agent, and The Chase Manhattan Bank, as Syndication Agent, and The Bank of Nova Scotia, as the Documentation Agent (incorporated by reference to Exhibit 10.7 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.19	Amendment No. 1, dated as of September 30, 2000, to Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.1 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

10.20	Amendment No. 2, dated as of July 10, 2001, to the Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.13 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.21	Amendment No. 3, dated as of April 2, 2002, to the Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.15 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-86532)).

10.22	Amendment No. 4, dated as of September 30, 2002, to the Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.2 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002).

10.23	Amendment No. 5, dated as of March 24, 2003, to the Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.22 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.24	Amendment No. 6, dated as of May 22, 2003, to the Credit Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.24 to Pliant Corporation’s Registration Statement Form S-1 (File No. 333-106432)).

10.25	Intercreditor Agreement, dated as of May 30, 2003, among Deutsche Bank Trust Company Americas, as Credit Agent, Wilmington Trust Company, as Trustee, and Pliant Corporation (incorporated by reference to Exhibit 10.25 to Pliant Corporation’s Registration Statement Form S-1 (File No. 333-106432)).

10.26	Guarantee Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.8 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.27	Supplement No. 1, dated as of July 19, 2001, to the Guarantee Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Administrative Agent (incorporated by reference to Exhibit 10.15 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.28	Security Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.9 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.29	Supplement No. 1, dated as of July 19, 2001, to the Security Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.17 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.30	Pledge Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.10 to Pliant Corporation’s Registration Statement on Form
S-4 (File No. 333-42008)).

10.31	Supplement No. 1, dated as of July 19, 2001, to the Pledge Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.19 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.32	Indemnity, Subrogation and Contribution Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.11 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.33	Supplement No. 1, dated as of July 19, 2001, to the Indemnity, Subrogation and Contribution Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.21 to Pliant Corporation’s Registration Statement on Form S-1 (File No. 333-65754)).

10.34	Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.12 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.35	Amendment No. 1, dated as of February 1, 2001, to the Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.14 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.36	Separation Agreement, dated as of June 10, 2002, between Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.1 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

10.37	Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.13 to Pliant Corporation’s Registration Statement on Form
S-4 (File No. 333-42008)).

10.38	Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.14 to Pliant Corporation’s Registration Statement on Form
S-4 (File No. 333-42008)).

10.39	Letter Agreement, dated as of December 27, 2000, terminating the Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.17 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.40	Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.15 to Pliant Corporation’s Registration Statement on Form
S-4 (File No. 333-42008)).

10.41	Letter Agreement, dated as of January 22, 2001, terminating the Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.19 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.42	Employment Agreement, dated as of March 30, 2001, between Pliant Corporation and Brian E. Johnson (incorporated by reference to Exhibit 10.30 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.43	Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.16 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.44	Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.17 to Pliant Corporation’s Registration Statement on Form
S-4 (File No. 333-42008)).

10.45	Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.18 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.46	Stock Redemption Agreement, dated as of December 27, 2000, between Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.23 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.47	Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.19 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.48	Stock Redemption Agreement, dated as of February 1, 2001, between Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.25 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.49	Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Richard P. Durham (incorporated by reference to Exhibit 10.20 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.50	Amendment No. 1, dated as of March 1, 2001, to the Pledge Agreement dated as of May 31, 2000, among Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.35 to Post-Effective Amendment No. 2 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.51	Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Jack E. Knott (incorporated by reference to Exhibit 10.21 to Pliant Corporation’s Registration Statement on Form
S-4 (File No. 333-42008)).

10.52	Amendment No. 1, dated as of April 1, 2001, to the Pledge Agreement dated as of May 31, 2000, among Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.36 to Post-Effective Amendment No. 2 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.53	Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Scott K. Sorensen (incorporated by reference to Exhibit 10.22 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.54	Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Ronald G. Moffitt (incorporated by reference to Exhibit 10.23 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.55	1998 Pliant Corporation Stock Option Plan (incorporated by reference to Exhibit 10.10 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 1998).

10.56	Pliant Corporation Management Incentive Plan for Senior Divisional Management (1999) (incorporated by reference to Exhibit 10.1 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

10.57	Pliant Corporation 2000 Stock Incentive Plan (as amended and restated through April 17, 2002) (incorporated by reference to Exhibit 10.54 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

10.58	Second Amended and Restated Stock Option Agreement, dated as of May 31, 2000 between Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.27 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-42008)).

10.59	Pliant Corporation Management Incentive Plan (2000) (incorporated by reference to Exhibit 10.2 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

10.60	Pliant Corporation Management Incentive Plan (2001) (incorporated by reference to Exhibit 10.48 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.61	Pliant Corporation Management Incentive Plan (2002) (incorporated by reference to Exhibit 10.49 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.62	Pliant Corporation 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Pliant Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

10.63	Consulting Agreement, dated as of August 24, 2003, between Pliant Corporation and Edward A. Lapekas.

10.64	Separation Agreement, dated as of September 8, 2003 between Pliant Corporation and Jack E. Knott.

10.65	Separation Agreement, dated as of August 27, 2003 between Pliant Corporation and Elise H. Scroggs.

12.1	Statement re: computation of ratios of earning to fixed charges.

21.1	Subsidiaries of Pliant Corporation (incorporated by reference to Exhibit 21.1 to Pliant Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003).

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

23.2	Consent of Baker and Daniels (included in Exhibit 5.2).

23.3	Consent of Riemer & Braunstein LLP (included in Exhibit 5.3).

23.4	Consent of Edwards & Angell LLP (included in Exhibit 5.4).

23.5	Consent of Stoel Rives LLP (included in Exhibit 5.5).

23.6	Consent of Ernst & Young LLP.

23.7	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (included on the signature pages).

25.1*	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Wilmington Trust Company, as Trustee.

99.1	Letter of Pliant Corporation regarding Arthur Andersen LLP (incorporated by reference to Exhibit 99.1 to Pliant Corporation’s Registration Statement on Form S-4 (File No. 333-86532)).

99.2*	Form of Letter of Transmittal.

99.3*	Form of Notice of Guaranteed Delivery.

99.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5*	Form of Letter to Clients.

*	Previously filed.